   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1997

                                                     REGISTRATION NO. 333-23545
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 3 TO
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                       251 SOUTH LAKE AVENUE, SUITE 700
                          PASADENA, CALIFORNIA 91101
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                JOEL S. MARCUS
                            CHIEF EXECUTIVE OFFICER
                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                       251 SOUTH LAKE AVENUE, SUITE 700
                          PASADENA, CALIFORNIA 91101
                            TELEPHONE: 818-578-0777
                            FACSIMILE: 818-578-0770
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                  COPIES TO:

      MICHAEL A. WORONOFF, ESQ.                 DAVID W. WATSON, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP    GOODWIN, PROCTER & HOAR  LLP
       300 SOUTH GRAND AVENUE                      EXCHANGE PLACE
    LOS ANGELES, CALIFORNIA 90071            BOSTON, MASSACHUSETTS 02109
      TELEPHONE: (213) 687-5000               TELEPHONE: (617) 570-1000
      FACSIMILE: (213) 687-5600               FACSIMILE: (617) 523-1231


                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

     SUBJECT TO COMPLETION; PRELIMINARY PROSPECTUS DATED MAY 22, 1997

[LOGO OF ALEXANDRIA         6,750,000 SHARES
REAL ESTATE
EQUITIES, INC.]     ALEXANDRIA REAL ESTATE EQUITIES, INC.
                                  COMMON STOCK

                                  ----------

  Alexandria Real Estate Equities, Inc. (the "Company") is a real estate investment trust ("REIT") formed in October 1994 to acquire, manage, expand and selectively develop high quality, strategically located properties containing office and laboratory space designed and improved for lease principally to pharmaceutical, biotechnology, diagnostic and personal care products companies, major scientific research institutions and related government agencies (collectively, the "Life Science Industry"). Upon consummation of the Offering and the transactions described in "Formation and Structure" (the "Formation Transactions"), the Company will own 15 properties (the "Properties"), including three properties to be acquired in connection with the Offering, containing approximately 1.5 million rentable square feet of office and laboratory space.

  All of the shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company offered hereby (the "Offering") are being sold by the Company. It is currently anticipated that the initial public offering price will be between $20.00 and $22.00 per Share. See "Underwriting" for a discussion of factors relating to the determination of the initial public offering price. The Shares will represent approximately 65.0% of all outstanding shares of Common Stock. Prior to this Offering, there has been no public market for the Common Stock.

  To ensure that the Company maintains its qualification as a REIT, the Company's charter (the "Charter") provides, with exceptions for certain of the Company's continuing investors (the "Continuing Investors"), that no person may own more than 9.8% of the outstanding shares of any class or series of capital stock of the Company. See "Description of Capital Stock--Restrictions on Transfer." The Company currently intends to make regular quarterly distributions and initially to distribute annually approximately 83.4% of estimated cash available for distribution. See "Distributions." The Common Stock has been approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, under the symbol "ARE."

  SEE "RISK FACTORS" STARTING ON PAGE 18 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES, INCLUDING:

 . The lack of industry diversification and the Company's reliance on the Life
  Science Industry;
 . Reliance on a limited number of major tenants and on the ability of such tenants to make rental payments, and related property management risks, including nonrenewal of space or inability to relet space;
 . The concentration of the Properties in a limited number of markets;
 . Conflicts of interest in connection with the Offering and the Formation
  Transactions, including material benefits to the Continuing Investors;
 . Benefits to PaineWebber Incorporated ("PaineWebber"), the lead managing underwriter of the Offering, and certain of its affiliates, including, in addition to underwriting discounts and commissions and a fee for structural and advisory services equal to 1% of the gross proceeds of the Offering, approximately $60.6 million in connection with the sale to the Company of the Acquisition LLC (defined herein), which owns three of the Properties that were originally purchased by the Acquisition LLC for approximately $52 million, and $44.4 million as repayment of debt under the PaineWebber
  Facility (defined herein);
 . The rapid growth of the Company, its limited operating history and the limited experience of current management in REIT operations;
 . Real estate financing risks, including that the Company's cash flows may be insufficient to meet required payments of principal and interest on outstanding indebtedness and that interest rates could increase on variable rate indebtedness;
 . Economic and other conditions affecting the value of the Company's properties, the relative illiquidity of real estate, increases in taxes and potential liabilities for unknown or future environmental problems; and
 . Taxation of the Company as a corporation if the Company fails to qualify as a REIT and the resulting decrease in amounts available for distribution to stockholders.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION  PASSED   UPON  THE  ACCURACY  OR  ADEQUACY   OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY IS A CRIMINAL
           OFFENSE.

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                            Price to Underwriting Discounts Proceeds to
                                             Public    and Commissions(1)   Company(2)
---------------------------------------------------------------------------------------
Per Share..................................   $               $                 $
---------------------------------------------------------------------------------------
Total......................................  $               $                 $
---------------------------------------------------------------------------------------
Total Assuming Full Exercise of Over-
 Allotment Option(3).......................  $               $                 $
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) See "Underwriting."
(2) Before deducting expenses estimated at $4,700,000, which are payable by the Company.
(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 1,012,500 additional shares of Common Stock on the same terms and conditions, solely to cover over-allotments. See "Underwriting."

                                  ----------

  The Shares are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the
Shares will be made in New York City on or about    , 1997.
                                  ----------
PAINEWEBBER INCORPORATED
            LEHMAN BROTHERS
                        SMITH BARNEY INC.
                                   EVEREN SECURITIES, INC.

                                  ----------

                   THE DATE OF THIS PROSPECTUS IS      , 1997

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, THE PURCHASE OF THE COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   1
 The Company..............................................................   1
 Risk Factors.............................................................   2
 Growth Strategies........................................................   3
 The Properties...........................................................   7
 Structure of the Company.................................................   9
 The Offering.............................................................  13
 Distributions............................................................  13
 Tax Status of the Company................................................  14
 Summary Financial Information............................................  14
RISK FACTORS..............................................................  18
 Lack of Industry Diversification; Reliance on Life Science Industry
  Tenants.................................................................  18
  Environmental Matters...................................................  18
  Uncertainty of Government Regulatory Requirements and Funding...........  18
  Dependence on Reimbursement.............................................  18
 Dependence on Tenants....................................................  19
 Geographic Concentration; Dependence on Certain Markets..................  19
 Conflicts of Interest....................................................  20
 Benefits to Managing Underwriter.........................................  20
 Rapid Growth.............................................................  21
 Limited Operating History................................................  21
 Experience of Management.................................................  21
 Real Estate Financing....................................................  21
  Debt Financing and Existing Debt Maturities.............................  21
  Requirement of Additional Financing.....................................  22
  Rising Interest Rates...................................................  22
 Acquisition and Renovation...............................................  22
 Real Estate Investment...................................................  23
  Variability of Revenues and Expenses....................................  23
  Cost of Improvements....................................................  23
  Bankruptcy of Tenants...................................................  23
  Expansion and Development...............................................  23
  Illiquidity of Investments..............................................  24
  Competition for Investment Opportunities................................  24
 Adverse Consequences of Failure to Qualify as a REIT.....................  24
 Influence of Certain Stockholders........................................  25
 Anti-takeover Effect of Ownership Limit and Power to Issue Additional
  Stock...................................................................  26
 Uninsured Loss...........................................................  26
 Possible Environmental Liabilities.......................................  27
 Costs of Compliance with Americans with Disabilities Act.................  28
 Changes in Laws..........................................................  28
 Reliance on Key Personnel................................................  28

                                                                          PAGE
                                                                          ----
 Change in Policies Without Stockholder Approval.........................  28
 No Limitation on Debt...................................................  29
 Inability to Sustain Distributions......................................  29
 Absence of Prior Market for Shares......................................  29
 Effect of Market Interest Rates on Price of Shares......................  30
 Effect of Future Offerings on Price of Shares...........................  30
 Immediate and Substantial Dilution......................................  30
 Shares Eligible for Future Sale.........................................  30
THE COMPANY..............................................................  32
 Growth Strategies.......................................................  33
 Tenant Demand...........................................................  36
TARGET MARKETS...........................................................  38
 Existing Markets........................................................  38
 Additional Target Markets...............................................  39
 Market Study............................................................  39
DISTRIBUTIONS............................................................  41
USE OF PROCEEDS..........................................................  45
CAPITALIZATION...........................................................  46
DILUTION.................................................................  47
SELECTED FINANCIAL DATA..................................................  48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  51
 Overview................................................................  51
 Results of Operations...................................................  51
 Pro Forma Results of Operations.........................................  53
 Liquidity and Capital Resources.........................................  54
 Historical Cash Flows...................................................  55
 Funds from Operations...................................................  56
 Inflation...............................................................  57
THE PROPERTIES...........................................................  58
 General.................................................................  58
 Location and Type of Space..............................................  61
 Lease Expirations.......................................................  61
 Lease Expirations--Property by Property.................................  62
 Tenants.................................................................  65
 Property Descriptions...................................................  66
 California..............................................................  66
 Seattle, Washington.....................................................  68
 Suburban Washington, D.C. ..............................................  69
 Acquisition LLC Properties..............................................  70
 Competition.............................................................  71
 Insurance...............................................................  71
 Environmental Matters...................................................  71
 Legal Proceedings.......................................................  72

                                                                            PAGE
                                                                            ----
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES................................  73
 Investment Policies.......................................................  73
 Disposition Policy........................................................  73
 Financing Policies........................................................  74
 Conflict of Interest Policies.............................................  74
 Policies with Respect to Other Activities.................................  75
FORMATION AND STRUCTURE....................................................  75
 Formation and Related Transactions........................................  75
 New Mortgage Debt.........................................................  77
 Benefits to Related Parties...............................................  78
MANAGEMENT.................................................................  80
 Directors, Executive Officers and Senior Management.......................  80
 Election of Directors and Director Compensation...........................  82
 Committees of the Board of Directors......................................  83
 Executive Compensation....................................................  83
 Benefit Plans.............................................................  84
 Employment Agreements.....................................................  85
 Compensation Committee Interlocks and Insider Participation...............  86
 Limitation of Liability and Indemnification...............................  86
CERTAIN TRANSACTIONS.......................................................  88
SHARE OWNERSHIP............................................................  90
 Principal Stockholders of Alexandria......................................  90
 Certain Beneficial Ownership in Holdings..................................  91
DESCRIPTION OF CAPITAL STOCK...............................................  92
 General...................................................................  92
 Common Stock..............................................................  92
 Preferred Stock...........................................................  92
 Power to Issue Additional Shares of Common Stock and Preferred Stock......  93

                                                                           PAGE
                                                                           ----
 Restrictions on Transfer.................................................  93
 Transfer Agent and Registrar.............................................  95
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S CHARTER AND
 BYLAWS...................................................................  95
 Board of Directors.......................................................  95
 Business Combinations....................................................  96
 Control Share Acquisitions...............................................  96
 Advance Notice of Director Nominations and New Business .................  97
 Amendment to the Charter or Bylaws.......................................  97
 Dissolution of the Company...............................................  97
 Anti-takeover Effect of Certain Provisions of Maryland Law and of the
  Charter and Bylaws......................................................  97
SHARES ELIGIBLE FOR FUTURE SALE...........................................  98
FEDERAL INCOME TAX CONSIDERATIONS.........................................  99
 Taxation of the Company..................................................  99
 Taxation of Taxable Domestic Stockholders................................ 104
 Taxation of Tax-Exempt Stockholders...................................... 104
 Taxation of Non-U.S. Holders............................................. 104
 Other Tax Consequences................................................... 106
UNDERWRITING.............................................................. 108
LEGAL MATTERS............................................................. 110
EXPERTS................................................................... 110
ADDITIONAL INFORMATION.................................................... 111
GLOSSARY.................................................................. 112
INDEX TO FINANCIAL STATEMENTS............................................. F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Capitalized and certain other terms used herein shall have the meanings assigned to them in the Glossary. Unless the context otherwise requires, references in this Prospectus to the "Company" mean, collectively, (i) Alexandria Real Estate Equities, Inc. ("Alexandria"), (ii) ARE-QRS Corp. ("QRS"), a wholly owned subsidiary of Alexandria, (iii) a special-purpose limited liability company to be formed by the Company in connection with the Offering ("Harbor Bay, LLC"), and (iv) PW Acquisitions I, LLC (the "Acquisition LLC"). See "Formation and Structure." Unless otherwise indicated, the information in this Prospectus assumes that:
(i) the Underwriters' over-allotment option is not exercised; (ii) the Formation Transactions have occurred; and (iii) the initial public offering price is $21.00 per Share (the midpoint of the price range set forth on the cover page of this Prospectus).

                                  THE COMPANY

  Alexandria was formed in October 1994 to acquire, manage, expand and selectively develop high quality, strategically located properties containing office and laboratory space designed and improved for lease principally to pharmaceutical, biotechnology, diagnostic and personal care products companies, major scientific research institutions and related government agencies (collectively, the "Life Science Industry"). The Company's tenant base is broad and diverse within the Life Science Industry and reflects the Company's focus on regional, national and international tenants with substantial financial and operational resources.

  Upon consummation of the Offering and the Formation Transactions, the Company will own 15 Properties, including three Properties to be acquired in connection with the Offering, containing approximately 1.5 million rentable square feet of office and laboratory space located in California (in the San Diego and San Francisco Bay areas), Seattle, Washington and suburban Washington, D.C. (including Maryland and Virginia), each of which is a leading market in the United States for the Life Science Industry. To facilitate research and development, technology transfer and recruitment of scientific professionals, Life Science Industry companies generally cluster near major scientific research institutions, universities and government agencies, all of which drive demand for properties combining office and laboratory space suitable for such tenants. As a result, the Company focuses its operations and acquisition activities principally in a limited number of target markets, including all of the Company's existing markets and certain other markets where Life Science Industry tenants are concentrated, including Boston/Cambridge and the New York/New Jersey and suburban Philadelphia areas. As of April 30, 1997, the Properties were approximately 98% leased, at an average Annualized Net Effective Rent per leased square foot of $18.20.

  The multibillion dollar Life Science Industry comprises some of the fastest growing segments of the U.S. economy and includes thousands of public and private companies and scientific research institutions engaged principally in the research, development, testing, manufacture, sale and regulation of pharmaceuticals, diagnostics, personal care products, medical devices, laboratory instrumentation and other related applications. Properties leased to tenants in the Life Science Industry typically consist of suburban office buildings containing scientific research and development laboratories and other improvements that are generic to tenants operating in the Life Science Industry (such properties, "Life Science Facilities"). Unlike traditional office space, the location of and improvements to Life Science Facilities are generally considered essential to a tenant's business. The Company believes that, as a result of these factors, occupancy levels in Life Science Facilities within its markets have been higher and tenant turnover has been lower than in traditional office properties.

  The Company is led by a senior management team with extensive experience in both the real estate and Life Science industries and is supported by a highly experienced board of directors. Management believes that it has achieved favorable returns on its Properties as a result of: (i) the strong and growing demand by tenants for Life Science Facilities; (ii) the constrained supply and lack of speculative development of Life Science Facilities due to the expertise generally required to develop and manage this property type; (iii) the highly fragmented and inefficient market for ownership of Life Science Facilities; (iv) the Company's adherence to strict evaluation criteria and due diligence review when assessing prospective properties and tenants; and
(v) the Company's knowledge and understanding of Life Science Industry tenants and their real estate needs. Additionally, the personal and business relationships that management has developed over time within the real estate and Life Science industries have contributed significantly to the Company's ability to identify and consummate favorable acquisitions and to lease space to high quality Life Science Industry tenants. Management believes that the Company will be the first publicly traded entity focusing primarily on the acquisition, management, expansion and selective development of Life Science Facilities.

  Upon consummation of the Offering and the Formation Transactions, Health Science Properties Holding Corporation ("Holdings"), which is owned principally by founding stockholders (including officers and directors) of the Company, will own approximately 17.0% of the outstanding shares of Common Stock. The Company's Continuing Investors, consisting of Holdings, AEW Partners II, L.P. and certain of its affiliates (collectively, "AEW"), and officers, directors and certain employees of the Company, will own an aggregate of approximately 35.0% of the outstanding shares of Common Stock. See "Formation and Structure" for a detailed discussion of the Formation Transactions. See also "Share Ownership."

                                  RISK FACTORS

  An investment in the Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to an investment in the Company. Such risks include, among others:

  . The lack of industry diversification and the Company's reliance on the Life Science Industry, including the extensive government regulation of Life Science Industry tenants and certain related environmental concerns, and the potential inability of the Company to identify suitable Life Science Industry tenants. See "Risk Factors--Lack of Industry Diversification; Reliance on Life Science Industry Tenants."

  . Reliance on a limited number of major tenants, of which the three largest (American Medical Laboratories, Inc., the Fred Hutchinson Cancer Research Center and Agouron Pharmaceuticals, Inc.) account for approximately 37.5% of the Company's Annualized Base Rent from the Properties, and on the ability of such tenants to make rental payments, and related property management risks, including nonrenewal of space or inability to relet space. Leases representing 21.2% of Annualized Base Rent will expire by the end of 1999. See "Risk Factors--Dependence on Tenants."

  . The concentration of the Properties in a limited number of markets and the resulting dependence of the Company on economic conditions in such markets. See "Risk Factors--Geographic Concentration; Dependence on Certain Markets."

  . Conflicts of interest in connection with the Offering and the Formation Transactions, including material benefits to certain officers, directors and affiliates of the Company (including the increase in the net tangible book value of the shares of Common Stock held by them). See "Risk Factors--Conflicts of Interest."

  . Benefits to PaineWebber, the lead managing underwriter of the Offering, and certain of its affiliates, including (i) a portion of the underwriting discounts and commissions (which in the aggregate will be 6.5% of the gross proceeds of the Offering) to be determined principally based on the number of Shares sold and/or underwritten by PaineWebber,
     (ii) a fee for structural and advisory services equal to 1% of the gross proceeds of the Offering (approximately $1.4 million), (iii) approximately $60.6 million in connection with the sale to the Company of the Acquisition LLC, which owns the three Acquisition LLC Properties that were originally purchased by the Acquisition LLC for approximately $52 million, and (iv) $44.4 million as repayment of amounts outstanding under the PaineWebber Facility. See "Risk Factors--Benefits to Managing Underwriter," "Use of Proceeds" and "Underwriting."

  . The rapid growth of the Company and its limited operating history, including the risk that the Company may not be able to effectively integrate new acquisitions into its operations and that the Properties may have characteristics or deficiencies unknown to the Company that could adversely affect such Properties, and the limited experience of current management in REIT operations. See "Risk Factors--Rapid Growth"; "--Limited Operating History" and "--Experience of Management."

  . Real estate financing risks, including that the Company's cash flows may be insufficient to meet required payments of principal and interest on outstanding indebtedness and that interest rates could increase on variable rate indebtedness. See "Risk Factors--Real Estate Financing."

  . Acquisition risks, including that acquired properties will fail to perform in accordance with expectations, that the Company has overpaid for such properties, that the Company may have underestimated costs of improvements, or that the Company may not be able to acquire desired properties. See "Risk Factors--Acquisition and Renovation."

  . Economic and other conditions affecting the value of the Company's properties, competition, the relative illiquidity of real estate, increases in taxes and other operating expenses and potential liabilities for unknown or future environmental problems. See "Risk Factors--Real Estate Investment Risks."

  . Taxation of the Company as a corporation if the Company fails to qualify as a REIT and the resulting decrease in the amounts available for distribution to stockholders. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT."

  . Significant stock ownership by Holdings and AEW (approximately 17.0% and 16.0%, respectively) after the Offering and limitations on ownership of the capital stock by other stockholders of the Company, which may delay, defer or prevent third parties from seeking to control or acquire the Company in transactions that may otherwise be beneficial to the stockholders. See "Risk Factors--Influence of Certain Stockholders" and "--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

  . Certain types of losses, such as from earthquakes, could exceed the Company's insurance coverage. See "Risk Factors--Uninsured Loss."

                               GROWTH STRATEGIES

  The Company seeks to maximize growth in funds from operations ("FFO") and cash available for distribution to stockholders through effective management, operation, acquisition, expansion and selective development of Life Science Facilities. The White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with the standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. The Company believes that opportunities exist to increase FFO and cash available for distribution per share by (i) acquiring high quality Life Science Facilities at attractive returns in its target markets, (ii) realizing contractual rental rate escalations (which are included in 65% of the Company's leases on a square footage basis), (iii) retenanting and releasing space within its portfolio at higher rental rates and with minimal tenant improvement costs, (iv) expanding existing Properties or converting existing office space to generic laboratory space that can be leased at higher rental rates, (v) selectively developing properties on a retrofit or build-to-suit basis, where the Company can secure leases prior to construction and where such development is expected to result in returns on investment that the Company believes will exceed returns on comparable acquisitions, and (vi) continuing to implement effective cost control measures, including expense pass-through provisions in tenant leases. In pursuing its growth strategy, the Company intends to maintain significant financial flexibility, enabling it to take advantage of growth opportunities as they arise.

  Tenant demand for Life Science Facilities in the Company's target markets is driven largely by the size and growth of the Life Science Industry and its various segments, and particularly by the Life Science Industry's expenditures on research and development. Growth in the Life Science Industry creates demand for Life Science Facilities because traditional office space is generally inadequate to meet the needs of Life Science Industry tenants. The Life Science Industry has experienced significant growth over the past 25 years and the Company believes such growth should continue. For example, according to Pharmaceutical Research and Manufacturers of America ("PhRMA"), the principal industry trade group for major pharmaceutical research companies, U.S. pharmaceutical industry sales and exports by PhRMA member firms have grown at a compound annual rate of 10.5% since 1985, and are estimated to have totaled over $66.7 billion in 1996. Further, domestic research and development expenditures by PhRMA member firms have increased at a compound annual rate of over 13% since 1985, and are estimated to have totaled approximately $13.3 billion in 1996 and to total approximately $15.0 billion in 1997. According to PhRMA, research and development expenditures as a percentage of U.S. sales and exports for PhRMA member firms were approximately 19.4% in 1995, versus approximately 3.8% for U.S. industries generally. Although the PhRMA data is based on information compiled principally from the nation's largest pharmaceutical companies, the Company believes this data reflects growth in research-based pharmaceutical companies generally. In addition, private sector spending in the Life Science Industry augments extensive public sector funding for scientific research.

  The Company believes that several factors should continue to drive increases in research and development expenditures, and thus increase the demand for Life Science Facilities. These factors include (i) the aging of the U.S. population resulting from the transition of baby boomers to senior citizens, which has increased demand for new drugs, (ii) increased competition resulting from generic drug penetration and the loss of patent protection on billions of dollars worth of drugs, both of which have increased the need for proprietary drug manufacturers to develop new products, (iii) the desire of companies to reduce research and development lead times to bring new products to market faster, (iv) modifications to the U.S. Food and Drug Administration (the "FDA") approval process, which have reduced the effective cost of new drug development and (v) increased collaborative efforts among major pharmaceutical and biotechnology companies, which have increased capital availability to Life Science Industry participants.

  Acquisitions. The Company seeks to identify and acquire high quality Life Science Facilities in its target markets. Management believes that it has been able to maximize returns on acquisitions as a result of its expertise in understanding the real estate needs of Life Science Industry tenants, its ability to identify and acquire those properties with generic laboratory infrastructure that appeal to a wide range of Life Science Industry tenants and its expertise in identifying and evaluating Life Science Industry tenants. The Company also seeks to utilize the extensive personal and business relationships that management has developed over time with owners of Life Science Facilities and with major Life Science Industry participants to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties.

  The Company believes that the ownership of Life Science Facilities is highly fragmented and that such fragmentation often creates pricing inefficiencies in the sale of such properties. Life Science Facilities are generally owned by numerous local developers and institutions, many of whom own or operate a single facility.

Additionally, management believes that numerous Life Science Facilities are occupied by owners who desire to focus their investments on and attention to their respective core businesses, and not on ownership of real estate.

  Critical evaluation of prospective property acquisitions is an essential component of the Company's acquisition strategy. When evaluating acquisition opportunities, the Company assesses a full range of matters relating to the properties, including the quality of the tenants, the condition and capacity of building infrastructure, the quality and generic characteristics of laboratory facilities and the physical condition of the shell structure and common area improvements. Management also considers opportunities available for leasing vacant space and retenanting occupied space. In addition, the Company is developing a proprietary database that will contain information on Life Science Facilities and Life Science Industry tenants located in each of the Company's target markets. The database is designed to enhance the Company's ability to identify and evaluate prospective acquisitions in such markets.

  In connection with the Offering, the Company will purchase the Acquisition LLC, thereby acquiring three Properties (the "Acquisition LLC Properties"), aggregating approximately 424,000 square feet of office and laboratory space, for a purchase price of approximately $60.6 million. The Acquisition LLC Properties are 14225 Newbrook Drive in Chantilly, Virginia, 1330 Piccard Drive in Rockville, Maryland and 1550 East Gude Drive in Rockville, Maryland. See "The Properties."

  Internal Growth. The Company's strategy is to achieve internal growth from several sources. Approximately 65% of the Company's leases (on a square footage basis) contain effective annual rent escalations that are either fixed (ranging from 2.5% to 4.0%) or indexed based on a CPI or other index. The Company will seek to include similar escalation provisions in its future leases. Although most of the Company's recent acquisitions have been fully leased, the Company also seeks to acquire undervalued or underperforming properties where it can improve investment returns through releasing of vacant space and replacement of existing tenants with new tenants at higher rental rates. Further, the Company believes that a significant percentage of its existing leases contain below-market rental rates and that opportunities should exist to achieve higher rental rates as these leases expire. The Company believes that retenanting and releasing costs for existing improved space at its Properties should be relatively low, as a result of the favorable demand and supply characteristics for Life Science Facilities in the Company's target markets and the generic infrastructure improvements that are already in place at the Properties. Since 1994, the Company has retenanted approximately 241,000 square feet of space at a weighted average cost for non-revenue enhancing tenant improvements and leasing commissions of $7.87 per square foot. The Company's ability to negotiate contractual rent escalations in future leases and to achieve increases in rental rates will depend upon market conditions and demand for Life Science Facilities at the time such leases are negotiated and such increases are proposed.

  The Company also intends to pursue internal growth through the expansion of existing facilities that are fully leased and the conversion of existing office space to higher rent generic laboratory space. The Company is currently evaluating expansion opportunities at several of its Properties, including 1413 Research Boulevard in Rockville, Maryland, which is designed to accommodate an additional 60,000 square feet of office and laboratory space, and 14225 Newbrook Drive in Chantilly, Virginia, which can accommodate three additional floors or up to approximately 50,000 square feet of additional office and laboratory space. The Company is also currently considering the conversion of office space into higher rent generic laboratory space at 300 Professional Drive in Gaithersburg, Maryland, 25, 35 and 45 West Watkins Mill Road in Gaithersburg, Maryland, and 1311 Harbor Bay Parkway in Alameda, California. In the first quarter of 1997, the Company completed the conversion of approximately 21,000 square feet into higher rent generic laboratory space at 1102 and 1124 Columbia Street in Seattle, Washington, and in 1998 the Company will convert an additional approximately 28,000 square feet of space into higher rent generic laboratory space at this Property. The Company has invested approximately $1.2 million and will invest an additional $3.6 million in these conversion projects (as well as in certain related improvements to the Property), which funds have been set aside in a separate cash account pursuant to the terms of the Company's lease with Corixa Corporation, which will occupy all of the converted space. Based on this lease and the planned expenditures, the Company estimates a return on investment of approximately 14% on these projects. The Company intends to pursue expansion and conversion projects only where the Company can secure signed leases for a significant portion of such space prior to construction and where it expects to achieve investment returns that equal or exceed its returns on acquisitions.

  Development. Given the current favorable acquisition environment for Life Science Facilities, the Company intends to emphasize acquisitions over development in pursuing its growth objectives. However, the Company intends to pursue selective build-to-suit and retrofit development projects where it expects to achieve investment returns that will equal or exceed its returns on acquisitions. Build-to-suit projects involve the construction of new Life Science Facilities for specified tenants. Retrofit projects involve the conversion of existing office space for use by Life Science Industry tenants, generally through the addition of laboratory space and other generic infrastructure improvements. The Company intends to undertake build-to-suit and retrofit projects only if it can secure long-term leases (generally 10 years or more) with high quality Life Science Industry tenants prior to construction and the Company's investment in infrastructure will be generic in nature and not tenant specific.

  The Company's 10933 North Torrey Pines Road Property in San Diego, California, is situated on approximately 16 acres of land. The Company has rights to construct up to an additional 163,000 square feet of office and laboratory space on this parcel. The Company also has entered into a purchase agreement to acquire two parcels of land, aggregating approximately 4.2 acres, adjacent to the Company's 3535 and 3565 General Atomics Court Properties, also in the Torrey Pines area of San Diego, California. The purchase price for the land is approximately $2.7 million, of which the Company has paid a deposit of $200,000. The Company will have the ability (subject to receipt of necessary governmental approvals and licenses) to develop and construct two buildings on the land, containing an aggregate of approximately 90,000 square feet of office and laboratory space. There can be no assurance, however, that the Company will acquire the land or will be able to enter into desirable build-to-suit arrangements.

  Financing. Upon consummation of the Offering and the Formation Transactions, the Company will have a debt to total market capitalization ratio (i.e., total consolidated debt of the Company as a percentage of the market value of outstanding shares of capital stock of the Company and total consolidated debt) of approximately 20%. The Company has a commitment from the Bank of America National Trust and Savings Association (the "Bank of America") to provide, upon consummation of the Offering, an unsecured revolving credit facility (the "Credit Facility") for up to $150 million, which will be used primarily for the acquisition of additional properties. The Company has adopted a policy of incurring debt in the future only if, upon such incurrence, its debt to total market capitalization ratio will not exceed 50%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of certain conditions to borrowing and other provisions applicable to the Credit Facility and "Policies With Respect to Certain Activities" for a discussion of the Company's policy of incurring debt.

  The Company expects to finance future acquisitions initially through the Credit Facility and then to refinance such indebtedness with debt or equity capital. The Company may also issue Common Stock or interests in subsidiaries as consideration for acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company believes that its access to capital should provide it with a competitive advantage in acquisitions over other bidders that qualify their bids with financing or other contingencies.

                                 THE PROPERTIES

  Upon consummation of the Offering and the Formation Transactions, the Company will own 15 Properties, including the Acquisition LLC Properties, containing approximately 1.5 million rentable square feet of office and laboratory space. The buildings are generally one or two stories and are built primarily of concrete tilt-up or block and steel frame construction. Building exteriors typically resemble traditional suburban office properties, but interior infrastructures are enhanced with generic improvements designed to meet the needs of Life Science Industry tenants. These improvements include, for each Property, reinforced concrete floors, upgraded roof loading capacity and increased floor to ceiling heights; heavy-duty heating, ventilation and air conditioning ("HVAC") systems and advanced environmental control technology; significantly upgraded electrical, gas and plumbing infrastructure; and laboratory benches.

  The following table summarizes the Properties by geographic region:

                                                                                   ANNUALIZED
                     YEAR                 APPROXIMATE            ANNUALIZED BASE  NET EFFECTIVE
                    BUILT/     RENTABLE   PERCENTAGE  PERCENTAGE RENT PER LEASED RENT PER LEASED
PROPERTIES       RENOVATED(1) SQUARE FEET  LAB SPACE  LEASED(2)  SQUARE FOOT(3)  SQUARE FOOT(4)          MAJOR TENANTS
----------       ------------ ----------- ----------- ---------- --------------- --------------- -----------------------------
San Diego
---------
10933 North       1971/1994     108,133        71%       100%        $21.35          $15.84      The Scripps Research
Torrey Pines                                                                                      Institute
Road                                                                                             Advanced Tissue
 San Diego, CA                                                                                    Sciences, Inc.

11099 North       1986/1996      86,962        71        100          25.38           23.66      Agouron Pharmaceuticals, Inc.
Torrey Pines                                                                                     Sequana Therapeutics, Inc.
Road
 San Diego, CA

3535 General           1991      76,084        77        100          32.99           32.11      The Scripps Research
Atomics Court                                                                                     Institute
 San Diego, CA                                                                                   The R.W. Johnson
                                                                                                  Research Institute(5)
                                                                                                 Syntro Corporation(6)

3565 General           1991      43,600        80        100          35.02           35.02      Agouron Pharmaceuticals, Inc.
Atomics Court
 San Diego, CA

San Francisco Bay Area
----------------------
1311 Harbor Bay        1984      30,000        17         30(7)       16.48           16.48      Chiron Corporation
Parkway
 Alameda, CA

1401 Harbor Bay   1986/1994      47,777        50        100          10.87           10.87      Chiron Diagnostics
Parkway
 Alameda, CA

1431 Harbor Bay   1985/1994      70,000        50        100          20.22           12.87      FDA
Parkway
 Alameda, CA

                                                                                             ANNUALIZED
                               YEAR                 APPROXIMATE            ANNUALIZED BASE  NET EFFECTIVE
                              BUILT/     RENTABLE   PERCENTAGE  PERCENTAGE RENT PER LEASED RENT PER LEASED
PROPERTIES                 RENOVATED(1) SQUARE FEET  LAB SPACE  LEASED(2)  SQUARE FOOT(3)  SQUARE FOOT(4)      MAJOR TENANTS
----------                 ------------ ----------- ----------- ---------- --------------- --------------- ----------------------
Seattle, Washington
-------------------
1102/1124 Columbia          1975/1997      213,397       64        100          23.24           23.01      Fred Hutchinson Cancer
 Street                                                                                                     Research Center
 Seattle, WA                                                                                               Corixa Corporation
                                                                                                           Swedish Medical
                                                                                                            Center
Suburban Washington, D.C.
-------------------------
300 Professional                 1989       48,440       23        100          13.83           13.83      Mobile Telesystems,
 Drive                                                                                                      Inc.
 Gaithersburg, MD                                                                                          Antex Biologics Inc.

401 Professional                 1987       62,739       75        100          16.55           16.55      Gillette Capital
 Drive                                                                                                      Corporation(8)
 Gaithersburg, MD

25/35/45 West               1989/1997      138,938       39         93          13.56           13.56      Genetic Therapy,
 Watkins Mill Road                                                                                          Inc.(9)
 Gaithersburg, MD                                                                                          MedImmune, Inc.

1413 Research               1967/1996      105,000       75        100          14.89           13.29      U.S. Army Corps of
 Boulevard                                                                                                  Engineers
 Rockville, MD
                                         ---------      ---        ---         ------          ------
Subtotal/Weighted
 Average(12):                            1,031,070       61%        97%        $20.61          $19.07

ACQUISITION LLC
 PROPERTIES(10)
---------------

Suburban Washington, D.C.
-------------------------
1550 East Gude              1981/1995       44,500       40        100          13.42           13.42      Quest Diagnostics,
 Drive                                                                                                      Inc.(11)
 Rockville, MD

1330 Piccard Drive          1978/1995      131,511       75        100          14.48           14.48      PerImmune, Inc.
 Rockville, MD

14225 Newbrook                   1992      248,186       60        100          17.49           17.49      American Medical
 Drive                                                                                                      Laboratories, Inc.
 Chantilly, VA
                                         ---------      ---        ---         ------          ------
Subtotal/Weighted
 Average(12):                              424,197       63%       100%        $16.13          $16.13
                                         ---------      ---        ---         ------          ------
Total/Weighted
 Average(12):                            1,455,267       61%        98%        $19.28          $18.20
                                         =========      ===        ===         ======          ======

-------
(1) Includes year in which construction was completed and, where applicable, year of most recent major renovation.
(2) Based on all leases at the respective Property in effect as of April 30, 1997.
(3) Annualized Base Rent means the annualized fixed base rental amount in effect as of April 30, 1997 (using rental revenue calculated on a straight-line basis in accordance with generally accepted accounting principles ("GAAP")). In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. This amount, divided by the rentable square feet leased at the Property as of April 30, 1997, is the Annualized Base Rent per Leased Square Foot.
(4) Annualized Net Effective Rent is the Annualized Base Rent in effect as of April 30, 1997, less (for gross leases) real estate taxes and insurance, common area and other operating expenses and (for all leases) amortized tenant improvements and leasing commissions. This amount, divided by the rentable square feet leased at the Property as of April 30, 1997, is the Annualized Net Effective Rent per Leased Square Foot.
(5) The R.W. Johnson Research Institute is a wholly owned subsidiary of Johnson & Johnson.
(6) Syntro Corporation is a wholly owned subsidiary of Mallinckrodt, Inc.
(7) Vacancy represents 20,973 square feet of office space. The Company is in lease negotiations with respect to all of the vacant office space.
(8) Gillette Capital Corporation is a wholly owned subsidiary of The Gillette Company.
(9) Genetic Therapy, Inc. is a wholly owned subsidiary of Novartis AG.
(10) Represents Properties to be acquired through the acquisition of the Acquisition LLC in connection with the Offering and the Formation Transactions. See "Formation and Structure."
(11) Quest Diagnostics, Inc. subleases its space to Shire Laboratory, Inc., a wholly owned subsidiary of Shire Pharmaceuticals Group p.l.c.
(12) Weighted Average based on a percentage of aggregate leased square feet.

                            STRUCTURE OF THE COMPANY

FORMATION AND STRUCTURE

  The Company was formed in October 1994 and currently has outstanding 1,000 shares of Common Stock, 12 shares of Series T Preferred Stock, 220 shares of Series U Preferred Stock, and 27,500 shares of Series V Preferred Stock. Prior to consummation of the Offering, each outstanding share of Common Stock will be split into 1,765.923 shares of Common Stock. In addition, in connection with the Offering, the Company will redeem all of the outstanding shares of its Series T Preferred Stock, and will convert into shares of Common Stock all of the outstanding shares of its Series U Preferred Stock and its Series V Preferred Stock. As a result, upon consummation of the Offering and the Formation Transactions, Holdings, which is owned principally by founding stockholders (including officers and directors) of the Company, will hold 1,765,923 shares of Common Stock, the officers, directors and certain employees of the Company will directly own 209,615 shares of Common Stock, and AEW will hold 1,659,239 shares of Common Stock, representing approximately 17.0%, 2.0% and 16.0% of the outstanding shares of Common Stock, respectively. Upon consummation of the Offering, the Company also will acquire, from certain affiliates of PaineWebber, 100% of the membership interests in the Acquisition LLC, thereby acquiring the Acquisition LLC Properties. None of the Continuing Investors has any direct or indirect interest in the Acquisition LLC or the Acquisition LLC Properties. In connection with the refinancing of existing mortgage debt on 1431 Harbor Bay Parkway, the Company has formed Harbor Bay, LLC, a special-purpose limited liability company, of which Alexandria holds a 99% non-managing interest and QRS holds a 1% managing interest. In connection with such refinancing, QRS will contribute 1431 Harbor Bay Parkway to Harbor Bay, LLC. See "Formation and Structure" for a detailed discussion of the Formation Transactions.

  The following diagram illustrates the structure and approximate ownership of the Company prior to consummation of the Offering and the Formation Transactions.


                            [GRAPH APPEARS HERE]

     Chart depicting structure and approximate ownership of the Company prior to consummation of the Offering and the Formation Transactions. Alexandria is shown in center of chart with a notation that it owns five Properties. QRS is shown below Alexandria, with a line indicating that Alexandria owns 1,000 shares (100%) of QRS Common Stock and that QRS owns seven Properties. Each of Directors, Officers and Employees of Alexandria; Holdings; AEW; and Series U Preferred Stockholders is shown in separate box above Alexandria, with share ownership and percentage ownership noted as follows: Directors, Officers and Employees of Alexandria, 12 shares of Series T Preferred Stock and 54,231 shares (49.7%) of common stock of Holdings (1); Holdings, 1,000 shares (100%) of Common Stock; AEW, 27,500 shares of Series V Preferred Stock; and Series U Preferred Stockholders, 220 shares of Series U Preferred Stock.
--------
(1) See "Share Ownership--Certain Beneficial Ownership in Holdings." Excludes the effect of shares issuable upon conversion or exchange of certain convertible and exchangeable securities of Holdings currently outstanding.

  The following diagram illustrates the resulting structure and approximate ownership of the Company upon consummation of the Offering and the Formation Transactions.

                             [GRAPH APPEARS HERE]

     Chart depicting resulting structure of the Company and the approximate ownership of Alexandria upon consummation of the Offering and the Formation Transactions. Alexandria is shown in center of chart with a notation that it owns 5 Properties. Each of GSA-QRS, QRS and Acquisition LLC is shown below Alexandria, with the number of Properties owned by each and the ownership of each noted as follows: GSA-QRS (4), 1 Property, 99% non-managing interest owned by Alexandria and 1% managing interest owned by QRS; QRS, 6 Properties, 1,000 shares (100%) of common stock owned by Alexandria; and Acquisition LLC
(5), 3 Properties, 99% non-managing interest owned by Alexandria and 1% managing interest owned by QRS. Each of Directors, Officers and Employees of Alexandria; Holdings; AEW; and Public Stockholders is shown in separate box above Alexandria, with share ownership and percentage ownership noted as follows: Directors, Officers and Employees of Alexandria, 209,615 shares (2%) of Common Stock (2) and 54,231 shares (49.7%) of common stock of Holdings (1); Holdings, 1,765,923 shares (17%) of Common Stock; AEW, 1,659,239 shares (16%) of Common Stock; and Public Stockholders, 6,757,071 (65%) of Common Stock (3).
--------
(1) See "Share Ownership--Certain Beneficial Ownership in Holdings." Excludes the effect of shares issuable upon conversion or exchange of certain convertible and exchangeable securities of Holdings currently outstanding.
(2) Excludes 900,000 shares reserved for issuance pursuant to the Company's 1997 Stock Option Plan (as defined in "Management--Benefit Plans"), of which options to purchase 600,000 shares will be granted in connection with the Offering.
(3) Includes 7,071 shares of Common Stock to be issued upon conversion of 220 shares of Series U Preferred Stock.

(4) In connection with a new $8.5 million mortgage loan on 1431 Harbor Bay Parkway, QRS will contribute 1431 Harbor Bay Parkway to Harbor Bay, LLC.

(5) Upon consummation of the Offering, and as required by the LLC Agreement, the Company will acquire 100% of the membership interests in the Acquisition LLC from certain affiliates of PaineWebber. The Acquisition LLC owns the three Acquisition LLC Properties.

BENEFITS TO RELATED PARTIES

  As a result of the Offering and the Formation Transactions, Holdings and the officers and directors of the Company directly will realize an immediate accretion in the net tangible book value of their investment in Alexandria of $9.11 and $14.94 per share of Common Stock, respectively.

  In connection with the Offering, officers, directors and certain employees of the Company will be granted an aggregate of 152,615 shares of Common Stock. Officers, directors and certain employees of the Company will also receive options to purchase 57,000 shares of Common Stock pursuant to the Company's existing stock option plan in substitution for previously granted Holdings Stock Options (such stock options will be exercised in connection with the Offering at a nominal exercise price, and thereafter no further stock options will be issued under this plan). In addition, in connection with the Offering, officers, directors and employees of the Company will be granted options to purchase 600,000 shares of Common Stock at the initial public offering price pursuant to the Company's 1997 Stock Option Plan, to be adopted in connection with the Offering. See "Formation and Structure--Benefits to Related Parties." Options granted to officers, employee directors and other employees of the Company under the 1997 Stock Option Plan will vest ratably over a three-year period. Options granted to non-employee directors under the 1997 Stock Option Plan will vest immediately upon the date of grant.

  In connection with the Offering, the Company will grant to Holdings customary transferable registration rights with respect to the shares of Common Stock held by it. See "Shares Eligible for Future Sale."

  Holdings will receive $2.5 million from the proceeds of the Offering as repayment of an advance made to the Company for general working capital purposes. Such proceeds will be used by Holdings to repay loans from certain stockholders of Holdings. See "Use of Proceeds" and "Formation and Structure-- Benefits to Related Parties."

  Upon consummation of the Offering and the Formation Transactions, Bernardo Capital, Inc. (a corporation of which Messrs. Gold, Kreitzer and Stone are stockholders) will receive from Holdings approximately $517,000 as reimbursement for certain expenses, including accrued salaries and benefits paid to each of Messrs. Gold, Kreitzer and Stone, incurred in connection with the formation of Holdings in 1993. These funds will be paid by Holdings, and no proceeds of the Offering will be used for this purpose. See "Formation and Structure--Benefits to Related Parties."

  PaineWebber, the lead managing Underwriter of the Offering, and certain of its affiliates, will receive material benefits from the Offering and the Formation Transactions, including (i) a portion of the underwriting discounts and commissions (which in the aggregate will be 6.5% of the gross proceeds of the Offering) to be determined principally based on the number of Shares sold and/or underwritten by PaineWebber, (ii) a fee for structural and advisory services equal to 1% of the gross proceeds of the Offering (approximately $1.4 million), (iii) approximately $60.6 million of the net proceeds as consideration for the sale of the Acquisition LLC to the Company and (iv)
$44.4 million of the net proceeds as repayment of amounts outstanding under the Company's acquisition facility (the "PaineWebber Facility"). See "Use of Proceeds," "Formation and Structure" and "Underwriting."

                                  THE OFFERING

Common Stock Offered by the
 Company.......................... 6,750,000 shares
Common Stock to be Outstanding
 after the Offering(1)............ 10,391,848 shares
Use of Proceeds................... The net proceeds of the Offering will be used as follows: (i) approximately $62.7
                                   million to repay mortgage and other
                                   indebtedness (including approximately $2.5
                                   million of indebtedness to Holdings); (ii)
                                   approximately $60.6 million to acquire the
                                   Acquisition LLC, as more fully described in
                                   "Formation and Structure"; and (iii) the
                                   remainder for general corporate purposes.
                                   See "Use of Proceeds."
New York Stock Exchange Symbol.... "ARE"

--------
(1) Excludes 900,000 shares reserved for issuance pursuant to the Company's 1997 Stock Option Plan, of which options to purchase 600,000 shares will be granted in connection with the Offering.

                                 DISTRIBUTIONS

  Distributions by the Company will be determined by the Board of Directors and will be dependent upon a number of factors, including the federal income tax requirement that a REIT must distribute annually at least 95% of its taxable income. The Company intends to make regular quarterly distributions to the holders of the Common Stock and initially to distribute annually approximately 83.4% of estimated cash available for distribution. The Company expects to pay a pro rata distribution with respect to the period commencing upon consummation of the Offering and ending on June 30, 1997.

  Based on its estimated cash available for distribution, the Company initially expects to make distributions of $1.60 per share on an annualized basis, or an annual distribution rate of approximately 7.62%, based on an assumed initial public offering price of $21.00 per share. The Company currently intends to maintain its initial distribution rate for the 12-month period following consummation of the Offering, unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in its estimate. The Company does not intend to reduce the expected distribution rate if the Underwriters' over-allotment option is exercised. See "Risk Factors-- Inability to Sustain Distributions." Approximately 23.1% of the distributions anticipated to be paid by the Company for the 12 months following the Offering are expected to represent a return of capital for federal income tax purposes.

  The Company's estimate of cash available for distribution after the Offering is based upon pro forma FFO for the 12 months ended March 31, 1997. See "Distributions" for information as to how this estimate was derived. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with the standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. The Company believes that its estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate or that actual distributions will not vary significantly from the expected distributions. See "Distributions."

                           TAX STATUS OF THE COMPANY

  The Company intends to make an election to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1996. Skadden, Arps, Slate, Meagher & Flom LLP will issue an opinion as to the Company's qualification as a REIT. For each taxable year that the Company qualifies as a REIT, it will generally not be subject to federal income tax to the extent it distributes in such year 95% of its net taxable income to its stockholders. Notwithstanding the Company's qualification as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. See "Risk Factors-- Adverse Consequences of Failure to Qualify as a REIT" and "Federal Income Tax Considerations."

                         SUMMARY FINANCIAL INFORMATION

  The following pro forma and historical information should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus. The selected historical financial information of the Company at December 31, 1996 and 1995, for the years ended December 31, 1996 and 1995, and for the period October 27, 1994 (inception) through December 31, 1994, has been derived from the historical consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The summary financial and operating information for the three months ended March 31, 1997 and March 31, 1996 has been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus.

  The unaudited pro forma information as of March 31, 1997 and for the year ended December 31, 1996 and the three months ended March 31, 1997 is presented as if the Offering, the application of the net proceeds thereof as set forth in "Use of Proceeds," the Formation Transactions and the acquisition of the membership interests in the Acquisition LLC all had occurred at March 31, 1997 for the pro forma balance sheet, and the Formation Transactions and the acquisition of the eight Properties acquired during 1996 (the "1996 Acquired Properties") and the Acquisition LLC all had occurred at January 1, 1996 for the pro forma income statements. No pro forma revenues or expenses have been included in the pro forma income statements for 1102 and 1124 Columbia Street (acquired by the Company on May 31, 1996), 14225 Newbrook Drive (acquired by the Acquisition LLC on January 13, 1997) and 1330 Piccard Drive (acquired by the Acquisition LLC on January 15, 1997) for periods prior to their purchase because each was owner occupied prior to acquisition and as a result does not have historical operating results as rental properties. The pro forma information is not necessarily indicative of what the actual financial position or results of the Company would have been as of and for the period indicated, nor does it purport to represent the Company's future financial position or results of operations.

                         SUMMARY FINANCIAL INFORMATION

                                                                                                 HISTORICAL
                                                                                               FOR THE PERIOD
                            THREE MONTHS ENDED MARCH 31,        YEAR ENDED DECEMBER 31,       OCTOBER 27, 1994
                          --------------------------------- -------------------------------- (INCEPTION) THROUGH
                          PRO FORMA  HISTORICAL  HISTORICAL PRO FORMA  HISTORICAL HISTORICAL    DECEMBER 31,
                             1997       1997        1996       1996       1996       1995           1994
                          ---------- ----------  ---------- ---------- ---------- ---------- -------------------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenue:
 Rental.................  $    6,702 $    5,175   $ 2,090   $   18,878 $   12,941  $ 8,020         $   834
 Tenant recoveries......       1,915      1,897       486        5,913      4,169    1,699              87
 Other..................         128         89        34          458        563      204              90
                          ---------- ----------   -------   ---------- ----------  -------         -------
Total revenue...........       8,745      7,161     2,610       25,249     17,673    9,923           1,011
Expenses:
 Rental operations......       1,933      1,830       554        6,471      4,356    2,228             252
 General and
  administrative........         725        601       406        2,900      1,972    1,608           1,016
 Special bonus(1).......         353        353       --           --         --       --              --
 Post retirement
  benefit...............         632        632       --           438        438      --              --
 Stock grant
  compensation(2).......         --         --        --           --         --       --              --
 Interest...............       1,180      2,509       918        3,786      6,327    3,553             328
 Acquisition LLC
  financing costs(3)....         --         --        --           --         --       --              --
 Depreciation and
  amortization..........       1,281      1,003       413        3,521      2,405    1,668              63
                          ---------- ----------   -------   ---------- ----------  -------         -------
Total expenses..........       6,104      6,928     2,291       17,116     15,498    9,057           1,659
Income (loss) from
 operations.............       2,641        233       319        8,133      2,175      866            (648)
Charge in lieu of
 taxes..................         --         --        --           --         --       105             --
                          ---------- ----------   -------   ---------- ----------  -------         -------
Net income (loss).......  $    2,641 $      233   $   319   $    8,133 $    2,175  $   761         $  (648)
                          ========== ==========   =======   ========== ==========  =======         =======
Net income allocated to
 preferred
 stockholders...........  $      --  $    1,577   $   --    $      --  $    1,590  $   --          $   --
                          ========== ==========   =======   ========== ==========  =======         =======
Net income (loss)
 allocated to common
 stockholders...........  $    2,641 $   (1,344)  $   319   $    8,133 $      585  $   761         $  (648)
                          ========== ==========   =======   ========== ==========  =======         =======
Net income per pro forma
 share of Common Stock..  $     0.27 $     0.06             $     1.09 $     0.60
                          ========== ==========             ========== ==========
Pro forma weighted
 average shares of
 Common Stock
 outstanding(4).........   9,951,844  3,641,848              7,482,687  3,641,848
                          ========== ==========             ========== ==========
Supplemental net income
 per share information:
Net income per share
 reflecting the pro
 forma effects of the
 Offering and repayment
 of debt(5).............             $     0.23                        $     0.72
                                     ==========                        ==========
Additional pro forma net
 income per share
 information:
Pro forma net income per
 share reflecting the
 pro forma effects of
 the Offering and the
 purchase of the
 Acquisition LLC
 Properties(6)..........  $     0.26                        $     0.69
                          ==========                        ==========
BALANCE SHEET DATA (AT
 PERIOD END):
Rental properties--net
 of accumulated
 depreciation...........  $  198,984 $  147,315                        $  146,960  $54,353         $54,366
Total assets............     216,136    161,690                           160,392   58,702          56,600
Mortgage loans payable
 and unsecured lines of
 credit.................      55,381    115,315                           113,182   40,894          39,164
Total liabilities.......      60,932    123,315                           120,819   42,369          40,119
Mandatorily redeemable
 Series V Preferred
 Stock..................         --      25,929                            25,042      --              --
Stockholders' equity....     155,204     12,446                            14,531   16,333          16,481

                                                                                                HISTORICAL
                                                                                              FOR THE PERIOD
                           THREE MONTHS ENDED MARCH 31,        YEAR ENDED DECEMBER 31,       OCTOBER 27, 1994
                          -------------------------------- -------------------------------- (INCEPTION) THROUGH
                          PRO FORMA HISTORICAL  HISTORICAL PRO FORMA HISTORICAL  HISTORICAL    DECEMBER 31,
                            1997       1997        1996      1996       1996        1995           1994
                          --------- ----------  ---------- --------- ----------  ---------- -------------------
                                                        (DOLLARS IN THOUSANDS)
OTHER DATA:
Net income(2)(3)........  $   2,641 $     233    $   319   $   8,133 $   2,175    $   761         $  (648)
Add:
 Special bonus(1).......        353       353        --          --        --         --               --
 Accrual of post-
  retirement
  benefit(7)............        632       632        --          438       438        --               --
 Depreciation and
  amortization of
  Properties,
  improvements and
  leasing costs.........      1,281     1,003        413       3,521     2,405      1,668              63
                          --------- ---------    -------   --------- ---------    -------         -------
 Funds from
  Operations(8).........  $   4,907 $   2,221    $   732   $  12,092 $   5,018    $ 2,429         $  (585)
                          ========= =========    =======   ========= =========    =======         =======
Cash flows from
 operating activities...        --      3,160        972         --     (1,646)       355          (1,024)
Cash flows from
 investing activities...        --     (1,319)       (86)        --    (94,900)    (1,554)        (29,924)
Cash flows from
 financing activities...        --       (787)       (52)        --     97,323        927          32,139
Number of properties
 owned at period end....         15        12          4          15        12          4               4
Rentable square feet of
 properties owned at
 period end.............  1,455,267 1,031,070    313,042   1,455,267 1,031,070    313,042         313,042
Occupancy of properties
 owned at period end....        --         97%        96%        --         97%        96%             88%

--------

(1) Represents a special bonus awarded to an officer of the Company in connection with the Offering.

(2) In connection with the Offering, officers, directors and certain employees will be granted an aggregate of 152,615 shares of the Company's Common Stock. The Company will recognize $3,205,000 of compensation expense upon granting such stock. This expense is not reflected in net income for any historical or pro forma period set forth above but will be recognized when the transaction is completed.

(3) In connection with the Offering, the Company will acquire the membership interests in the Acquisitions LLC for $60,609,000, which exceeds the purchase price paid by the Acquisition LLC for the Acquisition LLC Properties by $8,940,000. This difference will be accounted for as a financing cost and recognized when the transaction is completed.

(4) Pro forma weighted average shares of Common Stock outstanding on an historical net income basis include all shares outstanding after giving effect to the conversion of all series of Preferred Stock, the 1,765.923 to one share of stock split, the issuance of the stock grants and exercise of the substitute stock options.

  Pro forma weighted average shares of Common Stock outstanding on a pro forma basis include all historical pro forma shares outstanding giving effect to the Offering, except the number of shares outstanding has been adjusted to give effect to the shares assumed to be issued for only those properties whose revenues and expenses are included in the Unaudited Pro Forma Condensed Consolidated Income Statements. Shares issued for the acquisition of 1330 Piccard Drive and 14225 Newbrook Drive are assumed to be issued from the date of acquisition of these properties because the revenues and expenses for these properties have not been included for the period prior to acquisition.

(5) Supplemental net income and per share information is included below:

                             THREE MONTHS ENDED              YEAR ENDED
                               MARCH 31, 1997            DECEMBER 31, 1996
                           -----------------------     ----------------------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
The following table sets
forth the effects of the
Offering and the
repayment of the
Company's debt with the
proceeds of the Offering:
 Historical net income of
  the Company............      $                  233      $                2,175
 Pro forma decrease in
  interest expense
  associated with the
  repayment of debt......                       1,363                       2,841
                               ----------------------      ----------------------
 Net income of the
  Company adjusted for
  repayment of debt .....      $                1,596      $                5,016
                               ======================      ======================
 Weighted average Common
  Stock outstanding on an
  historical basis.......                   3,641,848                   3,641,848
 Weighted average Common
  Stock issued in the
  Offering for repayment
  of debt................                   3,312,420                   3,312,420
                               ----------------------      ----------------------
 Weighted average shares
  of Common Stock
  outstanding--pro forma
  .......................                   6,954,268                   6,954,268
                               ======================      ======================
 Net income per share
  reflecting the pro
  forma effects of the
  Offering and repayment
  of debt................      $                 0.23      $                 0.72
                               ======================      ======================

(6) Additional pro forma net income per share information is included below:

The following table sets
forth the pro forma
effect of the purchase of
the Acquisition LLC with
proceeds from the
Offering:
 Historical net income of
  the Company............      $                  233      $                2,175
 Pro forma net income of
  the Acquisition LLC....                       1,447                         539
                               ----------------------      ----------------------
 Pro forma net income of
  the Company and the
  Acquisition LLC........      $                1,680      $                2,714
                               ======================      ======================
 Weighted average Common
  Stock outstanding on an
  historical basis.......                   3,641,848                   3,641,848
 Weighted average Common
  Stock issued in the
  Offering to purchase
  the Acquisition LLC
  Properties(a)..........                   2,760,775                     291,618
                               ----------------------      ----------------------
 Weighted average shares
  of Common Stock
  outstanding--pro
  forma..................                   6,402,623                   3,933,466
                               ======================      ======================
 Pro forma net income per
  share reflecting the
  pro forma effects of
  the Offering and
  purchase of the
  Acquisition LLC
  Properties.............      $                 0.26      $                 0.69
                               ======================      ======================
 Note (a) Giving effect to shares expected to be issued for the acquisition of 1330 Piccard Drive and 14225 Newbrook Drive as if they were only outstanding for the period subsequent to acquisition.

(7) This adjustment relates solely to the elimination of a non-cash accrual of a one-time post-retirement benefit for an officer of the Company.

(8) The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. See notes (8) and (9) to the table under the caption "Distributions" and the notes to the Company's historical financial statements. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                                 RISK FACTORS

  An investment in the Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making a decision to purchase the Shares.

LACK OF INDUSTRY DIVERSIFICATION; RELIANCE ON LIFE SCIENCE INDUSTRY TENANTS

  The Company's strategy is to invest in Life Science Facilities. Consequently, the Company is subject to the risks associated with an investment in real estate in the Life Science Industry, and is subject to the risks generally associated with investment in a single industry. Accordingly, the effects on cash available for distribution to the Company's stockholders may be more pronounced than if the Company had diversified investments. Although laboratory facilities typically are generic in nature, certain facilities may be better suited for particular Life Science Industry tenants and could require modification prior to or at the commencement of a lease term if the property has to be released to another Life Science Industry tenant. Further, such facilities may not be suitable for lease to traditional office tenants.

  ENVIRONMENTAL MATTERS. Life Science Industry tenants, including certain of the Company's tenants, engage in various research and development activities involving the controlled use of hazardous materials, chemicals, biological and radioactive compounds. The Company and such tenants are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that the tenants' activities involving such materials comply in all material respects with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, the Company could be held liable for any damages that result, and any such liability could exceed the Company's resources and its environmental remediation coverage. See "-- Possible Environmental Liabilities" and "The Properties--Environmental Matters."

  UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS AND FUNDING. The products of certain Life Science Industry tenants, including certain of the Company's tenants, typically require regulatory approval by domestic or foreign governmental agencies before they can be marketed and sold. The process of obtaining such approvals is costly and time-consuming and is subject to unanticipated delays. There can be no assurance that required approvals for any of such products will be granted. Any failure to obtain or any delay in obtaining such approvals could adversely affect the ability of a tenant to market and sell its products successfully, thereby adversely affecting its ability to generate revenues and to make lease payments to the Company. Furthermore, approval of a pharmaceutical product is subject to the requirement that the manufacturer's quality control and manufacturing procedures conform to current Good Manufacturing Practices ("GMP"), which must be followed at all times. The FDA strictly enforces GMP requirements through periodic unannounced inspections, and there can be no assurance that the FDA will determine that the facilities and manufacturing procedures of any of the Company's tenants who manufacture pharmaceutical products will conform to GMP requirements. Additionally, a manufacturer of pharmaceutical products must pass a preapproval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of a product from the market. In addition, many approved products are subject to continuing regulation. Regulation could result in limitations or restrictions on a tenant's ability to utilize its technology, thereby adversely affecting such tenant's ability to generate revenues and to make lease payments to the Company. Certain of the Company's tenants are also subject to regulation under the Occupational Safety and Health Act, federal restrictions on technology transfer, import, export and customs regulations, and other federal, state and local regulations. In addition, certain of the Company's tenants receive significant funding from federal, state and local governments. If any of such funding were decreased or discontinued, the affected tenant may experience difficulty meeting its obligations under its lease. See "--Dependence on Tenants."

  DEPENDENCE ON REIMBURSEMENT. The healthcare industry in the United States is undergoing significant changes, resulting from political, economic and regulatory influences. Successful commercial sales of the products of certain of the Company's tenants may depend in part on the availability of reimbursement to consumers from third-party payors, such as government and private insurance plans, that may be affected by changes in the healthcare industry. There can be no assurance that adequate third-party reimbursement will be available for the products of the Company's tenants. If adequate reimbursement is not provided by government and third-party payors for the products or services of the Company's tenants, such tenants' business and ability to generate revenues and make lease payments to the Company could be adversely affected. Consequently, the Company's ability to make distributions to its stockholders could similarly be adversely affected.

DEPENDENCE ON TENANTS

  The Company's revenues are derived primarily from rental payments under its leases. Therefore, if a significant tenant failed to make rental payments under its lease, the Company's financial condition and its ability to make distributions to stockholders could be adversely affected. While the Company evaluates the creditworthiness of its tenants based upon a due diligence review of available financial and other pertinent information, there can be no assurances that any such tenant will not default in the payment of rent under its lease. In addition, U.S. government tenants are subject to annual appropriations, and defaults under leases with such tenants are governed by federal statute and not state eviction or rent deficiency laws. At April 30, 1997, the leases with U.S. government tenants at the Properties accounted for approximately 10.9% of the Company's aggregate Annualized Base Rent. The Company's leases with U.S. government tenants at each of 1431 Harbor Bay Parkway in Alameda, California and 1413 Research Boulevard in Rockville, Maryland provide that the government tenant may terminate the lease in the event of a default by the Company or the landlord thereunder that continues for a stated period.

  To the extent the Company is dependent on rental payments from a limited number of tenants, the inability of any single tenant to make its lease payments could adversely affect the Company and its ability to make distributions to stockholders. The Company currently has approximately 31 leases with a total of approximately 26 tenants. Eight of the Properties are currently single-tenant Properties, although the Company believes that all such Properties are capable of being converted to use by multiple tenants. At April 30, 1997, three of the Company's tenants, American Medical Laboratories, Inc., the Fred Hutchinson Cancer Research Center and Agouron Pharmaceuticals, Inc., accounted for approximately 37.5% of the Company's aggregate Annualized Base Rent, or approximately 15.8%, 13.3% and 8.4%, respectively.

  No assurance can be given that a lessee will exercise any option to renew its lease upon the expiration of the initial term or that upon expiration or termination of a lease the Company will be able to locate a qualified replacement tenant. Consequently, the Company could lose the cash flow from such property and, in order to prevent a foreclosure, the Company might be required to divert cash flow generated by other properties to meet mortgage payments, if any, and pay other expenses associated with owning the property with respect to which the expiration or termination occurred. Leases at the Properties representing approximately 0.2%, 7.6% and 13.4% of Annualized Base Rent will expire in the years 1997, 1998 and 1999, respectively. See "The Properties--Lease Expirations." In addition, the Company may enter into or acquire leases for properties that are specially suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease it to another tenant if the initial lease is terminated or not renewed. See "--Lack of Industry Diversification; Reliance on Life Science Industry Tenants."

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON CERTAIN MARKETS

  The Properties are located in California (in the San Diego and San Francisco Bay areas), Seattle, Washington and suburban Washington D.C. The Company also has identified Boston/Cambridge and the New York/New Jersey and suburban Philadelphia areas as target markets, consistent with its growth strategy. As a result of this geographic concentration, the Company's performance, its ability to make distributions to stockholders and the value of its properties are dependent upon the performance of the Life Science Industry and on economic conditions in these markets, including local real estate conditions and competition. There can be no assurance that these markets will continue to grow or will remain favorable to the Life Science Industry. The performance of the Life Science Industry and the economy in general in each geographic market in which the

Company owns or acquires properties may affect occupancy, market rental rates and expenses and, consequently, may affect the Company's performance and the value of its properties.

CONFLICTS OF INTEREST

  In connection with the Formation Transactions, Holdings and AEW, as well as officers (Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer, Stone and Ciruzzi) and directors (Messrs. Sudarsky, Marcus, Gold, Elmaleh, Mehta, Petrone and Solomon) of the Company, will realize certain benefits that will not be received by other persons. See "Formation and Structure--Benefits to Related Parties." Messrs. Sudarsky, Marcus and Gold are also officers of Holdings and Messrs. Sudarsky, Marcus, Gold and Elmaleh are directors of Holdings. In connection with the Offering, officers, directors and certain employees of the Company will be granted an aggregate of 152,615 shares of Common Stock. Officers, directors and certain employees of the Company also will receive options to purchase 57,000 shares of Common Stock under the 1996 Plan in substitution for previously granted Holdings Stock Options (such stock options will be exercised in connection with the Offering at a nominal exercise price, and thereafter no further stock options will be issued under the 1996 Plan). In addition, officers, directors and employees of the Company will be granted options to purchase 600,000 shares of Common Stock at the initial public offering price pursuant to the 1997 Stock Option Plan, to be adopted in connection with the Offering.

  In connection with the conversion of Series U Preferred Stock into shares of Common Stock, certain officers, directors and affiliates of the Company (and members of their immediate families) will receive an aggregate of 7,071 shares of Common Stock. In connection with the conversion of the Series V Preferred Stock AEW will receive an aggregate of 1,659,239 shares of Common Stock.

  Because certain officers, directors and affiliates of the Company were involved in structuring the terms of these transactions, they had the ability to influence the type and level of benefits they will receive. See "Formation and Structure." As a result, the type and level of benefits these persons will receive may have been different if they had not participated in structuring the terms. These persons may have interests that conflict with the interests of persons acquiring Shares in the Offering. The net tangible book value of officers' and directors' and Holdings' initial investment in the Company upon consummation of the Offering and the Formation Transactions will increase by approximately $3.1 million and $16.1 million, respectively, based on the difference between the net tangible book value prior to the Offering and the net tangible book value subsequent to the Offering.

BENEFITS TO MANAGING UNDERWRITER

  PaineWebber and certain of its affiliates will receive material benefits from the Offering and certain of the Formation Transactions, including (i) a portion of the underwriting discounts and commissions (which in the aggregate will be 6.5% of the gross proceeds of the Offering) to be determined principally based on the number of Shares sold and/or underwritten by PaineWebber, (ii) a fee for structural and advisory services equal to 1% of the gross proceeds of the Offering (approximately $1.4 million), (iii) approximately $60.6 million of the net proceeds as consideration for the sale of the Acquisition LLC, which owns the three Acquisition LLC Properties that were originally purchased by the Acquisition LLC for approximately $52 million, and (iv) $44.4 million of the net proceeds as repayment of amounts outstanding under the PaineWebber Facility. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Formation and Structure" and "Underwriting." In accordance with Rules 2710(c)(8) and 2720(c)(3) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "Conduct Rules"), Lehman Brothers Inc. is assuming the responsibilities of acting as "qualified independent underwriter" and will recommend the maximum initial public offering price of the Shares in compliance with the requirements of the Conduct Rules. Lehman Brothers Inc. is performing due diligence investigations and is reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). The initial public offering price of the Shares will be no higher than the price recommended by the "qualified independent underwriter." See "Underwriting."

RAPID GROWTH

  The Company is currently experiencing a period of rapid growth. As the Company acquires additional properties, it will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected. Additionally, there can be no assurance that the Company will be able to maintain its current rate of growth in the future.

LIMITED OPERATING HISTORY

  Upon consummation of the Offering and the Formation Transactions, the Company will own 15 Properties, including the Acquisition LLC Properties, consisting of approximately 1.5 million rentable square feet of office and laboratory space. All of the Properties have been under the Company's management for less than three years, and a substantial majority of the Properties have been owned for less than one year. The Properties may have characteristics or deficiencies unknown to the Company that could affect such Properties' valuation or revenue potential. There can be no assurance that the operating performance of the Properties will not decline under the Company's management.

EXPERIENCE OF MANAGEMENT

  Although certain of the Company's officers and directors have extensive experience in the acquisition, leasing, operation, financing and development of real properties, prior to commencement of the Company's operations, no officer had significant experience in operating a business in accordance with the requirements for maintaining qualification as a REIT under the Code. See "--Adverse Consequences of Failure to Qualify as a REIT."

REAL ESTATE FINANCING

  DEBT FINANCING AND EXISTING DEBT MATURITIES. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, that existing indebtedness will not be able to be refinanced or extended, and that the terms of any such refinancing will not be as favorable as the terms of existing indebtedness. Upon consummation of the Offering and the Formation Transactions, the Company will have outstanding mortgage indebtedness of approximately $55.2 million, of which approximately $18.3 million will be secured by 3535 General Atomics Court and 3565 General Atomics Court; $8.5 million will be secured by 1431 Harbor Bay Parkway; and two mortgages of approximately $21.5 million and $6.9 million will be secured by 1102 and 1124 Columbia Street. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." In the event of a default by the Company, the lender may be able to foreclose on or otherwise transfer such Properties to the mortgagee, resulting in a loss of income and asset value to the Company. As a result, the Company's financial condition and its ability to make distributions to stockholders may be adversely affected.

  The Credit Facility will contain conditions to borrowing and cross-default provisions. The conditions to borrowing will include compliance with customary financial covenants and restrictions on certain activities, such as incurring indebtedness, making investments and distributions to stockholders, as well as a requirement to maintain a pool of unencumbered assets approved by the lenders. Under the cross default provisions, a default under the terms of any Company indebtedness in excess of $5 million, with the exception of non-recourse debt, could result in a default under the Credit Facility and could lead to acceleration of the outstanding indebtedness under the Credit Facility. Similarly, under the terms of the $6.9 million mortgage secured by 1102 and 1124 Columbia Street, a default under the terms of the $21.5 million mortgage secured by the same Property could result in a default under the $6.9 million mortgage.

  The Company has financed the acquisition of the Properties in part, and may finance future investments, with debt obligations that provide for the repayment of principal in a lump-sum or "balloon" payment at maturity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." In addition, certain of the Company's lenders may insist on the right to demand repayment prior to the maturity date of a loan if certain events of default occur. The ability to repay indebtedness at maturity or otherwise may depend upon the ability of the Company either to refinance or extend such indebtedness, to repay such indebtedness with proceeds of other capital transactions, such as the issuance of equity capital, or to sell properties. There can be no assurance that such refinancing or extension will be available on reasonable terms or at all, that additional capital will be issued, or that a sale of property will occur. The inability to repay such indebtedness could adversely affect the financial condition of the Company and its ability to make distributions to stockholders.

  REQUIREMENT OF ADDITIONAL FINANCING. The Company's ability to acquire or develop properties is subject to the Company's ability to obtain debt or equity financing. The Company could be delayed or prevented from acquiring, structuring and closing desirable investments by an inability to obtain financing on acceptable terms. In addition, the issuance of additional shares of capital stock to obtain financing for the acquisition of additional properties could result in a dilution of ownership for the then existing stockholders. The Company has adopted a policy to incur debt only if, upon such incurrence, its debt to total market capitalization ratio would not exceed 50%. If the Company is unable to obtain additional equity financing, and the incurrence of additional debt would cause the Company's debt to total market capitalization ratio to exceed 50%, the Company may have to revise its existing policy to fund acquisitions of additional properties. See "--No Limitation on Debt."

  RISING INTEREST RATES. Upon consummation of the Offering and the Formation Transactions, the Company will have approximately $6.9 million of variable rate indebtedness outstanding which the Company anticipates converting into a fixed rate loan in August 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, borrowings under the Credit Facility will bear interest at a variable rate, as may other indebtedness incurred by the Company in the future. Accordingly, increases in market interest rates could increase the Company's debt service requirements, which could adversely affect the financial position of the Company and its ability to make distributions to stockholders. In addition, the Company may enter into swap agreements or other hedging transactions to further limit its exposure to rising interest rates as appropriate and cost effective, although there can be no assurance that it will be able to do so on terms acceptable to the Company. Swap agreements or other hedging transactions also may expose the Company to the risk that the counterparty may not perform, which could cause the Company to lose the benefits of the hedging transactions.

ACQUISITION AND RENOVATION

  The success of the Company is dependent in part upon its ability to acquire additional properties on satisfactory terms. Moreover, the acquisition of Life Science Facilities generally involves higher per square foot acquisition prices than traditional suburban office properties. If debt or equity financing were not available on acceptable terms, further acquisitions or development activities may be curtailed, and the Company's ability to make distributions to its stockholders may be adversely affected. There is also a risk that the Company will not be able to acquire properties that meet the Company's acquisition criteria.

  In addition, the acquisition of real estate entails risks that investments may fail to perform in accordance with expectations (including projected occupancy and rental rates), that the Company may overpay for its properties, or that the Company may underestimate the cost of improvements required to bring an acquired property up to standards established for the market position intended for that property. To the extent that the Company might otherwise benefit from the conversion of a single tenant facility into a multi-tenant facility, the cost of such conversion may be substantial and the Company may deem such conversion to be impracticable. Moreover, although the costs associated with tenant-specific improvements are generally borne by the tenant, such improvements to Life Science Facilities typically involve higher costs per square foot than similar improvements to office space, and there can be no assurance that all such costs will be borne by tenants in the future. In addition, there are general investment risks associated with any new real estate investment. See "--Real Estate Investment."

REAL ESTATE INVESTMENT

  The Company's investments in real property are subject to varying degrees of risk, including risks common to commercial properties in general and risks specific to the Company.

  VARIABILITY OF REVENUES AND EXPENSES. The yields the Company receives from equity investments in real estate depend in large part on the amount of revenue generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and cash flow needs, and the Company's ability to make distributions to its stockholders could be adversely affected. The revenues from and the value of the Company's properties may be adversely affected by a number of factors, including the national and local economic climate; real estate conditions in the Company's markets; the Company's ability to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities).

  Approximately 80% of the Company's leases (on a square footage basis) are triple net leases. To the extent that the Company's lease for a property is not a triple net lease, the Company will have greater expenses associated with that property and will bear some or all of the risk of any increase in such expenses (whether due to inflation or other factors), unless the lease provides for a rent adjustment based on escalations in operating expenses. In addition, certain significant expenditures associated with the Company's investments (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness, and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. Finally, real estate values are also affected by the cost of compliance with government regulation, including zoning and tax laws, interest rate levels and the availability of financing.

  COST OF IMPROVEMENTS. The Company's properties contain generic infrastructure improvements (such as reinforced concrete floors, upgraded roof loading capacity, heavy-duty HVAC systems and laboratory benches) that are more capital intensive than other property types. While the Company has historically been able to reflect the additional investment in generic infrastructure improvements in higher rental rates, there can be no assurances that the Company will be able to continue to do so in the future.

  BANKRUPTCY OF TENANTS. The financial failure of one of the Company's tenants could cause the tenant to become subject to a case under Title 11 of the U.S. Code (the "Bankruptcy Code"). Under the Bankruptcy Code, a tenant has the option of assuming (continuing) or rejecting (terminating) an unexpired lease. If the tenant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company may experience a reduction in cash flow, and the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments). Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will assume their leases and continue to make rental payments in a timely manner. If tenant leases are not assumed following bankruptcy, the Company's financial condition and its ability to make distributions to its stockholders may be adversely affected.

  EXPANSION AND DEVELOPMENT. The Company intends to pursue internal growth through the expansion of existing facilities that are fully leased and the conversion of existing office space to higher rent generic laboratory space. The Company is currently evaluating expansion and conversion opportunities at several of its Properties. In addition, although the Company currently intends to emphasize acquisitions over development, the Company intends to pursue selective build-to-suit and retrofit development projects where it expects to achieve investment returns that will equal or exceed its returns on acquisitions. The Company is currently evaluating certain development opportunities.

  The Company's expansion and development activities subject the Company to risks generally related to development and redevelopment projects, including possible delays in construction, the cost of materials, financing availability, volatility in interest rates, labor availability, the timing of the commencement of rental payments and other property development uncertainties. In addition, such activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention, and are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

  ILLIQUIDITY OF INVESTMENTS. The illiquidity of the Company's investments will limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment. In addition, the Code limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting distributions to stockholders.

  COMPETITION FOR INVESTMENT OPPORTUNITIES. Management believes that the Company will be the first publicly traded entity focusing primarily on the acquisition, management, expansion and selective development of Life Science Facilities. However, various entities, including insurance companies, pension and investment funds, partnerships, developers, investment companies and other REITs invest in Life Science Facilities and therefore compete for investment opportunities with the Company. Many of these entities have substantially greater financial resources than the Company and may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic proximity of its investments. Although management believes that it has been able to maximize returns on acquisitions as a result of its expertise in understanding the real estate needs of Life Science Industry tenants, its ability to identify and acquire those properties with generic laboratory infrastructure that appeal to a wide range of Life Science Industry tenants, and its expertise in identifying and evaluating Life Science Industry tenants, in the future, competition from these entities may reduce the number of suitable investment opportunities offered to the Company or increase the bargaining power of property owners seeking to sell.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

  Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control. Although the Company believes that it has operated since January 1, 1996 in a manner so as to qualify as a REIT, no assurance can be given that the Company is or will remain so qualified. For example, under the REIT provisions of the Code, if rent attributable to personal property, leased in connection with real property, is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will constitute non-qualifying income for purposes of the 75% and 95% gross income tests. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Counsel has advised the Company with respect to the legal considerations underlying such determination. After consulting with counsel and considering such advice, the Company has reviewed its properties and has determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of the Company's properties, there can be no assurance that the Internal Revenue Service (the "IRS") will not assert that the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of the Company's taxable income, the Company may fail to qualify as a REIT. See "Federal Income Tax Considerations-- Taxation of the Company--Income Tests." In addition, although the Company is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws or interpretations thereof with respect to qualification as a REIT or the federal income tax consequences of such qualification.

  On or before the effectiveness of the Registration Statement, the Company will receive an opinion of Skadden, Arps, Slate, Meagher and Flom LLP, tax counsel to the Company, concerning the qualification of the Company as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP will rely on certain assumptions and representations by the Company as to factual matters (including representations of the Company concerning, among other things, its business and properties, the amounts of rents attributable to personal property and other items regarding the Company's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion will be expressed based upon facts, representations and assumptions as of its date and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise holders of Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that the Company has met or will continue to meet these requirements in the future, and a legal opinion is not binding on the IRS.

  If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. As a result of the additional tax liability, the Company might need to borrow funds or liquidate certain investments in order to pay the applicable tax and the funds available for investment or distribution to the Company's stockholders would be reduced for each of the years involved. In addition, the Company would no longer be required by the Code to make any distributions. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."

INFLUENCE OF CERTAIN STOCKHOLDERS

  Upon consummation of the Offering and the Formation Transactions, Holdings and AEW will own approximately 17.0% and 16.0%, respectively, of the outstanding shares of Common Stock of the Company. These stockholders will have significant influence over the election of directors of the Company and other matters to be voted on by the stockholders of the Company. Pursuant to an agreement with the Company, AEW has the right to include two nominees on the ballot for the election of directors of the Company, and one nominee on the ballot for the election of directors of QRS, so long as AEW owns Common Stock representing more than 15% of the voting securities of the Company, and the right to include one nominee on the ballot for the election of directors of the Company so long as AEW owns Common Stock representing more than 7% of such securities. Holdings has agreed to vote its shares of Common Stock for the AEW nominees included on the ballot for the election of directors of the Company. No directors currently serve on the board of directors of the Company or QRS pursuant to such arrangement, although AEW may, at its discretion, exercise its right to include nominees on the ballot in the future. See "Management--Election of Directors and Director Compensation." Additionally, the concentration of ownership by Holdings and AEW may have the effect of delaying, deferring or preventing a change in control of the Company and may result in significant influence and control over the Board of Directors and various corporate actions. See "Management" and "Share Ownership--Principal Stockholders of Alexandria."

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT AND POWER TO ISSUE ADDITIONAL STOCK

  In order for the Company to maintain its qualification as a REIT, not more than 50% of the value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals or entities (as defined in the Code). The Company's Charter prohibits, with exceptions for certain Continuing Investors, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of outstanding shares of the Company's stock by any person (the "Ownership Limit"). The constructive ownership rules are complex and may cause shares of the Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit may be void or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by the Company, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares. See "Description of Capital Stock--Restrictions on Transfer."

  The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Description of Capital Stock--Restrictions on Transfer."

  The Company's Charter authorizes the Board of Directors to cause the Company to issue additional authorized but unissued shares of Common Stock or preferred stock, par value $.01 per share (the "Preferred Stock"), and to classify or reclassify any unissued shares of Common Stock or Preferred Stock and to set the preferences, rights and other terms of such classified or reclassified shares. See "Description of Capital Stock--Common Stock" and "-- Preferred Stock." Preferred Stock will be available for possible future financing of, or acquisitions by, the Company and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of Preferred Stock could make more difficult any attempt to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise. Although the Board of Directors has no present intention to do so, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. Preferred Stock could also be issued with a preference on dividend payments, which could affect the ability of the Company to pay dividends or make other distributions to the holders of Common Stock. The Charter and the Amended and Restated Bylaws of the Company (the "Bylaws") also contain other provisions that may delay, defer or prevent a transaction or a change in control of the Company that involves a premium price for the Common Stock or may otherwise be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws," "--Control Share Acquisitions" and "--Advance Notice of Director Nominations and New Business."

UNINSURED LOSS

  The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to the Properties, with policy specifications, insured limits and deductibles that the Company believes are consistent with those customarily carried for similar properties. The Company also has obtained environmental remediation insurance for the Properties. The insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances. The Company intends to carry similar insurance with respect to future acquisitions, as appropriate. In addition, the Company requires its tenants to maintain comprehensive insurance, including liability and casualty insurance, that is customarily obtained for similar properties. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically insurable. In addition, certain disaster-type insurance (covering catastrophic events, such as earthquakes) may not be available or may only be available at rates that, in the opinion of management of the Company, are prohibitive. Many of the Properties are located in the vicinity of potentially active earthquake faults. The Company has obtained earthquake insurance for all of the Properties. Should an uninsured disaster or a loss in excess of insured limits occur, including losses resulting from earthquake or other seismic activity, the Company could lose its capital invested in the affected properties, as well as the anticipated future revenues from such properties, and would continue to be obligated on any mortgage indebtedness or other obligations related to the properties. Any such loss could adversely affect the Company and its ability to make distributions to stockholders.

  The Company will obtain updates of or endorsements to its existing title insurance policies bringing such policies current through the closing of the Offering. However, because such policies were originally obtained at the time the applicable Property was acquired in an amount equal to the initial purchase price of the Property, any such policy may be in an amount less than the current value of the Property at the closing of the Offering. In the event of an underinsured loss with respect to a Property relating to a title defect, the Company could lose a portion of its capital invested in, and anticipated profits from, such Property, which could adversely affect the Company and its ability to make distributions to stockholders.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real estate, as well as certain other parties, may be required to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases on, under, in or from such property, and may be held liable to a governmental entity or to third parties for investigation and cleanup costs and certain damages resulting from such releases. Such laws and regulations typically impose responsibility and liability without regard to whether such person knew of or caused the releases, and the liability under such laws and regulations has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigating and remediating such contamination may be substantial, and the presence of such contamination, or the failure to properly remediate it, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In addition, the owner of a site may be subject to governmental fines and common law claims by third parties seeking to recover damages and costs resulting from such contamination.

  Certain other federal, state and local laws and regulations govern the management and disposal of asbestos-containing materials ("ACMs"). Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of such property for personal injury associated with ACMs. In connection with the ownership and operation of its properties, the Company may be potentially liable for such costs. ACMs have been detected at certain of the Properties, but are not expected to result in material environmental costs or liabilities to the Company. Federal, state and local laws and regulations also require the removal or upgrading of certain underground storage tanks and regulate the discharge of storm water, wastewater and any water pollutants, the emission of air pollutants, the generation, management and disposal of hazardous or toxic chemicals, substances or wastes, and workplace health and safety.

  The Company's leases generally provide that (i) the tenant is responsible for all environmental liabilities relating to the tenant's operations, (ii) the Company is indemnified for such liabilities and (iii) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate the Company's statutory liability or preclude claims against the Company by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant's operations, it is possible that the Company, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation and pay related fines.

  All of the Properties have been, and it is contemplated that all future acquisitions will be, subjected to a Phase I or similar environmental assessment (which generally includes a site inspection, interviews and a records review, but no subsurface sampling). These assessments and certain follow-up investigations (including, as appropriate, asbestos, radon and lead surveys, additional public records review, subsurface sampling and other testing) of the Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business or results of operations. Nevertheless, it is possible that the assessments on the Properties have not revealed, or that the assessments on future acquisitions will not reveal, all environmental liabilities and that there may be material environmental liabilities of which the Company is unaware. No assurances can be given that
(i) the Company will not incur material liability under current or future laws and regulations or (ii) the current environmental condition of the Properties will not be adversely affected by tenant operations or by environmental conditions in the vicinity of such Properties. See "The Properties-- Environmental Matters."

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

  Under the Americans with Disabilities Act of 1990 (the "ADA"), places of public accommodation and/or commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Although management of the Company believes that the Properties are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs in connection with such compliance in the future. In addition, a number of additional federal, state and local laws and regulations exist that may require modifications to the Company's properties, or affect certain future renovations thereof, with respect to access by disabled persons. Non-compliance with the ADA could result in the imposition of fines or an award of damages to private litigants, and also could result in an order to correct any non-complying feature. Under certain of the Company's leases, the tenant is responsible for ensuring that the property complies with all laws and regulations, including the ADA. Notwithstanding the foregoing, the Company may be required to make substantial capital expenditures to comply with this law. In addition, provisions of the ADA may impose limitations or restrictions on the completion of certain renovations and thus may limit the overall returns on the Company's investments.

CHANGES IN LAWS

  Because increases in taxes (including income, service and transfer taxes) are generally not passed through to tenants under leases, such increases may adversely affect the Company and its ability to make distributions to stockholders. The Properties are also subject to various federal, state and local regulatory requirements and to state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company and its distributions to stockholders.

RELIANCE ON KEY PERSONNEL

  The Company will depend upon the services of its executive officers, particularly Messrs. Marcus, Gold and Nelson. For example, the Company seeks to utilize the extensive personal and business relationships that members of management (primarily Messrs. Marcus and Gold) have developed over time with owners of Life Science Facilities and with major Life Science Industry participants to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties. Consequently, the loss of the services of any one of these officers could have an adverse effect on the Company's business, financial condition and prospects. The Company has entered into employment agreements with each of Messrs. Marcus, Gold and Nelson. See "Management--Employment Agreements."

CHANGE IN POLICIES WITHOUT STOCKHOLDER APPROVAL

  The Company's policies with respect to all activities, including qualification as a REIT, its investment, growth, debt, financing, capitalization, distribution and operating policies, will be determined by the Board of Directors upon the recommendations of management. See "Policies with Respect to Certain Activities." These policies may be amended or revised at any time and from time to time without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company and its ability to make distributions to stockholders. In addition, the Company expects to acquire additional real estate assets in the future. The stockholders of the Company will not be entitled to consider historical financial statements regarding, or to vote upon, these acquisitions and, instead, will be required to rely entirely on the decisions of management.

NO LIMITATION ON DEBT

  Upon consummation of the Offering and the Formation Transactions, the Company's debt to total market capitalization ratio will be approximately 20%. Although the Company has adopted a policy to incur debt only if upon such incurrence the debt to total market capitalization ratio would not exceed 50%, the Charter does not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service obligations that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders, and could increase the risk of default on the Company's indebtedness. See "The Company--Growth Strategies."

  The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.

INABILITY TO SUSTAIN DISTRIBUTIONS

  Distributions will be determined by the Board of Directors and will be dependent on a number of factors, including the amount of the Company's cash available for distribution, the Company's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Distributions."

  The Company's initial distribution level is based on a number of assumptions, including assumptions relating to the future operations of the Company. These assumptions concern, among other matters, occupancy levels, capital expenditures and other costs relating to the Properties, the level of rental activity and decisions by the Company to reinvest rather than distribute cash available for distribution. The Company expects to maintain its distribution level for at least the 12-month period following consummation of the Offering. However, certain of the assumptions described above are beyond the control of the Company, and a significant change in any such assumption could cause a reduction in cash available for distributions, which could affect the Company's ability to sustain the initial distribution level. See "Distributions." Moreover, the Company has not attempted to estimate the sustainability of its distribution level past the first anniversary of the Offering. As a result, no assurance can be given that the Company will be able to maintain its initial distribution level. Any such failure to do so could result in a decrease in the market price of the Common Stock.

ABSENCE OF PRIOR MARKET FOR SHARES

  Prior to the Offering, there has been no public market for shares of the Common Stock. The shares of Common Stock have been approved for listing on the NYSE, subject to official notice of issuance. There can be no assurance that, upon listing, the Company will continue to meet the criteria for continued listing of the

Common Stock on the NYSE. See "Underwriting." The initial public offering price may not be indicative of the market price for the Common Stock after the Offering, and there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates. Moreover, numerous other factors, such as governmental regulatory action and changes in tax laws, could have significant effects on the future market price of the Common Stock. See "Underwriting" for a discussion of factors considered in establishing the initial public offering price.

EFFECT OF MARKET INTEREST RATES ON PRICE OF SHARES

  One of the factors that may influence the market price of the Common Stock in public trading markets will be the annual yield on the Common Stock compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which may lead prospective purchasers of the Common Stock to demand a higher annual distribution rate from the Company. The requirement for a higher distribution rate may have an adverse effect on the market price of the Common Stock.

EFFECT OF FUTURE OFFERINGS ON PRICE OF SHARES

  The Company in the future may increase its capital resources by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, Preferred Stock or debt securities. See "Description of Capital Stock--Power to Issue Additional Shares of Common Stock and Preferred Stock." The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in a reduction of the market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

  As set forth more fully under "Dilution," the pro forma net tangible book value per share after the Offering will be substantially less than the expected initial public offering price per Share in the Offering. Accordingly, stockholders acquiring Shares in the Offering will experience immediate and substantial dilution of $4.96 per Share in the net tangible book value of the Shares. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, of future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of capital stock (including Common Stock issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of the Offering and the Formation Transactions, 3,634,777 shares of Common Stock will be owned by the Continuing Investors. The Company and the Continuing Investors have agreed with the Underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock) for a period of 360 days from the date of this Prospectus, without the prior written consent of PaineWebber. Management of the Company, including Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer, Stone and Ciruzzi, have agreed with the Underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock), including any shares of Common Stock that any such persons may have the right to receive by virtue of their ownership interest in Holdings, for a period of two years from the date of this Prospectus, without the prior written consent of PaineWebber. After such time, such shares of Common Stock may be sold in the public market, subject to applicable securities law restrictions or exemptions from registration, if available. The Company has agreed to prepare and file a shelf registration statement or such other registration statement as may then be available within a specified time period after the Offering, and the expiration of the applicable lock-up period, with respect to the resale from time to time of shares of Common Stock issued to AEW in connection with the Offering and the Formation Transactions. Accordingly, AEW will have the ability to sell its shares of Common Stock at such time pursuant to such registration statement or any applicable exemption then available under the Securities Act of 1933, as amended (the "Securities Act"), including Rule 144 promulgated thereunder. The Company also will grant to Holdings customary transferable registration rights with respect to the shares of Common Stock held by it. See "Shares Available for Future Sale" and "Underwriting." In addition, the Company has reserved 900,000 shares of Common Stock for issuance to officers, directors and employees of the Company pursuant to the Company's 1997 Stock Option Plan, of which options for 600,000 shares will be issued in connection with the Offering. These shares of Common Stock will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. See "Management--Executive Compensation."

                                  THE COMPANY

  Alexandria was formed in October 1994 to acquire, manage, expand and selectively develop high quality, strategically located properties containing office and laboratory space designed and improved for lease principally to pharmaceutical, biotechnology, diagnostic and personal care products companies, major scientific research institutions and related government agencies. The Company's tenant base is broad and diverse within the Life Science Industry and reflects the Company's focus on regional, national and international tenants with substantial financial and operational resources.

  Upon consummation of the Offering and the Formation Transactions, the Company will own 15 Properties, including the Acquisition LLC Properties, containing approximately 1.5 million rentable square feet of office and laboratory space located in California (in the San Diego and San Francisco Bay areas), Seattle, Washington and suburban Washington, D.C. (including Maryland and Virginia), each of which is a leading market in the United States for the Life Science Industry. To facilitate research and development, technology transfer and recruitment of scientific professionals, Life Science Industry companies generally cluster near major scientific research institutions, universities and government agencies, all of which drive demand for properties combining office and laboratory space suitable for such tenants. As a result, the Company focuses its operations and acquisition activities principally in a limited number of target markets, including all of the Company's existing markets and certain other markets where Life Science Industry tenants are concentrated, including Boston/Cambridge and the New York/New Jersey and suburban Philadelphia areas. As of April 30, 1997, the Properties were approximately 98% leased, at an average Annualized Net Effective Rent per leased square foot of $18.20.

  The multibillion dollar Life Science Industry comprises some of the fastest growing segments of the U.S. economy and includes thousands of public and private companies and scientific research institutions engaged principally in the research, development, testing, manufacture, sale and regulation of pharmaceuticals, diagnostics, personal care products, medical devices, laboratory instrumentation and other related applications. Properties leased to tenants in the Life Science Industry typically consist of suburban office buildings containing scientific research and development laboratories and other improvements that are generic to tenants operating in the Life Science Industry. Unlike traditional office space, the location of and improvements to Life Science Facilities are generally considered essential to a tenant's business. The Company believes that, as a result of these factors, occupancy levels in Life Science Facilities within its markets have been higher and tenant turnover has been lower than in traditional office properties.

  The Company is led by a senior management team with extensive experience in both the real estate and Life Science industries and is supported by a highly experienced board of directors. Management believes that it has achieved favorable returns on its Properties as a result of: (i) the strong and growing demand by tenants for Life Science Facilities; (ii) the constrained supply and lack of speculative development of Life Science Facilities due to the expertise generally required to develop and manage this property type; (iii) the highly fragmented and inefficient market for ownership of Life Science Facilities; (iv) the Company's adherence to strict evaluation criteria and due diligence review when assessing prospective properties and tenants; and (v) the Company's knowledge and understanding of Life Science Industry tenants and their real estate needs. Additionally, the personal and business relationships that management has developed over time within the real estate and Life Science industries have contributed significantly to the Company's ability to identify and consummate favorable acquisitions and to lease space to high quality Life Science Industry tenants. Management believes that the Company will be the first publicly traded entity focusing primarily on the acquisition, management, expansion and selective development of Life Science Facilities.

  The Company's principal executive office is located at 251 South Lake Avenue, Suite 700, Pasadena, California 91101, and its telephone number is
(818) 578-0777.

GROWTH STRATEGIES

  The Company seeks to maximize growth in FFO and cash available for distribution to stockholders through effective management, operation, acquisition, expansion and selective development of Life Science Facilities. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with the standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. The Company believes that opportunities exist to increase FFO and cash available for distribution per share by (i) acquiring high quality Life Science Facilities at attractive returns in its target markets, (ii) realizing contractual rental rate escalations (which are included in 65% of the Company's leases on a square footage basis), (iii) retenanting and releasing space within its portfolio at higher rental rates, and with minimal tenant improvement costs, (iv) expanding existing Properties or converting existing office space to generic laboratory space that can be leased at higher rental rates, (v) selectively developing properties on a retrofit or build-to-suit basis, where the Company can secure leases prior to construction and where such development is expected to result in returns on investment that the Company believes will exceed returns on comparable acquisitions, and (vi) continuing to implement effective cost control measures, including expense pass-through provisions in tenant leases. In pursuing its growth strategy, the Company intends to maintain significant financial flexibility, enabling it to take advantage of growth opportunities as they arise.

  The Company believes that its focus on Life Science Facilities presents an attractive investment opportunity, given the strong and growing demand for Life Science Facilities coupled with constraints on new supply. The Company believes that these factors, combined with management's expertise and knowledge of Life Science Industry tenants and their facility needs, present opportunities for the Company to achieve returns on its property investments that are often higher than returns available on other types of commercial real estate. There can be no assurance, however, that the Company will be able to achieve such higher returns.

  Acquisitions. The Company seeks to identify and acquire high quality Life Science Facilities in its target markets. Management believes that it has been able to maximize returns on acquisitions as a result of its expertise in understanding the real estate needs of Life Science Industry tenants, its ability to identify and acquire those properties with generic laboratory infrastructure that appeal to a wide range of Life Science Industry tenants and its expertise in identifying and evaluating Life Science Industry tenants. The Company also seeks to utilize the extensive personal and business relationships that management has developed over time with owners of Life Science Facilities and with major Life Science Industry participants to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties.

  The Company believes that the ownership of Life Science Facilities is highly fragmented and that such fragmentation often creates pricing inefficiencies in the sale of such properties. Life Science Facilities are generally owned by numerous local developers and institutions, many of whom own or operate a single facility. Additionally, management believes that numerous Life Science Facilities are occupied by owners who desire to focus their investments on and attention to their respective core businesses, and not on ownership of real estate.

  Critical evaluation of prospective property acquisitions is an essential component of the Company's acquisition strategy. When evaluating acquisition opportunities, the Company assesses a full range of matters relating to the properties, including the quality of the tenants, the condition and capacity of building infrastructure, the quality and generic characteristics of laboratory facilities and the physical condition of the shell structure and common area improvements. Management also considers opportunities available for leasing vacant space and retenanting occupied space. In addition, the Company is developing a proprietary database that will contain information on Life Science Facilities and Life Science Industry tenants located in each of the Company's target markets. The database is designed to enhance the Company's ability to identify and evaluate prospective acquisitions in such markets.

  The Company acquired the 1996 Acquired Properties for an aggregate purchase price (including closing costs and budgeted capital improvements) of approximately $95.2 million. The 1996 Acquired Properties are:

   PROPERTY (1)                       DATE OF ACQUISITION TOTAL ACQUISITION COSTS
   ------------                       ------------------- -----------------------
   1102/1124 Columbia Street            May 1996                $31,755,000
   Seattle, Washington
   1413 Research Boulevard              July 1996                11,966,000
   Rockville, Maryland
   300/401 Professional Drive           September 1996           14,342,000
   Gaithersburg, Maryland
   25/35/45 West Watkins Mill Road      October 1996             17,746,000
   Gaithersburg, Maryland
   1311/1401/1431 Harbor Bay Parkway    December 1996            19,353,000
   Alameda, California
                                                                -----------
     Total                                                      $95,162,000
                                                                ===========

--------
(1) Based on their respective configurations, the Company considers 1102/1124 Columbia Street to be one Property, 25/35/45 West Watkins Mill Road to be one Property, 300 Professional Drive and 401 Professional Drive each to be a Property and 1311 Harbor Bay Parkway, 1401 Harbor Bay Parkway and 1431 Harbor Bay Parkway each to be a Property.

  In connection with the Offering, the Company will purchase the Acquisition LLC, thereby acquiring the Acquisition LLC Properties, aggregating approximately 424,000 square feet of office and laboratory space, for a purchase price of approximately $60.6 million.

  Internal Growth. The Company's strategy is to achieve internal growth from several sources. Approximately 65% of the Company's leases (on a square footage basis) contain effective annual rent escalations that are either fixed (ranging from 2.5% to 4.0%) or indexed based on a CPI or other index. The Company will seek to include similar escalation provisions in its future leases. Although most of the Company's recent acquisitions have been fully leased, the Company also seeks to acquire undervalued or underperforming properties where it can improve investment returns through releasing of vacant space and replacement of existing tenants with new tenants at higher rental rates. Further, the Company believes that a significant percentage of its existing leases contain below-market rental rates and that opportunities should exist to achieve higher rental rates as these leases expire. The Company believes that retenanting and releasing costs for existing improved space at its Properties should be relatively low, as a result of the favorable demand and supply characteristics for Life Science Facilities in the Company's target markets and the generic infrastructure improvements that are already in place at the Properties. Since 1994, the Company has retenanted approximately 241,000 square feet of space at a weighted average cost for non-revenue enhancing tenant improvements and leasing commissions of $7.87 per square foot. The Company's ability to negotiate contractual rent escalations in future leases and to achieve increases in rental rates will depend upon market conditions and demand for Life Science Facilities at the time such leases are negotiated and such increases are proposed.

  The Company also intends to pursue internal growth through the expansion of existing facilities that are fully leased and the conversion of existing office space to higher rent generic laboratory space. The Company is currently evaluating expansion opportunities at several of its Properties, including 1413 Research Boulevard in

Rockville, Maryland, which is designed to accommodate an additional 60,000 square feet of office and laboratory space, and 14225 Newbrook Drive in Chantilly, Virginia, which can accommodate three additional floors or up to approximately 50,000 square feet of additional office and laboratory space. The Company is also currently considering the conversion of office space into higher rent generic laboratory space at 300 Professional Drive in Gaithersburg, Maryland, 25, 35 and 45 West Watkins Mill Road in Gaithersburg, Maryland, and 1311 Harbor Bay Parkway in Alameda, California. In the first quarter of 1997 the Company completed the conversion of approximately 21,000 square feet into higher rent generic laboratory space at 1102 and 1124 Columbia Street in Seattle, Washington, and in 1998 the Company will convert an additional approximately 28,000 square feet of space into higher rent generic laboratory space at this Property. The Company has invested approximately $1.2 million and will invest an additional $3.6 million in these conversion projects (as well as in certain related improvements to the Property), which funds have been set aside in a separate cash account pursuant to the terms of the Company's lease with Corixa Corporation, which will occupy all of the converted space. Based on this lease and the planned expenditures, the Company estimates a return on investment of approximately 14% on these projects. The Company intends to pursue expansion and conversion projects only where the Company can secure signed leases for a significant portion of such space prior to construction and where it expects to achieve investment returns that equal or exceed its returns on acquisitions.

  The Company believes that its internal growth strategy will be enhanced by effective cost control measures, including expense pass-through provisions that are included in a significant percentage of the Company's leases. Approximately 80% of the Company's leases (on a square footage basis) are triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses (including increases thereto). Further, approximately 80% of the Company's leases (on a square footage basis) provide for the recapture of certain capital expenditures (such as roof replacements, parking lot resurfacing and HVAC maintenance expenditures), which the Company believes would typically be borne by the landlord in traditional office leases.

  Development. Given the current favorable acquisition environment for Life Science Facilities, the Company intends to emphasize acquisitions over development in pursuing its growth objectives. However, the Company intends to pursue selective build-to-suit and retrofit development projects where it expects to achieve investment returns that will equal or exceed its returns on acquisitions. Build-to-suit projects involve the construction of new Life Science Facilities for specified tenants. Retrofit projects involve the conversion of existing office space for use by Life Science Industry tenants, generally through the addition of laboratory space and other generic infrastructure improvements. The Company intends to undertake build-to-suit and retrofit projects only if it can secure long-term leases (generally 10 years or more) with high quality Life Science Industry tenants prior to construction and the Company's investment in infrastructure will be generic in nature and not tenant specific.

  The Company's 10933 North Torrey Pines Road Property in San Diego, California, is situated on approximately 16 acres of land. The Company has rights to construct up to an additional 163,000 square feet of office and laboratory space on this parcel. The Company also has entered into a purchase agreement to acquire two parcels of land, aggregating approximately 4.2 acres, adjacent to the Company's 3535 and 3565 General Atomics Court Properties, also in the Torrey Pines area of San Diego, California. The purchase price for the land is approximately $2.7 million, of which the Company has paid a deposit of $200,000. The Company will have the ability (subject to receipt of necessary governmental approvals and licenses) to develop and construct two buildings on the land, containing an aggregate of approximately 90,000 square feet of office and laboratory space. There can be no assurance, however, that the Company will acquire the land or will be able to enter into desirable build-to-suit arrangements.

  Financing. Upon consummation of the Offering and the Formation Transactions, the Company will have a debt to total market capitalization ratio of approximately 20%. The Company has a commitment from the Bank of America to provide, upon consummation of the Offering, the Credit Facility for up to $150 million, which will be used primarily for the acquisition of additional properties. The Company has adopted a policy of incurring debt in the future only if, upon such incurrence, its debt to total market capitalization ratio will not exceed 50%.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of certain conditions to borrowing and other provisions applicable to the Credit Facility and "Policies With Respect to Certain Activities" for a discussion of the Company's policy of incurring debt.

  The Company expects to finance future acquisitions initially through the Credit Facility and then to refinance such indebtedness with debt or equity capital. The Company may also issue Common Stock or interests in subsidiaries as consideration for acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company believes that its access to capital should provide it with a competitive advantage in acquisitions over other bidders that qualify their bids with financing or other contingencies.

TENANT DEMAND

  Life Science Industry participants are engaged principally in the research, development, testing, manufacture, sale and regulation of pharmaceuticals, diagnostics, personal care products, medical devices, laboratory instrumentation and other related applications. Tenant demand for Life Science Facilities in the Company's target markets is driven largely by the size and growth of the Life Science Industry and its various segments and particularly by the Life Science Industry's expenditures on research and development. Growth in the Life Science Industry creates demand for Life Science Facilities because traditional office space is generally inadequate to meet the needs of Life Science Industry tenants.

  Research and development expenditures within the pharmaceutical industry, the largest segment of the Life Science Industry, have grown dramatically since 1985, and the Company believes that this growth should continue. According to PhRMA, the principal industry trade group for major pharmaceutical research companies, domestic research and development expenditures by PhRMA member firms have increased at a compound annual rate of over 13% since 1985. The following graph indicates the growth of domestic research and development expenditures by PhRMA member firms from 1985 through 1995 and includes estimates of such research and development expenditures for 1996 and 1997.

                DOMESTIC RESEARCH AND DEVELOPMENT EXPENDITURES
                             BY PHRMA MEMBER FIRMS


                                     LOGO
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG DOMESTIC RESEARCH AND DEVELOPMENT EXPENDITURES
                           (DOLLARS IN BILLIONS)
                        PERFORMANCE GRAPH APPEARS HERE

                                 DOMESTIC RESEARCH AND
                                DEVELOPMENT EXPENDITURES
Measurement Period           -----------------------------
Measurement Pt- 1985-1995            $100
FYE   1985                           $3.4
FYE   1986                           $3.9
FYE   1987                           $4.5
FYE   1988                           $5.2
FYE   1989                           $6.0
FYE   1990                           $6.8
FYE   1991                           $7.9
FYE   1992                           $9.3
FYE   1993                           $10.5
FYE   1994                           $11.1
FYE   1995                           $11.8
FYE   1996E                          $13.3
FYE   1997E                          $15.0

     --------
     SOURCE: PHRMA ANNUAL SURVEY, 1997.

  According to PhRMA, research and development expenditures also have increased as a percentage of U.S. sales and exports of PhRMA member firms. In 1985, research and development expenditures totaled approximately 15.1% of U.S. sales and exports. Based on estimated 1997 expenditures (and as illustrated in the following chart), this percentage is expected to increase to 21.2% of U.S. sales and exports. By comparison, according to PhRMA, research and development expenditures across all U.S. industries averaged only 3.8% of sales in 1995. Although the PhRMA data is based on information compiled principally from the nation's largest pharmaceutical companies, the Company believes that this data is reflective of growth in research-based pharmaceutical companies generally.

                     RESEARCH AND EVELOPMENT AS A PERCENTAGE
                      OF U.S. SALES (INCLUDING U.S. EXPORTS)
                             BY PHRMA MEMBER FIRMS

                          PERFORMANCE GRAPH APPEARS HERE

Measurement Period          RESEARCH AND DEVELOPMENT AS A PERCENTAGE
(Fiscal Year Covered)         OF U.S. SALES (INCLUDING U.S. EXPORTS
-------------------         ----------------------------------------
                                    (DOLLARS IN BILLONS)
1985                                     $15.1
1986                                     $15.1
1987                                     $16.1
1988                                     $16.7
1989                                     $16.8
1990                                     $16.2
1991                                     $16.6
1992                                     $17.9
1993                                     $19.9
1994                                     $20.4
1995                                     $19.4
1996E                                    $19.9
1997E                                    $21.2

--------
SOURCE: PHRMA ANNUAL SURVEY, 1997.

  The Company believes that several factors should continue to drive increases in research and development expenditures, and thus increase the demand for Life Science Facilities. These factors include (i) the aging of the U.S. population resulting from the transition of baby boomers to senior citizens, which has increased demand for new drugs, (ii) increased competition resulting from generic drug penetration and the loss of patent protection on billions of dollars worth of drugs, both of which have increased the need for proprietary drug manufacturers to develop new products, (iii) the desire of companies to reduce research and development lead times to bring new products to market faster, (iv) modifications to the FDA approval process, which have reduced the effective cost of new drug development and (v) increased collaborative efforts among major pharmaceutical and biotechnology companies, which have increased capital availability to Life Science Industry participants.

                                TARGET MARKETS

  The Company owns Life Science Facilities in four primary markets and has targeted these markets, and two additional markets, within which to focus its activities. The Company has selected its target markets as a result of the concentration of Life Science Industry participants. The concentration of Life Science Industry participants is largely a result of the need of such participants to be in close proximity to regulatory agencies and funding sources, such as the FDA and the National Institutes of Health ("NIH"), trade and manufacturing groups and major scientific research universities and non-profit research centers. These groups provide funding, research and administrative assistance and product approvals to the Life Science Industry, as well as opportunities for the recruitment of scientific professionals. The Company believes that its target markets have been and will continue to be attractive markets for the Life Science Industry because of the established presence of the scientific community and the opportunities for the commercialization of Life Science Industry research and development in these areas. The Company believes that the concentration of Life Science Industry participants in its markets is a significant factor contributing to increased demand for available space and higher overall occupancy rates for Life Science Facilities and thus to reducing the risks associated with tenant turnover. See "Risk Factors--Geographic Concentration; Dependence on Certain Markets."

EXISTING MARKETS

  San Diego. Life Science Industry participants have established a significant presence in the San Diego area primarily due to the presence of four internationally renowned research institutions: The University of California at San Diego; The Scripps Clinic and Research Foundation (a tenant of the Company); the Burnham Institute (formerly, the La Jolla Cancer Research Foundation); and The Salk Institute for Biological Studies. Additionally, the Company believes that Life Science Industry participants are attracted to San Diego due, in part, to a supportive local government and a favorable quality of life that attracts scientific research professionals. The University of California at San Diego, is one of the leading research universities in the nation and the 14th largest recipient of NIH awards in 1996, with over $133 million of total awards. The University's faculty includes Nobel laureates and members of the National Academy of the Sciences. The Scripps Clinic and Research Foundation includes the largest non-profit biotechnology research facility in the world, with over 700 scientists. Specializing in cancer research, the Burnham Institute is the fourth largest research institution in the San Diego area. The Salk Institute, with more than 500 employees, conducts a wide range of Life Science Industry research.

  San Francisco Bay Area. The San Francisco Bay area is the birthplace of the biotechnology industry and continues to be one of the largest markets for biotechnology companies and related research and development activities in the United States. Local universities and non-profit and government scientific research institutions, including the University of California at San Francisco, the University of California at Berkeley, Stanford University and the Lawrence Livermore Laboratories, have also provided advanced technologies and scientific discoveries and have fostered the growth of the Life Science Industry in the region. The University of California at San Francisco and Stanford University ranked second and tenth, respectively, in NIH grants in 1996, with approximately $213 million and $151 million of total awards, respectively. Several of the largest and most successful biotechnology companies were founded in and remain based in the San Francisco Bay area, including Genentech, Inc. and Chiron Corporation (a tenant of the Company). As a result of the large concentration of major research universities, teaching hospitals, scientific research institutions and Life Science Industry companies, the Company believes that the San Francisco Bay area is also a strong market for the recruitment of scientific research professionals.

  Seattle. The University of Washington and the Fred Hutchinson Cancer Research Center (a tenant of the Company), founded in 1861 and 1972, respectively, have influenced the growth of the Life Science Industry in the Seattle/Puget Sound region. For over 20 years, the University of Washington has consistently ranked among the top five federally funded research institutions. In fiscal 1996, the University received approximately
$482 million in such funds, representing an increase of nearly five-fold from fiscal 1976. The University also serves as a major source of technology transfer and commercialization of products. In addition, the Fred Hutchinson Cancer Research Center, established by a Nobel prize winner in medicine, is a comprehensive research center emphasizing basic cancer research and clinical testing. With approximately 2,200 employees and revenues of $158 million in fiscal 1996, the Fred Hutchinson Cancer Research Center continues to serve as a driver for Life Science Facility demand in the area.

  Suburban Washington, D.C. Washington, D.C. and its suburbs (including Maryland and Virginia) have one of the highest concentrations of federal laboratories, scientists and engineers per capita in the United States. The NIH and the National Institute of Standards and Technology are significant drivers of demand for Life Science Facilities in this market. The area's colleges and universities, including major research universities and two renowned medical schools, Johns Hopkins University and the University of Maryland at Baltimore, also generate demand for Life Science Facilities. Scientific research institutes involved in Life Science Industry research, including the Institute for Genomic Research, are located nearby. Proximity to the nation's capital also provides access to major trade associations supporting the Life Science Industry, key federal agencies, such as the FDA (a tenant of the Company in California), the U.S. Patent and Trademark Office and the U.S. Department of Agriculture, as well as a cooperative network of governmental, industrial and academic leaders and organizations.

ADDITIONAL TARGET MARKETS

  Boston/Cambridge. With the Massachusetts Institute of Technology and Harvard University as anchors, scientific research in the Boston/Cambridge area is one of the principal drivers of demand for Life Science Facilities in the area. The Company believes that these institutions, as well as other major research universities, teaching hospitals and scientific research institutions, produce a favorable environment for the recruitment of scientific professionals and the development of new technologies and products, all of which contribute to demand for Life Science Facilities. The Boston/Cambridge area has historically produced several of the largest and most successful biotechnology companies, including Genetics Institute, Inc., Biogen, Inc., and Genzyme Corp. The Company believes that the factors supporting the growth of these companies, including the cooperative network of academic and industrial organizations within the Boston/Cambridge area, continue to attract Life Science Industry participants to the area.

  New York/New Jersey and Suburban Philadelphia Areas. The New York/New Jersey and suburban Philadelphia areas are centers of the Life Science Industry on the East Coast. New Jersey is home to the largest concentration of pharmaceutical companies in the United States, including Merck & Co. Inc., Johnson & Johnson (an affiliate of which is a tenant of the Company in California), Bristol-Myers Squibb Company and American Home Products Corp. Smithkline Beecham p.l.c., Rhone-Poulenc Rorer, Inc. and Wyeth Laboratories Inc., all based in the Philadelphia area, and Pfizer, Inc., based in New York, further enhance this region's importance in the research and development of pharmaceutical products. In addition to the presence of major pharmaceutical companies, the University of Pennsylvania, Princeton University, the Sloan-Kettering Cancer Research Center and numerous other major research universities, teaching hospitals and scientific research institutions play a significant role in the continuing development of the Life Science Industry in this region.

MARKET STUDY

  In connection with the Offering, the Company has obtained a market study from Rosen Consulting Group, dated May 5, 1997 (the "RCG Study"), regarding each of the Company's existing markets (San Diego, the San Francisco Bay Area, Seattle and Suburban Washington, D.C.). The study, which has been filed as an Exhibit to the Registration Statement, focused on scientific research facilities, defined as properties containing both office and a significant component of laboratory space, leased principally to pharmaceutical and biotechnology companies, non-profit research institutions and related government agencies engaged in scientific research. As a result, the RCG Study did not include all Life Science Facilities, such as those facilities leased primarily to diagnostic and medical instrumentation companies, personal care products companies and other less intensive laboratory users.

  Generally, published statistics are not available on scientific research facilities. The RCG Study noted that the owners of such properties varied by market and included user institutions and companies, local developer/owners and select other investors, and that the Company was the only identified national investor. The RCG Study further noted that, given the lack of published statistics, the estimated inventory of scientific research facilities reflected in the RCG Study may not be inclusive of all such space in each market, but that the research indicates that the reported occupancy and rents were accurate for the entire inventory in each market. In determining market rental rates in each market, the provider reviewed comparable leases and surveyed active market brokers and other market participants.

  The RCG Study indicated that scientific research facilities were substantially fully leased (98-100%) in each of the Company's existing markets, with only a small structural vacancy accounting for downtime between leases and during periods of renovation. In each market, occupancy for scientific research facilities exceeded occupancy for suburban office space and R&D space. The RCG Study further indicated that the limited availability of scientific research space in the Company's markets was putting upward pressure on rental rates. Set forth below is information in each market with respect to (i) Annualized Net Effective Rent per leased square foot for the Properties, and (ii) market annual triple net effective rental rates from the RCG Study for prototype scientific research facilities and comparable office and R&D space.

                           WEIGHTED AVERAGE
                            ANNUALIZED NET                                             COMPARABLE OFFICE AND
                          EFFECTIVE RENT PER   SCIENTIFIC RESEARCH FACILITIES TRIPLE         R&D TRIPLE
                          LEASED SQUARE FOOT        NET EFFECTIVE RENTAL RATES       NET EFFECTIVE RENTAL RATES
MARKET                   FOR THE PROPERTIES(1)          PER SQUARE FOOT(2)                PER SQUARE FOOT
------                   --------------------- ------------------------------------- --------------------------
San Diego
  Torrey Pines Area.....        $24.59                    $23.50 - $33.50                 $13.50 - $17.00
  Other Areas...........           --                     $20.00 - $27.50                 $ 9.00 - $13.50
San Francisco Bay Area
  West Bay (3)..........           --                     $20.00 - $34.50                 $16.00 - $34.00
  East Bay (4)..........        $12.37                    $14.00 - $23.00                 $ 8.00 - $12.00
Seattle.................        $23.01                    $21.00 - $28.50                 $11.00 - $14.00
Suburban Washington,
 D.C. ..................        $15.20                    $17.00 - $23.50                 $11.00 - $13.00

--------

(1) Annualized Net Effective Rent is the Annualized Base Rent in effect as of April 30, 1997 for each market, less (for gross leases) real estate taxes and insurance, common area and other operating expenses and (for all leases) amortized tenant improvements and leasing commissions. This amount, divided by the rentable square feet leased for each market as of April 30, 1997, is the Annualized Net Base Rent per Leased Square Foot shown. The weighted average is based on a percentage of aggregate leased square feet.

(2) Rental rates reflect current market rates for a prototype scientific research facility with 50-70% laboratory space and generic laboratory infrastructure (of $75 to $100 per square foot) in place, located in a "favorable" location in each market.

(3) West Bay includes the area from South San Francisco to Palo Alto.

(4) East Bay includes the area from Berkeley to Fremont, including Alameda.


  There can be no assurance that occupancy rates in the Company's target markets will continue to exceed those for suburban office space and R&D space, or that the Company will be able to maintain rental rates in its target markets at current levels or at the rental rates for prototype scientific research facilities in such markets.

  While the RCG Study noted that market rents were exceeding or approaching the level required to support new construction of scientific research facilities in the markets studied, the provider only found build to suit projects planned in San Diego and San Francisco and did not identify any speculative construction projects.

  The RCG Study also indicated that tenant turnover in scientific research facilities was low, due to the limited amount of available space and the essential nature of the facilities to tenants. The RCG Study noted that
(i) tenants usually renew upon expiration of their leases (either through signing of a new lease or, where applicable, exercise of an option to extend an existing lease) unless they have outgrown their space; (ii) available space is frequently released before it is put on the market and (iii) there is minimal downtime between leases (4-6 months). The RCG Study estimated the probability of renewal in each of the Company's markets at 80% or higher, with the exception of San Diego where the renewal rate was estimated at 70% or higher. Further, the RCG Study indicated that the probabilities for renewal were higher--and thus tenant turnover was lower--for scientific research facilities as compared to pure office properties in each of the markets studied.

                                 DISTRIBUTIONS

  Distributions by the Company will be determined by the Board of Directors and will be dependent upon a number of factors, including the federal income tax requirement that a REIT must distribute annually at least 95% of its taxable income. The Company intends to make regular quarterly distributions to the holders of the Common Stock and initially to distribute annually approximately 83.4% of estimated cash available for distribution. The Company expects to pay a pro rata distribution with respect to the period commencing upon consummation of the Offering and ending on June 30, 1997.

  Based on its estimated cash available for distribution, the Company initially expects to make distributions of $1.60 per share on an annualized basis, or an annual distribution rate of 7.62%, based on an assumed initial public offering price of $21.00 per share. The Company currently intends to maintain its initial distribution rate for the 12-month period following consummation of the Offering, unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in its estimate. The Company does not intend to reduce the expected distribution rate if the Underwriters' over-allotment option is exercised. See "Risk Factors-- Inability to Sustain Distributions." The following discussion and the information set forth in the table and footnotes below should be read in connection with the historical consolidated financial statements and the pro forma financial information of the Company and notes thereto contained herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company's estimate of cash available for distribution after the Offering is based upon pro forma FFO for the 12 months ended March 31, 1997, with certain adjustments based on the items described below. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with the standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions. To estimate cash available for distribution following the Offering, pro forma FFO for the 12 months ended March 31, 1997 was adjusted for certain known events and/or contractual commitments that either occurred subsequent to March 31, 1997 or during the 12 months ended March 31, 1997 but were not effective for the full 12 months, and for certain non-GAAP adjustments consisting of (i) revising historical rent estimates from a GAAP basis to amounts currently being paid or due from tenants and (ii) an estimate of amounts anticipated for recurring tenant improvements, leasing commissions and capital expenditures. Pro forma FFO was not adjusted for changes in working capital resulting from changes in current assets and current liabilities, for investing activities (other than a reserve for capital expenditures and tenant improvements for renewing or reletting space) or for financing activities. The estimate of cash available for distribution is being made solely for the purpose of setting the initial distribution and is not intended to be a projection or forecast of the Company's results of operations or its liquidity, nor is the methodology upon which such adjustments were made necessarily intended to be a basis for determining future distributions. There can be no assurance that any distributions will be made or that the estimated level of distributions will be maintained by the Company.

  The Company anticipates that its distributions will exceed earnings and profits for federal income tax purposes due to non-cash expenses, primarily depreciation and amortization, and the difference between rents reported for tax purposes as compared to rents reported in accordance with GAAP. Therefore, approximately 23.1% (or $0.37 per share) of the distributions anticipated to be paid by the Company for the 12 months following the Offering are expected to represent a return of capital for federal income tax purposes and in such event will not be subject to federal income tax under current law to the extent such distributions do not exceed a stockholder's basis in the Common Stock. The nontaxable distributions will reduce the stockholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly. See "Federal Income Tax Considerations--Taxation of Taxable Domestic Stockholders." The percentage of a stockholder's distributions that represents a nontaxable return of capital may vary substantially from year to year.

  Federal income tax law requires that a REIT distribute annually at least 95% of its REIT taxable income. See "Federal Income Tax Considerations--Taxation of the Company." The amount of distributions on an annual basis necessary to maintain the Company's REIT status based on pro forma taxable income of the Company for the 12 months ended March 31, 1997, as adjusted for certain items in the following table, would have been approximately $12.8 million or $1.23 per share. The estimated cash available for distribution is anticipated to be in excess of the annual distribution requirements applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Considerations."

  The Company believes that its estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate or that actual distributions will not vary significantly from the expected distributions. Actual results of operations, economic conditions or other factors may differ materially from the assumptions used in the estimate. The Company's actual results of operations will be affected by a number of factors, including the revenue received from the Properties, the operating expenses of the Company, interest expense, the ability of tenants of the Properties to meet their obligations and unanticipated capital expenditures. Variations in the net proceeds from the Offering as a result of a change in the initial public offering price or the exercise of the Underwriters' overallotment option may affect the cash available for distribution and the payout ratio of cash available for distribution and available reserves.

  The following table describes the calculation of pro forma FFO for the 12 months ended March 31, 1997, and the adjustments thereto used in estimating the initial cash available for distribution:

                                                                      (DOLLARS IN
                                                                      THOUSANDS,
                                                                        EXCEPT
                                                                       PER SHARE
                                                                       AMOUNTS)
                                                                      -----------
   Pro forma net income for the year ended December 31, 1996.......     $ 8,133
   Pro forma net income for the three months ended March 31, 1996..        (995)
   Pro forma net income for the three months ended March 31, 1997..       2,641
                                                                        -------
   Pro forma net income for the 12 months ended March 31, 1997.....     $ 9,779
   Plus: Pro forma real estate depreciation for the 12 months ended
    March 31, 1997.................................................       3,885
     Pro forma real estate amortization for the 12 months ended
      March 31, 1997...............................................         113
     Elimination of accrual of post-retirement benefit(1)..........       1,070
     Elimination of special bonus..................................         353
                                                                        -------
     Pro forma FFO for the 12 months ended March 31, 1997 (2)......      15,200
   Adjustments:
     Provision for assumed expiring leases, assuming no renewals
      (3)..........................................................         (83)
     Incremental pro forma lease adjustment (4)....................         238
     Net operating income from certain acquisitions (5)............       5,834
     Increase in interest expense..................................        (932)
     Net increase in tenant recoveries (6).........................         317
     Decrease in other income (7)..................................         (12)
                                                                        -------
   Estimated pro forma FFO for the 12 months ended April 30, 1998..      20,562
     Net effect of straight-lining of rents (8)....................         510
                                                                        -------
   Estimated cash flows from operating activities..................      21,072
                                                                        -------
   Estimated cash flows used in investing activities:
     Estimated recurring, non-revenue enhancing capital expendi-
      tures (9)....................................................      (1,132)
                                                                        -------
   Estimated cash flows used in financing activities:
     Financing costs to acquire the Acquisition LLC................      (8,940)
     Proceeds from Offering to pay financing costs for the Acquisi-
      tion LLC.....................................................       8,940
     Principal payments on mortgage debt...........................      (1,121)
                                                                        -------
   Estimated cash flows used in financing activities...............      (1,121)
                                                                        -------
   Total estimated cash available for distribution.................     $18,819
                                                                        =======
   Total estimated cash distributions..............................     $16,627
                                                                        =======
   Estimated initial cash distribution per share (10)..............     $  1.60
                                                                        =======
   Estimated cash available for distribution payout ratio (11).....        88.4%
                                                                        =======

--------
(1) This amount relates solely to the elimination of a non-cash accrual of a one-time post-retirement benefit for an officer of the Company.

(2) The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with the standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

(3) The provision for assumed expiring leases above assumes no lease renewals for the period from January 1, 1997 to April 30, 1998.

(4) Reflects increases and decreases resulting from the annualization of leasing transactions occurring in 1996 and 1997. The net amount of $238,000 includes the effect from eliminating the rental revenue relating to leases expiring and not renewed during 1996 and adding rental revenue for leases signed through April 30, 1997.

(5) Net operating income from certain acquisitions is derived from pro forma revenues and expenses for the following Properties for the 12 months ended April 30, 1998. No pro forma revenues and expenses have been included in the pro forma results for the 12 months ended March 31, 1997 because each of these Properties was owner occupied prior to acquisition.

                                1102/1124         14225         1330 PICCARD
                             COLUMBIA STREET  NEWBROOK DRIVE       DRIVE       TOTAL
                             --------------- ---------------- ---------------- ------
   Acquisition Date........   May 31, 1996   January 13, 1997 January 15, 1997
   Revenues:
    Rental revenue.........          $ 815             $3,418           $1,520 $5,753
    Tenant recoveries......            322                 23               17    362
    Other..................             60                --               --      60
                              ------------   ---------------- ---------------- ------
                                     1,197              3,441            1,537  6,175
                              ------------   ---------------- ---------------- ------
   Expenses:
    Rental Properties......            341                --               --     341
                              ------------   ---------------- ---------------- ------
   Net operating income....          $ 856             $3,441           $1,537 $5,834
                              ============   ================ ================ ======

(6) Consists of (i) $301,000 of recovery payments from existing tenants in accordance with their lease agreements and (ii) a $16,000 net increase in tenant recoveries resulting from the net increase in occupancy for the 12 months ended April 30, 1997.

(7) Reflects the decrease in other income-storage relating to space vacated by a tenant during 1996. This space was converted to additional office space and released. See note (3).

(8) Represents the effect of adjusting straight-line rental revenue included in pro forma net income for the 12 months ended April 30, 1998 from the straight-line accrual basis to amounts currently being paid or due from tenants. This adjustment is positive due to one significant lease (with the FDA at 1431 Harbor Bay Parkway in Alameda, California) that was in place at the time of the Company's purchase that contains rent step-down provisions beginning on January 1, 1999. As a result, cash rents currently received by the Company from this tenant ($2,950,000 annually) exceed rents calculated on a straight-line basis in accordance with GAAP ($1,496,000 annually). The lower, straight-lined rental income of $1,496,000 is reflected in FFO. If the Company did not include in estimated cash available for distribution the cash to be received pursuant to this lease in excess of the straight-lined amount, total estimated cash available for distribution would be $17,365,000 and the estimated cash available for distribution payout ratio would be 95.8%.

(9) Reflects projected non-incremental revenue-generating tenant improvements ("TI"), leasing commissions ("LC") and non-reimbursable building improvements for the 12 months ended April 30, 1998. Non-reimbursable building improvements are calculated at a rate of $0.35 per square foot for the Company's portfolio (or a total of $509,343) based on the Company's historical experience. TI and LC expenditures are based on the weighted average TI and LC expenditures for all space renewed and retenanted by the Company during 1994, 1995 and 1996, multiplied by the highest annual net rentable square feet of leased space expiring during 1997, 1998 and 1999.

                                                                      WEIGHTED
                                            1994  1995  1996   1997   AVERAGE
                                            ----- ----- ----- ------ ----------
   Retenanted
    TI per net rentable square foot.......  $0.32 $7.30 $5.90 $13.83 $     6.24
    LC per net rentable square foot.......  $4.56 $4.23 $0.87    --  $     1.63
                                                                     ----------
      Total weighted average TI and LC....                           $     7.87
      Highest annual net rentable square
       feet of leased space
       expiring during 1997, 1998 and
       1999...............................                              195,837
                                                                     ----------
                                                                     $1,541,237
      Estimated rate of retenant..........                                   30%
                                                                     ----------
      Total cost of retenants.............                           $  462,371
   Renewals
    TI per net rentable square foot.......    --    --    --     --  $     0.00
    LC per net rentable square foot.......    --  $3.00   --     --  $     1.17
                                                                     ----------
      Total weighted average TI and LC....                           $     1.17
      Highest annual net rentable square
       feet of leases expiring during
       1997, 1998 and 1999................                              195,837
                                                                     ----------
                                                                     $  229,129
      Estimated rate of renewal...........                                   70%
                                                                     ----------
        Total cost of renewals............                           $  160,391
                                                                     ----------
    Total estimated TI and LC Cost........                           $  622,762
                                                                     ----------
    Non-reimbursable building improve-
     ments (1,455,267 square feet times
     $0.35 per square foot)...............                           $  509,343
                                                                     ----------
    Total TI, LC and building improvement
     costs................................                           $1,132,105
                                                                     ==========

(10) Based on a total of 10,391,848 shares to be outstanding upon consummation of the Offering and the Formation Transactions.

(11) Calculated as the total estimated cash distributions divided by the total estimated cash available for distribution. The payout ratio of estimated pro forma FFO equals 80.8%.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering, after deducting underwriting discounts and commissions and estimated expenses of the Offering, will equal approximately $127.8 million (approximately $147.4 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $21.00 per Share. The Company intends to apply the net proceeds of the Offering as follows: approximately $62.7 million to repay mortgage and other indebtedness (including the repayment of approximately
$2.5 million of indebtedness advanced to the Company from Holdings); approximately $60.6 million to acquire the Acquisition LLC, as more fully described in "Formation and Structure;" and the remainder (approximately $4.5 million) for general corporate purposes (approximately $1.0 million of which will be placed in a restricted cash account pursuant to the terms of certain indebtedness and approximately $800,000 of which will be used to pay fees in connection with the Credit Facility and certain other loans). If the initial public offering price is less than $21.00 per Share, the Company may reduce the amount of the offering proceeds applied to general corporate purposes or draw on the Credit Facility, as necessary, to make the foregoing payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  If the Underwriters' over-allotment option to purchase additional Shares is exercised, the Company expects to use the additional net proceeds for general corporate purposes, including the acquisition of additional properties. Pending the uses described above, the Company intends to invest the net proceeds in interest-bearing accounts and other short-term, interest-bearing securities that are consistent with the Company's qualification for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit and interest-bearing bank deposits.

  The following table sets forth certain information with respect to the indebtedness to be repaid with the net proceeds of the Offering and the net proceeds of approximately $15.4 million from new mortgage debt on two of the Properties to be incurred upon consummation of, or shortly following, the Offering. The indebtedness to be repaid at such time had a weighted average interest rate of approximately 8.25% and a weighted average remaining term to maturity of approximately 1.5 years (excluding the balance due to Holdings, which is due on demand) as of May 1, 1997.

                                                                    INDEBTEDNESS
                                                                    TO BE REPAID
         PROPERTY                                                     ($000)(1)
         --------                                                   ------------
   3535/3565 General Atomics Court.................................   $ 4,703
   1413 Research Boulevard(2)......................................     8,600
   300/401 Professional Drive(2)...................................    10,800
   25/35/45 West Watkins Mill Road(2)..............................    11,700
   1311/1401/1431 Harbor Bay Parkway(2)............................    13,300
   10933/11099 North Torrey Pines Road.............................    18,158
   1102/1124 Columbia Street.......................................     5,860
   Working Capital Line of Credit..................................     2,500
   Advanced/Due to Holdings(3).....................................     2,500
                                                                      -------
     Total.........................................................   $78,121
                                                                      =======

--------
(1) Amounts reflect principal amortization through May 1, 1997.
(2) Represents aggregate borrowings under the PaineWebber Facility of $44.4 million. Such indebtedness was incurred on various dates in 1996 and bears interest at a rate equal to LIBOR plus 2.5% (8.19% at May 1, 1997). See "Risk Factors--Benefits to Managing Underwriter."
(3) Holdings will use the proceeds to repay outstanding loans from certain of its stockholders. See "Formation and Structure--Benefits to Related Parties."

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the Company as of March 31, 1997, and the pro forma capitalization as adjusted to give effect to the Formation Transactions, the Offering and the use of the net proceeds from the Offering as described under "Use of Proceeds." The information set forth in the table should be read in conjunction with the historical consolidated financial statements and the pro forma financial information of the Company and notes thereto contained herein, "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                               MARCH 31, 1997
                                                            --------------------
                                                            HISTORICAL PRO FORMA
                                                            ---------- ---------
                                                               (IN THOUSANDS)
   Debt(1):
     Secured notes payable................................   $112,815  $ 55,381
     Unsecured line of credit.............................      2,500       --
   Due to Holdings........................................      2,300       --
   Advances from Holdings.................................        286       --
   Mandatorily redeemable Series V Preferred Stock,
     $.01 par value per share, $1,000 stated value per
      share; 50,000 shares authorized; 27,500 issued and
      outstanding; no shares issued and outstanding pro
      forma...............................................     25,929       --
   Stockholders' equity:
     Preferred Stock, $.01 par value per share; 65,000
      shares authorized; 100,000,000 shares authorized pro
      forma
       Series T Preferred Stock, $100 stated value per
        share; 125 shares authorized; 12 shares issued and
        outstanding; no shares issued and outstanding pro
        forma.............................................          1       --
       Series U Preferred Stock, $500 stated value per
        share; 250 shares authorized; 220 issued and
        outstanding; no shares issued and outstanding pro
        forma.............................................        110       --
     Common Stock, $0.01 par value per share; 65,000
      shares authorized; 1,000 issued and outstanding;
      100,000,000 shares authorized; 10,391,848 shares
      issued and outstanding pro forma(2).................        --        104
   Additional paid-in capital.............................     15,308   172,264
   Accumulated deficit....................................     (2,973)  (17,164)
                                                             --------  --------
   Total stockholders' equity.............................     12,446   155,204
                                                             --------  --------
   Total capitalization...................................   $156,276  $210,585
                                                             ========  ========

--------
(1) See notes 3 and 4 of the notes to the historical consolidated financial statements of the Company for information relating to the indebtedness.
(2) Excludes 900,000 shares reserved for issuance pursuant to the Company's 1997 Stock Option Plan of which options to acquire 600,000 shares of Common Stock will be outstanding upon consummation of the Offering and the Formation Transactions.

                                   DILUTION

  At March 31, 1997, the Company had a net tangible book value of approximately $36.3 million or $9.98 per share. After giving effect to (i) the sale of the Shares (at an assumed initial public offering price of $21.00 per Share) and the receipt by the Company of approximately $127.8 million in net proceeds from the Offering, after deducting underwriting discounts and commissions and estimated Offering expenses, and (ii) the repayment of approximately $72.8 million of debt, the pro forma net tangible book value at March 31, 1997 would have been $155.2 million, or $14.94 per share of Common Stock. This amount represents an immediate increase in net tangible book value of $4.96 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $6.06 per share of Common Stock to new investors. The following table illustrates this dilution:

   Assumed initial public offering price per share...............       $21.00
     Net tangible book value per share prior to the Offering
      (1)........................................................ $9.98
     Increase in net tangible book value per share attributable to the Offering (2)........................................  4.96
                                                                  -----
   Pro forma net tangible book value after the Offering (3)......        14.94
                                                                        ------
   Dilution in net tangible book value per share of Common Stock
    (4)..........................................................       $ 6.06
                                                                        ======

--------
(1) Net tangible book value per share prior to the Offering is determined by dividing net tangible book value of the Company (based on the March 31, 1997 net book value of the assets, less net book value of prepaid financing costs to be expensed in connection with the mortgage indebtedness repaid in connection with the Offering), by the number of shares of Common Stock issuable to existing stockholders in connection with the Formation Transactions.
(2) Based on the assumed initial public offering price of $21.00 per share of Common Stock and after deducting underwriting discounts and commissions and estimated Offering expenses.
(3) Based on total pro forma net tangible book value of $155.2 million divided by the total number of shares of Common Stock to be outstanding upon consummation of the Offering and the Formation Transactions.
(4) Dilution is determined by subtracting pro forma net tangible book value per share of Common Stock after the Offering from the assumed initial public offering price of $21.00 per share of Common Stock.

  The following table summarizes, on a pro forma basis giving effect to the Offering and the Formation Transactions, the number of shares of Common Stock to be sold by the Company in the Offering and the number of shares of Common Stock to be issued in connection with the Formation Transactions, and the net tangible book value as of March 31, 1997.

                                            SHARES ISSUED BY THE COMPANY
                                      -----------------------------------------
                                                                    BOOK VALUE
                                                                    OF AVERAGE
                                             CONTRIBUTION          CONTRIBUTION
                                      SHARES    VALUE      PERCENT  PER SHARE
                                      ------ ------------  ------- ------------
                                         (IN THOUSANDS, EXCEPT PERCENTAGES
                                               AND PER SHARE AMOUNTS)
Shares sold to public investors.....   6,750   $141,750(1)   65.0%    $21.00(1)
Shares issued in connection with the
 Formation Transactions.............   3,642     36,329(2)   35.0%    $ 9.98
                                      ------   --------     -----
  Total.............................  10,392   $178,079     100.0%
                                      ======   ========     =====

--------
(1) Before deducting underwriting discounts and commissions and estimated expenses of the Offering.
(2) Based on the March 31, 1997 net book value of the assets, less net book value of prepaid financing and leasing costs to be expensed in connection with the mortgage indebtedness repaid in connection with the Offering.

                            SELECTED FINANCIAL DATA

  The following pro forma and historical information should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus. The selected historical financial information of the Company at December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, and for the period October 27, 1994 (inception) through December 31, 1994, has been derived from the historical consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The selected financial and operating information for the three months ended March 31, 1997 and March 31, 1996 has been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus.

  The unaudited pro forma information as of March 31, 1997 and for the year ended December 31, 1996 and the three months ended March 31, 1997 is presented as if the Offering, the application of the net proceeds thereof as set forth in "Use of Proceeds," the Formation Transactions and the acquisition of the Acquisition LLC all had occurred at March 31, 1997 for the pro forma balance sheet, and the Formation Transactions and the acquisition of the 1996 Acquired Properties and the Acquisition LLC all had occurred at January 1, 1996 for the pro forma income statements. No pro forma revenues or expenses have been included in the pro forma income statements for 1102 and 1124 Columbia Street (acquired by the Company on May 31, 1996), 14225 Newbrook Drive (acquired by the Acquisition LLC on January 13, 1997) and 1330 Piccard Drive (acquired by the Acquisition LLC on January 15, 1997) for periods prior to their purchase because each was owner occupied prior to acquisition and as a result does not have historical operating results as rental properties. The pro forma information is not necessarily indicative of what the actual financial position or results of the Company would have been as of and for the period indicated, nor does it purport to represent the Company's future financial position or results of operations.

                                                                                               HISTORICAL
                                                                                             FOR THE PERIOD
                           THREE MONTHS ENDED MARCH 31,        YEAR ENDED DECEMBER 31,      OCTOBER 27, 1994
                          -------------------------------- ------------------------------- (INCEPTION) THROUGH
                          PRO FORMA HISTORICAL  HISTORICAL PRO FORMA HISTORICAL HISTORICAL    DECEMBER 31,
                            1997       1997        1996      1996       1996       1995           1994
                          --------- ----------  ---------- --------- ---------- ---------- -------------------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenue:
 Rental.................  $   6,702 $   5,175    $ 2,090   $  18,878 $  12,941   $ 8,020         $   834
 Tenant recoveries......      1,915     1,897        486       5,913     4,169     1,699              87
 Other..................        128        89         34         458       563       204              90
                          --------- ---------    -------   --------- ---------   -------         -------
Total revenue...........      8,745     7,161      2,610      25,249    17,673     9,923           1,011
Expenses:
 Rental operations......      1,933     1,830        554       6,471     4,356     2,228             252
 General and
  administrative........        725       601        406       2,900     1,972     1,608           1,016
 Special bonus(1).......        353       353        --          --        --        --              --
 Post retirement
  benefit...............        632       632        --          438       438       --              --
 Stock grant
  compensation(2).......        --        --         --          --        --        --              --
 Interest...............      1,180     2,509        918       3,786     6,327     3,553             328
 Acquisition LLC
  financing costs(3)....        --        --         --          --        --        --              --
 Depreciation and
  amortization..........      1,281     1,003        413       3,521     2,405     1,668              63
                          --------- ---------    -------   --------- ---------   -------         -------
Total expenses..........      6,104     6,928      2,291      17,116    15,498     9,057           1,659
Income (loss) from
 operations.............      2,641       233        319       8,133     2,175       866            (648)
Charge in lieu of
 taxes..................        --        --         --          --        --        105             --
                          --------- ---------    -------   --------- ---------   -------         -------
Net income (loss).......  $   2,641 $     233    $   319   $   8,133 $   2,175   $   761         $  (648)
                          ========= =========    =======   ========= =========   =======         =======
Net income allocated to
 preferred
 stockholders...........  $     --  $   1,577    $   --    $     --  $   1,590   $   --          $   --
                          ========= =========    =======   ========= =========   =======         =======
Net income (loss)
 allocated to common
 stockholders...........  $   2,641 $  (1,344)   $   319   $   8,133 $     585   $   761         $  (648)
                          ========= =========    =======   ========= =========   =======         =======
Net income per share of
 pro forma Common
 Stock..................  $    0.27 $    0.06              $    1.09 $    0.60
                          ========= =========              ========= =========
Pro forma weighted
 average shares of
 Common Stock
 outstanding(4).........  9,951,844 3,641,848              7,482,687 3,641,848
                          ========= =========              ========= =========
Supplemental net income
 per share information:
 Net income per share
  reflecting the pro
  forma effects of the
  Offering and repayment
  of debt(5)............            $    0.23                        $    0.72
                                    =========                        =========
Additional pro forma net
 income per share
 information:
 Pro forma net income
  per share reflecting
  the pro forma effects
  of the Offering and
  the purchase of the
  Acquisition LLC
  Properties(6).........  $    0.26                        $    0.69
                          =========                        =========
BALANCE SHEET DATA (AT
 PERIOD END):
Rental properties--net
 of accumulated
 depreciation...........  $ 198,984 $ 147,315                        $ 146,960   $54,353         $54,366
Total assets............    216,136   161,690                          160,392    58,702          56,600
Mortgage loans payable
 and unsecured lines of
 credit.................     55,381   115,315                          113,182    40,894          39,164
Total liabilities.......     60,932   123,315                          120,819    42,369          40,119
Mandatorily redeemable
 Series V Preferred
 Stock..................        --     25,929                           25,042       --              --
Stockholders' equity....    155,204    12,446                           14,531    16,333          16,481

                                                                                                HISTORICAL
                                                                                              FOR THE PERIOD
                           THREE MONTHS ENDED MARCH 31,        YEAR ENDED DECEMBER 31,       OCTOBER 27, 1994
                          -------------------------------- -------------------------------- (INCEPTION) THROUGH
                          PRO FORMA HISTORICAL  HISTORICAL PRO FORMA HISTORICAL  HISTORICAL    DECEMBER 31,
                            1997       1997        1996      1996       1996        1995           1994
                          --------- ----------  ---------- --------- ----------  ---------- -------------------
                                                        (DOLLARS IN THOUSANDS)
OTHER DATA:
Net income(2)(3)........  $   2,641 $     233    $   319   $   8,133 $   2,175    $   761        $   (648)
Add:
 Special bonus(1).......        353       353        --          --        --         --              --
 Accrual of a post-
  retirement
  benefit(7)............        632       632        --          438       438        --              --
 Depreciation and
  amortization of
  Properties,
  improvements and
  leasing costs.........      1,281     1,003        413       3,521     2,405      1,668              63
                          --------- ---------    -------   --------- ---------    -------        --------
 Funds from
  Operations(8).........  $   4,907 $   2,221    $   732   $  12,092 $   5,018    $ 2,429        $   (585)
                          ========= =========    =======   ========= =========    =======        ========
Cash flows from
 operating activities...  $     --  $   3,160    $   972   $     --  $  (1,646)   $   355        $ (1,024)
Cash flows from
 investing activities...        --     (1,319)       (86)        --    (94,900)    (1,554)        (29,924)
Cash flows from
 financing activities...        --       (787)       (52)        --     97,323        927          32,139
Number of properties
 owned at period end....         15        12          4          15        12          4               4
Rentable square feet of
 properties owned at
 period end.............  1,455,267 1,031,070    313,042   1,455,267 1,031,070    313,042         313,042
Occupancy of properties
 owned at period end....        --         97%        96%        --         97%        96%             88%

--------

(1) Represents a special bonus awarded to an officer of the Company in connection with the Offering.

(2) In connection with the Offering, officers, directors and certain employees will be granted an aggregate of 152,615 shares of the Company's Common Stock. The Company will recognize $3,205,000 of compensation expense upon granting such stock. This expense is not reflected in net income for any historical or pro forma period set forth above but will be recognized when the transaction is completed.

(3) In connection with the Offering, the Company will acquire the membership interests in the Acquisition LLC for $60,609,000, which exceeds the purchase price paid by the Acquisition LLC for the Acquisition LLC Properties by $8,940,000. This difference will be accounted for as a financing cost and recognized when the transaction is completed.

(4) Pro forma weighted average shares of Common Stock outstanding on an historical net income basis include all shares outstanding after giving effect to the conversion of all series of Preferred Stock, the 1,765.923 to one stock split, the issuance of the stock grants and exercise of the substitute stock options.

  Pro forma weighted average shares of Common Stock outstanding on a pro forma basis include all historical pro forma shares outstanding giving effect to the Offering, except the number of shares outstanding has been adjusted to give effect to the shares assumed to be issued for only those Properties whose revenue and expenses are included in the Unaudited Pro Forma Condensed Consolidated Income Statements. Shares issued for the acquisition of 1330 Piccard Drive and 14225 Newbrook Drive are assumed to be issued from the date of acquisition of these Properties because the revenues and expenses for these Properties have not been included for the period prior to acquisition.

(5) Supplemental net income and per share information is included below:

                               THREE MONTHS ENDED             YEAR ENDED
                                 MARCH 31, 1997           DECEMBER 31, 1996
                             -----------------------    ----------------------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
The following table sets
forth the effects of the
Offering and the
repayment of the
Company's debt with the
proceeds of the Offering:
 Historical net income of
  the Company............            $      233            $    2,175
 Pro forma decrease in
  interest expense
  associated with the
  repayment of debt......                 1,363                 2,841
                                     ----------            ----------
 Net income of the
  Company adjusted for
  repayment of debt......            $    1,596            $    5,016
                                     ==========            ==========
 Weighted average Common
  Stock outstanding on an
  historical basis.......             3,641,848             3,641,848
 Weighted average Common
  Stock issued in the
  Offering for repayment
  of debt................             3,312,420             3,312,420
                                     ----------            ----------
 Weighted average shares
  of Common Stock
  outstanding--pro
  forma..................             6,954,268             6,954,268
                                     ==========            ==========
 Net income per share
  reflecting the pro
  forma effects of the
  Offering and repayment
  of debt................            $     0.23            $     0.72
                                     ==========            ==========

(6) Additional pro forma net income per share information is included below:

The following table sets
forth the pro forma
effect of the purchase of
the Acquisition LLC
Properties with proceeds
from the Offering:
 Historical net income of
  the Company............            $      233            $    2,175
 Pro forma net income of
  the Acquisition LLC....                 1,447                   539
                                     ----------            ----------
 Pro forma net income of
  the Company and the
  Acquisition LLC........            $    1,680            $    2,714
                                     ==========            ==========
 Weighted average Common
  Stock outstanding on an
  historical basis.......             3,641,848             3,641,848
 Weighted average Common
  Stock issued in the
  Offering to purchase
  the Acquisition LLC
  Properties(a)..........             2,760,775               291,618
                                     ----------            ----------
 Weighted average shares
  of Common Stock
  outstanding--pro
  forma..................             6,402,623             3,933,466
                                     ==========            ==========
 Pro forma net income per
  share reflecting the
  pro forma effects of
  the Offering and
  purchase of the
  Acquisition LLC
  Properties.............            $     0.26            $     0.69
                                     ==========            ==========
 Note (a) Giving effect to shares expected to be issued for the acquisition of 1330 Piccard Drive and 14225 Newbrook Drive as if they were only outstanding for the period subsequent to acquisition.

(7) This adjustment relates solely to the elimination of a non-cash accrual of a one-time post-retirement benefit for an officer of the Company.

(8) The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. See notes (8) and (9) to the table under the caption "Distributions" and the notes to the Company's historical financial statements. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion should be read in conjunction with the information contained in "Selected Financial Data" and the more detailed historical consolidated financial statements and notes thereto included elsewhere herein.

  Since its formation in October 1994, the Company has devoted substantially all of its resources to the acquisition and management of high quality, strategically located Life Science Facilities leased principally to Life Science Industry tenants in its target markets. Upon consummation of the Offering and the Formation Transactions, the Company will have total assets with a book value of approximately $216 million, including real estate assets with a book value of approximately $199 million.

  The Company receives income from rental revenue (including tenant recoveries) from its Properties. The Company acquired its current portfolio over the last three years, with four of the Properties acquired in calendar year 1994 (the "1994 Acquired Properties"), eight in 1996 and three to be acquired in connection with the Offering and the Formation Transactions. As a result of the Company's acquisition strategy, the financial data shows significant increases in total revenue from year to year, largely attributable to the acquisitions over the years and the benefit of a full period of effective rental and other revenue for Properties acquired in the preceding year. For the foregoing reasons, the Company does not believe its period-to-period financial data are comparable.

RESULTS OF OPERATIONS

 Comparison of Three Months Ended March 31, 1997 ("First Quarter 1997") to Three Months Ended March 31, 1996 ("First Quarter 1996")

  Rental revenue increased by $3.1 million, or 148%, to $5.2 million for First Quarter 1997 compared to $2.1 million for First Quarter 1996. The increase resulted primarily from the 1996 Acquired Properties, which added $3.0 million of rental revenue in First Quarter 1997. Rental revenue from the Properties owned since January 1, 1995 ("Same Properties") increased by $64,000, or 3%. This increase resulted primarily from the conversion and lease of 19,310 square feet of storage space at 10933 North Torrey Pines Road to higher rent laboratory space in October 1996.

  Tenant recoveries increased by $1.4 million, or 290%, to $1.9 million for First Quarter 1997 compared to $486,000 for First Quarter 1996. The increase resulted primarily from the 1996 Acquired Properties, which added $1.3 million of tenant recoveries. Tenant recoveries from the Same Properties increased by $101,000, or 21%, due to an increase in operating expenses and the improved measurement and recovery of tenant utility expenses.

  Other income increased by $55,000, or 161%, to $89,000 for First Quarter 1997 compared to $34,000 for First Quarter 1996, resulting from an increase in interest income due to increased amounts in capital improvement reserve accounts.

  Rental operating expenses increased by $1.3 million, or 230%, to $1.8 million for First Quarter 1997 compared to $554,000 for First Quarter 1996. The increase resulted primarily from the 1996 Acquired Properties, which added $1.2 million of rental expenses. Operating expenses for the Same Properties were relatively unchanged.

  General and administrative expenses increased by $195,000, or 48%, to $601,000 for First Quarter 1997 compared to $406,000 for First Quarter 1996. The special bonus of $353,000 resulted from the accrual of a bonus awarded to an officer of the Company in connection with the Offering.

  Post-retirement benefit expense for First Quarter 1997 reflects an adjustment for a non-cash accrual associated with a one-time post-retirement benefit for an officer of the Company. Subsequent to year end, the officer announced his intention to retire upon completion of the Offering. In connection therewith, the officer's post retirement benefit agreement was amended and the post retirement benefit accrued was adjusted to reflect the early retirement.

  Interest expense increased by $1.6 million, or 173%, to $2.5 million for First Quarter 1997 compared to $918,000 for First Quarter 1996. The increase resulted primarily from indebtedness incurred to acquire the 1996 Acquired Properties, which added $1.5 million of interest expense.

  Depreciation and amortization increased by $590,000, or 143%, to $1.0 million for First Quarter 1997 compared to $413,000 for First Quarter 1996. The increase resulted primarily from depreciation associated with the 1996 Acquired Properties.

  As a result of the foregoing, net income decreased by $86,000, or 27%, to $233,000 for First Quarter 1997 compared to $319,000 for First Quarter 1996.

 Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995

  Rental revenue increased by $4.9 million, or 61%, to $12.9 million for the year ended December 31, 1996 compared to $8.0 million for the year ended December 31, 1995. The increase resulted primarily from the 1996 Acquired Properties, which added $4.6 million of rental revenue in 1996. Rental revenue from the Same Properties increased by $370,000, or 5%. Of this increase, $320,000 resulted from a full year of rental income in 1996 resulting from the increase in occupancy at 11099 North Torrey Pines Road during 1995.

  Tenant recoveries increased by $2.5 million, or 147%, to $4.2 million for 1996 compared to $1.7 million for 1995. The increase resulted primarily from the 1996 Acquired Properties, which added $2.1 million of tenant recoveries. Tenant recoveries from the Same Properties increased by $395,000, or 23%. Of this increase, $300,000 resulted from a new lease at 11099 North Torrey Pines Road. The remaining increase resulted primarily from a new energy management system at 10933 North Torrey Pines Road that allows the Company to more accurately measure and recover from its tenants certain costs of utility usage.

  Other income increased by $359,000, or 176%, to $563,000 for 1996 compared to $204,000 for 1995. The increase resulted primarily from the 1996 Acquired Properties, which added $337,000 of other income.

  Rental operating expenses increased by $2.2 million, or 100%, to $4.4 million for 1996 compared to $2.2 million for 1995. The increase resulted primarily from the 1996 Acquired Properties, which added $2.0 million of rental operating expenses. Rental operating expenses from the Same Properties increased by $162,000, or 7.3%, primarily as a result of an increase in expenses at 10933 North Torrey Pines Road.

  General and administrative expenses increased by $364,000, or 23%, to $2.0 million for 1996 compared to $1.6 million for 1995. The increase resulted primarily from additional professional fees incurred during 1996.

  Post-retirement benefit expense in 1996 represents the non-cash accrual associated with a one-time post-retirement benefit for an officer of the Company.

  Interest expense increased by $2.8 million, or 80%, to $6.3 million for 1996 compared to $3.5 million for 1995. The increase resulted primarily from indebtedness incurred to acquire the 1996 Acquired Properties, which added $2.3 million of interest expense, and debt outstanding under the Company's unsecured line of credit, which was repaid in July 1996.

  Depreciation and amortization increased by $737,000, or 44%, to $2.4 million for 1996 compared to $1.7 million for 1995. The increase resulted primarily from depreciation associated with the 1996 Acquired Properties.

  As a result of the foregoing, net income increased by $1.4 million, or 184%, to $2.2 million for 1996 compared to $761,000 for 1995.

 Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

  Rental revenue increased by $7.2 million, or 862%, to $8.0 million for the year ended December 31, 1995 compared to $834,000 for the year ended December 31, 1994. The increase resulted primarily from a full year of rental revenue from the 1994 Acquired Properties.

  Tenant recoveries increased by $1.6 million, or 1,853%, to $1.7 million for 1995 compared to $87,000 for 1994. The increase resulted primarily from a full year of tenant recoveries from the 1994 Acquired Properties.

  Other income increased by $114,000, or 127%, to $204,000 for 1995 compared to $90,000 for 1994. The increase resulted primarily from $56,500 of additional storage income from the 1994 Acquired Properties and interest income of $57,000 earned on the Company's cash balances for 1995 not earned during 1994.

  Rental operating expenses increased by $2.0 million, or 784%, to $2.2 million for 1995 compared to $252,000 for 1994. The increase resulted primarily from a full year of rental operating expenses for the 1994 Acquired Properties.

  General and administrative expenses increased by $592,000, or 58%, to $1.6 million for 1995 compared to $1,016,000 for 1994. The increase resulted primarily from a full year of general and administrative expenses in 1995 compared to 1994.

  Interest expenses increased by $3.2 million, or 983%, to $3.6 million for 1995 compared to $328,000 for 1994. The increase resulted primarily from a full year of interest expense on outstanding debt in 1995 compared to 1994.

  Depreciation and amortization increased by $1.6 million, or 2,548%, to $1.7 million for 1995 compared to $63,000 for 1994. The increase resulted primarily from a full year of depreciation and amortization from the 1994 Acquired Properties.

  As a result of the foregoing, net income increased by $1.4 million to $761,000 for 1995 compared to a net loss of $648,000 for 1994.

PRO FORMA RESULTS OF OPERATIONS

 Comparison of Pro Forma Three Months Ended March 31, 1997 to Historical Three
   Months Ended March 31, 1997

  For the three months ended March 31, 1997, pro forma rental revenue, tenant recoveries, rental property operating expenses and depreciation and amortization reflect increases over the historical amounts due to adjustments for the previously owner-occupied periods for the Acquisition LLC Properties. Pro forma interest expense of $1.2 million is $1.3 million lower than the historical interest expense of $2.5 million due to the elimination of interest on certain mortgage loans to be repaid with a portion of the proceeds of the Offering, offset by interest expense on two new mortgage loans to be incurred upon consummation of, or shortly following, the Offering. Pro forma general and administrative expenses have been increased due to additional costs expected to be incurred as a result of being a public company.

 Comparison of Pro Forma Year Ended December 31, 1996 to Historical Year Ended December 31, 1996

  For the year ended December 31, 1996, pro forma rental revenue, tenant recoveries, rental operating expenses and depreciation and amortization were higher than the historical amounts as a result of the Company's ownership in the pro forma period of the 1996 Acquired Properties and the Acquisition LLC Properties, the pre-acquisition results of which are not included in the historical financial data. Additionally, pro forma interest expense was lower by $2,541,000, or 40%, primarily as a result of the elimination of interest on certain mortgage loans to be repaid with a portion of the proceeds of the Offering. The increase in general and administrative expenses of $928,000, or 47%, for the pro forma period, reflects increased costs expected to be incurred as a result of being a public company.

LIQUIDITY AND CAPITAL RESOURCES

  The Company will repay approximately $78.1 million of its existing mortgage debt with a portion of the net proceeds of the Offering, as well as the net proceeds from: (i) a new $8.5 million, 17-year, self-amortizing mortgage on 1431 Harbor Bay Parkway and (ii) a new $6.9 million mortgage on 1102 and 1124 Columbia Street, each of which is expected to be incurred upon consummation of, or shortly following, the Offering. As a result, total secured debt will be reduced by approximately $57.6 million to $55.2 million, and 11 of the 15 Properties will be unencumbered. In addition, the Company will have established working capital reserves of approximately $4.5 million (of which approximately $1.0 million will be placed in a restricted cash account pursuant to the terms of certain indebtedness and approximately $800,000 of which will be used to pay fees in connection with the Credit Facility and certain other loans) and capital expenditure cash reserves of approximately $4.3 million. Of the $4.3 million, approximately $3.6 million has been set aside and is held in a cash account to complete the conversion of existing space into higher rent generic laboratory space (as well as certain related improvements to the Property) at 1102 and 1124 Columbia Street pursuant to an agreement between the Company and Corixa Corporation. See "The Company--Growth Strategies." The remaining $700,000 has been set aside for capital expenditures based on agreements with lenders. In addition, the Company holds approximately $500,000 in security deposit reserve accounts based on the terms of certain lease agreements.

  Upon consummation of the Offering and the Formation Transactions, the Company will have outstanding mortgage indebtedness as follows:

                                      APPROXIMATE
   PROPERTY PLEDGED AS COLLATERAL   PRINCIPAL BALANCE INTEREST RATE MATURITY DATE
   ------------------------------   ----------------- ------------- -------------
   3535/3565 General Atomics
    Court
    San Diego, CA                      $18,305,869         9.00%    December 2014
   1431 Harbor Bay Parkway
    Alameda, CA                          8,500,000          (1)      January 2014
   1102/1124 Columbia Street
    Seattle, WA                         21,562,264         7.75%         May 2016
   1102/1124 Columbia Street
    Seattle, WA                          6,860,000          (2)         July 2016
                                       -----------
     Total                             $55,228,133
                                       ===========

--------
(1) The interest rate will be fixed at a rate equal to approximately 70 basis points over the interpolated 7-year Treasury rate, which would result in an interest rate of approximately 7.30% (as of May 1, 1997).

(2) The interest rate will initially be variable, based on an interest rate of 90 basis points over LIBOR. This rate is anticipated to be fixed (based on the terms of the loan) in August 1997 at a rate equal to approximately 90 basis points over the interpolated 20-year Treasury rate, which would result in a fixed interest rate of approximately 7.70% (as of May 1, 1997).

The expected principal payments due on outstanding indebtedness in 1997 (following the Offering) and 1998 are $705,000 and $1,190,000, respectively.

  The Company believes that the substantial reduction in its overall debt, and the corresponding reduction in required debt service payments, should provide the Company with increased financial flexibility to take advantage of acquisition opportunities as well as to provide working capital for retenanting and releasing costs and for payment of leasing commissions associated with new leasing activity.

  Although cash from operations required to fund interest expense will decrease substantially as a result of the Company's reduction in overall debt, such reduction will be offset by an increased use of cash from operations to meet annual REIT distribution requirements. The Company expects to make distributions and to pay amortization of principal and interest on its debt from cash available for distribution, which is expected to exceed cash historically available for distribution as a result of the reduction in overall debt described above.

Amounts accumulated for distribution will be invested by the Company primarily in interest-bearing accounts and other short-term, interest-bearing securities that are consistent with the Company's qualification for taxation as a REIT.

  The Company expects to meet its short-term liquidity requirements generally through its initial working capital and net cash provided by operations. The Company believes that its net cash provided by operations will be sufficient to allow the Company to make distributions necessary to enable the Company to continue to qualify as a REIT. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its recurring non-revenue enhancing capital expenditures, tenant improvements and leasing commissions.

  The Company expects to meet certain long-term liquidity requirements, such as property acquisitions, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements, through long-term secured and unsecured indebtedness and the issuance of additional equity securities. The Company anticipates that only a portion of the principal outstanding under its outstanding indebtedness will be amortized prior to maturity and that the Company will not have sufficient funds on hand to repay such indebtedness at maturity. As a result, it will be necessary for the Company to refinance such debt either through additional debt financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings. See "Risk Factors--Real Estate Financing." The Company's debt will mature at various dates through 2016.

  The Company has received a commitment for the Credit Facility from the Bank of America for up to $150,000,000, consisting of a $100,000,000 activated tranche and a $50,000,000 tranche which may be activated at the Company's discretion provided there is no event of default under the Credit Facility. The Company expects to enter into the Credit Facility upon consummation of the Offering and the Formation Transactions. The Credit Facility will provide for syndicated borrowings bearing interest based on the lower of (i) the LIBOR rate plus an applicable margin ranging from 1.10% to 1.50% and (ii) a bank reference rate plus an applicable margin ranging from 0.0% to 0.25%. The applicable margins will be determined initially by reference to the ratio of the Company's total liabilities to gross asset value at the time of borrowing. Upon completion of the Offering, the Company anticipates borrowing under the Credit Facility at a rate equal to LIBOR plus 1.40%. The Company may also solicit competitive bids for loans for up to one-third of the activated commitment amount. The Company has paid certain fees in connection with the acceptance of the commitment to lend and will be liable for additional fees upon the closing of the Credit Facility and thereafter. The Credit Facility will have customary conditions to closing and to borrowing, and will contain representations and warranties customary in REIT financings. The Credit Facility will contain financial covenants, including minimum market net worth; total liabilities to gross asset value ratios; earnings to interest and fixed charge coverage ratios; limitations on unsecured indebtedness and advances to joint ventures; and requirements to maintain a pool of unencumbered assets approved by the lenders under certain circumstances and meeting certain defined characteristics. The Credit Facility will contain restrictions on, among other things, indebtedness, investments, distributions and mergers. There can be no assurance that the Company will be able to enter into the Credit Facility on terms satisfactory to it. The Credit Facility will be used to finance acquisitions and capital improvements, and for general corporate purposes.

  The Phase I environmental assessments of the Properties have not revealed any environmental liabilities that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liabilities. See "Risk Factors--Possible Environmental Liabilities" and "The Properties--Environmental Matters."

HISTORICAL CASH FLOWS

  The Company's principal sources of funding for operations and capital expenditures have been cash flows from operating activities, private stock offerings and secured debt financings. The Company had net income for the years ended December 31, 1996 and 1995, and had a net loss for the year ended December 31, 1994. The Company had net income for the three months ended March 31, 1997 and 1996.

  Net cash provided by operating activities decreased by $2.0 million to a deficit of $1.6 million for 1996 compared to net cash of $355,000 for 1995. The decrease resulted primarily from loan fees associated with additional financing and additional restricted cash reserves required by a tenant of one of the 1996 Acquired Properties. Net cash provided by operating activities increased by $1.4 million to $355,000 for 1995 compared to a deficit of $1.0 million for 1994. The increase resulted from a full year of operations for the 1994 Acquired Properties. Net cash provided by operating activities increased by $2.2 million to $3.2 million for the three months ended March 31, 1997 compared to net cash of $972,000 for the three months ended March 31, 1996. The increase resulted from the operations of the 1996 Acquired Properties.

  Net cash used in investing activities increased by $93.3 million to $94.9 million for 1996 compared to net cash used in investing activities of $1.6 million for 1995. The increase resulted primarily from the 1996 Acquired Properties. Net cash used in investing activities decreased by $28.3 million to $1.6 million for 1995 compared to $29.9 million for 1994. The decrease resulted from the fact that no properties were acquired in 1995. Net cash used in investing activities increased by $1.2 million to $1.3 million for the three months ended March 31, 1997 compared to the net cash used of $86,000 for the three months ended March 31, 1996. The majority of the increase resulted from improvements made to 1102 and 1124 Columbia Street.

  Cash provided by financing activities increased by $96.4 million to $97.3 million for 1996 compared to $927,000 for 1995. The increase resulted primarily from net borrowings of $80 million during 1996 compared to $2.3 million in 1995. In addition, the Company received net proceeds of $24.1 million from the issuance of mandatorily redeemable preferred stock in 1996. Cash provided by financing activities decreased $31.2 million to $927,000 for 1995 compared to $32.1 million for 1994. This decrease resulted primarily from borrowings incurred in 1994 in connection with the 1994 Acquired Properties. Net cash used in financing activities increased by $735,000 to $787,000 for the three months ended March 31, 1997 compared to the net cash used of $52,000 for the three months ended March 31, 1996. The increase resulted from a $3.0 million cash distribution, offset by a $2.5 million draw on the Company's line of credit.

FUNDS FROM OPERATIONS

  FFO increased by $2.6 million, or 107%, to $5.0 million for 1996 compared to $2.4 million for 1995. Pro forma FFO was $19.6 million for 1996. FFO increased by $1.1 million, or 155%, to $1.9 million for the three months ended March 31, 1997 compared to $732,000 for 1996. Pro forma FFO was $5.2 million for the three months ended March 31, 1997. The following reconciliation of net income to FFO illustrates the difference between the two measures of operating performance:


                                                                                  HISTORICAL
                              THREE MONTHS ENDED MARCH 31,     PRO FORMA FOR   FOR THE YEAR ENDED
                             -------------------------------  THE YEAR ENDED      DECEMBER 31,
                             PRO FORMA HISTORICAL HISTORICAL DECEMBER 31, 1996 -------------------
                              1997(1)     1997       1996     (UNAUDITED)(1)     1996      1995
                             --------- ---------- ---------- ----------------- --------- ---------
                                                        (IN THOUSANDS)
   Net income(2)(3)........   $2,641     $  233      $319         $ 8,133      $   2,175 $     761
   Add:
     Special bonus(4)......      353        353       --              --             --        --
     Accrual of a post-re-
      tirement benefit(5)..      632        632       --              438            438       --
     Depreciation and amor-
      tization of Proper-
      ties, improvements
      and leasing costs....    1,281      1,003       413           3,521          2,405     1,668
                              ------     ------      ----         -------      --------- ---------
   FFO(6)..................   $4,907     $2,221      $732         $12,092      $   5,018 $   2,429
                              ======     ======      ====         =======      ========= =========

--------

(1) Pro forma net income and FFO for the three months ended March 31, 1997 and the year ended December 31, 1996 are presented as if the Offering, the application of the net proceeds thereof as set forth in "Use of Proceeds," the Formation Transactions and the acquisition of the 1996 Acquired Properties and the Acquisition LLC all had occurred on January 1, 1996. For 1102 and 1124 Columbia

    Street (acquired May 31, 1996 by the Company), 14225 Newbrook Drive (acquired January 13, 1997 by the Acquisition LLC) and 1330 Piccard Drive (acquired January 15, 1997 by the Acquisition LLC), each of which was owner occupied prior to their respective dates of purchase, no pro forma revenues or expenses have been included in the pro forma net income for such periods prior to purchase.

(2) In connection with the Offering, officers, directors and certain employees will be granted an aggregate of 152,615 shares of the Company's Common Stock. The Company will recognize $3,205,000 of compensation expense upon granting such stock. This expense is not reflected in net income for any historical or pro forma period set forth above but will be recognized when the transaction is completed.

(3) In connection with the Offering, the Company will acquire the membership interests in the Acquisition LLC for $60,609,000, which exceeds the purchase price paid by the Acquisition LLC for the Acquisition LLC Properties by $8,940,000. This difference will be accounted for as a financing cost and recognized when the transaction is completed.

(4) Represents a special bonus to an officer of the Company in connection with the Offering.

(5) This adjustment relates solely to the elimination of a non-cash accrual of a one-time post-retirement benefit for an officer of the Company.

(6) The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt, and make capital expenditures. The Company computes FFO in accordance with standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. See notes
    (6), (7) and (8) under the caption "Distributions" and the notes to the Company's historical financial statements. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

INFLATION

  Approximately 80% of the Company's leases (on a square footage basis) are triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses (including increases thereto). In addition, approximately 65% of the Company's leases (on a square footage basis) contain effective annual rent escalations that are either fixed (ranging from 2.5% to 4.0%) or indexed based on a CPI or other index. Accordingly, the Company does not believe that its earnings or cash flow are subject to any significant risk of inflation. An increase in inflation, however, could result in an increase in the Company's variable rate borrowing cost on future financing. See "Risk Factors--Real Estate Financing." The Credit Facility will bear interest at a variable rate.

                                THE PROPERTIES

GENERAL

  The Properties range in size from approximately 30,000 to 250,000 square feet, are built to accommodate single or multiple tenants and are generally one or two story concrete tilt-up or block and steel frame structures. The exteriors typically resemble traditional suburban office properties, but interior infrastructures are designed to accommodate the needs of Life Science Industry tenants. Such improvements typically are generic to Life Science Industry tenants rather than specific to a particular tenant. As a result, management believes that the improvements have long-term value and utility and are readily usable by a wide range of Life Science Industry tenants. Generic infrastructure improvements for each Property include: reinforced concrete floors, upgraded roof loading capacity and increased floor to ceiling heights; heavy-duty HVAC systems and advanced environmental control technology; significantly upgraded electrical, gas and plumbing infrastructure; and laboratory benches.

  Upon consummation of the Offering and the Formation Transactions, the Company will own 15 high quality, strategically located Life Science Facilities containing approximately 1.5 million rentable square feet of office and laboratory space in four markets: the San Diego area, the San Francisco Bay area, Seattle and suburban Washington, D.C. All of the Properties have been built or substantially renovated since 1984. As of April 30, 1997, the Properties were approximately 98% leased.

  Leases in the Company's multi-tenant buildings typically have terms of three to seven years, while the single-tenant building leases typically have terms of 10 to 20 years. Approximately 80% of the Company's leases (on a square footage basis) are triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses (including increases thereto) in addition to base rent. The remaining leases are gross leases, pursuant to which tenants generally pay for substantially all real estate taxes and insurance, common area and other operating expenses above those for an established base year. Approximately 65% of the Company's leases (on a square footage basis) contain effective annual rent escalations that are either fixed (ranging from 2.5% to 4.0%) or indexed based on a CPI or other index. In addition, approximately 80% of the Company's leases (on a square footage basis) provide for the recapture of certain capital expenditures (such as roof replacements, parking lot resurfacing and HVAC systems maintenance expenditures), which the Company believes would typically be borne by the landlord in traditional office leases. The leases also typically give the Company the right to review and approve tenant alterations to the property. Generally, tenant-installed improvements remain the property of the Company after termination of the lease. However, the Company is permitted under the terms of most of its leases to require that the tenant remove such improvements and restore the premises to their original condition.

  The Company manages 11 of the Properties, and the balance are managed by the tenant or by property management firms. All material decisions with respect to the Properties, however, are made by the Company.

  The following table sets forth certain information with respect to the
Properties:

                                                                                                  ANNUALIZED
                                                                                    PERCENTAGE OF    BASE
                                                                                      AGGREGATE    RENT PER      ANNUALIZED
                                               APPROXIMATE                            PORTFOLIO     LEASED      NET EFFECTIVE
                      YEAR BUILT/   RENTABLE   PERCENTAGE  PERCENTAGE   ANNUALIZED   ANNUALIZED     SQUARE     RENT PER LEASED
PROPERTIES           RENOVATED (1) SQUARE FEET  LAB SPACE  LEASED (2)  BASE RENT(3)   BASE RENT    FOOT (3)    SQUARE FOOT (4)
----------           ------------- ----------- ----------- ----------  ------------ ------------- ----------   ---------------
San Diego
10933 North            1971/1994      108,133       71%       100%     $ 2,308,560       8.4%       $21.35(5)      $15.84
 Torrey Pines
 Road San Diego,
 CA*
11099 North Torrey     1986/1996       86,962       71        100        2,206,992       8.0         25.38(6)       23.66
 Pines Road San
 Diego, CA*
3535 General                1991       76,084       77        100        2,509,704       9.1         32.99(7)       32.11
 Atomics Court
 San Diego, CA**
3565 General                1991       43,600       80        100        1,526,952       5.6         35.02(10)      35.02
 Atomics Court San
 Diego, CA*
San Francisco Bay
 Area
1311 Harbor Bay             1984       30,000       17         30(11)      148,752       0.6         16.48          16.48
 Parkway Alameda,
 CA
1401 Harbor Bay        1986/1994       47,777       50        100          519,144       1.9         10.87          10.87
 Parkway Alameda,
 CA
1431 Harbor Bay        1985/1994       70,000       50        100        1,415,196       5.2         20.22          12.87
 Parkway
 Alameda, CA
Seattle, Washington
1102/1124 Columbia     1975/1997      213,397       64        100        4,959,792      18.1         23.24(12)      23.01
 Street Seattle,
 WA**
Suburban
 Washington, D.C.
300 Professional            1989       48,440       23        100          669,840       2.4         13.83          13.83
 Drive
 Gaithersburg, MD
401 Professional            1987       62,739       75        100        1,038,564       3.8         16.55          16.55
 Drive
 Gaithersburg, MD
25/35/45 West          1989/1997      138,938       39         93        1,747,044       6.4         13.56(14)      13.56
 Watkins Mill Road
 Gaithersburg, MD**
1413 Research          1967/1996      105,000       75        100        1,563,456       5.7         14.89          13.29
 Boulevard
 Rockville, MD
                                    ---------      ---        ---      -----------      ----        ------         ------
Subtotal/Weighted
 Average (18):                      1,031,070       61%        97%     $20,613,996      75.1%       $20.61         $19.07
PROPERTIES                MAJOR TENANTS
----------           ------------------------
San Diego
10933 North
 Torrey Pines
 Road San Diego,     The Scripps Research
 CA*                   Institute
                     Advanced Tissue
                      Sciences, Inc.
11099 North Torrey   Agouron
 Pines Road San      Pharmaceuticals, Inc.
 Diego, CA*
                     Sequana Therapeutics,
                      Inc.
3535 General         The Scripps Research
 Atomics Court       Institute
 San Diego, CA**
                     R.W. Johnson
                     Research Institute (8)
                     Syntro Corporation (9)
3565 General         Agouron
 Atomics Court San   Pharmaceuticals, Inc.
 Diego, CA*
San Francisco Bay
 Area
1311 Harbor Bay      Chiron Corporation
 Parkway Alameda,
 CA
1401 Harbor Bay      Chiron Diagnostics
 Parkway Alameda,
 CA
1431 Harbor Bay      FDA
 Parkway
 Alameda, CA
Seattle, Washington
1102/1124 Columbia   Fred Hutchinson Cancer
 Street Seattle,     Research Center
 WA**
                     Corixa Corporation
                     Swedish Medical Center
Suburban
 Washington, D.C.
300 Professional     Mobile Telesystems, Inc.
 Drive
 Gaithersburg, MD
                     Antex Biologics Inc.
401 Professional     Gillette Capital
 Drive                Corporation (13)
 Gaithersburg, MD
25/35/45 West        Genetic Therapy,
 Watkins Mill Road   Inc. (15)
 Gaithersburg, MD**  MedImmune, Inc.
1413 Research        U.S. Army Corps of
 Boulevard           Engineers
 Rockville, MD
Subtotal/Weighted
 Average (18):

                                                                                                ANNUALIZED
                                                                                  PERCENTAGE OF    BASE
                                                                                    AGGREGATE    RENT PER      ANNUALIZED
                                              APPROXIMATE                           PORTFOLIO     LEASED      NET EFFECTIVE
                     YEAR BUILT/   RENTABLE   PERCENTAGE  PERCENTAGE  ANNUALIZED   ANNUALIZED     SQUARE     RENT PER LEASED
PROPERTIES          RENOVATED (1) SQUARE FEET  LAB SPACE  LEASED (2) BASE RENT(3)   BASE RENT    FOOT (3)    SQUARE FOOT (4)
----------          ------------- ----------- ----------- ---------- ------------ ------------- ----------   ---------------
ACQUISITION LLC
 PROPERTIES (16)
----------------
Suburban
 Washington, D.C.
1550 East Gude        1981/1995       44,500       40        100         597,216        2.2        13.42          13.42
 Drive
 Rockville, MD
1330 Piccard Drive    1978/1995      131,511       75        100       1,903,656        6.9        14.48          14.48
 Rockville, MD
14225 Newbrook             1992      248,186       60        100       4,340,256       15.8        17.49(18)      17.49
 Drive
 Chantilly, VA**
                                   ---------      ---        ---     -----------      -----       ------         ------
Subtotal/Weighted
 Average (19):                       424,197       63%       100%    $ 6,841,128       24.9%      $16.13         $16.13
                                   ---------      ---        ---     -----------      -----       ------         ------
Total/Weighted
 Average (19):                     1,455,267       61%        98%    $27,455,124      100.0%      $19.28         $18.20
                                   =========      ===        ===     ===========      =====       ======         ======
PROPERTIES              MAJOR TENANTS
----------          ----------------------
ACQUISITION LLC
 PROPERTIES (16)
----------------
Suburban
 Washington, D.C.
1550 East Gude      Quest
 Drive              Diagnostics, Inc. (17)
 Rockville, MD
1330 Piccard Drive  PerImmune, Inc.
 Rockville, MD
14225 Newbrook
 Drive              American Medical
 Chantilly, VA**    Laboratories, Inc.
Subtotal/Weighted
 Average (19):
Total/Weighted
 Average (19):

-------

  * Gross revenues from the Property for the year ended December 31, 1996 represent in excess of 10% of the aggregate gross revenues of the Company for such period.

 ** Book value of the Property represents in excess of 10% of the Company's total assets as of December 31, 1996 and gross revenues from the Property for the year ended December 31, 1996 represent in excess of 10% of the aggregate gross revenues of the Company for such period.
 (1) Includes year in which construction was completed and, where applicable, year of most recent major renovation.
 (2) Based on all leases at the respective Property in effect as of April 30, 1997.
 (3) Annualized Base Rent means the annualized fixed base rental amount in effect as of April 30, 1997 (using rental revenue calculated on a straight-line basis in accordance with GAAP). In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. This amount, divided by the rentable square feet leased at the Property as of April 30, 1997, is the Annualized Base Rent per Leased Square Foot.
 (4) Annualized Net Effective Rent is the Annualized Base Rent in effect as of April 30, 1997, less (for gross leases) real estate taxes and insurance, common area and other operating expenses and (for all leases) amortized tenant improvements and leasing commissions. This amount, divided by the rentable square feet leased at the Property as of April 30, 1997, is the Annualized Net Effective Rent per Leased Square Foot.

 (5) The average Annualized Base Rent per Leased Square Foot was $21.35, $21.21 and $22.05 as of December 31, 1996, 1995 and 1994, respectively. As of December 31, 1993 and 1992 (prior to acquisition by the Company), Annualized Cash Rent per Leased Square Foot was $20.17 and $20.41, respectively. Annualized Cash Rent rather than Annualized Base Rent is provided for the years prior to acquisition by the Company because information necessary to calculate Annualized Base Rent is not available for such period.

 (6) The average Annualized Base Rent per Leased Square Foot was $25.66, $25.97 and $14.03 as of December 31, 1996, 1995 and 1994, respectively. As of December 31, 1993 and 1992 (prior to acquisition by the Company), Annualized Cash Rent per Leased Square Foot was $24.93 and $23.97, respectively. Annualized Cash Rent rather than Annualized Base Rent is provided for the years prior to acquisition by the Company because information necessary to calculate Annualized Base Rent is not available for such period.

 (7) The average Annualized Base Rent per Leased Square Foot was $33.57, $33.80 and $33.65 as of December 31, 1996, 1995 and 1994, respectively. As of December 31, 1993 and 1992 (prior to acquisition by the Company), Annualized Cash Rent per Leased Square Foot was $30.46 and $29.04, respectively. Annualized Cash Rent rather than Annualized Base Rent is provided for the years prior to acquisition by the Company because information necessary to calculate Annualized Base Rent is not available for such period.
 (8) The R.W. Johnson Research Institute is a wholly owned subsidiary of Johnson & Johnson.
 (9) Syntro Corporation is a wholly owned subsidiary of Mallinckrodt, Inc.

(10) The average Annualized Base Rent per Leased Square Foot was $35.02 as of December 31, 1996, 1995, 1994, 1993 and 1992.
(11) Vacancy represents 20,973 square feet of office space. The Company is in lease negotiations with respect to all of the vacant office space.

(12) The average Annualized Base Rent per Leased Square Foot as of December 31, 1996 was $22.76. Neither Annualized Base Rent nor Cash Rent per Leased Square Foot is presented for the years prior to acquisition by the Company because the Property was previously owner occupied and, therefore, there were no rental revenues.
(13) Gillette Capital Corporation is a wholly owned subsidiary of The Gillette Company.

(14) The average Annualized Base Rent per Leased Square Foot as of December 31, 1996 was $13.56. As of December 31, 1995, 1994, 1993 and 1992 ( prior to acquisition by the Company), Annualized Cash Rent per Leased Square Foot was $12.75, $12.37, $11.36 and $10.14, respectively. Annualized Cash Rent rather than Annualized Base Rent is provided for the years prior to acquisition by the Company because information necessary to calculate Annualized Base Rent is not available for such period.
(15) Genetic Therapy, Inc. is a wholly owned subsidiary of Novartis AG.
(16) Represents Properties to be acquired through the acquisition of the Acquisition LLC in connection with the Offering and the Formation Transactions. See "Formation and Structure."
(17) Quest Diagnostics, Inc. subleases its space to Shire Laboratory, Inc., a wholly owned subsidiary of Shire Pharmaceuticals Group p.l.c.

(18) Neither Annualized Base Rent nor Cash Rent per Leased Square Foot is presented for the years prior to acquisition by the Acquisition LLC because the Property was previously owner occupied and, therefore, there were no rental revenues.

(19) Weighted Average based on a percentage of aggregate leased square feet.

LOCATION AND TYPE OF SPACE

  The following table sets forth, as of April 30, 1997, the space within the Properties by rentable square footage in each of the Company's existing markets.

                   LOCATION AND TYPE OF SPACE OF PROPERTIES

                             APPROXIMATE RENTAL SQUARE FOOTAGE
                             --------------------------------------  PERCENTAGE
   GEOGRAPHIC AREA            LABORATORY    OFFICE        TOTAL       OF TOTAL
   ---------------            ----------   ----------  ------------  ----------
   San Diego...............      232,948       81,831       314,779     21.6%
   San Francisco Bay Area..       63,958       83,819       147,777     10.2%
   Seattle.................      136,588       76,809       213,397     14.7%
   Suburban Washington,
    D.C. (1)...............      457,130      322,184       779,314     53.5%
                              ----------   ----------  ------------    -----
     Total.................      890,624      564,643     1,455,267    100.0%
                              ==========   ==========  ============    =====
     Percentage of Total
      Rentable Square
      Footage..............         61.2%        38.8%        100.0%
                              ==========   ==========  ============

--------
(1) Includes 265,345 laboratory rentable square footage and 158,852 office rentable square footage attributable to the Acquisition LLC Properties, representing 54.4% of the Company's Total Rentable Square Footage in the Suburban Washington, D.C. geographic area.

LEASE EXPIRATIONS

  The following table sets forth scheduled lease expirations for leases in effect at the Properties as of April 30, 1997, through the year 2016. The table assumes that no tenants exercise renewal options or termination rights.

                          SCHEDULED LEASE EXPIRATIONS

                                     APPROXIMATE
                                   RENTABLE SQUARE   PERCENTAGE OF TOTAL   ANNUALIZED BASE      PERCENTAGE OF
                          NUMBER   FOOTAGE SUBJECT RENTABLE SQUARE FOOTAGE    RENT UNDER    TOTAL ANNUALIZED BASE
YEAR OF                  OF LEASES   TO EXPIRING         REPRESENTED           EXPIRING       RENT REPRESENTED
LEASE EXPIRATION         EXPIRING     LEASES(1)      BY EXPIRING LEASES    LEASES ($000)(2) BY EXPIRING LEASES(3)
----------------         --------- --------------- ----------------------- ---------------- ---------------------
1997(4).................      1           2,200              0.2%              $    47                0.2%
1998....................      4         105,700              7.3                 2,085                7.6
1999....................      7         195,800             13.5                 3,667               13.4
2000....................      5         174,200             12.0                 3,848               14.0
2001....................      4         193,000             13.3                 4,158               15.1
2002....................      0             --               --                    --                 --
2003....................      2          35,300              2.4                   410                1.5
2004(5).................      2          70,100              4.8                 1,447                5.3
2005....................      1          64,000              4.4                 1,949                7.1
2006(6).................      2         134,000              9.2                 2,185                8.0
2007....................      1         131,500              9.0                 1,904                6.9
2014(7).................      1          70,000              4.8                 1,415                5.1
2015....................      0             --               --                    --                 --
2016....................      1         248,200             17.0                 4,340               15.8
                            ---       ---------             ----               -------              -----
  Total.................     31       1,424,000(8)          97.9%              $27,455              100.0%
                            ===       =========             ====               =======              =====

--------
(1) Excludes rentable square footage for expiring lease where the space has been re-leased to new tenants. Such space is included in the year of the new lease's expiration. Includes rentable square footage subject to expiring leases at the Acquisition LLC Properties.
(2) Annualized Base Rent means the annualized fixed base rental amount in effect as of April 30, 1997 (using rental revenue computed on a straight-line basis in accordance with GAAP). In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants.
(3) Calculated by dividing Annualized Base Rent for the respective year of lease expiration by the total Annualized Base Rent.
(4) The Company's lease with E. Heller & Company is the only lease contractually expiring in 1997. The Company is negotiating with E. Heller & Company to extend its lease to 2002 and to expand its space from 2,200 square feet to approximately 8,000 square feet.
(5) The Company's leases with the Fred Hutchinson Cancer Research Center, covering 70,089 square feet at 1102/1124 Columbia Street, were recently extended to 2004. The Fred Hutchinson Cancer Research Center, however, may terminate the leases at any time after November 30, 1999 upon 12 months prior written notice.
(6) The Company's lease with MedImmune, Inc., covering 71,225 square feet at 25/35/45 West Watkins Mill Road, expires in 2006. The terms of the lease allow MedImmune to terminate all or part of the lease at various dates upon six to 12 months notice and the payment of a termination penalty determined based on the date of termination.
(7) No leases are subject to expiration in the years 2008 to 2013, inclusive.
(8) Excludes 31,046 square feet of vacant office space, as of April 30, 1997.

LEASE EXPIRATIONS--PROPERTY BY PROPERTY

  The following table sets forth detailed lease information for each of the Properties for leases in place as of April 30, 1997, assuming that no tenants exercise renewal options or termination rights at or prior to the scheduled expirations.

                                                        YEAR OF LEASE EXPIRATION
                          ------------------------------------------------------------------------------------------
PROPERTY                  1997(1)    1998       1999        2000        2001     2002 2003 2004 2005 2006   TOTAL
--------                  -------  --------  ----------  ----------  ----------  ---- ---- ---- ---- ---- ----------
10933 NORTH TORREY PINES
ROAD
 Square Footage of
 Expiring Leases........                         23,609      84,524                                          108,133
 Percentage of Total
 Rentable Sq. Ft. ......                            1.6%        5.8%                                             7.4%
 Annualized Base Rent of
 Expiring Leases(2).....                     $  587,700  $1,720,860                                       $2,308,560
 Percentage of Total
 Annualized Base Rent...                            2.1%        6.3%                                             8.4%
 Annualized Base Rent
 Per Square Foot of
 Expiring Leases........                     $    24.89  $    20.36                                       $    21.35
 Number of Leases
 Expiring...............                              1           2                                                3
11099 NORTH TORREY PINES
ROAD
 Square Footage of
 Expiring Leases........              4,508                  26,906      55,548                               86,962
 Percentage of Total
 Rentable Sq. Ft. ......                0.3%                    1.8%        3.8%                                 5.9%
 Annualized Base Rent of
 Expiring Leases(2).....           $160,536              $  783,324  $1,263,132                           $2,206,992
 Percentage of Total
 Annualized Base Rent...                0.6%                    2.9%        4.6%                                 8.1%
 Annualized Base Rent
 Per Square Foot of
 Expiring Leases........             $35.61              $    29.11  $    22.74                           $    25.38
 Number of Leases
 Expiring...............                  1                       1           1                                    3
3535 GENERAL ATOMICS
COURT
 Square Footage of
 Expiring Leases........                         57,775      18,309                                           76,084
 Percentage of Total
 Rentable Sq. Ft. ......                            4.0%        1.3%                                             5.3%
 Annualized Base Rent of
 Expiring Leases(2).....                     $1,763,544  $  746,160                                       $2,509,704
 Percentage of Total
 Annualized Base Rent...                            6.4%        2.7%                                             9.1%
 Annualized Base Rent
 Per Square Foot of
 Expiring Leases........                     $    30.52  $    40.75                                       $    32.99
 Number of Leases
 Expiring...............                              2           1                                                3
3565 GENERAL ATOMICS
COURT
 Square Footage of
 Expiring Leases........                                                 43,600                               43,600
 Percentage of Total
 Rentable Sq. Ft. ......                                                    3.0%                                 3.0%
 Annualized Base Rent of
 Expiring Leases(2).....                                             $1,526,952                           $1,526,952
 Percentage of Total
 Annualized Base Rent...                                                    5.6%                                 5.6%
 Annualized Base Rent
 Per Square Foot of
 Expiring Leases........                                             $    35.02                           $    35.02
 Number of Leases
 Expiring...............                                                      1                                    1
1311 HARBOR BAY PARKWAY
 Square Footage of
 Expiring Leases........    2,225                 6,802                                                        9,027
 Percentage of Total
 Rentable Sq. Ft. ......      0.2%                  0.5%                                                         0.7%
 Annualized Base Rent of
 Expiring Leases(2).....  $46,716            $  102,036                                                   $  148,752
 Percentage of Total
 Annualized Base Rent...      0.2%                  0.4%                                                         0.6%
 Annualized Base Rent
 Per Square Foot of
 Expiring Leases........  $ 21.00            $    15.00                                                   $    16.48
 Number of Leases
 Expiring...............        1                     1                                                            2

----
(1) Represents lease expiration data from April 30, 1997 to December 31, 1997.
(2) Annualized Base Rent means the annualized fixed base rental amount in effect as of April 30, 1997 (using rental revenues computed on a straight-line basis in accordance with GAAP). In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants.
(3) This Property has no leases expiring during the 10 year period presented.
(4) Portions of two leases at 1102/1124 Columbia Street and one lease at 1413 Research Boulevard expire in different years. Each portion of the lease is indicated in this table in the year that portion expires.
(5) In addition to the base rent shown, this tenant, MedImmune, Inc., pays $322,000 per year in reimbursements for improvements installed by the prior owner of the property. These payments, which are accounted for as tenant recovery revenue, continue through the term of the lease. The terms of the lease with MedImmune allow it to terminate all or part of the lease at various dates upon six to 12 months notice and the payment of a termination penalty determined based on the date of the termination. In the event of such early termination, the remaining amount due over the term of the lease for improvements must be paid in full.

                                     YEAR OF LEASE EXPIRATION
                  ----------------------------------------------------------
PROPERTY          1997(1)    1998        1999       2000       2001    2002
--------          ------- ----------  ---------- ---------- ---------- -----
1401 HARBOR BAY
PARKWAY
 Square Footage
 of Expiring
 Leases.........                         47,777
 Percentage of
 Total Rentable
 Sq. Ft. .......                            3.3%
 Annualized Base
 Rent of
 Expiring
 Leases(2)......                       $519,144
 Percentage of
 Total
 Annualized Base
 Rent...........                            1.9%
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........                       $  10.87
 Number of
 Leases
 Expiring.......                              1

1431 HARBOR BAY
PARKWAY(3)
 Square Footage
 of Expiring
 Leases.........
 Percentage of
 Total Rentable
 Sq. Ft. .......
 Annualized Base
 Rent of
 Expiring
 Leases(2)......
 Percentage of
 Total
 Annualized Base
 Rent...........
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........
 Number of
 Leases
 Expiring.......

1102/1124
Square Footage
of Expiring
 Leases(4)......              64,482     14,820
 Percentage of
 Total Rentable
 Sq. Ft. .......                 4.5%       1.0%
 Annualized Base
 Rent of
 Expiring
 Leases(2)......          $1,467,096   $ 96,564
 Percentage of
 Total
 Annualized Base
 Rent...........                 5.3%       0.4%
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........          $    22.75   $   6.52
 Number of
 Leases
 Expiring.......                   1          1

300 PROFESSIONAL
DRIVE
 Square Footage
 of Expiring
 Leases.........              33,386     15,054
 Percentage of
 Total Rentable
 Sq. Ft. .......                 2.3%       1.0%
 Annualized Base
 Rent of
 Expiring
 Leases(2)......          $  410,376   $259,464
 Percentage of
 Total
 Annualized Base
 Rent...........                 1.5%       0.9%
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........          $    12.29   $  17.24
 Number of
 Leases
 Expiring.......                   1          1

401 PROFESSIONAL
DRIVE
 Square Footage
 of Expiring
 Leases.........
 Percentage of
 Total Rentable
 Sq. Ft. .......
 Annualized Base
 Rent of
 Expiring
 Leases(2)......
 Percentage of
 Total
 Annualized Base
 Rent...........
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........
 Number of
 Leases
 Expiring.......

                                 YEAR OF LEASE EXPIRATION
                  -------------------------------------------------------
PROPERTY             2003      2004        2005        2006       TOTAL
--------          -------- ----------  ----------  ----------  ----------
1401 HARBOR BAY
PARKWAY
 Square Footage
 of Expiring
 Leases.........                                                   47,777
 Percentage of
 Total Rentable
 Sq. Ft. .......                                                      3.3%
 Annualized Base
 Rent of
 Expiring
 Leases(2)......                                               $  519,144
 Percentage of
 Total
 Annualized Base
 Rent...........                                                      1.9%
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........                                               $    10.87
 Number of
 Leases
 Expiring.......                                                        1

1431 HARBOR BAY
PARKWAY(3)
 Square Footage
 of Expiring
 Leases.........                                                        0
 Percentage of
 Total Rentable
 Sq. Ft. .......                                                      0.0%
 Annualized Base
 Rent of
 Expiring
 Leases(2)......                                               $        0
 Percentage of
 Total
 Annualized Base
 Rent...........                                                      0.0%
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........                                               $     0.00
 Number of
 Leases
 Expiring.......                                                        0

1102/1124
COLUMBIA STREET
 Square Footage
 of Expiring
 Leases(4)......               70,089      64,006                 213,397
 Percentage of
 Total Rentable
 Sq. Ft. .......                  4.8%        4.4%                   14.7%
 Annualized Base
 Rent of
 Expiring
 Leases(2)......           $1,446,684  $1,949,448              $4,959,792
 Percentage of
 Total
 Annualized Base
 Rent...........                  5.3%        7.1%                   18.1%
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........           $    20.64  $    30.46              $    23.24
 Number of
 Leases
 Expiring.......                    2           1                       5

300 PROFESSIONAL
DRIVE
 Square Footage
 of Expiring
 Leases.........                                                   48,440
 Percentage of
 Total Rentable
 Sq. Ft. .......                                                      3.3%
 Annualized Base
 Rent of
 Expiring
 Leases(2)......                                               $  669,840
 Percentage of
 Total
 Annualized Base
 Rent...........                                                      2.4%
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........                                               $    13.83
 Number of
 Leases
 Expiring.......                                                        2

401 PROFESSIONAL
DRIVE
 Square Footage
 of Expiring
 Leases.........                                       62,739      62,739
 Percentage of
 Total Rentable
 Sq. Ft. .......                                          4.3%        4.3%
 Annualized Base
 Rent of
 Expiring
 Leases(2)......                                   $1,038,564  $1,038,564
 Percentage of
 Total
 Annualized Base
 Rent...........                                          3.8%        3.8%
 Annualized Base
 Rent Per Square
 Foot of
 Expiring
 Leases.........                                   $    16.55  $    16.55
 Number of
 Leases
 Expiring.......                                            1           1

----
(1) Represents lease expiration data from April 30, 1997 to December 31, 1997.
(2) Annualized Base Rent means the annualized fixed base rental amount in effect as of April 30, 1997 (using rental revenues computed on a straight-line basis in accordance with GAAP). In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants.
(3) This Property has no leases expiring during the 10 year period presented.
(4) Portions of two leases at 1102/1124 Columbia Street and one lease at 1413 Research Boulevard expire in different years. Each portion of the lease is indicated in this table in the year that portion expires.
(5) In addition to the base rent shown, this tenant, MedImmune, Inc., pays $322,000 per year in reimbursements for improvements installed by the prior owner of the property. These payments, which are accounted for as tenant recovery revenue, continue through the term of the lease. The terms of the lease with MedImmune allow it to terminate such lease at various dates during the lease upon six to 12 months notice and the payment of a termination penalty determined based on the date of the termination. In the event of such early termination, the remaining amount due over the term of the lease for improvements as described above shall be paid in full.

                                            YEAR OF LEASE EXPIRATION
                   --------------------------------------------------------------------------
PROPERTY           1997(1)     1998        1999          2000        2001     2002     2003
--------           -------  ----------  ----------    ----------  ----------  -----  --------
25/35/45 WEST
WATKINS MILL ROAD
 Square Footage
 of Expiring
 Leases..........                3,370                                18,924           35,346
 Percentage of
 Total Rentable
 Sq. Ft. ........                  0.2%                                  1.3%             2.4%
 Annualized Base
 Rent of Expiring
 Leases(2).......           $   46,920                            $  143,436         $410,160
 Percentage of
 Total Annualized
 Base Rent.......                  0.2%                                  0.5%             1.5%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........           $    13.92                            $     7.58         $  11.60
 Number of Leases
 Expiring........                    1                                     1                2
1413 RESEARCH
BOULEVARD
 Square Footage
 of Expiring
 Leases(4).......                           30,000                    75,000
 Percentage of
 Total Rentable
 Sq. Ft. ........                              2.1%                      5.2%
 Annualized Base
 Rent of Expiring
 Leases(2).......                       $  338,700                $1,224,756
 Percentage of
 Total Annualized
 Base Rent.......                              1.2%                      4.5%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........                       $    11.29                $    16.33
 Number of Leases
 Expiring........                                0(4)                      1
1550 EAST GUDE
DRIVE
 Square Footage
 of Expiring
 Leases..........                                         44,500
 Percentage of
 Total Rentable
 Sq. Ft. ........                                            3.1%
 Annualized Base
 Rent of Expiring
 Leases(2).......                                     $  597,216
 Percentage of
 Total Annualized
 Base Rent.......                                            2.2%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........                                     $    13.42
 Number of Leases
 Expiring........                                              1
1330 PICCARD
DRIVE(3)
 Square Footage
 of Expiring
 Leases..........
 Percentage of
 Total Rentable
 Sq. Ft. ........
 Annualized Base
 Rent of Expiring
 Leases(2).......
 Percentage of
 Total Annualized
 Base Rent.......
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........
 Number of Leases
 Expiring........
14225 NEWBROOK
DRIVE(3)
 Square Footage
 of Expiring
 Leases..........
 Percentage of
 Total Rentable
 Sq. Ft. ........
 Annualized Base
 Rent of Expiring
 Leases(2).......
 Percentage of
 Total Annualized
 Base Rent.......
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........
 Number of Leases
 Expiring........
TOTAL PORTFOLIO
 Square Footage
 of Expiring
 Leases..........    2,225     105,746     195,837       174,239     193,072      0    35,346
 Percentage of
 Total Rentable
 Sq. Ft. ........      0.2%        7.3%       13.5%         12.0%       13.3%   0.0%      2.4%
 Annualized Base
 Rent of Expiring
 Leases(2).......  $46,716  $2,084,928  $3,667,152    $3,847,560  $4,158,276  $   0  $410,160
 Percentage of
 Total Annualized
 Base Rent.......      0.2%        7.6%       13.4%         14.0%       15.1%   0.0%      1.5%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........  $ 21.00  $    19.72  $    18.73    $    22.08  $    21.54  $0.00  $  11.60
 Number of Leases
 Expiring........        1           4           7             5           4      0         2

                                YEAR OF LEASE EXPIRATION
                   --------------------------------------------------
PROPERTY               2004        2005        2006          TOTAL
--------            ----------  ----------  ----------    -----------
25/35/45 WEST
WATKINS MILL ROAD
 Square Footage
 of Expiring
 Leases..........                               71,225        128,865
 Percentage of
 Total Rentable
 Sq. Ft. ........                                  4.9%           8.8%
 Annualized Base
 Rent of Expiring
 Leases(2).......                           $1,146,528(5) $ 1,747,044
 Percentage of
 Total Annualized
 Base Rent.......                                  4.2%           6.4%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........                           $    16.10    $     13.56
 Number of Leases
 Expiring........                                    1              5
1413 RESEARCH
BOULEVARD
 Square Footage
 of Expiring
 Leases(4).......                                             105,000
 Percentage of
 Total Rentable
 Sq. Ft. ........                                                 7.3%
 Annualized Base
 Rent of Expiring
 Leases(2).......                                         $ 1,563,456
 Percentage of
 Total Annualized
 Base Rent.......                                                 5.7%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........                                         $     14.89
 Number of Leases
 Expiring........                                                   1
1550 EAST GUDE
DRIVE
 Square Footage
 of Expiring
 Leases..........                                              44,500
 Percentage of
 Total Rentable
 Sq. Ft. ........                                                 3.1%
 Annualized Base
 Rent of Expiring
 Leases(2).......                                         $   597,216
 Percentage of
 Total Annualized
 Base Rent.......                                                 2.2%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........                                         $     13.42
 Number of Leases
 Expiring........                                                   1
1330 PICCARD
DRIVE(3)
 Square Footage
 of Expiring
 Leases..........                                                   0
 Percentage of
 Total Rentable
 Sq. Ft. ........                                                 0.0%
 Annualized Base
 Rent of Expiring
 Leases(2).......                                         $         0
 Percentage of
 Total Annualized
 Base Rent.......                                                 0.0%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........                                         $      0.00
 Number of Leases
 Expiring........                                                   0
14225 NEWBROOK
DRIVE(3)
 Square Footage
 of Expiring
 Leases..........                                                   0
 Percentage of
 Total Rentable
 Sq. Ft. ........                                                 0.0%
 Annualized Base
 Rent of Expiring
 Leases(2).......                                         $         0
 Percentage of
 Total Annualized
 Base Rent.......                                                 0.0%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........                                         $      0.00
 Number of Leases
 Expiring........                                                   0
TOTAL PORTFOLIO
 Square Footage
 of Expiring
 Leases..........       70,089      64,006     133,964        974,524
 Percentage of
 Total Rentable
 Sq. Ft. ........          4.8%        4.4%        9.2%          67.1%
 Annualized Base
 Rent of Expiring
 Leases(2).......   $1,446,684  $1,949,448  $2,185,092    $19,796,016
 Percentage of
 Total Annualized
 Base Rent.......          5.3%        7.1%        8.0%          72.2%
 Annualized Base
 Rent Per Square
 Foot of Expiring
 Leases..........   $    20.64  $    30.46  $    16.31    $     20.31
 Number of Leases
 Expiring........            2           1           2             28

----
(1) Represents lease expiration data from April 30, 1997 to December 31, 1997.
(2) Annualized Base Rent means the annualized fixed base rental amount in effect as of April 30, 1997 (using rental revenues computed on a straight-line basis in accordance with GAAP). In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants.
(3) This Property has no leases expiring during the 10 year period presented.
(4) Portions of two leases at 1102/1124 Columbia Street and one lease at 1413 Research Boulevard expire in different years. Each portion of the lease is indicated in this table in the year that portion expires.
(5) In addition to the base rent shown, this tenant, MedImmune, Inc., pays $322,000 per year in reimbursements for improvements installed by the prior owner of the property. These payments, which are accounted for as tenant recovery revenue, continue through the term of the lease. The terms of the lease with MedImmune allow it to terminate such lease at various dates during the lease upon six to 12 months notice and the payment of a termination penalty determined based on the date of the termination. In the event of such early termination, the remaining amount due over the term of the lease for improvements as described above shall be paid in full.

TENANTS

  The Properties are leased to tenants engaged in a variety of activities in the Life Science Industry. The following table sets forth information regarding the Company's leases with its 20 largest tenants based upon Annualized Base Rent as of April 30, 1997.
                              20 LARGEST TENANTS

                                                                                                                 PERCENTAGE OF
                          REMAINING              PERCENTAGE OF                   PERCENTAGE OF                     AGGREGATE
                           INITIAL   APPROXIMATE   AGGREGATE                       AGGREGATE                       PORTFOLIO
                   NUMBER LEASE TERM  AGGREGATE     LEASED        ANNUALIZED       PORTFOLIO    ANNUALIZED NET    ANNUALIZED
                     OF       IN      RENTABLE      SQUARE         BASE RENT      ANNUALIZED    EFFECTIVE RENT   NET EFFECTIVE
    TENANT(1)      LEASES  YEARS(2)  SQUARE FEET     FEET      (IN THOUSANDS)(3)   BASE RENT   (IN THOUSANDS)(4)     RENT
    ---------      ------ ---------- ----------- ------------- ----------------- ------------- ----------------- -------------
American              1      19.7       248,200      17.4%          $ 4,340          15.8%          $ 4,340          16.7%
 Medical.........
 Laboratories,
 Inc.
Fred Hutchinson       2       1.1       159,200      11.2             3,654          13.3             3,654          14.1
 Cancer..........             7.6
 Research
 Center(5)
Agouron               2       4.4        70,500       5.0             2,310           8.4             2,251           8.7
 Pharmaceuticals,             3.4
 Inc.............
PerImmune, Inc...     1       9.8       131,500       9.2             1,904           6.9             1,904           7.3
Advanced Tissue       2       3.4        84,500       5.9             1,721           6.3             1,353           5.2
 Sciences,.......
 Inc.
U.S. Army Corps..     1       2.1       105,000       7.4             1,563           5.7             1,396           5.4
 of Engineers(6)              4.4
FDA..............     1      16.8        70,000       4.9             1,415           5.2               901           3.5
R.W. Johnson          1       1.8        45,000       3.2             1,334           4.9             1,267           4.9
 Pharmaceutical..
 Research
 Institute
The Scripps           2       3.1        41,900       2.9             1,334           4.9             1,106           4.3
 Research
 Institute.......
                              2.4
Sequana               1       4.7        55,500       3.9             1,263           4.6             1,195           4.6
 Therapeutics,
 Inc.............
Corixa                2       7.7        37,600       2.6             1,198           4.4             1,150           4.5
 Corporation.....             1.1
MedImmune,            1       9.6        71,200       5.0             1,147           4.2             1,147           4.4
 Inc.(7).........
Gillette Capital      1       8.9        62,700       4.4             1,039           3.8             1,039           4.0
 Corporation.....
Quest                 1       2.9        44,500       3.1               597           2.2               597           2.3
 Diagnostics,
 Inc.............
Chiron                1       2.7        47,800       3.4               519           1.9               519           2.0
 Diagnostics.....
Syntro                1       2.7        12,800       0.9               430           1.6               430           1.7
 Corporation.....
Mobile                1       1.7        33,400       2.3               410           1.5               410           1.6
 Telesystems,
 Inc.............
Antex Biologics,      1       1.8        15,100       1.1               259           0.9               259           1.0
 Inc.............
Genetic Therapy,      1       6.3        20,600       1.4               229           0.8               229           0.9
 Inc.............
Photo Science,        1       6.2        14,800       1.0               182           0.7               182           0.7
 Inc.............
                    ---      ----     ---------      ----           -------          ----           -------          ----
 Total/Weighted      25       8.4     1,371,800      96.2%          $26,848          98.0%          $25,329          97.8%
  Average(8).....
                    ===      ====     =========      ====           =======          ====           =======          ====

-------
(1) American Medical Laboratories, Inc., PerImmune, Inc. and Quest Diagnostics, Inc. are tenants at the Acquisition LLC Properties.
(2) Renewal options for tenants leasing over 10% of the rentable space at Properties with a book value in excess of 10% of the Company's total assets as of December 31, 1996 or with gross revenues for the year ended December 31, 1996 in excess of 10% of the aggregate gross revenues of the Company for such period are as follows: (i) American Medical Laboratories, Inc., two five-year renewal options; (ii) Fred Hutchinson Cancer Research Center, none; (iii) Agouron Pharmaceuticals, Inc., (a) 11099 N. Torrey
    Pines: one one-year renewal option and three five-year renewal options thereafter and (b) 3565 General Atomics Court, three five-year renewal options; (iv) Advanced Tissue Sciences, Inc., one five-year renewal option; (v) R.W. Johnson Pharmaceutical Research Institute, two one-year renewal options; (vi) The Scripps Research Institute, (a) 10933 N. Torrey Pines Road, two two-year renewal options and (b) 3535 General Atomics Court, two five-year renewal options; (vii) Sequana Therapeutics, Inc., two five-year renewal options; (viii) Corixa Corporation, two five-year renewal options; (ix) MedImmune, Inc., two five-year renewal options; (x) Syntro Corporation, one five-year renewal option; (xi) Genetic Therapy, Inc., none; and (xii) Photo Science, Inc., one 4.5-year renewal option.
(3) Annualized Base Rent means the annualized fixed base rental amount in effect as of April 30, 1997 (using rental revenues computed on a straight-line basis in accordance with GAAP) paid by tenants under the terms of their leases. In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants.
(4) Annualized Net Effective Rent is the Annualized Base Rent in effect as of April 30, 1997, less (for gross leases) real estate taxes and insurance, common area and other operating expenses and (for all leases) amortized tenant improvements and leasing commissions.
(5) Portions of the Company's leases with the Fred Hutchinson Cancer Research Center, covering 70,089 square feet at 1102/1124 Columbia Street, were recently extended to 2004. The Fred Hutchinson Cancer Research Center, however, has the right to terminate the leases at any time after November 30, 1999, upon 12 months prior written notice.
(6) Of the 105,000 rentable square feet at 1413 Research Boulevard, leases with respect to 30,000 square feet are subject to expiration in 1999 and leases with respect to 75,000 rentable square feet are subject to expiration in 2001.

(7) In addition to the base rent shown, MedImmune, Inc. pays $322,000 per year in reimbursements for improvements installed by the prior owner of the property. These payments, which are accounted for as tenant recovery revenue, continue through the term of the lease. The terms of the lease with MedImmune allow it to terminate such lease at various dates during the lease upon six to 12 months notice and the payment of a termination penalty determined based on the date of the termination. In the event of such early termination, the remaining amount due over the term of the lease for improvements as described above must be paid in full.
(8) Weighted Average based on percentage of aggregate leased square feet.

PROPERTY DESCRIPTIONS

  Following are narrative descriptions of each of the Properties. The book value of each of 3535 General Atomics Court, 1102 and 1124 Columbia Street, 25, 35 and 45 West Watkins Mill Road and 14225 Newbrook Drive was in excess of 10% of the Company's total assets as of December 31, 1996, and the gross revenues from each such Property for the year ended December 31, 1996 were in excess of 10% of the aggregate gross revenues of the Company for such period. In addition, the gross revenues from each of 3565 General Atomics Court, 10933 North Torrey Pines Road and 11099 North Torrey Pines Road for the year ended December 31, 1996 was in excess of 10% of the aggregate gross revenues of the Company for such period. Accordingly, certain additional information with respect to each such Property, including historical occupancy and property tax rates and amounts, is set forth below. The Company's ownership interest in each of the Properties (and the ownership interest the Company will acquire in each of the Acquisition LLC Properties) is subject to existing leases, easements and encumbrances that, in the opinion of the Company, are customary for such properties. Information with respect to occupancy and average rental rates for periods prior to acquisition by the Company is based on information provided by previous owners or derived from Company records.

CALIFORNIA

 San Diego

  10933 North Torrey Pines Road is located in the Torrey Pines area of San Diego, California. The Property consists of approximately 108,000 rentable square feet of office and laboratory space, with extended frontage along North Torrey Pines Road. The Property, built in 1971 and substantially renovated in 1989 and 1994, is fully leased to two tenants: The Scripps Research Institute, one of the nation's largest non-profit biomedical research institutes, and Advanced Tissue Sciences, Inc., a publicly traded company focusing on the development and sale of artificial tissue products, each of which leases over 10% of the rentable space. The Property was 100% leased as of December 31, 1996, 89% leased as of December 31, 1995 and 85% leased as of December 31, 1994. Prior to acquisition by the Company, the Property was 59% leased as of December 31, 1993 and 44% leased as of December 31, 1992. The Company acquired this Property in October 1994 and installed new HVAC and computerized energy management systems in May 1995. These upgrades have enabled the Company to measure more accurately and recover from each tenant certain costs of utility usage that previously were not recoverable. The Company owns fee simple title to the Property.

  The Property is situated on approximately 16 acres of land. The Company has the right to develop and construct up to an additional 163,000 square feet of office and laboratory space on this parcel. The Company has applied for extension of conditional approvals from the City of San Diego and the California Coastal Commission for such development. The approvals are conditioned upon, among other things, the completion of certain off-site roadway and utility improvements and the submission of acceptable grading and building plans. The Company intends to maximize the site's value by developing build-to-suit facilities for specific tenants and to enter into long-term triple net leases with such tenants prior to construction. The Company believes that it has a competitive advantage in completing a build-to-suit project because of its low cost basis in the land and the superior North Torrey Pines Road location.

  The Company's tax basis in the Property for federal income tax purposes as of March 31, 1997 was approximately $9.9 million. The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 20 to 40 years, depending upon the date of certain capitalized improvements. For the three months ended March 31, 1997, the estimated annualized average depreciation rate for the Property under the modified accelerated cost recovery system was 2.8%. The 1996 realty taxes on the Property were assessed at an effective annual rate of approximately 1.118%. Such taxes on the Property for the 12 month period ending June 30, 1997 totaled approximately $116,900. The Company does not believe that any capital improvements made during the 12 month period immediately following the Offering should result in an increase in annual property taxes.

  11099 North Torrey Pines Road is located in the Torrey Pines Science Park in San Diego, California. This two-story "L" shaped Property, consisting of approximately 87,000 rentable square feet of office and laboratory space, has three levels of subterranean parking, garage storage, a 5,000 square foot central enclosed atrium and exterior patio terraces. The project was completed in 1986 and acquired by the Company in October 1994. The Property has benefitted from over $4.0 million of tenant-financed generic infrastructure improvements and is 100% leased to the following tenants: Agouron Pharmaceuticals, Inc., a publicly traded company focusing on the development and sale of synthetic drugs for viral, cancer and immuno-inflammatory diseases; Sequana Therapeutics, Inc., a publicly traded company focusing on the development of diagnostic and therapeutic products utilizing gene discovery technology; and Cytel Corporation, a publicly traded company focusing on therapeutics to treat acute and inflammatory diseases. Each of Agouron Pharmaceuticals, Inc. and Sequana Therapeutics, Inc. leases over 10% of the rentable space. The Property was 100% leased as of December 31, 1996 and 1995, 75% leased as of December 31, 1994 and 100% leased as of December 31, 1993 and 1992. The Company owns fee simple title to the Property.

  The Company's tax basis in the Property for federal income tax purposes as of March 31, 1997 was approximately $13.5 million. The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 20 to 40 years, depending upon the date of certain capitalized improvements. For the three months ended March 31, 1997, the estimated annualized average depreciation rate for the Property under the modified accelerated cost recovery system was 2.7%. The 1996 property taxes on the Property were assessed at an effective annual rate of approximately 1.118%. Such taxes on the Property for the 12 month period ending June 30, 1997 totaled approximately $151,500. The Company does not believe that any capital improvements made during the 12 month period immediately following the Offering should result in an increase in annual property taxes.

  3535 General Atomics Court is a two-story facility with approximately 76,000 rentable square feet of office and laboratory space. The Property was built in 1991 and is located in the Torrey Pines area of San Diego, California. The exterior consists of reflective glass and concrete and is situated over a single level of subterranean parking. The building has a direct fiber-optic linkup with the supercomputer center located at the University of California at San Diego. The Property has been 100% leased since 1992 and is currently leased to three tenants: The R.W. Johnson Pharmaceutical Research Institute (a wholly owned research subsidiary of Johnson & Johnson), The Scripps Research Institute and Syntro Corporation (a wholly owned subsidiary of Mallinckrodt, Inc., focusing on the research and development of animal vaccines), each of which leases over 10% of the rentable space. Following the Offering, this Property, together with 3565 General Atomics Court, will secure approximately $18.3 million of outstanding mortgage indebtedness. The Company owns fee simple title to the Property. The Company acquired the Property in December 1994.

  The Company's tax basis in the Property for federal income tax purposes as of March 31, 1997 was approximately $19.5 million. The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 20 to 40 years, depending upon the date of certain capitalized improvements. For the three months ended March 31, 1997, the estimated annualized average depreciation rate for the Property under the modified accelerated cost recovery system was 2.8%. The 1996 property taxes on the Property were assessed at an effective annual rate of approximately 1.118%. Such taxes on the Property for the 12 month period ending June 30, 1997 totaled approximately $224,900. The Company does not believe that any capital improvements made during the 12 month period immediately following the Offering should result in an increase in annual property taxes.

  3565 General Atomics Court contains approximately 44,000 rentable square feet of office and laboratory space and is located in the Torrey Pines area of San Diego, California. The two-story reflective glass and concrete building is situated over a single level of subterranean parking. The building has a direct fiber-optic linkup with the supercomputer center located at the University of California at San Diego. This single tenant Property built in 1991 is the principal research facility of Agouron Pharmaceuticals, Inc., which was 100% leased as of December 31, 1996, 1995, 1994, 1993 and 1992. The Company acquired the Property in December 31, 1994.

Following the Offering, this Property, together with 3535 General Atomics Court, will secure approximately $18.3 million of outstanding mortgage indebtedness. The Company owns fee simple title to the Property.

  The Company's tax basis in the Property for federal income tax purposes as of March 31, 1997 was approximately $10.2 million. The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 20 to 40 years, depending upon the date of certain capitalized improvements. For the three months ended March 31, 1997, the estimated annualized average depreciation rate for the Property under the modified accelerated cost recovery system was 2.8%. The 1996 property taxes on the Property were assessed at an effective annual rate of approximately 1.118%. Such taxes on the Property for the 12 month period ending June 30, 1997 totaled approximately $119,800. The Company does not believe that any capital improvements made during the 12 month period immediately following the Offering should result in an increase in annual property taxes.

 San Francisco Bay Area

  1311 Harbor Bay Parkway, located in Alameda, California, was developed in 1984 and contains approximately 30,000 rentable square feet of office and laboratory space. The building's exterior is finished with clay tile veneer over concrete tilt-up shear walls, with gray solar glass windows. The Company has a lease with Chiron Corporation covering approximately 6,800 square feet, and a lease with E. Heller & Company covering approximately 2,200 square feet. The Company is negotiating with E. Heller & Company to lease approximately 6,000 square feet of additional space and is negotiating with other potential tenants with respect to the remaining available office space. The Company owns a commercial condominium interest in the Property, together with an undivided interest in the common areas of the project in which the Property is a part. The Company acquired the Property in December 1996.

  1401 Harbor Bay Parkway, located in Alameda, California, was developed in 1986, renovated in 1994 and acquired by the Company in December 1996. The Property consists of approximately 48,000 rentable square feet of office and laboratory space. The Property is constructed of concrete tilt-up shear walls with structural steel framework and is fully leased to Chiron Diagnostics, a wholly owned subsidiary of Chiron Corporation. The Company owns a commercial condominium interest in the Property, together with an undivided interest in the common areas of the project in which the Property is a part.

  1431 Harbor Bay Parkway, located in Alameda, California, was developed in 1985 with significant renovations completed in 1989 and 1994. The building consists of approximately 70,000 rentable square feet of office and laboratory space. The Property is constructed of concrete tilt-up shear walls with structural steel framework and is fully leased to the FDA under a lease with the General Services Administration. The Company acquired the Property in December 1996. Following the Offering, this Property will secure a mortgage of approximately $8.5 million. The Company owns a commercial condominium interest in the Property, together with an undivided interest in the common areas of the project in which the Property is a part.

SEATTLE, WASHINGTON

  1102 and 1124 Columbia Street, located in Seattle, Washington, consists of two inter-connecting buildings with an aggregate of approximately 213,000 rentable square feet. Built in 1975, the seven story Columbia Building (1124 Columbia Street) is a main research facility of the Fred Hutchinson Cancer Research Center, a leading non-profit cancer research institute. The Property also includes a three-level subterranean annex that serves as a research facility and the six-story Eklind Hall Building (1102 Columbia Street) that contains additional office and laboratory space. The Company has converted approximately 21,000 square feet of space in the Columbia Building, and in 1998 will convert an additional approximately 28,000 square feet of space in such building into higher rent generic laboratory space. In addition to the Fred Hutchinson Cancer Research Center, which leases nearly 75% of the rentable space, approximately 18% of the Property is leased to Corixa Corporation, a privately held company focusing on the development of cancer vaccines, and the remainder is leased to Swedish Medical Center. Following the Offering, the Property will secure approximately $28.4 million of outstanding mortgage indebtedness. The Company owns fee simple title to the Property. The Company acquired the Property in May 1996, and it has been 100% leased since that time.

  The Company's tax basis in the Property for federal income tax purposes as of March 31, 1997 was approximately $29.4 million. The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 20 to 40 years, depending upon the date of certain capitalized improvements. For the three months ended March 31, 1997, the estimated annualized average depreciation rate for the Property under the modified accelerated cost recovery system was 2.5%. The 1997 property taxes on the Property were assessed at an effective annual rate of approximately 1.318%. Such taxes on the Property for the 12 month period ending December 31, 1997 totaled approximately $21,578. Because a substantial portion of the Property is leased to non-profit tenants, only approximately 18.0% of the Property is subject to property tax. The Company does not believe that any capital improvements made during the 12 month period immediately following the Offering should result in an increase in annual property taxes. A decrease in the amount of space leased to non-profit tenants may result in an increase in annual property taxes, although the Company expects to recover any such increase from tenants.

SUBURBAN WASHINGTON, D.C.

  300 Professional Drive contains approximately 48,000 rentable square feet of office and laboratory space in a master-planned business park in Gaithersburg, Maryland. This two-story brick veneer building with solar-reflective glass windows was built in 1989. The building's design allows for ground-level access to both floors and contains a split-level lobby. The Property is fully leased to Mobile Telesystems, Inc., a privately held portable satellite communications company, and Antex Biologics Inc., a publicly traded company focusing on research of vaccines for infectious diseases. The Company owns fee simple title to the Property. The Company acquired the Property in September 1996.

  401 Professional Drive is a two-story building containing approximately 63,000 rentable square feet of office and laboratory space in Gaithersburg, Maryland. The Property is fully leased to The Gillette Capital Corporation, a wholly owned subsidiary of The Gillette Company, and houses Gillette's principal personal care products testing facility. The Company owns fee simple title to the Property. The Company acquired the Property in September 1996.

  25, 35 and 45 West Watkins Mill Road is a three-building, single-story office and laboratory complex located in a master-planned business park known as the Bennington Corporate Center in Gaithersburg, Maryland. Consisting of approximately 139,000 rentable square feet, the brick veneer buildings with black reflective glass windows are constructed of structural steel framework with concrete slab flooring. The Property was completed in January 1989 and acquired by the Company in October 1996. Since that time, the Property has been approximately 93% leased. Prior to acquisition by the Company, the Property was 100% leased as of December 31, 1995 and 1994, 84% leased as of December 31, 1993 and 59% leased as of December 31, 1992. The Property currently is leased to five tenants, four of whom each lease over 10% of the rentable space. Genetic Therapy, Inc., a wholly owned subsidiary of Novartis AG, a multi-national Swiss pharmaceutical company, and MedImmune, Inc., a publicly traded company focusing on vaccines for infectious diseases, together with Capitol Cable & Technology, Inc., an electronics distribution company, and Photo Science, Inc., a commercial photography company, lease over 90% of the Property. Capitol Cable & Technology, Inc.'s Annualized Base Rent is $143,436, and its lease, which expires December 31, 2001, has no renewal options. The Company owns fee simple title to the Property.

  The Company's tax basis in the Property for federal income tax purposes as of March 31, 1997 was approximately $17.3 million. The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 20 to 40 years, depending upon the date of certain capitalized improvements. For the three months ended March 31, 1997, the estimated annualized average depreciation rate for the properties under the modified accelerated cost recovery system was 2.5%. The 1996 property taxes on the Property were assessed at an effective annual rate of approximately 1.444%. Such taxes on the Property for the 12 month period ending June 30, 1997 totaled approximately $275,000. The Company does not believe that any capital improvements made during the 12 month period immediately following the Offering should result in an increase in annual property taxes.

  1413 Research Boulevard consists of 105,000 rentable square feet of office and laboratory office. This two-building complex was built in two phases in 1967 and 1973, and is located in Rockville, Maryland. The Company acquired this Property in July 1996. The Property is fully leased to the U.S. Army Corps of Engineers for the Walter Reed Army Institute of Research and the Armed Forces Institute of Pathology. The Company owns fee simple title to the Property. A $2.6 million renovation project recently was completed in 1996 with funds provided by the U.S. Army Corps of Engineers to renovate 45,000 square feet of the complex and convert office space to generic laboratory space.

ACQUISITION LLC PROPERTIES

  1550 East Gude Drive, consisting of 44,500 rentable square feet, is located in Rockville Maryland. The two-story brick and masonry building was built in 1981 and underwent a complete interior renovation in 1995. The first floor contains primarily laboratory space designed within an open space configuration, and the entire second floor is devoted to office space. The Property is fully leased to Quest Diagnostics, Inc., a subsidiary of Corning, Inc., which has subleased the Property to Shire Laboratory, Inc., a wholly owned subsidiary of Shire Pharmaceuticals Group p.l.c. focusing on the development of advanced drug delivery systems. The Acquisition LLC acquired this property in January 1997. Upon consummation of the Offering and the Formation Transactions, the Company will own fee simple title to the Property.

  1330 Piccard Drive, located in Rockville, Maryland, consists of approximately 131,000 rentable square feet of office and laboratory space. The Property was built in two phases in 1978 and 1984, was renovated in 1995 and was acquired by the Acquisition LLC in January 1997. PerImmune, Inc., a privately held company focusing on diagnostic and therapeutic applications for cancer and other diseases, leases the Property. Upon consummation of the Offering and the Formation Transactions, the Company will own fee simple title to the Property.

  14225 Newbrook Drive, located in Chantilly, Virginia, was developed by American Medical Laboratories, Inc. ("AML"), a regional clinical laboratory, in 1992. The Acquisition LLC acquired the Property from AML, which occupied 100% of the Property, through a sale-leaseback transaction in January 1997 pursuant to which AML will continue to occupy 100% of the Property under a 20-year lease. AML has a right of first offer to purchase the Property from the Company in the event the Company determines to sell the Property. The approximately 248,000 rentable square foot complex consists of two buildings connected by a 10,000 square foot, two-story open atrium lobby. Building 1, consisting of approximately 162,000 rentable square feet of office and laboratory space, also contains a fully licensed day care center and a 24,288 square foot central plant housing the Property's utility distribution system. Building 2 currently consists of approximately 50,000 rentable square feet of office space and is designed to accommodate three additional floors or up to approximately 50,000 square feet of additional office and laboratory space. Upon consummation of the Offering and the Formation Transactions, the Company will own fee simple title to the Property.

  The Company's tax basis in the Property for federal income tax purposes as of March 31, 1997 was approximately $27.9 million. The Property is depreciated using the modified accelerated cost recovery system straight-line method, based on an estimated useful life ranging from 20 to 40 years, depending upon the date of certain capitalized improvements. For the three months ended March 31, 1997, the estimated average depreciation rate for the Property under the modified accelerated cost recovery system was 2.5%. The 1996 realty taxes on the Property were assessed at an effective annual rate of approximately 1.2%. Such taxes on the Property for the 12 month period ending June 30, 1997 totaled approximately $155,600. The Company does not believe that any capital improvements made during the 12 month period immediately following the Offering should result in an increase in annual property taxes.

COMPETITION

  Management believes that the Company will be the first publicly traded entity focusing primarily on the acquisition, management, expansion and selective development of Life Science Facilities. However, various entities, including insurance companies, pension and investment funds, partnerships, developers, investment companies and other REITs invest in Life Science Facilities and therefore compete for investment opportunities with the Company. Many of these entities have substantially greater financial resources than the Company and may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic proximity of its investments. Although management believes that it has been able to maximize returns on acquisitions as a result of its expertise in understanding the real estate needs of Life Science Industry tenants, its ability to identify and acquire those properties with generic laboratory infrastructure that appeal to a wide range of Life Science Industry tenants, and its expertise in identifying and evaluating Life Science Industry tenants, in the future, competition from these entities may reduce the number of suitable investment opportunities offered to the Company or increase the bargaining power of property owners seeking to sell. See "Target Markets" for a more detailed description of market conditions affecting competition for tenants, including occupancy and rental rates, in each of the Company's primary markets.

INSURANCE

  The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to the Properties, with policy specifications, insured limits and deductibles that the Company believes are consistent with those customarily carried for similar properties. The Company has also obtained environmental remediation insurance for the Properties. The insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances. The Company intends to carry similar insurance with respect to future acquisitions as appropriate. In addition, the Company requires its tenants to maintain comprehensive insurance, including liability and casualty insurance, that is customarily obtained for similar properties. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically insurable. In addition, certain disaster-type insurance (covering catastrophic events, such as earthquakes) may not be available or may only be available at rates that, in the opinion of management of the Company, are prohibitive. Many of the Properties are located in the vicinity of potentially active earthquake faults. The Company has obtained earthquake insurance for all of the Properties. Should an uninsured disaster or a loss in excess of insured limits occur, including a loss resulting from earthquake or other seismic activity, the Company could lose its capital invested in the affected properties, as well as the anticipated future revenues from such properties, and would continue to be obligated on any mortgage indebtedness or other obligations related to the properties. Any such loss could adversely affect the Company and its ability to make distributions to stockholders. See "Risk Factors--Uninsured Loss." Management believes that the Properties are currently adequately insured.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of real estate, as well as certain other parties, may be required to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases on, under, in or from such property, and may be held liable to a governmental entity or to third parties for investigation and cleanup costs and certain damages resulting from such releases. Such laws and regulations typically impose responsibility and liability without regard to whether such person knew of or caused the releases, and the liability under such laws and regulations has been interpreted to be joint and several, unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigating and remediating such contamination may be substantial, and the presence of such contamination, or the failure to properly remediate it, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In addition, the owner of a site may be subject to governmental fines and common law claims by third parties seeking to recover damages and costs resulting from such contamination.

  Certain other federal, state and local laws and regulations govern the management and disposal of ACMs. Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of such property for personal injury associated with ACMs. In connection with the ownership and operation of its properties, the Company may be potentially liable for such costs. ACMs have been detected at certain of the Properties, but are not expected to result in material environmental costs or liabilities to the Company.

  Federal, state and local laws and regulations also require the removal or upgrading of certain underground storage tanks and regulate the discharge of storm water, wastewater and any water pollutants, the emission of air pollutants, the generation, management and disposal of hazardous or toxic chemicals, substances or wastes, and workplace health and safety. Life Science Industry tenants, including certain of the Company's tenants, engage in various research and development activities involving the controlled use of hazardous materials, chemicals, biological and radioactive compounds. Although the Company believes that the tenants' activities involving such materials comply in all material respects with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, the Company could be held liable for any damages that result, and any such liability could exceed the Company's resources and its environmental remediation coverage. See "Risk Factors--Lack of Industry Diversification; Reliance on Life Science Industry Tenants."

  The Company's leases generally provide that (i) the tenant is responsible for all environmental liabilities relating to the tenant's operations, (ii) the Company is indemnified for such liabilities and (iii) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate the Company's statutory liability or preclude claims against the Company by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant's operations, it is possible that the Company, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation and pay related fines.

  All of the Properties have been, and it is contemplated that all future acquisitions will be, subjected to a Phase I or similar environmental assessment (which generally includes a site inspection, interviews and a records review, but no subsurface sampling). These assessments and certain follow-up investigations (including, as appropriate, asbestos, radon and lead surveys, additional public records review, subsurface sampling and other testing) of the Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business or results of operations. Nevertheless, it is possible that the assessments on the Properties have not revealed, or that the assessments on future acquisitions will not reveal, all environmental liabilities and that there may be material environmental liabilities of which the Company is unaware.

  The Company believes that the Properties are in compliance in all material respects with applicable environmental laws. No assurances can be given, however, that (i) the Company will not incur material liability under current or future environmental laws and regulations or (ii) the current environmental condition of the Properties will not be adversely affected by tenant operations or by environmental conditions in the vicinity of such Properties. See "Risk Factors--Possible Environmental Liabilities."

LEGAL PROCEEDINGS

  To the Company's knowledge, no litigation is pending against the Company, other than routine actions and administrative proceedings, substantially all of which are expected to be covered by liability insurance or which, in the aggregate, are not expected to have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Board of Directors and generally may be amended or revised from time to time by the Board of Directors without a vote of the stockholders, except that (i) the Company may not enter into certain extraordinary transactions without the approval of a majority of the stockholders (see "Risk Factors--Influence of Certain Stockholders" and "Description of Capital Stock--Common Stock") and
(ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements.

INVESTMENT POLICIES

  Investment in Real Estate or Interests in Real Estate. The Company's investment objectives are to provide quarterly cash distributions and to achieve long-term capital appreciation through increases in cash flows and the value of the Properties and future acquisitions. See "The Company" and "The Properties" for a discussion of the Properties and the Company's acquisition and other strategic objectives.

  The Company intends to pursue its investment objectives primarily through the ownership of the Properties and other Life Science Facilities. The Company also may expand and improve the Properties and future acquisitions or sell such properties, in whole or in part, when circumstances warrant. Under circumstances in which the investment returns to the Company justify the expense, the Company also may undertake selective development of Life Science Facilities. Although the Company intends to focus its activities on Life Science Facilities in its target markets, future activity is not limited to any geographic area or product type or to a specified percentage of the Company's assets. There is no limit on the amount or percentage of the Company's assets that may be invested in any one property or any one geographic area. The Company intends to engage in such activities in a manner consistent with the maintenance of its status as a REIT for federal income tax purposes.

  The Company also may participate with third parties in property ownership through joint ventures or other types of co-ownership. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service with respect to such financing or indebtedness will have priority over any distributions with respect to capital stock. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

  Investments in Real Estate Mortgages. Although the Company's current portfolio consists of, and the Company's business objectives emphasize, equity investments in Life Science Facilities, the Company may, in the discretion of the Board of Directors, invest in mortgages and other types of equity real estate interests consistent with the Company's qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment. The Company may also retain a purchase money mortgage for a portion of the sale price in connection with the disposition of a property from time to time.

  Investments in Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Although the Company has no present intention to do so, it also may invest in securities of other REITs, other entities engaged in real estate activities, or securities of other issuers (including for the purpose of exercising control over such entities), subject to the percentage of ownership limitations, limitations on ownership of certain types of assets, and the gross income tests necessary for REIT qualification. See "Federal Income Tax Considerations--Taxation of the Company."

DISPOSITION POLICY

  Management will periodically review the assets comprising the Company's portfolio. The Company has no current intention to dispose of any of the Properties, although it reserves the right to do so. Disposition decisions relating to the Company's assets will be made based upon several factors, including but not limited to: (i) the potential for continuing increases in cash flow and value, (ii) the sale price, (iii) the strategic fit of the properties with the Company's portfolio, (iv) the potential for, or the existence of, any environmental or regulatory issues, (v) alternative uses of capital, (vi) maintaining qualification as a REIT and (vii) other tax-related considerations. See "Federal Income Tax Considerations--Taxation of the Company."

FINANCING POLICIES

  The Company intends to make additional investments in Life Science Facilities and may incur indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code to the extent that cash flows from the Company's investments and working capital is insufficient. The Company has adopted a policy to limit its total consolidated indebtedness so that at the time any debt is incurred, the Company's debt to total market capitalization ratio does not exceed 50%. Upon consummation of the Offering and the Formation Transactions, the Company's debt to total market capitalization ratio will be approximately 20%. The Company's Charter and Bylaws, however, do not limit the amount or percentage of indebtedness that the Company may incur. The Company may, from time to time, modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the market price of the Common Stock, growth and acquisition opportunities, the Company's continued REIT qualification requirements and other factors. Accordingly, the Company may increase or decrease its debt to total market capitalization ratio beyond the limits described above. If these policies were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the Company's financial condition and its ability to make distributions to stockholders. See "Risk Factors--Changes in Policies Without Stockholder Approval" and "--No Limitation on Debt."

  The Company has established its debt policy relative to the total market capitalization of the Company computed at the time debt is incurred, rather than relative to the book value of its assets. The Company believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements and that a debt to total market capitalization ratio, therefore, provides a more appropriate indication of leverage. A debt to total market capitalization ratio, however, is based, in part, upon the aggregate market value of the outstanding shares of Common Stock and will fluctuate with changes in the price of the Common Stock (and the issuance of additional shares of Common Stock). Accordingly, because the measurement of the Company's total consolidated indebtedness to total market capitalization is made at the time debt is incurred, the debt to total market capitalization ratio could later exceed the 50% level.

  To the extent that the Board of Directors desires to obtain additional capital, the Company may raise such capital through additional public and private equity offerings, debt financings, retention of cash flow (subject to satisfying the Company's distribution requirements under the REIT provisions of the Code) or a combination of these methods. The Company's debt may consist of a combination of property level debt and corporate level debt, and financing may consist of floating and/or fixed rate debt. Borrowings may be unsecured or secured by any or all of the assets of the Company and may have full or limited recourse to all or any portion of the assets of the Company. Indebtedness may be in the form of bank borrowings, purchase money obligations to sellers of properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. The proceeds from any borrowings by the Company may be used (subject to limitations which may be contained in the instruments governing such indebtedness) to pay distributions, to provide working capital, to pay existing indebtedness or to finance acquisitions, expansions or selective development of new properties. The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio.

CONFLICT OF INTEREST POLICIES

  The Company has entered into agreements with Messrs. Sudarsky, Marcus, Gold, Stone, Kreitzer and Nelson designed to eliminate or minimize potential conflicts of interest. The respective agreements prohibit each of them from engaging in any activity competitive with the business of the Company during the term of each such officer's employment agreement with the Company and for any period during which such officer is entitled to severance benefits thereunder. See "Management--Employment Agreements." In addition, the Board of Directors is subject to certain provisions of Maryland law that are designed to eliminate or minimize certain potential conflicts of interest. There can be no assurance, however, that these policies will be successful in eliminating the effects of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

  Pursuant to Maryland law, each director will be subject to restrictions on misappropriation of corporate opportunities. In addition, a contract or other transaction between the Company and a director or between the Company and any other corporation or other entity in which a director of the Company is a director or has a material financial interest is not void or voidable solely on the grounds of such interest if (i) the fact of the common directorship is disclosed or known to the Board of Directors (or committee thereof) or the stockholders, as applicable, and the contract or transaction is authorized, approved or ratified by the affirmative vote of a majority of the disinterested directors or the stockholders, or (ii) the transaction is established to have been fair and reasonable to the Company. The Company's Charter provides, however, that directors of the Company who are affiliates of AEW have no obligation to present to the Company opportunities that may be pursued by AEW, unless such opportunities were presented to the director in his capacity as such.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  The Company has authority to offer Common Stock, Preferred Stock or options to purchase capital stock in exchange for property and to repurchase or otherwise acquire its Common Stock or other securities in the open market or otherwise and may engage in such activities in the future. The Board of Directors, however, has no present intention of causing the Company to repurchase any capital stock. The Company may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without stockholder approval. See "Description of Capital Stock--Preferred Stock." The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers nor has the Company invested in the securities of other issuers for the purposes of exercising control (other than with respect to QRS), and does not intend to do so (other than with respect to (i) the Acquisition LLC, Harbor Bay, LLC or other subsidiaries or (ii) the acquisition of properties). The Company has not made any loans to third parties, although the Company may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a manner as to maintain its qualification as a REIT, unless because of circumstances or changes in the Code (or the Treasury Regulations), the Board of Directors determines that it is no longer in the best interest of the Company to qualify as a REIT.

  The Company will be required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition to applicable legal or NYSE requirements, if any, holders of shares of Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants.

                            FORMATION AND STRUCTURE

FORMATION AND RELATED TRANSACTIONS

  Formation. Holdings filed its Articles of Incorporation in the State of Maryland on September 30, 1993 and was capitalized in January 1994 by its founders, Jerry Sudarsky, Joel Marcus, Alan Gold, Gary Kreitzer and Steven Stone. In connection with such capitalization, Holdings issued securities to Mr. Sudarsky in exchange for cash and to Mr. Marcus in exchange for a promissory note that was subsequently forgiven by Holdings in consideration for services rendered to Holdings. In addition, Holdings issued securities to Messrs. Gold, Kreitzer and Stone in exchange for the assets of Bernardo Capital, Inc., a real estate company, valued by the Board of Directors of Holdings at $55,640. No independent appraisal of the assets was performed at the time of contribution. Bernardo Capital, Inc. acquired the contributed assets over the duration of its operations from

September 1992 through January 1994 at a nominal cost. Messrs. Sudarsky, Marcus and Gold, are officers and directors of both Holdings and Alexandria and are officers of QRS. Messrs. Sudarsky and Marcus are also directors of QRS.

  On October 27, 1994, Alexandria filed its Articles of Incorporation in the State of Maryland. In connection with the formation of Alexandria, and as required by the Company's working capital lender, Holdings contributed substantially all of its assets and liabilities (other than certain outstanding unsecured notes) to Alexandria in exchange for all of the issued and outstanding shares of Common Stock. On September 6, 1996, as required in connection with the PaineWebber Facility, QRS filed its Articles of Incorporation in the State of Maryland. In connection with the formation of QRS, Alexandria contributed 1413 Research Boulevard in Rockville, Maryland to QRS in exchange for all of the issued and outstanding shares of common stock of QRS.

  In connection with the refinancing of existing mortgage debt on 1431 Harbor Bay Parkway, the Company has formed Harbor Bay, LLC, a special-purpose limited liability company, of which Alexandria holds a 99% non-managing interest and QRS holds a 1% managing interest. In connection with such refinancing, QRS will contribute 1431 Harbor Bay Parkway to Harbor Bay, LLC.

  Stock Split. Prior to consummation of the Offering, each then outstanding share of Common Stock will be split into 1,765.923 shares of Common Stock (the "Stock Split"). As a result, Holdings will directly own 1,765,923 shares of Common Stock, representing approximately 17.0% of the shares of Common Stock to be outstanding upon consummation of the Offering and the Formation Transactions.

  Redemption of Outstanding Shares of Series T Preferred Stock. In December 1994, Alexandria issued four shares of Series T Preferred Stock to each of Messrs. Sudarsky, Marcus and Gold, each of whom are officers and directors of the Company, in connection with certain REIT requirements of the Code. Pursuant to the terms thereof, upon consummation of the Offering, each outstanding share of Series T Preferred Stock will be redeemed for cash in an amount equal to its stated value of $100.

  Conversion of Series U Preferred Stock. In January 1996, Alexandria issued 220 shares of Series U Preferred Stock to 126 holders, including certain officers and directors of the Company, in connection with certain REIT requirements of the Code. Upon the effectiveness of the Registration Statement, the outstanding shares of Series U Preferred Stock will be converted into an aggregate of 7,071 shares of Common Stock, representing 0.1% of the shares of Common Stock to be outstanding upon consummation of the Offering and the Formation Transactions.

  Conversion of Series V Preferred Stock. In 1996, Alexandria issued 27,500 shares of Series V Preferred Stock to AEW in a series of transactions to raise additional equity capital. Pursuant to the terms of the Series V Preferred Stock, the Company notified AEW that it intended to (i) convert one-half of the outstanding shares of Series V Preferred Stock into shares of Common Stock and (ii) redeem the remaining shares of Series V Preferred Stock for cash. Notwithstanding the option of the Company to effectuate the foregoing conversion and redemption, AEW has exercised its right to convert all of its shares of Series V Preferred Stock into shares of Common Stock. In connection with negotiations with AEW to facilitate the consummation of the Offering, including AEW's election to convert all of its shares of Series V Preferred Stock, the Company agreed to increase the number of shares of Common Stock that AEW will receive upon conversion by approximately 2.4%. As a result, upon conversion, AEW will own 1,659,239 shares of Common Stock, representing approximately 16.0% of the shares of Common Stock to be outstanding upon consummation of the Offering and the Formation Transactions. Reflecting AEW's decision to convert the Series V Preferred Stock to Common Stock, the accreted amount outstanding of the Series V Preferred Stock of $25,929,000 was reclassified to par value of Common Stock ($16,000) and additional paid in capital ($25,913,000) in the unaudited pro forma condensed consolidated balance sheet as of March 31, 1997. In addition, AEW will receive its regular quarterly dividend, pro rated from April 1, 1997 to the date of conversion (approximately $398,000 in the aggregate).

  Purchase of the Acquisition LLC. In connection with seeking financing for the acquisition of the Acquisition LLC Properties, the Company negotiated with several third party lenders, including PaineWebber. Based on the financing proposals presented by the various lenders, the Company determined that the financing arrangement presented by PaineWebber was the most favorable available to the Company. Pursuant to the terms of the Agreement for Sale and Purchase of Membership Interests (the "LLC Agreement") entered into between certain affiliates of PaineWebber and the Company on January 13, 1997, the Company assigned its rights to purchase the Acquisition LLC Properties to the Acquisition LLC, which is controlled by PaineWebber Real Estate Holdings Inc. and PW Realty Partners, LLC (the "PW Affiliates"). Thereafter, the Acquisition LLC acquired the Acquisition LLC Properties. The LLC Agreement requires that the Company acquire the membership interests in the Acquisition LLC upon the earlier to occur of September 30, 1998, the Offering, or certain events of default specified therein. None of the Continuing Investors has any direct or indirect interest in the Acquisition LLC or the Properties owned thereby.

  Concurrently with the Offering, the Company will acquire 100% of the membership interests in the Acquisition LLC from the PW Affiliates. As a result of the acquisition of the membership interests in the Acquisition LLC, the Company will acquire the Acquisition LLC Properties located at 1550 East Gude Drive, Rockville, Maryland, 1330 Piccard Drive, Rockville, Maryland and 14225 Newbrook Drive, Chantilly, Virginia. Pursuant to the LLC Agreement, (i) the Company agreed to pay the PW Affiliates an acquisition fee and (ii) the purchase price for the Acquisition LLC equals the original purchase price of the Acquisition LLC Properties (as adjusted for the acquisition fee and cash flow from the Acquisition LLC Properties) plus a percentage of the excess of
(x) the aggregate fair market value (as defined) of the Acquisition LLC Properties on the date of purchase of the Acquisition LLC by the Company over
(y) the adjusted purchase price. To facilitate consummation of the Offering, at the request of the Company, the PW Affiliates have agreed to amend the LLC Agreement to reduce the purchase price by approximately $766,000. The Company currently anticipates that the purchase price for the membership interests in the Acquisition LLC (calculated using the above formula and after giving effect to the $766,000 reduction) will be approximately $60.6 million. The Company will treat the difference ($8.9 million) between the purchase price for the membership interests in the Acquisition LLC and the original purchase price of the Acquisition LLC Properties paid by the Acquisition LLC
($51.7 million) as a financing cost that will be recognized when the transaction is completed.

  If the initial public offering price is less than $21.00 per Share, the Company may reduce the amount of the Offering proceeds applied to general corporate purposes or draw on the Credit Facility, as necessary, to pay the purchase price of the membership interests in the Acquisition LLC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The LLC Agreement provides that the Acquisition LLC will not engage in any business other than the acquisition and operation of the Acquisition LLC Properties and that if PaineWebber had not been selected to act as lead managing underwriter for the Offering on the terms set forth in the PaineWebber Facility, the purchase price required to be paid by the Company for the membership interests in the Acquisition LLC would have been increased in an amount equal to 2% of the capital contributions previously made by the PW Affiliates to the Acquisition LLC. See "Underwriting."

NEW MORTGAGE DEBT

  The Company will repay approximately $78.1 million of its existing mortgage debt with a portion of the net proceeds of the Offering, as well as the net proceeds from: (i) a new $8.5 million mortgage loan on 1431 Harbor Bay Parkway and (ii) a new $6.9 million mortgage loan on 1102 and 1124 Columbia Street, each expected to be incurred upon consummation of, or shortly following, the Offering. The $8.5 million mortgage loan will bear interest at a fixed rate equal to approximately 70 basis points over the interpolated 7-year Treasury rate, which would result in an interest rate of approximately 7.30% (as of May 1, 1997), and will mature in January 2014. The $6.9 million mortgage loan will initially bear interest at a variable rate based on 90 basis points over LIBOR. This rate is anticipated to be fixed (based on the terms of the loan) in August 1997 at a rate equal to approximately 90 basis points over the interpolated 20-year Treasury rate, which would result in a fixed interest rate of approximately 7.70% (as of May 1, 1997). This loan will mature in July 2016.

BENEFITS TO RELATED PARTIES

  Accretion in Value. As a result of the Offering and the Formation Transactions, Holdings and the officers and directors of the Company directly will realize an immediate accretion in the net tangible book value of their investment in Alexandria of $9.11 and $14.94 per share of Common Stock, respectively.

  Stock Grants and Stock Options. In connection with the Offering, officers, directors and certain employees of the Company will be granted an aggregate of 152,615 shares of Common Stock. Officers, directors and certain employees of the Company will also receive options to purchase 57,000 shares of Common Stock under the 1996 Plan in substitution for previously granted Holdings Stock Options (such stock options will be exercised in connection with the Offering at a nominal exercise price, and thereafter no further stock options will be issued under the 1996 Plan). In addition to their respective ownership interests in Holdings, upon consummation of the Offering and the Formation Transactions, officers, directors and certain employees of the Company will directly own 209,615 shares of Common Stock, representing approximately 2.0% of the outstanding shares of Common Stock.

  The following table lists the number of shares to be issued to officers and directors of the Company and the number of shares issuable upon exercise of stock options under the 1996 Plan.

                                                                SHARES OF COMMON
                                                                 STOCK ISSUABLE
                                                                UPON EXERCISE OF
                                                                 OPTIONS UNDER
                                              SHARES OF COMMON   THE 1996 PLAN
   NAME                                      STOCK TO BE ISSUED       (1)
   ----                                      ------------------ ----------------
   Jerry M. Sudarsky........................        5,555             4,164
   Joel S. Marcus...........................       54,160            29,140
   Alan D. Gold.............................       33,329             7,619
   Peter J. Nelson..........................        3,097               --
   Gary A. Kreitzer.........................       13,887             3,822
   Steven A. Stone..........................       13,887             4,212
   Vincent R. Ciruzzi.......................        4,166               --
   Joseph Elmaleh...........................        3,703             1,190
   Viren Mehta..............................        3,703             1,190
   David M. Petrone.........................        3,703             1,190
   Anthony M. Solomon.......................        3,703             1,190

--------
(1) All options issued under the 1996 Plan will be exercised in connection with the Offering and, thereafter, no further stock options will be issued under the 1996 Plan.

  In connection with the Offering, the Company will also grant officers, directors and employees of the Company options to purchase an aggregate of 600,000 shares of Common Stock at the initial public offering price pursuant to the Company's 1997 Stock Option Plan, as follows: Jerry M. Sudarsky, 10,000; Joel S. Marcus, 140,000; Alan D. Gold, 100,000; Peter J. Nelson, 60,000; Gary A. Kreitzer, 60,000; Steven A. Stone, 60,000; Vincent R. Ciruzzi, 45,000; Joseph Elmaleh, 5,000; David Petrone, 5,000; Viren Mehta, 5,000; Anthony Solomon, 5,000; and all other employees, 105,000. Options granted to officers, employee directors and other employees of the Company under the 1997 Stock Option Plan will vest ratably over a three-year period. Options granted to non-employee directors under the 1997 Stock Option Plan will vest immediately upon the date of grant. See "Management--Benefit Plans."

  Registration Rights. In connection with the Offering, the Company will grant to Holdings customary transferable registration rights with respect to the shares of Common Stock held by it. See "Shares Eligible for Future Sale."

  Related Party Loans and Reimbursements. During 1996, certain stockholders of Holdings, including Jacobs Engineering Group, Inc., Southern Shipping & Energy, Inc., Joseph Jacobs, Jerry Sudarsky, Joseph Flom and Joseph Elmaleh, loaned in the aggregate $2.5 million to Holdings. Such loans mature on June 30, 1997, bear interest at the rate of 10% per annum, and are payable in monthly installments. The proceeds from such loans were subsequently advanced to the Company for general working capital purposes. Holdings will receive
$2.5 million from the proceeds of the Offering as repayment of the advance to the Company and will use the proceeds thereof to repay loans from certain stockholders of Holdings. See "Use of Proceeds."

  Upon consummation of the Offering and the Formation Transactions, Bernardo Capital, Inc. (a corporation of which Messrs. Gold, Kreitzer and Stone are stockholders) will receive from Holdings approximately $517,000 as reimbursement for certain expenses, including accrued salaries and benefits paid to each of Messrs. Gold, Kreitzer and Stone, incurred in connection with the formation of Holdings in 1993. These funds will be paid by Holdings, and no proceeds of the Offering will be utilized for this purpose. Bernardo Capital, Inc. has had no active operations since January 1994.

  Benefits to Lead Managing Underwriter. PaineWebber will receive certain material benefits from the Offering and the Formation Transactions, including
(i) a portion of the underwriting discounts and commissions (which in the aggregate will be 6.5% of the gross proceeds of the Offering) to be determined principally based on the number of Shares sold and/or underwritten by PaineWebber, (ii) a fee for structural and advisory services equal to 1% of the gross proceeds of the Offering (approximately $1.4 million), (iii) approximately $60.6 million of the net proceeds as consideration for the sale of the Acquisition LLC to the Company and (iv) $44.4 million of the net proceeds as repayment of amounts outstanding under the PaineWebber Facility. See "Use of Proceeds," "--Formation and Related Transactions" and "Underwriting."

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

  The following table sets forth certain information with respect to the directors and executive officers of the Company, as well as certain of its senior management.

   NAME                     AGE POSITION
   ----                     --- --------
   Jerry M. Sudarsky.......  78 Chairman of the Board
   Joel S. Marcus..........  49 Chief Executive Officer and Director
   Alan D. Gold............  36 President and Director
   Peter J. Nelson.........  39 Chief Financial Officer, Treasurer and Secretary
   Gary A. Kreitzer........  42 Senior Vice President and In-House Counsel
   Steven A. Stone.........  35 Corporate Vice President
   Vincent R. Ciruzzi......  34 Vice President
   Joseph Elmaleh..........  58 Director
   Viren Mehta.............  47 Director
   David M. Petrone........  52 Director
   Anthony M. Solomon......  77 Director

  JERRY M. SUDARSKY has served as the Company's Chairman of the Board of Directors since its inception. Mr. Sudarsky also served as Chief Executive Officer of the Company from its inception until March 1997. Mr. Sudarsky served as Vice Chairman of Jacobs Engineering Group, Inc., an engineering and construction firm, from 1986 to 1994. Mr. Sudarsky has had extensive experience in the design, engineering, construction and operation of commercial properties, including Life Science Facilities. In 1967,
Mr. Sudarsky founded and became Chairman of Israel Chemicals, where he served until 1972, and in 1946, he founded Bioferm Corp., a pioneer in the production of Vitamin B12 and the first commercial bio-insecticide products, where he served until 1965.

  JOEL S. MARCUS has served as the Company's Chief Executive Officer since March 1997 and has served as a director since inception. Mr. Marcus previously served as the Company's Vice Chairman of the Board and Chief Operating Officer from its inception until his appointment as Chief Executive Officer in March 1997 and as Secretary from inception until Mr. Nelson's appointment as Secretary in April 1997. Mr. Marcus was a partner in the law firm of Brobeck, Phleger & Harrison, and a predecessor firm, from 1986 to 1994, specializing in corporate finance and acquisitions. From 1984 to 1994, he also served as General Counsel and Secretary of Kirin-Amgen, Inc., a joint venture that financed the development of two genetically engineered pharmaceuticals.
Mr. Marcus has served on the Board of Directors of Ariad Pharmaceuticals, a publicly traded biotechnology company, since 1995. Mr. Marcus was formerly a practicing Certified Public Accountant specializing in the financing and taxation of real estate, including REITs. Mr. Marcus has a broad-based network of working relationships in the real estate and Life Science industries. He received his undergraduate and Juris Doctor Degrees from the University of California at Los Angeles and is a member of NAREIT.

  ALAN D. GOLD has served as President and a director of the Company since its inception. Mr. Gold previously served as the Company's Treasurer from inception until Mr. Nelson's appointment as Treasurer in April 1997. Mr. Gold has served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, since 1989. The partnership ceased active operations in January 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer-Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration with an emphasis in real estate finance from San Diego State University.

  PETER J. NELSON has served as the Chief Financial Officer, Treasurer and Secretary of the Company since April 1997. Prior to joining the Company, from 1995 to 1997, Mr. Nelson served as Chief Financial Officer of

Lennar Partners, a diversified real estate company, where he was responsible for the financial management of the firm's real estate portfolio. From 1990 to 1995, Mr. Nelson was Chief Financial Officer of Westrec Properties, Inc., a national owner and operator of boat marinas and resort properties. Mr. Nelson also served as Vice President, Corporate Financial Planning at Public Storage, Inc. from 1986 to 1990, and as an Audit Manager at Ernst & Young LLP from 1979 to 1986. Mr. Nelson is a Certified Public Accountant and a member of the American Institute of CPAs and the California Society of CPAs where he has served on the Real Estate Committee. Mr. Nelson received his Bachelor of Science Degree from California State University.

  GARY A. KREITZER has served as Senior Vice President and In-House Counsel of the Company since its inception. From 1990 to 1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served as In-House Counsel, Secretary and Vice President for The Christiana Companies, Inc., a publicly traded investment and real estate development company from 1982 to 1989. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar, the American Bar Association and the American Corporate Counsel Association.

  STEVEN A. STONE has served as Corporate Vice President of the Company since its inception. Since 1989, Mr. Stone has served as a partner in GoldStone Real Estate Finance and Investments, which ceased active operations in January 1994. Mr. Stone served as Asset Manager for Baldwin Industrial Properties, Ltd., a commercial real estate developer, from 1986 to 1989, Assistant to Vice President-Business and Real Estate Development at Grant General Contractors from 1986 to 1989, and Appraiser for the Bank of America from 1983 to 1984. Mr. Stone holds a Bachelor of Science Degree in Business Administration from San Diego State University.

  VINCENT R. CIRUZZI has served as a Vice President of the Company since September 1996. In 1993, Mr. Ciruzzi founded a real estate consulting business, which provided consulting services to the Company from September 1995 until his appointment as Vice President. Mr. Ciruzzi served as Project Manager for Home Capital Development Corporation, a real estate development company, from 1986 to 1993, where he specialized in project management of master planned communities as well as real estate development. Mr. Ciruzzi received his Bachelor of Science Degree in Finance and Real Estate from the University of Southern California.

  JOSEPH ELMALEH has served as a director of the Company since its inception. Dr. Elmaleh is a chemical engineer and international financier, with businesses in the United States, Europe and the Middle East. He served as Chairman and Chief Executive Officer of Passport Ltd., an oil and gas and real estate company, from 1989 to 1995 and of J.O.E.L. Ltd., an oil and gas and real estate company, from 1981 to 1995. Dr. Elmaleh also served as Chairman, Chief Executive Officer and a director of Isramco, Inc., a publicly traded oil and gas exploration company, from 1981 to 1996. Dr. Elmaleh has been a director of Panatech Research and Development Inc., a manufacturer of tips for spray guns, since 1980. Dr. Elmaleh received his Bachelor of Science Degree in chemical engineering from the Technion-Israel Institute of Technology and his Doctorate in Operations Research from the Imperial College of Science and Technology, London.

  VIREN MEHTA has served as a director of the Company since January 1995. Since 1989, Mr. Mehta has been a partner of Mehta and Isaly, a pharmaceutical and biotechnology industry advisory and investment firm. Mr. Mehta served as a Vice President at S.G. Warburg & Co., Inc., a merchant bank, from 1987 to 1989. In 1986, he established the pharmaceutical investment research division in Wood MacKenzie & Company Inc., New York, of which he became a Vice President and served until 1987. Mr. Mehta also worked with the international division of Merck & Co., a pharmaceutical manufacturer, from 1983 to 1986. Mr. Mehta received his Doctor of Pharmacy Degree from the University of Southern California and his Master of Business Administration from the University of California at Los Angeles.

  DAVID M. PETRONE has served as a director of the Company since its inception. Mr. Petrone has been Chairman of the Board of Housing Capital Corporation, a real estate finance company, since 1994. From 1986 until 1992, Mr. Petrone was Vice Chairman of the Board of Wells Fargo and Company. Mr. Petrone also served as Chief Executive Officer and President of Wells Fargo Realty Advisors from 1978 to 1981 and of Wells Fargo Mortgage and Equity Trust, a publicly held REIT, from 1981 to 1988. Mr. Petrone has served as a director of Jacobs Engineering Group, Inc. since 1986 and of Spieker Properties, a publicly held REIT, since 1993. He received his Bachelor of Science and Master of Business Administration Degrees from the University of Oregon.

  ANTHONY M. SOLOMON has served as a director of the Company since October 1994. Mr. Solomon is an economist and banker and has served as Chairman of The Blackstone Alternate Asset Management Advisory Board since 1994. Mr. Solomon also has served as Chairman of The Europe Fund, a closed end fund investing in Europe since 1990 and of The United Kingdom Fund, a closed end fund investing in the United Kingdom since 1987. Mr. Solomon has served as an economic advisor to the Banca Comerciale Italiana since 1985. Mr. Solomon was a director of S.G. Warburg p.l.c. London from 1985 until 1991 and Chairman of S.G. Warburg USA from 1985 until 1989. Mr. Solomon also served as President and Chief Executive Officer of the Federal Reserve Bank of New York from 1980 to 1985 and was Under Secretary of the Treasury from 1977 to 1980. Mr. Solomon received his Bachelor of Arts Degree in Economics from the University of Chicago and his Masters Degree in Economics and Public Administration from Harvard University.

ELECTION OF DIRECTORS AND DIRECTOR COMPENSATION

  All directors are elected to hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualify. Pursuant to an agreement with the Company, AEW has the right to include two nominees on the ballot for the election of directors of the Company, and one nominee on the ballot for the election of directors of QRS, so long as AEW owns Common Stock representing more than 15% of the voting securities of the Company, and the right to include one nominee on the ballot for the election of directors of the Company so long as AEW owns Common Stock representing more than 7% of such securities. Holdings has agreed to vote its shares of Common Stock for such nominees included on the ballot for the election of directors of the Company, and the Company has agreed to take all actions necessary to cause the election of the nominee at QRS. No directors currently serve on the board of directors of the Company or QRS pursuant to such arrangement, although AEW may, at its discretion, exercise its right to include nominees on the ballot in the future. If, at any time, AEW's ownership of Common Stock represents less than 15% of the voting securities of the Company, within 10 days of such decrease in ownership, AEW has agreed to cause one director elected or nominated by it to resign from the Board of Directors and all committees thereof, and from the board of directors of QRS and all committees thereof. Upon AEW's ownership of Common Stock decreasing to less than 7% of the outstanding voting securities of the Company, within 10 days of such decrease in ownership, AEW shall cause all directors nominated by it pursuant to this arrangement to resign from the Board of Directors and all committees thereof. Upon consummation of the Offering and the Formation Transactions, AEW will own approximately 16.0% of the outstanding Common Stock. See "Formation and Structure--Benefits to Related Parties."

  Following the Offering, the Company intends to pay each of its non-employee directors annual compensation of $12,000 for their services. In addition, each non-employee director will receive a fee of $1,000 for each meeting of the Board of Directors attended in person and $500 for attendance at each telephonic meeting of the Board of Directors, and will be reimbursed for reasonable expenses incurred to attend director and committee meetings. Non-employee directors also will be eligible to receive options to purchase Common Stock as compensation for their service as directors under the 1997 Stock Option Plan. Officers of the Company who are also directors will not be paid any fees for services as directors. Prior to the Offering, non-employee directors received no annual compensation for their services but were entitled to stock options under the 1996 Stock Option Plan and to reimbursement for reasonable expenses incurred to attend director and committee meetings. Directors of the Company will also receive certain benefits in connection with the Offering and the Formation Transactions. See "Formation and Structure."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board currently has two committees, the principal functions of which are described below. The Board of Directors may, from time to time, establish other committees, composed of one or more directors, and delegate to such committees various powers, to the extent permitted by Maryland law.

  The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The members of the Audit Committee currently are Messrs. Petrone and Elmaleh. Mr. Petrone will resign from the Audit Committee immediately prior to consummation of the Offering and, upon such resignation, Messrs. Mehta and Solomon will be appointed to the Audit Committee.

  The Compensation Committee has authority to, among other things, renew and approve salary arrangements, including annual incentive awards, for directors, officers and other employees of the Company; adopt and amend employment agreements for officers and other employees of the Company; and administer the Company's option and other incentive plans. Members of the Compensation Committee currently include Messrs. Sudarsky, Elmaleh and Petrone. Mr. Sudarsky will resign from the Compensation Committee immediately prior to consummation of the Offering and, upon such resignation, Mr. Mehta will be appointed to the Compensation Committee.

EXECUTIVE COMPENSATION

  The following table sets forth, in summary form, the compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered to the Company in all capacities for the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                            ANNUAL       LONG TERM COMPENSATION
                                       COMPENSATION(1)           AWARDS
                                      ------------------ ----------------------
                                                         SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITIONS(2)  YEAR SALARY($) BONUS($)      OPTIONS (#)       COMPENSATION($)
-------------------------------  ---- --------- -------- ---------------------- ---------------
Jerry M. Sudarsky.......         1996 $244,339     --             --                   --
 Chairman of the Board
Joel S. Marcus..........         1996 $213,797  $100,000          369(3)            $6,343(4)
 Chief Executive Officer
 and Director
Alan D. Gold............         1996 $179,076  $ 65,000          --                $1,510(5)
 President and Director
Gary A. Kreitzer........         1996 $127,260  $ 35,000          --                $2,300(6)
 Senior Vice President
 and In-House Counsel
Steven A. Stone.........         1996 $ 95,260  $ 35,000          --                $1,194(7)
 Corporate Vice
 President

--------
(1) While each of the five named individuals received perquisites or other personal benefits in the years shown, in accordance with applicable regulations, the value of these benefits is not indicated because they did not exceed in the aggregate the lesser of $50,000 or 10% of the individual's salary and bonus in 1996.
(2) During 1996, Mr. Sudarsky served as Chairman of the Board and Chief Executive Officer; Mr. Marcus served as Vice Chairman of the Board, Chief Operating Officer and Secretary; and Mr. Gold served as President, Treasurer and Director.
(3) In 1996, Holdings granted to Mr. Marcus a non-qualified option under the 1994 Plan to purchase 369 shares of common stock of Holdings exercisable at $2.55 per share. As of January 28, 1997, the value of the shares of common stock of Holdings subject to the option was $6.91 per share. In connection with the Offering, Mr. Marcus will receive an option under the 1996 Plan to purchase 1,756 shares of Common Stock in substitution for such option, which will be fully vested and exercisable at a nominal exercise price. Such option will be exercised in connection with the Offering. See "Formation and Structure--Benefits to Related Parties."
(4) Consists of $1,540 paid by the Company for term life insurance premiums, $2,767 for individual disability insurance premiums and $2,036 for long-term disability insurance premiums.
(5) Consists of $948 paid by the Company for individual disability insurance premiums and $562 for long-term disability insurance premiums.
(6) Consists of $1,060 paid by the Company for term life insurance premiums and $1,240 for long-term disability insurance premiums.
(7) Consists of $820 paid by the Company for term life insurance premiums and $374 for long-term disability insurance premiums.

BENEFIT PLANS

  1997 Stock Option Plan. The Company will adopt a stock option and incentive plan (the "1997 Stock Option Plan") prior to consummation of the Offering. The 1997 Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. The 1997 Stock Option Plan is expected to provide for the grant of incentive stock options intended to qualify as such under Section 422 of the Code, non-qualified stock options, stock appreciation rights and restricted stock to employees, officers, directors and independent contractors (including non-employee directors) of the Company with respect to 900,000 shares of Common Stock; provided, that incentive stock options may be granted only to employees of the Company. The 1997 Stock Option Plan will permit the Compensation Committee to select eligible employees, officers, directors and independent contractors (including non-employee directors) of the Company to receive awards, to determine the type and number of awards to be granted and to determine the terms, conditions, restrictions and performance criteria relating to any award. In connection with the Offering, the Company will grant options to officers, employee directors and certain employees of the Company under the 1997 Stock Option Plan with respect to an aggregate of 600,000 shares of Common Stock. See "Formation and Structure--Benefits to Related Parties."

  1996 Stock Option Plan. Options may be granted under the Company's Amended and Restated 1996 Stock Option Plan ("1996 Plan") to employees and non-employee directors of the Company. Options issued under the 1996 Plan may be either incentive stock options intended to qualify as such under Section 422 of the Code or non-qualified stock options; provided, that incentive stock options may be granted only to employees of the Company. Recipients of stock options must enter into a written stock option agreement with the Company. As adjusted for the Stock Split, there are 423,134 shares of Common Stock reserved for issuance under the 1996 Plan, of which 382,985 shares are currently eligible for issuance thereunder. No options or stock appreciation rights were granted under the 1996 Plan for the year ended December 31, 1996, and no Named Executive Officer exercised options during such period. Moreover, as of December 31, 1996, no Named Executive Officer held unexercised options granted pursuant to the 1996 Plan. Following consummation of the Offering, no further grants of options will be made under the 1996 Plan.

  Unless otherwise determined by the administrator of the 1996 Plan (the "Administrator"), options granted to non-employee members of the Board of Directors are exercisable immediately, and options granted to other eligible employees may be exercised as follows: 50% of the option shares, one year following the grant date, 75% of the option shares, two years following the grant date and 100% of the option shares, three years following the grant date. The Administrator may waive such installment exercise provisions at any time based on such factors as the Administrator may determine in its sole discretion. No stock option is exercisable more than ten years after the date such stock option is granted.

  Any option that is outstanding and not yet fully exercisable under the 1996 Plan shall become fully and immediately exercisable upon (i) the termination of the employment of the option holder by reason of death or disability or by the Company without "cause" or by the option holder for "good reason," if and to the extent that either term is defined in any employment or similar agreement between the option holder and the Company, (ii) the consummation of an underwritten initial public offering of Common Stock by the Company or
(iii) a change in control (as defined in the 1996 Plan).

  The purchase price for shares issued to an optionee upon exercise of an option is the price determined by the Administrator at the time of grant and may not be less than the Fair Market Value (as defined in the 1996 Plan) of the Common Stock as of the grant date.

  Holders of options granted under Holdings' 1994 Stock Option Plan, as amended, or Holdings' 1994 Stock Option Plan for Non-Employee Directors, as amended ("Holdings Stock Options"), are entitled to receive substitute stock options under the 1996 Plan in the event of certain changes in the capital or corporate structure of the Company or a subsidiary of the Company, including an initial public offering of the Common Stock. Substitute stock options will be granted under the 1996 Plan in substitution for then outstanding Holdings Stock Options to the extent that the Administrator determines, in its sole discretion, that the grant of substitute stock options is necessary to provide that holders of Holdings Stock Options not be deprived of benefits to which they would otherwise have been entitled had such event or events not occurred. Any grant of a substitute stock option will be subject to the prior cancellation and surrender of the corresponding Holdings Stock Option. The terms and conditions of substitute stock options shall be substantially equivalent to those of the Holdings Stock Options in respect of which the substitute stock options are granted.

  Each substitute stock option will entitle the holder to purchase that number of shares of Common Stock equal to the product of (i)(a) the fair market value of a share of Holdings common stock divided by (b) the fair market value of a share of Common Stock (the "Conversion Ratio") and (ii) the number of shares of Holdings' common stock subject to such option (rounded to the nearest whole share). The exercise price of the substitute stock option will be equal to the per share exercise price of the Holdings Stock Option divided by the Conversion Ratio (rounded to the nearest cent). In connection with the Offering, officers, directors and certain employees of the Company will receive substitute stock options under the 1996 Plan. See "Formation and Structure." All of such options will be exercised in connection with the Offering.

  401(k) Plan. The Company adopted its 401(k) Plan (the "401(k) Plan") effective January 1, 1997. Each employee of the Company may enroll in the 401(k) Plan on such employee's date of hire. An employee actively employed by the Company is eligible to receive a matching contribution under the 401(k) Plan. Plan participants are immediately vested in their contributions to the 401(k) Plan and the matching contributions by the Company. The 401(k) Plan permits each participant to elect to defer up to 15% of base compensation, subject to the annual statutory limitation prescribed by Section 402(g) of the Code, on a pre-tax basis. The Company will make matching contributions equal to 50% of each participant's contribution.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements with each of Messrs. Sudarsky, Marcus, Gold, Kreitzer, Stone and Nelson. Mr. Sudarsky's employment agreement previously provided that commencing on January 1, 1997 and ending on December 31, 2000, he would serve as Chairman of the Board of Directors. In connection with the Offering, Mr. Sudarsky's employment agreement was amended to provide that, upon consummation of the Offering, Mr. Sudarsky will retire from employment with the Company and will continue to serve as non-executive Chairman of the Board with no annual salary (other than the payment of directors' fees) for a term that ends upon the next annual election of officers. The amendment also provides a retirement benefit of $150,000 per year for the first three years following the consummation of the Offering, at which time the benefit will be reduced to $90,000 per year, plus an annual cost of living increase of 2% per year for the remainder of Mr. Sudarsky's life and Mr. Sudarsky's current spouse's life. Through the closing of the Offering, Mr. Sudarsky will be paid a base salary of $240,000 per year.

  Mr. Marcus' employment agreement provides that he will serve as the Company's Chief Executive Officer through December 31, 2000. Mr. Marcus' employment agreement provides for automatic one-year extensions until either Mr. Marcus or the Company notifies the other that such party does not wish to extend the agreement. Mr. Marcus will be paid a base salary of $235,000 per year.

  The employment agreements with each of Messrs. Gold, Kreitzer and Stone provide for a term ending on December 31, 1998, and, with respect to Mr. Nelson, on April 3, 1998, in each case with provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. Messrs. Gold, Nelson, Kreitzer and Stone are paid base salaries of $190,000, $165,000, $140,000 and $105,000 per year, respectively.

  Each of the employment agreements with Messrs. Marcus, Gold, Nelson, Kreitzer and Stone provides that such executive will be entitled to a discretionary annual bonus and that his base salary will be subject to annual increases, each as may be determined by the Board of Directors or a committee thereof. In connection with the Offering, the employment agreements with Messrs. Marcus and Gold were amended to eliminate the stated minimums with respect to such officers' annual bonus. In connection with the Offering, in March 1997 the Company agreed to pay bonuses to Messrs. Marcus and Gold in the amount of $352,500 and $190,000, respectively, in consideration for past services and the amendment of such employment agreements.

  The employment agreements with each of Messrs. Marcus, Gold, Nelson, Kreitzer and Stone also provide for standard employee benefits, including, without limitation, participation in the Company's pension, welfare and stock incentive plans, to the extent the Company maintains any such plans. In addition, the employment agreements with each of Messrs. Marcus, Gold, Kreitzer and Stone provide that the Company will maintain term life insurance on the life of each executive in the aggregate amount of $1 million.

  Each of the employment agreements with Messrs. Marcus, Gold, Kreitzer and Stone provides that if the Company terminates the executive's employment without "cause" or if the executive terminates his employment for "good reason" (each as defined in the employment agreements), then such executive shall be entitled to receive a severance payment ("Severance Payment"), payable in monthly installments (except that portion of the Severance Payment that represents the executive's bonus will be payable on the dates such amounts would have been paid had such executive continued in the Company's employment), equal to the sum of his base salary plus bonus otherwise payable during the remainder of the term of his agreement (the "Severance Period"); provided, however, that if any of Messrs. Marcus, Gold, Kreitzer or Stone terminates his employment for "good reason" following a "change in control" (as defined), then such executive shall be entitled to receive a lump sum Severance Payment equal to three times the sum of his base salary plus bonus otherwise payable during the remaining term of the agreement. Upon termination by reason of death or disability, Mr. Marcus will receive a Severance Payment equal to the sum of his base salary and bonus otherwise payable during the remaining term of his agreement. In the event that any such executive is entitled to any Severance Payment, he will also be entitled to full and immediate vesting of all awards granted under any of the Company's stock option or incentive compensation plans and continued participation throughout the Severance Period in all employee welfare and pension benefits plans. In addition, in the event that amounts payable to executive are subject to the excise tax imposed under Section 4999 of the Code, the Company will provide such executive with a tax "gross up" payment in an amount sufficient to offset the effects of such excise tax. Mr. Nelson's agreement provides that if he is terminated for any reason other than "cause" (as defined in the agreement), he will receive a Severance Payment, payable in monthly installments, equal to seven and one-half months of his base salary.

  The employment agreements with each of Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer and Stone also provide that during the term of employment, and any period, if any, which such executive is entitled to receive Severance Payments, such executive will not engage in any activity competitive with the business of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  From January 1, 1996 through September 9, 1996, Messrs. Sudarsky, Marcus, Gold, Petrone, Mehta, Elmaleh and Solomon constituted the Board of Directors of each of Holdings and Alexandria, and Messrs. Sudarsky, Petrone and Elmaleh constituted the Compensation Committee of each such entity. From September 9, 1996 through March 14, 1997, Thomas Eastman and Thomas Nolan, each an AEW nominee, also served on the Board of Directors of Alexandria. In addition, on September 9, 1996, Mr. Elmaleh resigned from the Compensation Committee of Alexandria, and Mr. Eastman served thereon until December 5, 1996, at which time he was replaced by Mr. Nolan, who resigned from the Compensation Committee in March 1997. In March 1997, Mr. Elmaleh was reappointed to the Compensation Committee.

  Messrs. Sudarsky, Petrone, Elmaleh, Eastman and Nolan each served on the Compensation Committee during 1996. Mr. Sudarsky also served as Chief Executive Officer of the Company during 1996. Messrs. Kreitzer and Stone, executive officers of the Company, serve on the Board of Directors of Bernardo Capital, Inc. Mr. Gold, an executive officer of Bernardo Capital, Inc., serves as a director of the Company. Bernardo Capital, Inc. has had no active operations since January 1994. See "Formation and Structure--Benefits to Related Parties."

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains a provision that eliminates such liability to the maximum extent permitted by the MGCL.

  The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee from and against any claim or liability to which such person may become subject or to which such person may incur by reason of his or her serving as a present or former director or officer of the Company.

  The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company, with the approval of the Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or
(iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the Bylaws and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

  Each of the employment agreements with Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer and Stone requires that the Company indemnify such officers to the maximum extent permitted by Maryland law, and to pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

                             CERTAIN TRANSACTIONS

  Jacobs Engineering Group, Inc., a stockholder of Holdings, subleases space to the Company in Pasadena, California. The Company pays $3,762 per month plus expenses to Jacobs Engineering Group, Inc. under such sublease. The terms of the sublease, which expires on October 30, 1997, were determined through arm's-length negotiations. Jacobs Engineering Group, Inc. also has, from time to time, provided non-exclusive consulting, engineering, design and related services to the Company. The Company has not paid any fees to Jacobs Engineering Group, Inc. for such services. Mr. Petrone, a director of the Company, is also a director of Jacobs Engineering Group, Inc.

  Holdings, a stockholder of the Company, will receive $2.5 million from the proceeds of the Offering as repayment of an advance made to the Company for general working capital purposes. Such proceeds will be used by Holdings to repay loans from certain stockholders of Holdings. See "Use of Proceeds" and "Formation and Structure--Benefits to Related Parties."

  A partner of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company and Holdings, owns 9,465 shares of Holdings common stock (representing approximately 9.0% of the outstanding shares of Holdings Common Stock), 13,333 shares of Holdings Series A Preferred Stock and 1,042 shares of Holdings Series B Preferred Stock. In addition, such partner will receive $197,500 from Holdings in connection with the Offering as repayment of certain loans made to Holdings that were advanced to the Company for general working corporate purposes. During 1996, the Company paid $1.4 million to Skadden, Arps, Slate, Meagher & Flom LLP for legal services provided to the Company. See "Formation and Structure."

  Upon consummation of the Offering and the Formation Transactions, Bernardo Capital, Inc. (a corporation of which Messrs. Gold, Kreitzer and Stone are stockholders) will receive from Holdings approximately $517,000 as reimbursement for certain expenses, including accrued salaries and benefits paid to each of Messrs. Gold, Kreitzer and Stone, incurred in connection with the formation of Holdings in 1993. These funds will be paid by Holdings, and no proceeds of the Offering will be utilized for this purpose. See "Use of Proceeds" and "Formation and Structure--Benefits to Related Parties."

  In December 1994, Alexandria issued four shares of Series T Preferred Stock to each of Messrs. Sudarsky, Marcus and Gold, each of whom are officers and directors of the Company, in connection with certain REIT requirements of the Code. Pursuant to the terms thereof, upon consummation of the Offering, each outstanding share of Series T Preferred Stock will be redeemed for cash in an amount equal to its stated value of $100. See "Formation and Structure."

  In January 1996, Alexandria issued 220 shares of Series U Preferred Stock to 126 holders, including certain officers and directors of the Company (or members of their immediate families), in connection with certain REIT requirements of the Code. Upon the effectiveness of the Registration Statement, the outstanding shares of Series U Preferred Stock will be converted into an aggregate of approximately 7,071 shares of Common Stock, representing 0.1% of the shares of Common Stock to be outstanding upon consummation of the Offering and the Formation Transactions. See "Formation and Structure."

  In 1996, Alexandria issued 27,500 shares of Series V Preferred Stock to AEW in a series of transactions to raise additional equity capital. In connection with the issuance of the Series V Preferred Stock, the Company granted to AEW certain registration rights with respect to the shares of Common Stock to be received in exchange for its shares of Series V Preferred Stock. See "Shares Eligible for Future Sale." The terms of the Series V Preferred Stock were determined through arm's-length negotiations. As a result of the conversion of the shares of Series V Preferred Stock, AEW will own 1,659,239 shares of Common Stock, representing approximately 16.0% of the shares of Common Stock to be outstanding upon consummation of the Offering and the Formation Transactions. In addition, AEW will receive its regular quarterly dividend, pro rated from April 1, 1997 to the date of conversion (approximately $398,000 in the aggregate). See "Formation and Structure." Prior to consummation of the Offering, Holdings, as the holder of the outstanding shares of Common Stock, will also receive a quarterly dividend, pro rated from April 1, 1997 to such date (approximately $434,000 in the aggregate).

  In connection with the Offering, as compensation for services rendered to the Company, officers, directors and certain employees of the Company will be granted an aggregate of 152,615 shares of Common Stock. In addition, in connection with the Offering, officers, directors and certain employees of the Company will receive options to purchase 57,000 shares of Common Stock pursuant to the Company's existing stock option plan in substitution for previously granted Holdings Stock Options (such stock options will be exercised in connection with the Offering at a nominal exercise price and thereafter no further stock options will be issued under this plan). In connection with the Offering, the Company will grant options to officers, directors and employees of the Company to purchase an aggregate of 600,000 shares of Common Stock at the initial public offering price under the 1997 Stock Option Plan. See "Formation and Structure--Benefits to Related Parties." Options granted to officers and directors of the Company under the 1997 Stock Option Plan will vest ratably over a three-year period. Options granted to non-employee directors under the 1997 Stock Option Plan will vest immediately upon the date of grant.

  In connection with the Offering, the Company will grant to Holdings customary transferable registration rights with respect to the shares of Common Stock held by it. See "Shares Eligible for Future Sale."

  In connection with seeking financing for the acquisition of the Acquisition LLC Properties, the Company negotiated with several third party lenders, including PaineWebber. Based on the financing proposals presented by the various lenders, the Company determined that the financing arrangement presented by PaineWebber was the most favorable available to the Company. The parties entered into the LLC Agreement, which required that the Company acquire the membership interests in the Acquisition LLC upon the earlier to occur of September 30, 1998, the Offering, or certain events of default as specified therein, and the purchase contracts related to the Acquisition LLC Properties were assigned to the Acquisition LLC. Concurrently with the Offering, the Company will acquire 100% of the membership interests in the Acquisition LLC from the PW Affiliates. Pursuant to the LLC Agreement, (i) the Company agreed to pay the PW Affiliates an acquisition fee and (ii) the purchase price for the Acquisition LLC equals the original purchase price of the Acquisition LLC Properties (as adjusted for the acquisition fee and cash flow from the Acquisition LLC Properties) plus a percentage of the excess of
(x) the aggregate fair market value (as defined) of the Acquisition LLC Properties on the date of purchase of the Acquisition LLC by the Company over
(y) the adjusted purchase price. The aggregate fair market value on the date of purchase of the Acquisition LLC by the Company will be based on the "IPO Multiple" (as defined in the LLC Agreement) and "Funds From Operations generated by the Properties" (as defined in the LLC Agreement). To facilitate consummation of the Offering, at the request of the Company, the PW Affiliates have agreed to amend the LLC Agreement to reduce the purchase price by approximately $766,000. The Company currently anticipates that the purchase price for the Acquisition LLC (calculated using the above formula and after giving effect to the $766,000 reduction) will be approximately $60.6 million. The Company will treat the difference ($8.9 million) between the purchase price for the membership interests in the Acquisition LLC and the original purchase price of the Acquisition LLC Properties paid by the Acquisition LLC ($51.7 million) as a financing cost that will be recognized when the transaction is completed. In addition, PaineWebber, lead managing Underwriter of the Offering, and certain of its affiliates, will receive certain other benefits in connection with the Offering. See "Use of Proceeds," "Formation and Structure" and "Underwriting."

                                SHARE OWNERSHIP

PRINCIPAL STOCKHOLDERS OF ALEXANDRIA

  The following table sets forth certain information as of April 30, 1997 regarding the beneficial ownership of the Common Stock with respect to (i) each director of the Company, (ii) each Named Executive Officer, (iii) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock and (iv) all directors and executive officers as a group, assuming exercise of options to purchase 57,000 shares of Common Stock under the 1996 Plan and the issuance of 152,615 shares of Common Stock in connection with the Offering. The following table excludes options to purchase 600,000 shares of Common Stock to be granted to officers, directors and employees under the Company's 1997 Stock Option Plan. See "Formation and Structure--Benefits to Related Parties."

                                                                 PERCENTAGE
                                                                BENEFICIALLY
                                             NUMBER OF SHARES       OWNED
                                               BENEFICIALLY   -----------------
                                              OWNED PRIOR TO  PRIOR TO  AFTER
BENEFICIAL OWNER(1)                              OFFERING     OFFERING OFFERING
-------------------                          ---------------- -------- --------
Jerry M. Sudarsky(2).......................     1,775,642       89.9%    17.1%
Joel S. Marcus(3)..........................     1,849,223       93.6     17.8
Alan D. Gold(4)............................     1,806,871       91.5     17.4
Gary A. Kreitzer...........................        17,709         *        *
Steven A. Stone............................        18,099         *        *
Joseph Elmaleh(5)..........................     1,770,816       89.6     17.0
Viren Mehta(6).............................         4,893         *        *
David M. Petrone...........................         4,893         *        *
Anthony M. Solomon.........................         4,893         *        *
Holdings(7)................................     1,765,923       89.4     17.0
AEW Partners II, L.P.
 225 Franklin Street
 Boston, Massachusetts(8)..................           --          *      16.0
Executive officers and directors as a group
 (10 persons)(9)...........................     1,958,367       99.1     18.0

--------
 * less than 1%.
(1) Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 251 S. Lake Avenue, Suite 700, Pasadena, CA 91101.
(2) Includes shares held by the Jerry M. and Mildred Sudarsky 1979 Revocable Trust, of which Mr. Sudarsky is the trustee, and 1,765,923 shares owned by Holdings, which may be deemed to be beneficially owned by Mr. Sudarsky. Mr. Sudarsky disclaims beneficial ownership of the shares of Common Stock owned by Holdings.
(3) Includes shares held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee, and 1,765,923 shares owned by Holdings, which may be deemed to be beneficially owned by Mr. Marcus. Mr. Marcus disclaims beneficial ownership of the shares of Common Stock owned by Holdings.
(4) Includes 1,765,923 shares owned by Holdings, which may be deemed to be beneficially owned by Mr. Gold. Mr. Gold disclaims beneficial ownership of the shares of Common Stock owned by Holdings.
(5) Includes 1,765,923 shares owned by Holdings, which may be deemed to be beneficially owned by Mr. Elmaleh. Mr. Elmaleh disclaims beneficial ownership of the shares of Common Stock owned by Holdings.
(6) Includes shares held by Mehta and Isaly, of which Mr. Mehta is a partner.
(7) Each of Messrs. Sudarsky, Marcus, Gold and Elmaleh is a member of the board of directors and a stockholder of Holdings. See "--Certain Beneficial Ownership in Holdings." As a result, each such individual may be deemed to be the beneficial owner of the shares of Common Stock owned by Holdings. In addition, Jacobs Engineering Group, Inc. and an affiliate own approximately 26.1% of the outstanding voting securities of Holdings but disclaim beneficial ownership of the shares of Common Stock owned by Holdings.
(8) AEW owns 27,500 shares of Series V Preferred Stock, including 6,666 shares held by AEW Health Science Properties Co-Investment, L.P., which may be deemed to be beneficially owned by AEW Partners II, L.P. Upon consummation of the Offering and the Formation Transactions, such shares of Series V Preferred Stock will be converted into 1,659,239 shares of Common Stock.
(9) See notes (2) through (7) above.

CERTAIN BENEFICIAL OWNERSHIP IN HOLDINGS

  The following table sets forth certain information regarding the beneficial ownership of the Holdings common stock as of April 30, 1997, with respect to
(i) each director of Alexandria, (ii) each Named Executive Officer and (iii) all directors and executive officers of Alexandria as a group.

                                    NUMBER OF SHARES OF
                                   HOLDINGS COMMON STOCK      PERCENTAGE
BENEFICIAL OWNER                    BENEFICIALLY OWNED   BENEFICIALLY OWNED(1)
----------------                   --------------------- ---------------------
Jerry M. Sudarsky(2)..............        11,340                 10.4%
Joel S. Marcus(3).................         6,626                  6.1
Alan D. Gold(4)...................        10,729                  9.8
Gary A. Kreitzer(5)...............         6,012                  5.5
Steven A. Stone(6)................         8,055                  7.4
Joseph Elmaleh(7).................         9,969                  9.1
Viren Mehta(8)....................           500                   *
David M. Petrone(9)...............           500                   *
Anthony M. Solomon(10)............           500                   *
Executive officers and directors
 as a group (9 persons)(11).......        54,231                 49.7

--------
 * Less than 1%
(1) Excludes the effect of shares issuable upon conversion or exchange of certain convertible and exchangeable securities of Holdings currently outstanding. Such securities are not convertible or exchangeable until the occurrence of certain events.
(2) Includes shares held by the Jerry M. and Mildred Sudarsky 1979 Revocable Trust, of which Mr. Sudarsky is the Trustee. Excludes 875 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan.
(3) Includes shares held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the Trustee. Excludes 6,123 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan.
(4) Excludes 1,601 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan.
(5) Excludes 803 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan.
(6) Excludes 885 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan.
(7) Excludes 250 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan. Includes shares beneficially owned by Southern Shipping and Energy, Inc., of which Mr. Elmaleh is the Chairman of the Board.
(8) Excludes 250 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan. Includes 500 shares held by Mehta and Isaly, of which Mr. Mehta is a partner.
(9) Excludes 250 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan.
(10) Excludes 250 shares issuable upon the exercise of options granted under the 1994 Plan for which substitute stock options will be granted under the 1996 Plan.
(11) See notes (2) through (10) above.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the stock of the Company existing upon consummation of the Offering and the Formation Transactions does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement. See "Additional Information."

GENERAL

  The Charter provides that the Company may issue up 100,000,000 shares of Common Stock, 100,000,000 shares of Preferred Stock and 200,000,000 shares of Excess Stock (as defined below). Upon consummation of the Offering and the Formation Transactions, 10,391,848 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. See "Formation and Structure." Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

  All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of shares of Common Stock are entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

  Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

  Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding restriction on transfer of stock, shares of Common Stock will have equal distribution, liquidation and other rights.

  Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business without the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Company's Charter provides for approval of such matters by the affirmative vote of a majority of all of the votes entitled to be cast thereon.

  The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

  The Charter authorizes the Board of Directors, without the approval of the stockholders of the Company, to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Charter of the Company to set, subject to the provisions of the Charter regarding restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. Upon consummation of the Offering and the Formation Transactions, there will be no shares of Preferred Stock outstanding, and the Company has no present plans to issue any additional shares of Preferred Stock. See "Formation and Structure."

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

  The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no present intention to do so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. See "Risk Factors--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

RESTRICTIONS ON TRANSFER

  For the Company to qualify as a REIT under the Code, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Also, shares of its outstanding stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

  In order for the Company to maintain its qualification as a REIT, the Company's Charter provides for the Ownership Limit, which prohibits, with certain exceptions, direct or constructive ownership of shares of stock representing more than 9.8% of the combined total value of outstanding shares of the Company's stock by any person, as defined in the Charter.

  The Board of Directors, in its sole discretion, may waive the Ownership Limit for any person. However, the Board may not grant such waiver if, after giving effect to such waiver, five individuals could beneficially own, in the aggregate, more than 49.9% of the value of the Company's outstanding stock. As a condition to waiving the Ownership Limit, the Board of Directors may require a ruling from the IRS or an opinion of counsel in order to determine the Company's status as a REIT. Notwithstanding the receipt of any such ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such waiver. The Charter excepts Holdings and AEW from the Ownership Limit. Therefore, Holdings and AEW will be permitted to own in the aggregate, actually or constructively, 17.0% and 16.0% of the Common Stock, respectively.

  The Company's Charter further prohibits (a) any person from beneficially or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code and (b) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. Any transfer in violation of any of such restrictions is void ab initio. Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of stock of the Company in violation of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

  If any transfer of shares of stock of the Company or other event occurs that, if effective, would result in any person beneficially or constructively owning shares of stock of the Company in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of stock of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically exchanged for an equal number of shares of excess stock (the "Excess Stock") and such shares of Excess Stock shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall generally not acquire any rights in such shares. Such automatic exchange shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of Excess Stock held in the Trust shall be issued and outstanding shares of stock of the Company. The Prohibited Owner shall not benefit economically from ownership of any shares of Excess Stock held in the Trust, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the shares of Excess Stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Company upon demand, or, at the Company's sole election, shall be offset against any future dividends or distributions payable to the purported transferee or holder, and any dividend or distribution authorized but unpaid shall be rescinded as void ab initio with respect to such shares of stock and promptly thereafter paid over to the Trustee with respect to such shares of Excess Stock, as trustee of the Trust for the exclusive benefit of the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Excess Stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

  Within 180 days after the date of the event that resulted in shares of Excess Stock of the Company being transferred to the Trust (or as soon as possible thereafter if the Trustee did not learn of such event within such period), the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and such shares of Excess Stock shall be automatically exchanged for an equal number of shares of the same class or series of stock that originally were exchanged for the Excess Stock. The Trustee shall distribute to the Prohibited Owner, as appropriate (i) the price paid by the Prohibited Owner for the shares, (ii) if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Charter) of such shares on the day of the event causing the shares to be held in the Trust, or (iii) if the exchange for Excess Stock did not arise as a result of a purported transfer, the Market Price of such Shares on the day of the other event causing the Shares to be held in the Trust. If such shares are sold by a Prohibited Owner, then to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee.

  All certificates representing shares of Common Stock and Preferred Stock will bear a legend referring to the restrictions described above.

  Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may reasonably request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may reasonably request in order to determine the Company's status as a REIT, to comply with the requirements of any taxing authority or governmental authority or to determine such compliance, or to comply with the REIT provisions of the Code.

  These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. See "Risk Factors--Anti-takeover Effect of Ownership Limit and Power to Issue Additional Stock."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                      OF THE COMPANY'S CHARTER AND BYLAWS

  The following summary of certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws of the Company, copies of which are exhibits to the Registration Statement. See "Additional Information."

BOARD OF DIRECTORS

  The Company's Bylaws provide that the number of directors of the Company may be established by the Board of Directors, but may not be fewer than the minimum number required by the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors. All directors are elected to hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualify. Pursuant to a contractual arrangement with the Company, AEW has the right to include two nominees on the ballot for the election of directors of the Company, and one nominee on the ballot for the election of directors of QRS, so long as AEW owns Common Stock representing more than 15% of the voting securities of the Company, and the right to include one nominee on the ballot for the election of directors of the Company so long as AEW owns Common Stock representing more than 7% of such securities. Holdings has agreed to vote its shares of Common Stock for such nominees included on the ballot for the election of directors of the Company, and the Company has agreed to take all actions necessary to cause the election of the nominees at QRS. No directors currently serve on the board of directors of the Company or QRS pursuant to such arrangement, although AEW may, at its discretion, exercise its right to include nominees on the ballot in the future. If, at any time, AEW's ownership of Common Stock represents less than 15% of the voting securities of the Company, within 10 days of such decrease in ownership, AEW will cause one director elected or nominated by it to resign from the Board of Directors and all committees thereof, and from the board of directors of QRS and all committees thereof.

Upon AEW's ownership of Common Stock decreasing to less than 7% of the outstanding voting securities of the Company, within 10 days of such decrease in ownership, AEW shall cause all directors nominated by it pursuant to this arrangement to resign from the Board of Directors and all committees thereof. Upon consummation of the Offering and the Formation Transactions, AEW will own 16.0% of the outstanding voting securities of the Company. See "Management-- Election of Directors and Director Compensation."

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to an act of the Board of Directors, any business combination between the Company and AEW is exempt from the above-described provisions of the MGCL. Additionally, immediately prior to the consummation of the Offering, the Board of Directors will adopt a resolution providing that the "business combination" provisions of the MGCL shall not apply to the Company generally and that such resolution is irrevocable unless revocation, in whole or in part, is approved by the holders of a majority of the outstanding shares of Common Stock, but revocation will not affect any business combination consummated, or the subject of any then existing agreement entered into, prior to the revocation. As a result of the foregoing, AEW and any person who becomes an Interested Stockholder following the Offering may be able to enter into business combinations with the Company that may not be in the best interest of the stockholders, without compliance by the Company with the voting requirements and other provisions of the MGCL.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  Under Maryland law, a person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of the stockholders.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a meeting of the stockholders and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

  The Bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of the Company's shares of stock. The Board of Directors has resolved that, subject to Maryland law, the provision may not be amended or repealed without the approval of holders of at least a majority of the outstanding shares of Common Stock. There can be no assurance, however, that such provision will not be amended or eliminated in the future or that such resolution is enforceable under Maryland law.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws of the Company provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

AMENDMENT TO THE CHARTER OR BYLAWS

  As permitted by the MGCL, the Charter provides that it may be amended by the affirmative vote of the holders of a majority of votes entitled to be cast on the matter. The Board of Directors has the exclusive power to adopt, alter, repeal or amend the Bylaws.

DISSOLUTION OF THE COMPANY

  As permitted by the MGCL, the Charter provides that dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. See "Description of Capital Stock--Common Stock."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

  The business combination provisions and the control share acquisition provisions of the MGCL, in each case if such provisions ever become applicable to the Company, and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Offering and the Formation Transactions, there will be 10,391,848 shares of Common Stock issued and outstanding (11,404,348 if the Underwriters' over-allotment option is exercised in full). The shares outstanding will include 1,765,923 shares of Common Stock held by Holdings, 209,615 shares of Common Stock held directly by officers and directors of the Company, and 1,659,239 shares of Common Stock held by AEW (collectively, the "Restricted Shares"). In addition, the Company has reserved 900,000 shares of Common Stock for issuance to officers, directors and certain employees of the Company pursuant to the 1997 Stock Option Plan, of which options for 600,000 shares will be issued in connection with the Offering. All of the Shares issued in the Offering will be freely tradeable by persons other than Affiliates (as defined below) without registration or other restrictions under the Securities Act, subject to limitations set forth in the Charter and, in certain cases, to the additional contractual restrictions described below. The Restricted Shares and shares issued upon the exercise of options (unless issued pursuant to an effective registration statement) will be "restricted securities" under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"), and may be sold only pursuant to an effective registration statement under the Securities Act or an applicable exemption, including an exemption under Rule 144, under the Securities Act.

  In general, under Rule 144 as in effect as of April 29, 1997, a person (or persons whose shares are aggregated), including an "affiliate" as that term is defined in Rule 144 (an "Affiliate"), who has beneficially owned his or her "restricted securities" for at least one year, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 103,918 shares immediately after the Offering) or the average weekly trading volume of Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of "restricted securities" from the Company or from any Affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an Affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares of Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Company and the Continuing Investors have agreed with the Underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock) for a period of 360 days from the date of this Prospectus, without the prior written consent of PaineWebber. Management of the Company, including Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer, Stone and Ciruzzi, have agreed with the Underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock), including any shares of Common Stock that any such persons may have the right to receive by virtue of their ownership interest in Holdings, for a period of two years from the date of this Prospectus, without the prior written consent of PaineWebber. After such time, such shares of Common Stock may be sold in the public market, subject to applicable securities laws restrictions or exemptions from registration, if available. The Company has granted to AEW certain registration rights in connection with the Restricted Shares owned by them. AEW has the ability to "demand" that the Company under certain circumstances and subject to certain conditions, prepare and file a shelf registration statement within a specified time period after the Offering with respect to the resale of shares of Common Stock issued upon conversion of the Series V Preferred Stock. AEW also has certain rights following an initial public offering to have shares of Common Stock registered incidentally to any registration being conducted by the Company with respect to the Common Stock. The Company will also grant to Holdings customary transferable registration rights with respect to the shares of Common Stock held by it. See "Formation and Structure--Benefits to Related Parties."

  The Company intends to issue options to purchase shares of Common Stock to directors, officers and employees of the Company from time to time after the Offering. See "Management--Benefits Plans." The Company expects to file a registration statement on Form S-8 with the Commission with respect to the shares of Common Stock issuable under stock option plans of the Company following the Offering. Shares of Common Stock issued after the effective date of any such registration statement on Form S-8 upon the exercise of options granted under any such plan will be available for sale in the public market without restriction to the extent that such shares are held by persons who are not Affiliates of the Company.

  Prior to the Offering, there has been no public market for the Common Stock. Trading of the Common Stock on the NYSE is expected to commence immediately following consummation of the Offering, upon official notice of issuance, under the symbol "ARE." No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales occur, could adversely affect prevailing market prices of the Common Stock.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of material federal income tax considerations regarding an investment in Common Stock of the Company is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the U.S.) that are subject to special treatment under the federal income tax laws. This discussion assumes that investors will hold the Common Stock as a "capital asset" (generally, property held for investment) under the Code.

  EACH PROSPECTIVE PURCHASER SHOULD CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

  The Board of Directors intends that the Company will operate in a manner that permits it to elect, and that it will elect, REIT status for the taxable year ended December 31, 1996, and the Company intends to continue to operate in such a manner. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion on or before the effectiveness of the Registration Statement that, commencing with the Company's taxable year ending December 31, 1996, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation, and its actual method of operation since January 1, 1996 through the date of this Prospectus, has and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based and conditioned upon certain assumptions and representations made by the Company as to factual matters (including representations of the Company concerning, among other things, its business and properties, the amount of rents attributable to personal property and other items regarding the Company's ability to meet the various requirements for qualification as a REIT). The opinion will be expressed as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise holders of Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company having met and continuing to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year have satisfied or will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Fifth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and
(iii) any undistributed taxable income from prior periods, the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such year. Sixth, if during the 10-year period (the "Recognition Period") beginning on the first day on the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate tax rate pursuant to IRS regulations that have not yet been promulgated. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

  The Company believes that it has already issued sufficient shares to allow it to satisfy conditions (5) and (6) above. In order to comply with the share ownership tests described in conditions (5) and (6) above, the Company's Charter provides certain restrictions on the transfer of its capital stock to prevent concentration of stock ownership. These restrictions may not ensure that, in all cases, the Company will be able to satisfy the share ownership tests set forth above. If the Company fails to satisfy such requirements, the Company's status as a REIT will terminate.

  To monitor the Company's compliance with such share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information. See "Description of Capital Stock--Restrictions on Transfer."

  In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of any partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described below. There can be no assurance, however, that any partnerships will be organized or operated in a manner that will enable the Company to continue to satisfy the REIT requirements of the Code.

  Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must, in the aggregate, represent less than 30% of the Company's gross income for each taxable year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income tests described above only if several conditions are met, including the following. First, if rent attributable to personal property, leased in connection with real property, is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of property constitutes real property or personal property under the REIT provisions of the Code is subject to both legal and factual considerations and, as such, is subject to differing interpretations. Counsel has advised the Company with respect to the legal considerations underlying such determination. After consulting with counsel and considering such advice, the Company has reviewed its properties and has determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. Due to the specialized nature of the Company's properties, however, there can be no assurance that the IRS will not assert that the rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the IRS were successful, and the amount of such non-qualifying income, together with other non-qualifying income, exceeds 5% of the

Company's taxable income, the Company may fail to qualify as a REIT. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT."

  In addition, rents received by the Company will not qualify as rents from real property of the Company if an owner of 10% or more of the Company directly or constructively owns 10% or more in such tenant (a "Related Tenant"). Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) if it is based in whole or part of the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) is permitted to, and does directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. The Company regularly attempts to monitor such requirements. There can be no assurance, however, that the Company will not realize income from a Related Tenant that does not qualify as "rents from real property."

  The Company will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Company with respect to the Properties are usually and customarily rendered in connection with the rental of space occupancy only, and therefore the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and the 95% gross income tests.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests (though not the 30% gross income test) for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure" to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "--General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  The Company expects that substantially all of its assets will be real estate assets. In addition, the Company does not expect that the value of any security of any one entity would ever exceed 5% of the Company's total assets, and the Company does not expect to own more than 10% of any one issuer's voting securities.

  The Company intends to monitor closely the purchase, holding and disposition of its assets in order to comply with the REIT asset tests. In particular, the Company intends to limit and diversify its ownership of any assets not qualifying as real estate assets to less than 25% of the value of the Company's assets and to less than (i) 5%, by value, of any single issuer and
(ii) 10% of the outstanding voting securities of any one issuer. If it is anticipated that these limits would be exceeded, the Company intends to take appropriate measures, including the disposition of non-qualifying assets, to avoid exceeding such limits.

  QRS is a wholly owned corporate subsidiary of the Company organized and operated as a "qualified REIT subsidiary" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of the Company. A qualified REIT subsidiary therefore will not be subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, the Company's ownership of the voting stock of a qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

  Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

  It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

  Absence of Earnings and Profits. The Company, in order to qualify as a REIT, must not have accumulated earnings and profits attributable to any non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. Unless the "deficiency dividend" procedures described above apply and the Company complies with those procedures, failure to distribute such accumulated earnings and profits would result in the disqualification of the Company as a REIT. The Company believes that the Company had no accumulated earnings and profits as of December 31, 1995. The determination of accumulated earnings and profits, however, depends upon a number of factual matters related to the activities and operations of the Company during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of the Company for prior years and propose adjustments to increase its taxable income. In this regard, the IRS can consider all taxable years of the Company as open for review for purposes of determining the amount of such earnings and profits.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus could effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

  General. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 18% of certain capital gain dividends as ordinary income.

  Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

  Upon a sale or other disposition of the Common Stock, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such shares, which gain or loss will be long-term if such shares have been held for more than one year. To the extent of any long-term capital gain dividends received by a stockholder, any loss on the sale or other disposition of Common Stock held by such stockholder for six months or less will generally be treated as a long-term capital loss.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Based upon a published ruling by the IRS, distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

  Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of the Company's stock.

TAXATION OF NON-U.S. HOLDERS

  The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's Common Stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or of any state thereof, (iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

  Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

  Non-Dividend Distributions. Unless the Company's stock constitutes a USRPI (as defined below), distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Company's stock constitutes a USRPI, such distribution shall be subject to 10% withholding tax and may be subject to taxation under FIRPTA (as defined below).

  Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of U.S. Real Property Interests ("USRPIs") such as the properties beneficially owned by the Company ("'USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

  Disposition of Stock of the Company. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT.

  If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Company's Common Stock will be listed) and (ii) the selling Non-U.S. Holder held 5% or less of the Company's outstanding stock at all times during a specified testing period.

  If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

  Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Estate Tax. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

  Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

  U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

  The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  These information reporting and backup withholding rules are under review by the U.S. Treasury and their application to the Common Stock could be changed by future regulations. On April 15, 1996, the IRS issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of Common Stock.

OTHER TAX CONSEQUENCES

  Possible Legislative or Other Actions Affecting Tax
Consequences. Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. For example, a recent federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT, and thus could effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  State and Local Taxes. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 UNDERWRITING

  Subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom PaineWebber, Lehman Brothers Inc., Smith Barney Inc. and EVEREN Securities, Inc. are acting as representatives of the Underwriters (the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite their names. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase all such shares of Common Stock if any are purchased.

                                                                    NUMBER OF
                                                                   SHARES TO BE
   UNDERWRITERS                                                     PURCHASED
   ------------                                                    ------------
   PaineWebber Incorporated.......................................
   Lehman Brothers Inc............................................
   Smith Barney Inc...............................................
   EVEREN Securities, Inc.........................................
                                                                       ----
     Total........................................................
                                                                       ====

  The Representatives have advised the Company that the Underwriters propose to offer the Shares to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $    per Share. The Underwriters may
allow, and such dealers may re-allow, a discount not in excess of $    per
Share on sales to certain other brokers and dealers. After the Offering, the public offering price, concession and discount may be changed.

  At the request of the Company, the Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial public offering price to directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 1,012,500 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the number of Shares initially offered hereby.

  In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company and the Continuing Investors have agreed with the Underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock) for a period of 360 days from the date of this Prospectus, without the prior written consent of PaineWebber. Management of the Company, including Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer, Stone and Ciruzzi, have agreed with the Underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock), including any shares of

Common Stock that any such persons may have the right to receive by virtue of their ownership interest in Holdings, for a period of two years from the date of this Prospectus, without the prior written consent of PaineWebber. After such time, such shares of Common Stock may be sold in the public market, subject to applicable securities laws restrictions or exemptions from registration, if available. See "Shares Eligible for Future Sale."

  The Underwriters do not intend to confirm sales of Shares to any account over which they exercise discretionary authority.

  Prior to the Offering, there has been no public market for the shares of Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations, in addition to prevailing market conditions, are dividend yields and financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the expected results of operations of the Company and the Properties, estimates of the future business potential and earnings prospects of the Company as a whole, the current state of the real estate market in the Company's target markets and the economy as a whole.

  The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "ARE." In order to meet one of the requirements for listing the shares of Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares of Common Stock to a minimum of 2,000 beneficial holders.

  Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing shares of Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Company has agreed to pay PaineWebber an advisory fee equal to 1.0% of the gross proceeds of the Offering (approximately $1.4 million) for structural and advisory services. In addition, affiliates of PaineWebber will receive $44.4 million of the net proceeds as repayment of amounts outstanding under the PaineWebber Facility and are expected to receive approximately $60.6 million as consideration for the acquisition of the Acquisition LLC. See "Use of Proceeds" and "Formation and Structure" for a description of the payments to be received by affiliates of PaineWebber and the manner in which the purchase price for the Acquisition LLC membership interests will be calculated.

  In connection with the PaineWebber Facility and the LLC Agreement, the Company granted PaineWebber the right, for a three year period, subject to certain exceptions, to act as financial advisor and book running lead manager in connection with an initial public offering of the Company or Holdings. In addition, the Company agreed, subject to certain conditions, to use its reasonable best efforts to cause PaineWebber to be selected as the exclusive financial intermediary or principal, as applicable, in connection with certain private financings by the Company or Holdings during such period and to pay an affiliate of PaineWebber a fee of up to $1,500,000 if PaineWebber is not so selected. The foregoing rights will terminate upon consummation of the Offering.

  Certain of the Underwriters, including the Representatives, have in the past performed and may continue to perform investment banking, broker-dealer and financial advisory services for the Company and have received customary compensation therefor.

  Although the Conduct Rules of the NASD exempt REITs from the conflict of interest provisions thereof, because affiliates of PaineWebber will receive more than 10% of the net proceeds of the Offering as described above, the Underwriters have determined to conduct the Offering in accordance with the applicable provisions of Rules 2710(c)(8) and 2720(c)(3) of the Conduct Rules. In accordance with these requirements, Lehman Brothers Inc. (the "Independent Underwriter") is assuming the responsibilities of acting as "qualified independent underwriter" and will recommend the maximum initial public offering price for the Shares in compliance with the requirements of the Conduct Rules. In connection with the Offering, the Independent Underwriter is performing due diligence investigations and is reviewing and participating in the preparation of this Prospectus and the Registration Statement. The initial public offering price of the Shares will be no higher than the price recommended by the Independent Underwriter.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, and certain legal matters with respect to Maryland law, including the validity of the issuance of the Shares offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriters by Goodwin, Procter & Hoar llp, Boston, Massachusetts. Goodwin, Procter & Hoar llp will rely on the legal opinion of Ballard Spahr Andrews & Ingersoll with respect to certain matters relating to Maryland law. A partner at Skadden, Arps, Slate, Meagher & Flom LLP owns 9,465 shares of Holdings common stock (representing approximately 9.0% of the outstanding shares of Holdings Common Stock), 13,333 shares of Holdings Series A Preferred Stock and 1,042 shares of Holdings Series B Preferred Stock. In addition, such partner will receive $197,500 from Holdings in connection with the Offering as repayment of certain loans. See "Certain Transactions."

                                    EXPERTS

  The consolidated financial statements of Alexandria Real Estate Equities, Inc. at December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996, and for the period October 27, 1994 (inception) through December 31, 1994, and the statements of revenue and certain expenses for the year ending December 31, 1995, of 1413 Research Boulevard; 300 and 401 Professional Drive; 25, 35, and 45 W. Watkins Mill Road; 1311, 1401 and 1431 Harbor Bay Parkway; the statement of revenue and certain expenses of 1550 East Gude Drive for the year ending December 31, 1996; and the financial statements of PW Acquisitions I, LLC at March 31, 1997, and for the quarter ended March 31, 1997, all appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  Certain market information included in this Prospectus and Registration Statement has been prepared by Rosen Consulting Group and is set forth in a report dated May 5, 1997 (the "RCG Study"). Certain information from the RCG Study is included herein in reliance upon the authority of such firm as an expert in, among other things, urban economics and real estate market analysis.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-11 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial statement schedules thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and such exhibits and financial statement schedules, copies of which may be examined without charge at or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Website at http:/www.sec.gov, and reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (including the Company) can be obtained from that site.

  Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

  The Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or NYSE requirements, if any, holders of shares of Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants.

                                   GLOSSARY

  As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

  "401(k) Plan" means the Company's 401(k) Plan.

  "1940 Act" means the Investment Company Act of 1940, as amended.

  "1994 Plan" means the Holdings' Amended and Restated 1994 Stock Option Plan.

  "1994 Acquired Properties" means the four Properties acquired by the Company in 1994.

  "1996 Acquired Properties" means the eight Properties acquired by the Company in 1996.

  "1996 Plan" means the Company's Amended & Restated 1996 Stock Option Plan.

  "1997 Stock Option Plan" means the Company's stock option and incentive plan to be adopted prior to the Offering.

  "ACMs" means asbestos-containing materials.

  "Acquisition LLC" means PW Acquisitions I, LLC.

  "Acquisition LLC Properties" means 1550 East Gude Drive, Rockville, Maryland, 1330 Piccard Drive, Rockville, Maryland and 14225 Newbrook Drive, Chantilly, Virginia.

  "ADA" means the Americans with Disabilities Act of 1990, as amended.

  "AEW" means AEW Partners II, L.P. and certain of its affiliates.

  "Affiliate" of a person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such person.

  "Alexandria" means Alexandria Real Estate Equities, Inc., a Maryland corporation.

  "Annualized Base Rent" means the annualized fixed base rental amount in effect as of the date presented paid by tenants under the terms of their leases computed on a straight-line basis in accordance with GAAP. In the case of triple net leases, Annualized Base Rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants.

  "Annualized Cash Rent" means the annualized cash base rental payments in effect as of the date presented by tenants under the terms of their leases. In the case of triple net leases, Annualized Cash Rent does not include real estate taxes and insurance, common area and other operating expenses substantially all of which are borne by tenants.

  "Annualized Net Effective Rent" means the Annualized Base Rent in effect as of April 30, 1997, less (for gross leases) real estate taxes and insurance, common area and other operating expenses and (for all leases) amortized tenant improvements and leasing commissions.

  "Bank of America" means the Bank of America National Trust and Savings Association.

  "Bankruptcy Code" means Title 11 of the United States Code.

  "Built-in Gain" means the excess of the fair market value of an asset as of the beginning of the Recognition Period over the Company's adjusted basis in such asset as of the beginning of the Recognition Period.

  "Bylaws" means the Amended and Restated Bylaws of Alexandria.

  "Charter" means the Articles of Amendment and Restatement of Alexandria to be filed prior to the consummation of the Offering.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Common Stock" means the common stock, par value $.01 per share, of Alexandria.

  "Company" means Alexandria, QRS, Harbor Bay, LLC and the Acquisition LLC, unless the context otherwise requires.

  "Continuing Investors" means, collectively, Holdings, the Company's officers, directors and employees and AEW.

  "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  "Control Shares" means voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power, but does not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

  "CPI" means a consumer price index.

  "Credit Facility" means the revolving credit facility for up to $150 million, for which the Company has received a commitment from the Bank of America.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "FDA" means the U.S. Food and Drug Administration.

  "FFO" means Funds from Operations as defined in the White Paper as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

  "Formation Transactions" means the transactions described in "Formation and Structure."

  "GAAP" means generally accepted accounting principles as from time to time in effect.

  "Harbor Bay, LLC" means a special-purpose limited liability company of which Alexandria holds a 99% non-managing interest and QRS holds a 1% managing interest.

  "Holdings" means Health Science Properties Holding Corporation, a Maryland corporation.

  "Holdings Stock Options" means options granted under Holdings 1994 Stock Option Plan, as amended, or Holdings 1994 Stock Option Plan for Non-Employee Directors, as amended.

  "HVAC" means heating, ventilation and air conditioning.

  "Independent Underwriter" means Lehman Brothers Inc., who will act as "qualified independent underwriter" and will recommend the maximum initial public offering price for the Shares.

  "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of a corporation's shares or an affiliate of a corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

  "IRS" means the Internal Revenue Service.

  "Life Science Facilities" means office buildings containing scientific research and development laboratories and other improvements that are generic to tenants operating in the Life Science Industry.

  "Life Science Industry" means the industry comprised of pharmaceutical, biotechnology, diagnostic and personal care products companies, major scientific research institutions and related government agencies.

  "LLC Agreement" means the Agreement for Sale and Purchase of Membership Interests entered into between certain affiliates of PaineWebber and the Company on January 13, 1997, as amended.

  "MGCL" means the Maryland General Corporation Law, as amended.

  "Named Executive Officers" means the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.

  "NAREIT" means the National Association of Real Estate Investment Trusts.

  "NIH" means the National Institutes of Health.

  "Non-U.S. Holder" means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, (iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust.

  "NYSE" means the New York Stock Exchange.

  "Offering" means the offering of Shares hereby.

  "Ownership Limit" means the direct or constructive ownership of shares of capital stock representing more than 9.8% of the combined total value of outstanding shares of the Company's capital stock by any person.

  "PaineWebber" means PaineWebber Incorporated, the lead managing Underwriter of the Offering.

  "PaineWebber Facility" means the Company's acquisition facility with certain affiliates of PaineWebber entered into on September 9, 1996, as amended.

  "PhRMA" means Pharmaceutical Research and Manufacturers of America.

  "Preferred Stock" means preferred stock, par value $.01 per share, of the Company.

  "Prohibited Owner" means a person who beneficially or constructively owns shares of stock of the Company in excess or in violation of the transfer or ownership limitations.

  "Properties" means the 15 Properties the Company will own upon consummation of the Offering and the Formation Transactions.

  "PW Affiliates" means PaineWebber Real Estate Holdings Inc. and PW Realty Partners, LLC.

  "QRS" means ARE-QRS Corp., a Maryland corporation, a wholly owned subsidiary of Alexandria.

  "RCG Study" means the market study prepared by the Rosen Consulting Group dated May 5, 1997.

  "Recognition Period" means the 10-year period beginning on the first day of the first taxable year for which the Company qualified as a REIT.

  "REIT" means a real estate investment trust.

  "Registration Statement" means the Registration Statement of which this Prospectus forms a part.

  "Related Tenant" means an owner of 10% or more of the Company who directly or constructively owns 10% or more in a tenant.

  "Representatives" means PaineWebber, Lehman Brothers Inc., Smith Barney Inc. and EVEREN Securities, Inc.

  "Restricted Securities" means the Restricted Shares and shares of Common Stock that will be restricted securities under Rule 144.

  "Restricted Shares" means shares of Common Stock held by the Continuing Investors upon consummation of the Offering and the Formation Transactions.

  "Rule 144" means Rule 144 promulgated under the Securities Act.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Series T Preferred Stock" means the Series T Preferred Stock, par value $.01 per share, of Alexandria.

  "Series U Preferred Stock" means the Series U Preferred Stock, par value $.01 per share, of Alexandria.

  "Series V Preferred Stock" means the Series V Preferred Stock, par value $.01 per share, of Alexandria.

  "Shares" means the shares of Common Stock to be offered and sold in the Offering.

  "Stock Split" means the split of each share of outstanding Common Stock into 1,765.923 shares of Common Stock in connection with the Offering.

  "UBTI" means unrelated business taxable income.

  "Underwriters" means the Underwriters named in this Prospectus for whom PaineWebber, Lehman Brothers Inc., Smith Barney Inc. and EVEREN Securities, Inc. are acting as Representatives.

  "Underwriting Agreement" means the Underwriting Agreement to be entered into between the Company and the Underwriters.

  "USRPIs" means U.S. Real Property Interests.

  "USRPI Capital Gains" means gains from dispositions of USRPIs, such as the properties beneficially owned by the Company.

  "White Paper" means the White Paper on FFO approved by the Board of Governors of NAREIT in March 1995.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ALEXANDRIA REAL ESTATE EQUITIES, INC.
 Unaudited Pro Forma Condensed Consolidated Financial Statements..........  F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31,
   1997...................................................................  F-3
  Unaudited Pro Forma Condensed Consolidated Income Statement for the
   Three Months Ended March 31, 1997......................................  F-4
  Unaudited Pro Forma Condensed Consolidated Income Statement for the Year
   Ended December 31, 1996................................................  F-5
  Adjustments to the Unaudited Pro Forma Condensed Consolidated Financial
   Statements.............................................................  F-6
 Historical Consolidated Financial Statements
  Report of Independent Auditors.......................................... F-11
  Consolidated Balance Sheets as of March 31, 1997 (Unaudited) and
   December 31, 1996 and 1995............................................. F-12
  Consolidated Statements of Operations for the Three Months Ended March
   31, 1997 and 1996 (Unaudited) and for the Years Ended December 31, 1996
   and 1995 and the period October 27, 1994 (inception) through December
   31, 1994............................................................... F-13
  Consolidated Statements of Stockholders' Equity for the Three Months
   Ended March 31, 1997 (Unaudited) and for the Years Ended December 31,
   1996 and 1995 and the period October 27, 1994 (inception) through
   December 31, 1994...................................................... F-14
  Consolidated Statements of Cash Flows for the Three Months Ended March
   31, 1997 and 1996 (Unaudited) and for the Years Ended December 31, 1996
   and 1995 and the period October 27, 1994 (inception) through December
   31, 1994............................................................... F-15
  Notes to Consolidated Financial Statements.............................. F-16
  Schedule III--Rental Properties and Accumulated Depreciation............ F-28
1413 RESEARCH BLVD.
 Statement of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-29
  Statement of Revenue and Certain Expenses for the Period January 1, 1996
   to July 2, 1996 (Unaudited) and for the Year Ended December 31, 1995... F-30
  Notes to Statement of Revenue and Certain Expenses...................... F-31
300 AND 401 PROFESSIONAL DRIVE
 Statement of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-32
  Statement of Revenue and Certain Expenses for the Period January 1, 1996
   to September 10, 1996 (Unaudited) and for the Year Ended December 31,
   1995................................................................... F-33
  Notes to Statement of Revenue and Certain Expenses...................... F-34
25, 35 AND 45 W. WATKINS MILL ROAD
 Statement of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-35
  Statement of Revenue and Certain Expenses for the Period January 1, 1996
   to October 18, 1996 (Unaudited) and for the Year Ended December 31,
   1995................................................................... F-36
  Notes to Statement of Revenue and Certain Expenses...................... F-37
1311, 1401 AND 1431 HARBOR BAY PARKWAY
 Statement of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-38
  Statement of Revenue and Certain Expenses for the Period January 1, 1996
   to December 12, 1996 (Unaudited) and for the Year Ended December 31,
   1995................................................................... F-39
  Notes to Statement of Revenue and Certain Expenses...................... F-40
1550 EAST GUDE DRIVE
 Statement of Revenue and Certain Expenses:
  Report of Independent Auditors.......................................... F-41
  Statement of Revenue and Certain Expenses for the Year Ended December
   31, 1996............................................................... F-42
  Notes to Statement of Revenue and Certain Expenses...................... F-43
PW ACQUISITIONS I, LLC
  Report of Independent Auditors.......................................... F-44
  Balance Sheet as of March 31, 1997...................................... F-45
  Income Statement and Changes in Members' Capital for the period January
   13, 1997 (commencement of operations) to March 31, 1997................ F-46
  Statement of Cash Flows for the period January 13, 1997 (commencement of operations) to March 31, 1997.......................................... F-47
  Notes to Financial Statements........................................... F-48
  Schedule III--Rental Properties and Accumulated Depreciation............ F-51

-------
Note:

  Financial statements have not been presented for 1102 and 1124 Columbia Street, 14225 Newbrook Drive and 1330 Piccard Drive, each of which was owned, occupied and operated by the current major tenant prior to acquisition by the Company or the Acquisition LLC. Triple-net leases were executed in connection with the acquisition of these properties, and historical operating expenses (such as insurance, utilities and repairs and maintenance) cannot be meaningfully compared to current operations.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.
              (FORMERLY KNOWN AS HEALTH SCIENCE PROPERTIES, INC.)

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 is presented as if the Offering, the application of the net proceeds thereof and the transactions described in "Formation and Structure" all had occurred on March 31, 1997.

  The unaudited pro forma condensed consolidated income statements for the three months ended March 31, 1997, and for the year ended December 31, 1996 are presented as if the Offering, the application of the net proceeds thereof, the transactions described in "Formation and Structure" (including the acquisition of PW Acquisitions I, LLC (the "Acquisition LLC") and the acquisition of the eight Properties acquired during 1996 (the "1996 Acquired Properties") all had occurred on January 1, 1996 for the pro forma income statements. No pro forma revenues or expenses have been included in the pro forma income statements for 1102 and 1124 Columbia Street (acquired by the Company on May 31, 1996), 14225 Newbrook Drive (acquired by the Acquisition LLC on January 13, 1997) and 1330 Piccard Drive (acquired by the Acquisition LLC on January 15, 1997) for periods prior to their purchase because each was owner occupied prior to acquisition and as a result does not have historical operating results as rental properties.

  The pro forma condensed consolidated financial statements are not necessarily indicative of what the Company's financial position or results of operations would have been assuming consummation of the transactions described in "Formation and Structure" and the Offering on such date or at the beginning of the period indicated, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                           PRO FORMA
                            HISTORICAL   -------------------------------------------------
                            ALEXANDRIA                 PROCEEDS      OTHER
                           REAL ESTATE   ACQUISITION   FROM THE    PRO FORMA      COMPANY
                          EQUITIES, INC.   LLC (A)   OFFERING (B) ADJUSTMENTS    PRO FORMA
                          -------------- ----------- ------------ -----------    ---------
                                        ASSETS
Rental properties--net..     $147,315     $ 51,669                               $198,984
Cash and cash
 equivalents............        2,750      (60,515)    $128,114    $ 14,520 (C)     6,606
                                                                    (78,262)(D)
                                                                         (1)(G)
Tenant security deposit
 funds and other
 restricted cash........        4,735          302                                  5,037
Tenant receivables and
 deferred rents.........        1,552          123                                  1,675
Loan fees and costs--
 net....................        2,468                                   840 (C)     1,262
                                                                     (2,046)(E)
Leasing commissions--
 net....................          337                                                 337
Other assets............        2,533                      (298)                    2,235
                             --------     --------     --------    --------      --------
    Total assets........     $161,690     $ (8,421)    $127,816    $(64,949)     $216,136
                             ========     ========     ========    ========      ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Secured notes payable...     $112,815                              $(72,794)(D)  $ 55,381
                                                                     15,360 (C)
Accounts payable and
 accrued expenses.......        4,924     $     66                     (382)(D)     4,608
Prepaid rents...........          --           151                                    151
Tenant security
 deposits...............          490          302                                    792
Unsecured line of
 credit.................        2,500                                (2,500)(D)       --
Due to Holdings.........        2,300                                (2,300)(D)       --
Advances from Holdings..          286                                  (286)(D)       --
                             --------     --------     --------    --------      --------
    Total liabilities...      123,315          519                  (62,902)       60,932
Mandatorily redeemable
 Series V Preferred
 Stock..................       25,929                               (25,929)(F)       --
Stockholders' equity
Preferred stock
  Undesignated Preferred
   Stock................          --                                                  --
  Series T 8.5%
   Preferred Stock......            1                                    (1)(G)       --
  Series U 8.5%
   Preferred Stock......          110                                  (110)(G)       --
Common Stock............          --                   $     68          16 (F)       104
                                                                         20 (G)
Additional paid-in
 capital................       15,308                   127,748      25,913 (F)   172,264
                                                                        110 (G)
                                                                        (20)(G)
                                                                      3,205 (G)
Accumulated deficit.....       (2,973)      (8,940)                  (2,046)(E)   (17,164)
                                                                     (3,205)(G)
                             --------     --------     --------    --------      --------
    Total stockholders'
     equity.............       12,446       (8,940)     127,816      23,882       155,204
                             --------     --------     --------    --------      --------
    Total liabilities
     and equity.........     $161,690     $ (8,421)    $127,816    $(64,949)     $216,136
                             ========     ========     ========    ========      ========

                            See accompanying notes.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      PRO FORMA
                                          -----------------------------------
                             HISTORICAL                               TOTAL
                             ALEXANDRIA   HISTORICAL   OTHER PRO     COMPANY
                            REAL ESTATE   ACQUISITION    FORMA         PRO
                           EQUITIES, INC.   LLC(I)    ADJUSTMENTS     FORMA
                           -------------- ----------- -----------   ---------
Revenues:
  Rental revenue.........    $   5,175      $1,484      $    43 (J) $   6,702
  Tenant recoveries......        1,897          18                      1,915
  Other..................           89           3           36 (L)       128
                             ---------      ------      -------     ---------
    Total revenues.......        7,161       1,505           79         8,745
                             ---------      ------      -------     ---------
Expenses:
  Rental properties......        1,830          58           45 (K)     1,933
  General and
   administrative .......          601                      124 (M)       725
  Special bonus..........          353                                    353
  Post retirement
   benefit...............          632                                    632
  Stock grant
   compensation..........          --                       --  (1)       --
  Interest ..............        2,509                   (1,329)(N)     1,180
  Acquisition LLC
   financing costs.......          --                       --  (2)       --
  Depreciation and
   amortization..........        1,003                      278 (O)     1,281
                             ---------      ------      -------     ---------
    Total expenses.......        6,928          58         (882)        6,104
                             ---------      ------      -------     ---------
Net income...............    $     233      $1,447      $   961     $   2,641
                             =========      ======      =======     =========
Pro forma weighted
 average shares of Common
 Stock outstanding(P)....    3,641,848                              9,951,844
                             =========                              =========
Net income per pro forma
 share of Common Stock...    $    0.06                              $    0.27
                             =========                              =========
Additional pro forma net
 income per share
 information:
Pro forma earnings per
 share reflecting the pro
 forma effects of the
 Offering and purchase of
 the Acquisition LLC
 Properties..............                                           $    0.26(Q)
                                                                    =========

--------

(1) In connection with the Offering, officers, directors and certain employees will be granted an aggregate of 152,615 shares of the Company's Common Stock. The Company will recognize $3,205 of compensation expense upon granting such stock. This expense is not reflected in net income for any historical or pro forma period set for the above but will be recognized when the transaction is completed.
(2) In connection with the Offering, the Company will acquire the membership interests in the Acquisition LLC for $60,609, which exceeds the purchase price paid by the Acquisition LLC for the Acquisition LLC Properties by $8,940. This difference will be accounted for as a financing cost and be recognized when the transaction is completed.

                            See accompanying notes.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                     FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             PRO FORMA
                                         ---------------------------------------------------
                            HISTORICAL                  HISTORICAL      OTHER        TOTAL
                            ALEXANDRIA    HISTORICAL    ACQUISITION      PRO        COMPANY
                           REAL ESTATE   1996 ACQUIRED      LLC         FORMA         PRO
                          EQUITIES, INC. PROPERTIES(H) PROPERTIES(I) ADJUSTMENTS     FORMA
                          -------------- ------------- ------------- -----------   ---------
Revenues:
  Rental revenue........    $  12,941       $5,247         $539        $   151 (J) $  18,878
  Tenant recoveries.....        4,169        1,387           62            295 (K)     5,913
  Other.................          563            4                        (109)(L)       458
                            ---------       ------         ----        -------     ---------
    Total revenues......       17,673        6,638          601            337        25,249
                            ---------       ------         ----        -------     ---------
Expenses:
  Rental properties.....        4,356        1,917           62            136 (K)     6,471
  General and
   administrative               1,972                                      928 (M)     2,900
  Post retirement
   benefit..............          438                                                    438
  Stock grant
   compensation.........          --                                       --  (1)       --
  Interest .............        6,327                                   (2,541)(N)     3,786
  Acquisition LLC
   financing costs......          --                                       --  (2)       --
  Depreciation and
   amortization.........        2,405                                    1,116 (O)     3,521
                            ---------       ------         ----        -------     ---------
    Total expenses......       15,498        1,917           62           (361)       17,116
                            ---------       ------         ----        -------     ---------
Net income..............    $   2,175       $4,721         $539        $  698      $   8,133
                            =========       ======         ====        =======     =========
Pro forma weighted
 average shares of
 Common Stock
 outstanding(P).........    3,641,848                                              7,482,687
                            =========                                              =========
Net income per pro forma
 share of Common Stock..    $    0.60                                              $    1.09
                            =========                                              =========
Additional pro forma net
 income per share
 information:
  Pro forma earnings per
   share reflecting the
   pro forma effects of
   the Offering and the
   purchase of the
   Acquisition LLC
   Properties...........                                                           $    0.69(Q)
                                                                                   =========

--------

(1) In connection with the Offering, officers, directors and certain employees will be granted an aggregate 152,615 shares of the Company's Common Stock. The Company will recognize $3,205 of compensation expense upon granting such stock. This expense is not reflected in net income for any historical or pro forma period set forth above but will be recognized when the transaction is completed.

(2) In connection with the Offering, the Company will acquire the membership interests in the Acquisition LLC for $60,609 which exceeds the purchase price paid by the Acquisition LLC for the Acquisition LLC Properties by $8,940. This difference will be accounted for as a financing cost and recognized when the transaction is completed.

                            See accompanying notes.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

    ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSEDCONSOLIDATED FINANCIAL
                                  STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  The adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997 are as follows:

  (A) Acquisition of the three properties owned by the Acquisition LLC (the "Acquisition LLC Properties") consists of the following:

      PROPERTY
      --------
     1150 East Gude Drive.............................................. $ 4,897
     1330 Piccard Drive................................................  14,333
     14225 Newbrook Drive..............................................  32,439
                                                                        -------
                                                                        $51,669
                                                                        =======

  The acquisition price reflected differs from the total amount paid by the Company ($60,609). The difference ($8,940) is treated as a financing cost that will be recognized when the transaction is completed. Other assets and liabilities of the Acquisition LLC have been reflected at their book value.

  (B) Sale of 6,750,000 shares Common Stock in the Offering:
      Proceeds from the Offering based on initial price of $21.00 per share......................................................... $141,750
      Costs associated with the Offering.............................  (13,636)
                                                                      --------
                                                                       128,114
      Offering costs paid by Alexandria prior to Offering............     (298)
                                                                      --------
                                                                      $127,816
                                                                      ========
      Par Value of Common Stock issued, excluding conversion of
       Series V preferred stock......................................       68
      Additional paid in capital from proceeds of sale of Common
       Stock.........................................................  127,748
                                                                      --------
                                                                      $127,816
                                                                      ========
  (C) Net proceeds from mortgage financing and line of credit commitment fees
      Gross proceeds from new debt................................... $ 15,360
      Costs associated with new debt origination.....................     (290)
      Costs associated with new line of credit.......................     (550)
                                                                      --------
                                                                      $ 14,520
                                                                      ========
  (D) Repayment of certain secured notes payable and Due to Holdings
      Payment of certain secured notes payable....................... $(72,794)
      Payment of unsecured line of credit............................   (2,500)
      Payment Due to Holdings........................................   (2,300)
      Payment of advances from Holdings..............................     (286)
      Payment of accrued interest....................................     (382)
                                                                      --------
                                                                      $(78,262)
                                                                      ========
  (E) Write off of unamortized loan fees

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

    ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS--(CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  (F) Conversion of mandatorily redeemable Series V Preferred Stock into 1,659,239 shares of Common Stock
      Par Value of Common Stock....................................... $    16
      Additional paid-in-capital......................................  25,913
                                                                       -------
                                                                       $25,929
                                                                       =======
  (G) Redemption of Series T 8.5% Preferred Stock for cash............ $    (1)
      Conversion of Series U 8.5% Preferred Stock exchanged for 7,071
       shares of the Company's common stock...........................    (110)
     Stock split of the Company's common stock and grant of the
       Company's common stock and issuance of substitute options......      20
     Non-cash compensation expense associated with the issuance of
       152,615 shares of fully vested common stock....................   3,205

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME
STATEMENT

  The pro forma adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Income Statement for the three months ended March 31, 1997 and for the year ended December 31, 1996 are as follows:

  (H) Represents the actual historical results for the 1996 Acquired Properties from the beginning of the period through the date of acquisition.

                                                    THE 1996 ACQUIRED PROPERTIES
                         ----------------------------------------------------------------------------------
                                     FOR THE PERIOD JANUARY 1, 1996 TO THE DATE OF ACQUISITION
                         ----------------------------------------------------------------------------------
                                             1413          300/401        25/35/45 WEST    1311/1401/1431
                            1102/1124      RESEARCH      PROFESSIONAL      WATKINS MILL      HARBOR BAY
                         COLUMBIA STREET  BOULEVARD         DRIVE              ROAD            PARKWAY      TOTAL
                         --------------- ------------ ------------------ ---------------- ----------------- ------
Acquisition Date........  May 31, 1996   July 2, 1996 September 10, 1996 October 18, 1996 December 12, 1996
Revenues:
 Rental revenue.........  $        --    $        711 $            1,096 $          1,296 $           2,144 $5,247
 Tenant recoveries......           --             595                350              300               142  1,387
 Other..................           --             --                 --               --                  4      4
                          ------------   ------------ ------------------ ---------------- ----------------- ------
                                   --           1,306              1,446            1,596             2,290  6,638
                          ------------   ------------ ------------------ ---------------- ----------------- ------
Expenses:
Rental Properties.......           --             680                350              332               555  1,917
                          ------------   ------------ ------------------ ---------------- ----------------- ------
Net income..............  $        --    $        626 $            1,096 $          1,264 $           1,735 $4,721
                          ============   ============ ================== ================ ================= ======

      No pro forma adjustment has been made for the period prior to acquisition for 1102/1124 Columbia Street because the property was owner occupied prior to its purchase and as a result there are no historical operating results as a rental property. There was no pro forma adjustment necessary for the 1996 Acquired Properties for the three months ended March 31, 1997 because the revenue and expense related to the properties is included in the historical net income for the period.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

    ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS--(CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  (I) Represents the actual historical results of the Acquisition LLC Properties from the beginning of the period through the date of acquisition.

                                      THE ACQUISITION LLC PROPERTIES
                            --------------------------------------------------
                                   FOR THE YEAR ENDED DECEMBER 31, 1996
                            --------------------------------------------------
                             14225 NEWBROOK     1550 EAST       1330 PICCARD
                                 DRIVE             GUDE            DRIVE       TOTAL
                            ---------------- ---------------- ---------------- -----
   Acquisition Date........ January 13, 1997 January 24, 1997 January 15, 1997
   Revenues:
    Rental revenue......... $            --  $            539 $            --  $539
    Tenant recoveries......              --                62              --    62
    Other..................              --               --               --   --
                            ---------------- ---------------- ---------------- ----
                                         --               601              --   601
                            ---------------- ---------------- ---------------- ----
   Expenses:
   Rental Properties.......              --                62              --    62
                            ---------------- ---------------- ---------------- ----
   Net income.............. $            --  $            539 $            --  $539
                            ================ ================ ================ ====

                                        THE ACQUISITION LLC PROPERTIES
                            ---------------------------------------------------------------
                             FOR THE PERIOD JANUARY 1, 1997 TO DATE OF ACQUISITION
                            ---------------------------------------------------------------
                               14225 NEWBROOK          1550 EAST            1330 PICCARD          HISTORICAL
                                   DRIVE                 GUDE                  DRIVE            ACQUISITION LLC TOTAL
                            --------------------    -----------------    ------------------     --------------- ------
   Revenues:
    Rental revenue.........      $              --     $              34     $              --      $1,450      $1,484
    Tenant recoveries......                     --                     4                    --          14          18
    Other..................                     --                   --                     --           3           3
                                 ------------------    -----------------     ------------------     ------      ------
                                                --                    38                    --       1,467       1,505
                                 ------------------    -----------------     ------------------     ------      ------
   Expenses:
   Rental Properties.......                     --                     4                    --          54          58
                                 ------------------    -----------------     ------------------     ------      ------
   Net income..............      $              --     $              34     $              --      $1,413      $1,447
                                 ==================    =================     ==================     ======      ======

      No pro forma adjustments have been made for 14225 Newbrook Drive and 1330 Piccard Drive for the period prior to acquisition because these properties were owner occupied prior to purchase and as a result there are no historical operating results as rental properties.


  (J) Increase in rental revenue to adjust the 1996 Acquired Properties and the Acquisition LLC Properties to straight-line rental revenue for the pro forma period.

  (K) Increase in rental properties expenses (primarily due to insurance) and tenant recoveries which are directly related to the increase in pro forma expenses to be recovered in excess of historical amounts.

  (L) Increase (decrease) in other income to eliminate non-recurring construction management fees which would not have been realized by the Company as a public REIT.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

    ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS--(CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                       FOR THE THREE MONTHS FOR THE YEAR ENDED
                                       ENDED MARCH 31, 1997 DECEMBER 31, 1996
                                       -------------------- ------------------
   (M) Increase in general and
       administrative expense related
       to operations as a public REIT
       consisting of increased
       salaries and bonuses
       (including that of the chief
       financial officer), directors
       and officers insurance,
       investor relations and public
       entity and listing fees.......        $   124             $   928
                                             =======             =======
   (N) (Decrease) increase in
       interest expense
       Interest expense due to
        repayment of certain mortgage
        loans........................        $(1,658)            $(3,631)
       Interest expense related to
        mortgage debt to be incurred
        in connection with the
        Offering.....................            294                 953
       Amortization of finance costs
        related to the Company's new
        credit facility..............             35                 137
                                             -------             -------
         Net change..................        $(1,329)            $(2,541)
                                             =======             =======
   (O) Increase in depreciation
       expense to reflect a full
       period of depreciation for the
       1996 Acquired Properties and
       the Acquisition LLC Properties
       utilizing a 40-year useful
       life for buildings and a 10-
       year useful life for
       improvements..................        $   278             $ 1,116
                                             =======             =======
     Reconciliation of pro forma de-
      preciation:
     Historical depreciation of the
      Company........................        $ 1,003             $ 2,405
     Pro forma depreciation on the
      1996 Acquired Properties:
       Pro forma depreciation as if
        the 1996 Acquired Properties
        were purchased on January 1,
        1996.........................            --                1,636
       Less historical depreciation
        recorded by the Company......            --                 (645)
                                             -------             -------
         Net increase in depreciation
          expense....................            --                  991
     Pro forma depreciation on the
      Acquisition LLC Properties as
      if the Acquisition LLC
      Properties were purchased on
      January 1, 1996................            278                 125
                                             -------             -------
     Total pro forma depreciation....        $ 1,281             $ 3,521
                                             =======             =======

(P) Pro forma weighted average shares of Common Stock outstanding on a historical net income basis include all shares outstanding after giving effect to the conversion of all series of preferred stock, the 1,765.923 to one share stock split, the issuance of the stock grants and exercise of the substitute stock options.

  Pro forma weighted average shares of Common Stock outstanding on a pro forma basis include all historical pro forma shares outstanding giving effect to the Offering, except the number of shares outstanding has been adjusted to give effect to the shares assumed to be issued for only those properties whose revenue and expenses are included in the Unaudited Pro Forma Condensed Consolidated Income Statements. Shares

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

    ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                            STATEMENTS--(CONTINUED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  issued for the acquisition of 1330 Piccard Drive and 14225 Newbrook Drive are assumed to be issued from the date of acquisition of these properties by the Acquisition LLC because the revenue and expense for these properties has not been included for the period prior to such acquisition.

(Q) Additional pro forma net income per share information is included below:

  The following table sets forth the pro forma effect of the purchase of the Acquisition LLC Properties with provisions from the Offering:

                                                      THREE MONTHS
                                                         ENDED      YEAR ENDED
                                                       MARCH 31,   DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
                                                       (DOLLARS IN THOUSANDS,
                                                         EXCEPT SHARE DATA)
  Historical net income of the Company...............  $     233    $   2,175
  Pro forma net income of the Acquisition LLC........      1,447          539
                                                       ---------    ---------
  Pro forma net income of the Company and the
   Acquisition LLC...................................  $   1,680    $   2,714
                                                       =========    =========
  Weighted average Common Stock outstanding on a
   historical basis..................................  3,641,848    3,641,848
  Weighted average Common Stock issued in the
   Offering to purchase the Acquisition LLC
   Properties (Note 1)...............................  2,760,775      291,618
                                                       ---------    ---------
  Weighted average shares of Common Stock outstanding
   pro forma.........................................  6,402,623    3,933,466
                                                       =========    =========
  Pro forma net income per share reflecting the pro
   forma effects of the Offering and purchase of the
   Acquisition LLC Properties........................  $    0.26    $    0.69
                                                       =========    =========

--------

Note (1) Giving effect to shares expected to be issued for the acquisition of 1330 Piccard Drive and 14225 Newbrook Drive as if they were only outstanding for the period subsequent to acquisition by the Acquisition LLC.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Alexandria Real Estate Equities, Inc.

  We have audited the accompanying consolidated balance sheets of Alexandria Real Estate Equities, Inc. (formerly known as Health Science Properties, Inc.) (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years ended December 31, 1996 and 1995 and the period October 27, 1994 (inception) through December 31, 1994. Our audits also included the financial statement schedule III, rental properties and accumulated depreciation. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the two years ended December 31, 1996 and 1995 and the period October 27, 1994 (inception) through December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Los Angeles, California
February 13, 1997,
except for Note 11,
as to which the date is
May 1, 1997

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     PRO FORMA          DECEMBER 31,
                                    ----------- -----------------------------
                                     MARCH 31,   MARCH 31,
                                       1997        1997       1996     1995
                                    ----------- ----------- --------  -------
                                    (UNAUDITED) (UNAUDITED)
                          ASSETS
Rental properties, net.............  $147,315    $147,315   $146,960  $54,353
Cash and cash equivalents..........     2,749       2,750      1,696      919
Tenant security deposit funds and
 other restricted cash.............     4,735       4,735      5,585    1,214
Tenant receivables and deferred
 rent..............................     1,552       1,552      1,244      830
Loan fees and costs (net of
 accumulated amortization of $186,
 $186, $131 and $25,
 respectively).....................     2,468       2,468      2,502      206
Leasing commissions (net of
 accumulated amortization of $118,
 $118, $92 and $26, respectively)..       337         337        353      258
Other assets (net of accumulated
 amortization of $117, $117, $103
 and $69, respectively)............     2,533       2,533      2,052      922
                                     --------    --------   --------  -------
    Total assets...................  $161,689    $161,690   $160,392  $58,702
                                     ========    ========   ========  =======
           LIABILITIES AND STOCKHOLDERS' EQUITY
Secured notes payable..............  $112,815    $112,815   $113,182  $36,894
Accounts payable and accrued
 expenses..........................     4,924       4,924      3,026      834
Dividends payable..................       --          --       1,550      --
Tenant security deposits...........       490         490        536      536
Unsecured line of credit...........     2,500       2,500        --     4,000
Due to Health Science Properties
 Holding Corporation...............     2,300       2,300      2,300      --
Advances from Health Science
 Properties Holding Corporation....       286         286        225      105
                                     --------    --------   --------  -------
    Total liabilities..............   123,315     123,315    120,819   42,369
Commitments and contingencies......       --          --         --       --
Manditorily redeemable Series V
 cumulative convertible preferred
 stock, $0.01 par value, $1,000
 stated value per share, 50,000
 shares authorized; 27,500 issued
 and outstanding...................       --       25,929     25,042      --
Stockholders' equity:
Preferred stock:
  Undesignated preferred stock,
   $0.01 par value per share,
   14,625 shares authorized; no
   shares were issued and
   outstanding.....................       --          --         --       --
  Series T 8.5% preferred stock,
   $0.01 par value and $100 stated
   value per share, 125 shares
   authorized; 12 shares issued and
   outstanding.....................       --            1          1        1
  Series U 8.5% cumulative
   convertible preferred stock,
   $0.01 par value and $500 stated
   value per share, 250 shares
   authorized; 220 shares issued
   and outstanding.................       --          110        110      --
Common stock, $0.01 par value per
 share, 65,000 shares authorized;
 1,000 issued and outstanding......        36         --         --       --
Additional paid-in capital.........    44,516      15,308     16,195   17,128
Accumulated deficit................    (6,178)     (2,973)    (1,775)    (796)
                                     --------    --------   --------  -------
    Total stockholders' equity.....    38,374      12,446     14,531   16,333
                                     --------    --------   --------  -------
    Total liabilities and
     stockholders' equity..........  $161,689    $161,690   $160,392  $58,702
                                     ========    ========   ========  =======

                            See accompanying notes.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THE PERIOD
                                                                OCTOBER 27, 1994
                             THREE MONTHS        YEAR ENDED       (INCEPTION)
                            ENDED MARCH 31,     DECEMBER 31,        THROUGH
                           ------------------ -----------------   DECEMBER 31,
                              1997      1996     1996     1995        1994
                           ----------  ------ ---------- ------ ----------------
                              (UNAUDITED)
Revenues:
  Rental.................  $    5,175  $2,090 $   12,941 $8,020      $  834
  Tenant recoveries......       1,897     486      4,169  1,699          87
  Other..................          89      34        563    204          90
                           ----------  ------ ---------- ------      ------
                                7,161   2,610     17,673  9,923       1,011
Expenses:
  Rental operations......       1,830     554      4,356  2,228         252
  General and
   administrative........         601     406      1,972  1,608       1,016
  Special bonus..........         353     --         --     --          --
  Post retirement
   benefit...............         632     --         438    --          --
  Interest...............       2,509     918      6,327  3,553         328
  Depreciation and
   amortization..........       1,003     413      2,405  1,668          63
                           ----------  ------ ---------- ------      ------
                                6,928   2,291     15,498  9,057       1,659
                           ----------  ------ ---------- ------      ------
Income (loss) from
 operations..............         233     319      2,175    866        (648)
Charge in lieu of income
 taxes...................         --      --         --     105         --
                           ----------  ------ ---------- ------      ------
Net income (loss)........  $      233  $  319 $    2,175 $  761      $ (648)
                           ==========  ====== ========== ======      ======
Net income allocated to
 preferred stockholders..  $    1,577  $  --  $    1,590 $  --       $  --
                           ==========  ====== ========== ======      ======
Net (loss) income
 allocated to common
 stockholders............  $   (1,344) $  319 $      585 $  761      $ (648)
                           ==========  ====== ========== ======      ======
Net income per pro forma
 share of Common Stock...  $     0.06         $     0.60
                           ==========         ==========
Pro forma weighted
 average shares of Common
 Stock outstanding.......   3,641,848          3,641,848
                           ==========         ==========
Supplemental net income
 per share information:
Pro forma net income per
 share reflecting the pro
 forma effects of the
 Offering and repayment
 of debt.................  $     0.23         $     0.72
                           ==========         ==========


                            See accompanying notes.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                         NUMBER OF           NUMBER OF
                         SERIES T  SERIES T  SERIES U  SERIES U  NUMBER OF        ADDITIONAL
                         PREFERRED PREFERRED PREFERRED PREFERRED  COMMON   COMMON  PAID-IN   ACCUMULATED
                          SHARES     STOCK    SHARES     STOCK    SHARES   STOCK   CAPITAL     DEFICIT    TOTAL
                         --------- --------- --------- --------- --------- ------ ---------- ----------- -------
Balance at October 27,
 1994...................    --       $--        --       $--         --     $--    $   --      $   --    $   --
 Issuance of common
  stock.................    --        --        --        --       1,000     --     17,128         --     17,128
 Net loss...............    --        --        --        --         --      --        --         (648)     (648)
                            ---      ----       ---      ----      -----    ----   -------     -------   -------
Balance at December 31,
 1994...................    --        --        --        --       1,000     --     17,128        (648)   16,480
 Issuance of Series T
  preferred stock.......     12         1       --        --         --      --        --          --          1
 Cash dividends on
  common stock..........    --        --        --        --         --      --        --         (909)     (909)
 Net income.............    --        --        --        --         --      --        --          761       761
                            ---      ----       ---      ----      -----    ----   -------     -------   -------
Balance at December 31,
 1995...................     12         1       --        --       1,000     --     17,128        (796)   16,333
 Issuance of Series U
  preferred stock.......    --        --        220       110        --      --        --          --        110
 Accretion on Series V
  preferred stock.......    --        --        --        --         --      --       (933)        --       (933)
 Cash dividends on
  Series T & U preferred
  stock.................    --        --        --        --         --      --        --           (9)       (9)
 Cash dividends on
  Series V preferred
  stock.................    --        --        --        --         --      --        --         (656)     (656)
 Cash dividends on
  common stock..........    --        --        --        --         --      --        --         (939)     (939)
 Dividends declared on
  common stock..........    --        --        --        --         --      --        --       (1,550)   (1,550)
 Net income.............    --        --        --        --         --      --        --        2,175     2,175
                            ---      ----       ---      ----      -----    ----   -------     -------   -------
Balance at December 31,
 1996...................     12         1       220       110      1,000     --     16,195      (1,775)   14,531
 Accretion on Series V
  preferred stock.......    --        --        --        --         --      --       (887)        --       (887)
 Cash dividends on
  Series T & U preferred
  stock.................    --        --        --        --         --      --        --           (2)       (2)
 Cash dividends on
  Series V preferred
  stock.................    --        --        --        --         --      --        --         (688)     (688)
 Cash dividends on
  common stock..........    --        --        --        --         --      --        --         (741)     (741)
 Net income.............    --        --        --        --         --      --        --          233       233
                            ---      ----       ---      ----      -----    ----   -------     -------   -------
Balance at March 31,
 1997 (unaudited).......     12      $  1       220      $110      1,000    $--    $15,308     $(2,973)  $12,446
                            ===      ====       ===      ====      =====    ====   =======     =======   =======

                            See accompanying notes.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                           THREE MONTHS                           THE PERIOD
                               ENDED          YEAR ENDED       OCTOBER 27, 1994
                            MARCH 31,        DECEMBER 31,     (INCEPTION) THROUGH
                          ---------------  -----------------     DECEMBER 31,
                           1997     1996     1996     1995           1994
                          -------  ------  --------  -------  -------------------
                           (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......  $   233  $  319  $  2,175  $   761       $   (648)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Depreciation and
   amortization.........    1,058     419     2,405    1,668             63
  Changes in operating
   assets and
   liabilities:
    Tenant security
     deposit funds and
     other restricted
     cash...............      850     456    (4,371)    (779)          (130)
    Loan fees and
     costs..............      (21)    --     (2,402)     (15)           --
    Leasing
     commissions........      (10)     (2)      (67)    (258)           --
    Other assets........     (802)   (749)   (1,578)  (1,433)            86
    Accounts payable and
     accrued expenses...    1,898     530     2,192      267           (384)
    Tenant security
     deposits...........      (46)     (1)      --       144            (11)
                          -------  ------  --------  -------       --------
Net cash provided by
 (used in) operating
 activities.............    3,160     972    (1,646)     355         (1,024)
INVESTING ACTIVITIES
Additions to rental
 properties.............   (1,319)    (86)   (1,578)  (1,554)           --
Purchase of rental
 properties.............      --      --    (93,322)     --         (29,924)
                          -------  ------  --------  -------       --------
Net cash used in
 investing activities...   (1,319)    (86)  (94,900)  (1,554)       (29,924)
FINANCING ACTIVITIES
Proceeds from secured
 notes payable..........      --      --     77,260    1,250         19,711
Cash portion of
 contributed net
 assets.................      --      --        --       --           9,427
Proceeds from issuance
 of Series T preferred
 stock..................      --      --        --       --               1
Proceeds from issuance
 of Series U preferred
 stock..................      --      105       110      --             --
Proceeds from issuance
 of Series V preferred
 stock (net of issuance
 costs of $3,391).......      --      --     24,109      --             --
Proceeds from unsecured
 line of credit.........    2,500     --        --     1,000          3,000
Increase in due to
 Health Science
 Properties Holding
 Corporation............      --      (17)    2,300      --             --
Increase in advances
 from Health Science
 Properties Holding
 Corporation............       61     --        120      105            --
Principal reductions of
 unsecured line of
 credit.................      --      --     (4,000)     --             --
Principal reductions of
 secured notes payable..     (367)   (139)     (972)    (519)           --
Common dividends paid...   (2,291)    --       (939)    (909)           --
Preferred dividends
 paid...................     (690)     (1)     (665)     --             --
                          -------  ------  --------  -------       --------
Net cash (used in)
 provided by financing
 activities.............     (787)    (52)   97,323      927         32,139
Net increase (decrease)
 in cash and cash
 equivalents............    1,054     834       777     (272)         1,191
Cash and cash
 equivalents at
 beginning of year......    1,696     919       919    1,191            --
                          -------  ------  --------  -------       --------
Cash and cash
 equivalents at end of
 year...................  $ 2,750  $1,735  $  1,696  $   919       $  1,191
                          =======  ======  ========  =======       ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION
Cash paid during the
 year for interest......  $ 2,192  $  851  $  5,953  $ 3,409       $    293
                          =======  ======  ========  =======       ========
Cash paid during the
 year for income taxes..  $   --   $  --   $    --   $   --        $    --
                          =======  ======  ========  =======       ========

                            See accompanying notes.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 THREE MONTHS ENDED MARCH 31, 1997, YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                                      THE
         PERIOD OCTOBER 27, 1994 (INCEPTION) THROUGH DECEMBER 31, 1994 (AMOUNTS AND DISCLOSURES AS OF MARCH 31, 1997 AND FOR THE PERIOD THEN ENDED
                                ARE UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Alexandria Real Estate Equities, Inc. (formerly known as Health Science Properties, Inc.--see Note 11), a Maryland corporation (the "Company"), was formed on October 27, 1994. The common stock, par value $.01 per share, of the Company (the "Common Stock"), is wholly owned by Health Science Properties Holding Corporation ("Holdings").

  The Company and its wholly owned subsidiary, ARE-QRS Corp. ("QRS"), were formed to acquire, manage and develop properties for lease to the life science industry. As of December 31, 1996, the Company had acquired the following properties:

                                                  NUMBER   NUMBER
                                                    OF       OF     RENTABLE
      PROPERTY NAME              LOCATION        BUILDINGS TENANTS SQUARE FEET
      -------------              --------        --------- ------- -----------
10933 N. Torrey Pines
 Road.................... San Diego, California       1        3      108,133
11099 N. Torrey Pines
 Road.................... San Diego, California       1        4       86,962
3535 General Atomics
 Court................... San Diego, California       1        3       76,084
3565 General Atomics
 Court................... San Diego, California       1        1       43,600
1102 and 1124 Columbia
 Street.................. Seattle, Washington         1        2      213,397
1413 Research Blvd....... Rockville, Maryland         1        1      105,000
300 and 401 Professional
 Drive................... Gaithersburg, Maryland      2        3      111,179
25, 35 and 45 W. Watkins
 Mill Road............... Gaithersburg, Maryland      1        6      138,938
1311, 1401 and 1431
 Harbor Bay Parkway...... Alameda, California         3        4      147,777
                                                                    ---------
                                                                    1,031,070
                                                                    =========

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its only subsidiary, QRS. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Proposed Transactions

  The Company expects to elect real estate investment trust ("REIT") status effective 1996 for federal income tax purposes. The Company currently intends to consummate an Initial Public Offering ("Offering") of the Common Stock. Prior to the consummation of the Offering, each outstanding share of Common Stock will be split into 1,765.923 shares of Common Stock. In connection with the Offering, the Company: (i) has formed a special-purpose limited liability company of which the Company owns a 99% non-managing interest and QRS owns a 1% managing interest ("Harbor Bay, LLC"), (ii) will acquire a limited liability company formed and owned by certain affiliates of PaineWebber Incorporated, of which the Company will own a 99% non-managing interest and QRS will own a 1% managing interest (the "Acquisition LLC") (see Note 11), thereby acquiring three additional properties, and (iii) will repay certain existing debt (the "Formation Transactions").

  In connection with the Offering, the Company will redeem all of the outstanding shares of its Series T preferred stock and will convert into shares of Common Stock all of the outstanding shares of its Series U and its Series V preferred stock. As a result, the officers, directors and employees of the Company, together with Holdings and AEW (the "Continuing Investors"), will hold 3,634,777 shares of Common Stock after the

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

Offering. None of the current stockholders has any direct or indirect interest in the Acquisition LLC or the additional properties owned thereby.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

 Rental Properties

  Rental properties are recorded at cost. Costs associated with acquiring and renovating properties are capitalized as incurred. At such times that events or circumstances indicate that the carrying amount of a property may be impaired, the Company makes an assessment of its recoverability by estimating the future undiscounted cash flows, excluding interest charges, of the property. If the carrying amount exceeds the aggregate future cash flows, the Company would recognize an impairment loss to the extent the carrying amount exceeds the fair value of the property. Based upon such periodic assessments, no impairment has been determined and no rental properties carrying amounts have been adjusted.

  Maintenance and repairs are expensed as incurred. Major replacements and betterments are capitalized and depreciated over their estimated useful lives.

  Depreciation is computed on the straight-line method using estimated lives of 30 to 40 years for building and improvements, and the term of the respective lease for tenant improvements.

 Restricted Cash

  Restricted cash as of December 31, 1996 consists of security deposit funds and a $4,715,000 tenant improvement reserve established by the Company pursuant to a lease with a tenant at one of the Company's properties.

 Rental Income

  Rental income from leases with scheduled rent increases, free rent and other rent concessions are recognized on a straight-line basis over the lease term. Amounts currently recognized as income, and expected to be received in later years, are included in tenant receivables and deferred rent. Amounts received currently, but recognized as income in future years, are included in unearned rent.

 Loan Fees and Costs

  Fees and costs incurred in obtaining long-term financing are amortized over the terms of the related loan agreements and included in interest expense.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

 Leasing Commissions

  Leasing commissions are amortized on a straight-line basis over the term of the related lease.

 Offering Costs and Yield Adjustment

  Offering costs associated with the issuance of preferred shares are deducted from the proceeds of the preferred stock. The Company accretes the difference between the minimum yield requirement on the preferred stock and the minimum dividend payment as a charge to additional paid-in capital.

 Fair Value of Financial Instruments

  The Company believes the carrying amounts of its financial instruments, except certain secured notes payable, approximate their fair values (see Note
4).

 Net Income Per Share

  Historical per share data is not meaningful because the Company is a wholly owned subsidiary of Holdings and the Company's capital structure will be materially affected by the Formation Transactions.

  Pro forma shares of Common Stock outstanding on a historical net income basis include all shares outstanding, after giving effect to the 1,765.923 to one stock split, the issuance of stock grants and the exercise of substitute stock options (see Note 9) in connection with the Formation Transactions, but exclude the shares to be issued in the Offering.

  Supplemental pro forma net income and per share information is included below:

                              THREE MONTHS ENDED            YEAR ENDED
                                MARCH 31, 1997          DECEMBER 31, 1996
                             ---------------------     --------------------
                             (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
   The following table sets
   forth the effects of the
   Offering and the
   repayment of the
   Company's debt with the
   proceeds of the
   Offering:
   Historical net income of
    the Company............      $                233      $              2,175
    Pro forma decrease in
     interest expense
     associated with the
     repayment of debt ....                     1,363                     2,841
                                 --------------------      --------------------
    Net income of the
     Company adjusted for
     repayment of debt ....      $              1,596      $              5,016
                                 ====================      ====================
    Weighted average Common
     Stock outstanding on a
     historical basis......                 3,641,848                 3,641,848
    Weighted average Common
     Stock issued in the
     Offering for repayment
     of debt...............                 3,312,420                 3,312,420
                                 --------------------      --------------------
    Weighted average shares
     of Common Stock
     outstanding--pro
     forma.................                 6,954,268                 6,954,268
                                 ====================      ====================
    Net income per share
     reflecting the pro
     forma effects of the
     Offering and repayment
     of debt...............      $               0.23      $               0.72
                                 ====================      ====================

 Income Taxes

  For the taxable year ended December 31, 1996, the Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. As a REIT, the Company generally will not be subject to federal income tax if it meets a number of organizational and operational requirements and distributes at least 95% of its taxable income for each tax year to its stockholders. If the Company fails to qualify

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to state and local income taxes and to federal income tax and excise tax on its undistributed income. None of the Company's distributions made for the year ended December 31, 1996, represented a return of capital.

  For the year ended December 31, 1995, deferred income taxes are recognized for tax consequences of temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods and tax net operating loss ("NOL") carryforwards.

 Unaudited Interim Statements

  The consolidated financial statements as of March 31, 1997 and for the three months ended March 31, 1997 and 1996, are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a recurring nature.

2. RENTAL PROPERTIES

  Rental properties are as follows:

                                                                DECEMBER 31,
                                                   MARCH 31,  -----------------
                                                     1997       1996     1995
                                                  ----------- --------  -------
                                                  (UNAUDITED)
                                                         (IN THOUSANDS)
     Land........................................  $ 28,383   $ 28,383  $10,444
     Building and improvements...................   122,725    121,236   45,397
     Tenant and other improvements...............     1,365      1,535      413
                                                   --------   --------  -------
                                                    152,473    151,154   56,254
     Less accumulated depreciation...............    (5,158)    (4,194)  (1,901)
                                                   --------   --------  -------
                                                   $147,315   $146,960  $54,353
                                                   ========   ========  =======

  All of the Company's rental properties are encumbered by deeds of trust and assignments of the rents and leases associated with the properties. The Company leases space, under noncancelable leases with remaining terms of 1 to 20 years. Certain tenants are also obligated to reimburse the Company for specific operating expenses.

  Minimum lease payments to be received under the terms of the operating lease agreements, excluding expense reimbursements, as of December 31, 1996 are as follows:

                                                                  (IN THOUSANDS)
     1997........................................................    $21,663
     1998........................................................     20,371
     1999........................................................     16,107
     2000........................................................     12,459
     2001........................................................      9,004
     Thereafter..................................................     28,299

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

3. UNSECURED LINE OF CREDIT

  The unsecured line of credit to the Company from a bank had a maximum commitment of $3,000,000 (which was subject to increase, with certain limitations, to $4,000,000) bore interest at an annual rate of LIBOR plus 2.5% (or prime plus 1.5%) and matured on October 31, 1995.

  In September 1995, certain terms of the line of credit were amended. The limitation to increase the maximum commitment to $4,000,000 was removed and the maximum commitment was increased to $4,000,000. The interest rate was increased to LIBOR plus 3.00% (or prime plus 1.75%) and the due date was extended to January 31, 1996. The loan was further extended to June 30, 1996. This loan was repaid in full during the year ended December 31, 1996.

4. SECURED NOTES PAYABLE

  Secured notes payable are as follows:

                                                                  DECEMBER 31,
                                                     MARCH 31,  ----------------
                                                       1997       1996    1995
                                                    ----------- -------- -------
                                                    (UNAUDITED)
                                                           (IN THOUSANDS)
Line of credit, with PaineWebber Incorporated,
 secured by four of the Company's properties, with
 a maximum commitment of $44,400,000, bearing
 interest at LIBOR plus 2.5%, and due in 1999,
 convertible to a 10 year term loan...............   $ 44,400   $ 44,400 $   --
Notes payable to banks, an insurance company, and
 a tenant/prior owner secured by first and second
 deeds of trust on the rental properties, bearing
 interest at fixed rates ranging from 8.25% to
 9.00% and due at various dates through 2014......     66,800     67,152  35,204
Note payable to a bank, secured by certain
 building improvements, bearing interest at prime
 plus 1.5% and due in 1997........................        365        380     440
Line of credit with a maximum commitment of
 $1,250,000, secured by deeds of trust on rental
 properties, bearing interest at LIBOR plus 2.5%
 and due in 1997..................................      1,250      1,250   1,250
                                                     --------   -------- -------
                                                     $112,815   $113,182 $36,894
                                                     ========   ======== =======

  Future principal payments due on secured notes payable, as of December 31, 1996, are as follows:

                                                                  (IN THOUSANDS)
     1997........................................................    $ 25,016
     1998........................................................       1,430
     1999........................................................      49,523
     2000........................................................       1,192
     2001........................................................       1,295
     Thereafter..................................................      34,726
                                                                     --------
                                                                     $113,182
                                                                     ========

  The prime and LIBOR rates of interest at December 31, 1996 were 8.25% and 5.78%, respectively.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

  Based on the borrowing rates currently available to the Company for bank loans with similar maturities, the fair value of secured notes payable as of December 31, 1996 and 1995 are approximately $113,215,000 and $37,650,000, respectively.

  Effective October 1, 1996, the Company entered into two interest rate floor and cap transactions with notional amounts of $44,500,000 to convert its floating rate line of credit with PaineWebber Incorporated to a fixed rate liability. The agreements limit the risk of rising interest rates associated with the Company's line of credit by fixing the variable portion of the interest rate on variable rate debt at 8.0% through October 1, 1999. The Company does not hold or issue the interest rate agreements for trading purposes and is exposed to possible credit risk if the counterparties fail to perform on the contracts. The cost of the derivative is included as a loan cost and amortized over the term of the line of credit as an adjustment to the interest rate yield.

5. INCOME TAXES

  As of December 31, 1996, the Company had net deferred tax assets totaling $1,246,000 arising primarily from differences between financial accounting and income tax reporting for the effects of (i) straight line rents;
(ii) depreciation and amortization; (iii) unearned rents; (iv) the present value of a post-retirement benefit; and (v) an NOL carryforward totaling $213,000. Since the Company intends to qualify as a REIT it has fully reserved the amount of income tax benefit relating to its deferred tax assets to the extent they exceed deferred tax liabilities, and has not recognized any deferred tax expense.

6. MANDATORILY REDEEMABLE PREFERRED STOCK

 Series V cumulative convertible preferred stock

  Series V preferred stockholders are entitled to dividends at an annual rate of 10% of the stated value per share during the first twelve dividend periods or such larger amount as would be payable on an as converted basis were the Series V preferred stock converted to common stock. Beginning with the thirteenth dividend period, the annual dividend rate increases to 15%. The stated value of each share is $1,000. Dividends are cumulative and are payable in quarterly equal installments on March 31, June 30, September 30, and December 31 of each year. In the event of any liquidation events, the Series V preferred stockholders are entitled to a liquidation preference that will provide an internal rate of return of 15% on the stated value per share.

  Upon the closing of an Offering during the four years following the issue date of the shares of Series V preferred stock, the Company has the right to redeem no less than one-half of the Series V preferred stock for cash and to convert the balance into fully paid and nonassessable shares of common stock. The redemption price per share of Series V preferred stock is the stated value plus an amount calculated to provide an internal rate of return of 20%. Notwithstanding the Company's option to redeem and convert the Series V preferred stock as set forth above, the Series V preferred stockholders have elected to convert all of the Series V preferred stock at the conversion share price (as defined). In addition, each share of Series V preferred stock may convert at the conversion share price into common stock at the option of the holder (i) prior to the closing of a merger or consolidation of the Company,
(ii) at any time after the fourth anniversary of the issue date or (iii) upon consummation of the Offering.

  Other than in connection with a partial cash redemption (as defined), the Company may not redeem the Series V preferred stock prior to the third anniversary of the issue date. Thereafter, such shares may be redeemed in whole but not in part, at an amount which provides the holders an internal rate of return equal to 25%, for the first three years and 20% thereafter.

  The Series V preferred stock is subject to certain procedural and operating covenants including payment of regular dividends and maintaining minimum cash available for distribution (as defined). Following the first

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

anniversary of the issue date, the holder of the Series V preferred stock shall have the option upon a breach of such covenants to cause the Company to redeem such shares for an amount in cash necessary to provide an internal rate of return ranging from 15% to 20% depending on the covenant breach which triggered such redemptions.

  The Series V preferred stock ranks senior to the common stock and all other classes of preferred stock issued by the Company with respect to dividends, liquidations, and for all other purposes. The difference between the amount of dividends and the internal rate of return to be earned upon the closing of the Offering is accreted to the recorded value of the stock.

7. PREFERRED STOCK

 Series T preferred stock

  Holders of the Series T preferred stock are entitled to dividends at an annual rate of 8.5% of the stated value per share. Dividends are fully cumulative and are payable, in arrears, on July 1 and January 1 of each year.

  The Series T preferred stock may be redeemed from time to time, in whole or in part, at the option of the Company, at a redemption price equal to 100% of the stated value per share, plus all accrued and unpaid dividends, whether or not authorized and declared. The stated value per share of the Series T preferred stock is $100.

  In addition to separate class voting rights on certain matters directly effecting the specific status and rights of the Series T preferred stockholders, the Series T preferred stockholders are entitled to vote upon all matters upon which holders of common stock have the right to vote.

  Series T preferred stock ranks on parity with Series U 8.5% preferred stock and is junior to Series V preferred stock with respect to dividends, liquidations, and all other purposes.

 Series U cumulative convertible preferred stock

  Holders of the Series U preferred stock are entitled to dividends at an annual rate of 8.5% of the stated value per share. Dividends are fully cumulative and are payable in arrears on January 1 of each year.

  Commencing on the fifth anniversary of the issue date, the Series U preferred stock may be redeemed, at a redemption price equal to 135% of the stated value per share, plus all accrued and unpaid dividends. The stated value per share of the Series U preferred stock is $500.

  The Series U preferred stock is mandatorily convertible into common stock if
(i) shares of common stock are registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, and (ii) the Company has entered into an underwriting agreement to sell shares of common stock (which underwriting agreement sets forth the price at which such shares will be offered for sale). Upon such conversion, each share of Series U preferred stock will convert into a number of shares of common stock having a value equal to 135% of the Series U stated value plus all accrued and unpaid dividends.

  The Series U holders have no voting rights other than on certain matters directly affecting the specific status and rights of the Series U stockholders.

  The Series U preferred stock ranks on parity with Series T preferred stock and is junior to Series V preferred stock with respect to dividends, liquidations, and all other purposes.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

8. COMMITMENTS AND CONTINGENCIES

 Litigation

  To the Company's knowledge, no litigation is pending against the Company, other than routine actions and administrative proceedings, substantially all of which are expected to be covered by liability insurance or which, in the aggregate, are not expected to have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

 Employment Agreements

  As of year end, two of the Company's executives had signed employment agreements with terms expiring on December 31, 2000. For the year ended December 31, 1997, these executives would have earned a combined salary of $475,000. For the remaining three years the agreements provided for a combined salary of $415,000. According to the terms of his agreement, one of the executives would have earned an annual retirement benefit equal to $90,000 per year for the remainder of his life and his current spouse's life. Subsequent to year end, the executive announced his intention to retire upon completion of the Offering. In connection therewith, his agreement was amended to provide a retirement benefit of $150,000 per year for the first three years following the consummation of the Offering, at which time the benefit will be reduced to $90,000 per year, plus an annual cost of living increase of 2% per year for the remainder of the executive's life and the executive's current spouse's life. For the three months ended March 31, 1997 and the year ended December 31, 1996, the Company recorded a post-retirement benefit expense for past services provided by this executive equal to $632,000 and $438,000, respectively. As of March 31, 1997, the total accrual relating to the post-retirement benefit is $1,070,000. The accrual was made based upon the estimated number of payments to be made discounted at a rate of 8%.

  Three employees are subject to employment agreements that provide for a combined annual salary of $435,000 per year and are for a term ending on December 31, 1998, with a provision for automatic one year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement.

  Each of the employment agreements of the executives and employees provides for bonuses and base salary adjustments. With respect to two of these individuals, the bonus is tied to the annual increase in funds from operations (as defined).

  For the three months ended March 31, 1997, an accrual of $353,000 was made for a special bonus awarded to an officer of the Company in connection with the Offering.

 Concentration of Credit Risk

  The Company maintains its cash and cash equivalents at insured financial institutions. The combined account balances at each institution periodically exceeds FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that the risk is not significant.

  The Company is dependent on rental payments from a limited number of tenants and the inability of any single tenant to make its lease payments could adversely affect the Company and its ability to make distributions to stockholders. The Company currently has approximately 31 leases with a total of approximately 26 tenants, and eight of the Company's 15 properties (including the properties to be acquired in connection with the Company's acquisition of the Acquisition LLC--see Note 11) are single-tenant properties. At February 1, 1997, three of the Company's tenants, accounted for approximately 37% of the Company's aggregate annualized base rent.

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

  The Company does not generally require collateral or other security from its tenants other than security deposits. The Company has available two irrevocable letters of credit totaling $858,000 which are used as security deposits for two leases.

9. STOCK OPTION PLANS

 1996 Stock Option Plan

  The Company has a ten-year incentive and nonqualified stock option plan (the "Plan") for certain employees and non-employee directors of the Company. Under the Plan, options to purchase shares of common stock of the Company are granted to eligible participants at an exercise price to be determined by the Administrator of the Plan (the "Administrator") at the time of grant, which may not be less than the Fair Market Value (as defined in the Plan) of the common stock as of the grant date. The Plan resulted from the consolidation of the Company's 1996 Stock Option Plan, 1996 Stock Option Plan for Non-Employee Directors, 1995 Substitute Stock Option Plan and 1995 Substitute Stock Option Plan for Non-Employee Directors. Non-employee directors of the Company are only eligible to receive non-qualified stock options under the Plan. Unless otherwise determined by the Administrator, the option shares may be exercised as follows:

  . 50% one year following the grant date.

  . 75% two years following the grant date.

  . 100% three years following the grant date.

  The Administrator may waive such installment exercise provisions at any time based on such factors as the Administrator may determine in its sole discretion. In addition, any option that is outstanding and not yet fully exercisable under the Plan shall become fully and immediately exercisable upon
(i) certain events of termination of employment as set forth in the Plan, (ii) the underwritten initial public offering of common stock by the Company or
(iii) a Change in Control (as defined in the Plan). A maximum of 239.60 shares of common stock are authorized for issuance under the Plan and none are outstanding.

  Under the Plan, holders of options granted under the Holdings 1994 Stock Option Plan, as amended, or the Holdings 1994 Stock Option Plan for Non-Employee Directors, as amended, ("Holdings Stock Options") are entitled to receive substitute stock options in the event of certain changes in the capital or corporate structure of the Company or a subsidiary of the Company (including upon the consummation of the Offering). Substitute stock options will be granted under the Plan in substitution for then outstanding Holdings Stock Options to the extent that the Administrator determines, in its sole discretion, that the grant of substitute stock options is necessary to provide that holders of Holdings Stock Options not be deprived of benefits to which they would otherwise have been entitled had such event or events not occurred. Any grant of a substitute stock option will be subject to the prior cancellation and surrender of the corresponding Holdings Stock Option. The terms and conditions of substitute stock options shall be substantially equivalent to those of the Holdings Stock Options in respect of which the substitute stock options are granted. As of December 31, 1996, 7,932 Holdings Stock Options had been issued and are outstanding. In January 1997, an additional 4,045 options were issued by Holdings. No substitute stock options were outstanding at December 31, 1996.

  In connection with the Offering, officers, directors and certain employees of the Company will be granted an aggregate of 152,615 shares of Common Stock. Officers, directors and certain employees of the Company will also receive options to purchase 57,000 shares of Common Stock under the Plan in substitution for previously granted Holdings Stock Options (such stock options will be exercised in connection with the Offering at a nominal exercise price, and thereafter no further stock options will be issued under the Plan). In addition to their respective ownership interests in Holdings, upon consummation of the Offering, officers, directors and

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

certain employees of the Company will directly own 209,615 shares of Common Stock, representing approximately 2.0% of the outstanding shares of Common Stock.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The new accounting standards prescribed by SFAS No. 123 are optional, and the Company has elected to account for its stock option plan as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The effect of applying the SFAS No. 123 fair value method to the Company's stock based awards for the years ended December 31, 1996 and 1995 would result in net income and net income per share that are not materially different from amounts reported. The effect of applying the SFAS No. 123 fair value method to the Company's stock based awards for the three months ended March 31, 1997 is anti-dilutive.

  A summary of Holdings' stock option activity, and related information, is as follows:

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                             FOR THE QUARTER ENDED     --------------------------------------------------------------
                                MARCH 31, 1997                     1996                            1995
                         ----------------------------- ------------------------------ -------------------------------
                                          WEIGHTED-                      WEIGHTED-                       WEIGHTED-
                         GRANT             AVERAGE     GRANT              AVERAGE      GRANT              AVERAGE
                          DATE  OPTIONS EXERCISE PRICE  DATE  OPTIONS  EXERCISE PRICE   DATE   OPTIONS EXERCISE PRICE
                         ------ ------- -------------- ------ -------  -------------- -------- ------- --------------
                                         (UNAUDITED)
Outstanding--beginning
 of year................        37,749      $0.54              78,935      $0.54               51,727      $0.54
Granted................. 1/1/97 19,251       0.54      7/1/96   1,756       0.54      12/31/95 27,208       0.54
Exercised...............            --         --             (42,942)      0.54                   --         --
Forfeited...............            --         --                  --         --                   --         --
                                ------      -----             -------      -----               ------      -----
Outstanding--end of
 year...................        57,000      $0.54              37,749      $0.54               78,935      $0.54
                                ======      =====             =======      =====               ======      =====
Exercisable at end of
 year...................        32,855      $0.54              13,606      $0.54               35,384      $0.54
                                ======      =====             =======      =====               ======      =====
Weighted-average fair
 value of options
 granted during the year
 based upon the minimum
 value method...........                    $0.93                          $0.03                           $0.04
                                            =====                          =====                           =====

The per share fair market value of the Holding's common stock as of each of the option grant dates set forth in the above table was $1.45, $0.54 and $0.54 at January 1, 1997, July 1, 1996 and December 31, 1995, respectively based upon the revised capital structure of the Company (see Formation Transactions in Note 1). The fair market value of the Holding's common stock was based on stock discounts to reflect the status of the shares subject to the options as minority interests in Holdings at the time such options were granted taking into consideration among other things, liquidation preferences of other creditors and security holders. The Company recorded $18,000 of compensation expense for the quarter ended March 31, 1997. No compensation was recorded for the years ended December 31, 1996 and 1995.

  The weighted-average remaining contractual life at December 31, 1996 and March 31, 1997 of all options are 9.0 and 8.8 years, respectively.

 Post-IPO Stock Option Plan

  The Company will adopt a stock option and incentive plan (the "1997 Stock Option Plan") prior to consummation of the Offering. The 1997 Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. The 1997 Stock Option Plan is expected to provide for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code, non-qualified stock options, stock appreciation rights and restricted stock to employees, officers, directors and independent

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

contractors (including non-employee directors) of the Company with respect to 900,000 shares of Common Stock; provided, that incentive stock options may be granted only to employees of the Company. The 1997 Stock Option Plan will permit the Compensation Committee to select eligible employees, officers, directors and independent contractors (including non-employee directors) of the Company to receive awards, to determine the type and number of awards to be granted and to determine the terms, conditions, restrictions and performance criteria relating to any award. In connection with the Offering, the Company will grant options to officers, directors and certain employees of the Company under the 1997 Stock Option Plan with respect to an aggregate of 600,000 shares of Common Stock.

10. RELATED PARTY TRANSACTIONS

  For the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995, the Company incurred $645,000, $1,708,000 and $369,000, respectively, for legal services provided by a law firm of which a stockholder of Holdings is a member.

  General and administrative expenses for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 include $18,000, $49,000 and $35,000, respectively, for payroll accounting and office space provided by a shareholder of Holdings.

  Holdings advanced to the Company $2,483,000 at a rate of 10% which is due on demand. For the three months ended March 31, 1997 and for the year ended December 31, 1996, $61,000 and $162,000 of interest was accrued.

11. SUBSEQUENT EVENTS

  Subsequent to December 31, 1996, the following events occurred:

  The Company assigned its rights to purchase three properties to the Acquisition LLC, which is controlled by PaineWebber Real Estate Holdings, Inc. and PW Realty Partners LLC (together "PaineWebber"). In January 1997, the Acquisition LLC acquired the three properties for approximately $52 million. The Company, upon the occurrence of certain events (but no later than September 30, 1998), is required to purchase the outstanding membership interests in the Acquisition LLC. The purchase price will equal the original purchase price of the properties (adjusted for an acquisition fee payable to PaineWebber and cash flow from the properties) plus a percentage of the excess of (i) the aggregate fair market value, as defined, over (ii) the adjusted purchase price. PaineWebber has agreed to amend the purchase agreement to reduce the purchase price by approximately $766,000. Based upon the above formula (after giving effect to such reduction), the Company will be required to purchase the membership interests in the Acquisition LLC for approximately $60.6 million with a portion of the net proceeds of the Offering. The amount paid to PaineWebber in excess of the purchase price paid by the Acquisition LLC will be accounted for as a financing cost and recognized when the transaction is completed.

  On January 24, 1997, the Company entered into an unsecured line of credit of $2,500,000 which bears interest at either the "Reference Rate" or the LIBOR rate, plus a margin based upon the ratio of liabilities to gross asset value, and matures on December 31, 1997. The Company has drawn $2,500,000 subsequent to December 31, 1996. The line of credit contains certain financial covenants, and repayment is guaranteed by Holdings.

  Subsequent to year-end, the Company adopted a 401(k) plan which became effective January 1, 1997. Each employee of the Company may enroll in the plan on such employee's date of hire. An actively employed employee is eligible to receive a matching contribution under the plan equal to 50% of each participant's contribution. Plan participants are immediately vested in their contributions to the plan and the matching contributions by the Company.

                  ALEXANDRIA REAL ESTATE EQUITIES, INC.

  Subsequent to year-end, the Company changed its name from Health Science Properties, Inc. to Alexandria Real Estate Equities, Inc. and changed the name of its consolidated subsidiary from HSP-QRS Corp. to ARE-QRS Corp.

  Subsequent to year-end, AEW notified the Company of its election to convert all of its Series V preferred stock into shares of Common Stock in connection with the Offering.

12. NON-CASH TRANSACTIONS

 Non-Cash Contribution

  In connection with the formation of the Company, the following net assets were contributed from Holdings on November 4, 1994:

                                                                  (IN THOUSANDS)
     Rental properties, net......................................    $ 24,544
     Cash and cash equivalents...................................       9,427
     Tenant security deposit funds...............................         306
     Other assets, net...........................................         655
     Secured notes payable and unsecured line of credit..........     (16,453)
     Tenants security deposits...................................        (403)
     Accounts payable and accrued expenses.......................        (948)
                                                                     --------
       Net assets................................................    $ 17,128
                                                                     ========

  The assets and liabilities were recorded by the Company based on their carrying value to Holdings at the date of contribution.

 Pro Forma Balance Sheet

  The pro forma balance sheet has been prepared to present the capital structure which will exist after the conversion of the Series V and Series U preferred stock, redemption of the Series T preferred stock, the 1,765.923 for one stock split, and the issuance of the stock grants and the exercise of stock options that will occur in connection with the Offering and the Formation Transactions.

                                                                    SCHEDULE III

                     ALEXANDRIA REAL ESTATE EQUITIES, INC.

                 RENTAL PROPERTIES AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                        COSTS
                                                     CAPITALIZED
                                                    SUBSEQUENT TO
                                  INITIAL COSTS      ACQUISITION           TOTAL COSTS
                              --------------------- ------------- ------------------------------
                    SQUARE            BUILDINGS AND                       BUILDINGS AND          ACCUMULATED
PROPERTY            FOOTAGE    LAND   IMPROVEMENTS  IMPROVEMENTS   LAND   IMPROVEMENTS   TOTAL   DEPRECIATION ENCUMBRANCES
--------          ----------- ------- ------------- ------------- ------- ------------- -------- ------------ ------------
                  (UNAUDITED)
10933 N. Torrey
 Pines Road.....     108,133  $ 3,903   $  5,960       $1,048     $ 3,903   $  7,008    $ 10,911    $  586      $  7,741
11099 N. Torrey
 Pines Road.....      86,962    2,663     10,649        1,545       2,663     12,194      14,857     1,069        10,106
3535 General
 Atomics Court..      76,084    2,651     18,046          153       2,651     18,199      20,850     1,244        12,180
3565 General
 Atomics Court..      43,600    1,227      9,554          --        1,227      9,554      10,781       650         6,303
1102 and 1124
 Columbia
 Street.........     213,397    6,566     23,528           73       6,566     23,601      30,167       339        32,452
1413 Research
 Boulevard......     105,000    2,317      9,611          238       2,317      9,849      12,166       121         8,600
300 and 401
 Professional
 Drive..........     111,179    2,000     12,302           22       2,000     12,324      14,324        95        10,800
25, 35 and 45 W.
 Watkins Mill
 Road...........     138,938    3,281     14,416           32       3,281     14,448      17,729        69        11,700
1311, 1401 and
 1431 Harbor Bay
 Parkway........     147,777    3,775     15,526           68       3,775     15,594      19,369        21        13,300
                   ---------  -------   --------       ------     -------   --------    --------    ------      --------
                   1,031,070  $28,383   $119,592       $3,179     $28,383   $122,771    $151,154    $4,194      $113,182
                   =========  =======   ========       ======     =======   ========    ========    ======      ========
PROPERTY          YEAR BUILT
--------          ----------
10933 N. Torrey
 Pines Road.....  1971
11099 N. Torrey
 Pines Road.....  1986
3535 General
 Atomics Court..  1991
3565 General
 Atomics Court..  1991
1102 and 1124
 Columbia
 Street.........  1975
1413 Research
 Boulevard......  1967
300 and 401
 Professional
 Drive..........  1989/1987
25, 35 and 45 W.
 Watkins Mill
 Road...........  1989
1311, 1401 and
 1431 Harbor Bay
 Parkway........  1984/1985/
                  1986



  A summary of activity of rental office properties and accumulated depreciation is as follows:

                                                          RENTAL PROPERTIES
                                                             DECEMBER 31,
                                                       ------------------------
                                                         1996    1995    1994
                                                       -------- ------- -------
     Balance at beginning of period................... $ 56,254 $54,700 $   --
     Improvements.....................................    1,578   1,554      47
     Acquisition of land, building and improvements...   93,322     --   54,653
                                                       -------- ------- -------
     Balance at end of period......................... $151,154 $56,254 $54,700
                                                       ======== ======= =======

                                                       ACCUMULATED DEPRECIATION
                                                             DECEMBER 31,
                                                       --------------------------
                                                         1996     1995    1994
                                                       -------- -------- --------
     Balance at beginning of period................... $  1,901 $    333 $  270
     Depreciation expense.............................    2,293    1,568     63
                                                       -------- -------- ------
     Balance at end of period......................... $  4,194 $  1,901 $  333
                                                       ======== ======== ======

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors Alexandria Real Estate Equities, Inc.

  We have audited the accompanying statement of revenue and certain expenses of 1413 Research Blvd. (the "Property") for the year ended December 31, 1995. This statement of revenue and certain expenses is the responsibility of the management of the Property. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Alexandria Real Estate Equities, Inc. Certain expenses (described in Note
1) that would not be comparable to those resulting from the proposed future operations of the Property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the Property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of the Property for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
February 20, 1997

                              1413 RESEARCH BLVD.

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                    PRE ACQUISITION
                                                        PERIOD      FOR THE YEAR
                                                      JANUARY 1,       ENDED
                                                        1996 TO     DECEMBER 31,
                                                     JULY 2, 1996       1995
                                                    --------------- ------------
                                                      (UNAUDITED)
Revenue:
  Rental...........................................     $  711          $407
  Tenant recoveries................................        595           243
                                                        ------          ----
    Total revenue..................................      1,306           650
Certain Expenses:
  Utilities........................................        194           128
  Repairs and maintenance..........................        389           134
  Insurance........................................         10           --
  Taxes and license................................         87           174
                                                        ------          ----
    Total certain expenses.........................        680           436
                                                        ------          ----
    Excess of revenue over certain expenses........     $  626          $214
                                                        ======          ====

      See accompanying notes to statement of revenue and certain expenses.

                              1413 RESEARCH BLVD.

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statement of revenue and certain expenses includes the operations of 1413 Research Blvd. located in Rockville, Maryland (the "Property") which was acquired by Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company") from a nonaffiliated third party. The Property is 100% leased to the United States Government.

 Basis of Presentation

  The accompanying statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of the Company.

  The accompanying statement is not representative of the actual operations for the period presented as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the Property.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The statement of revenue and certain expenses for the period January 1, 1996, to July 2, 1996 (date of acquisition) is unaudited. In the opinion of management, this financial statement reflects all adjustments necessary for a fair presentation of the results of the respective interim period. All such adjustments are of a normal, recurring nature.

2. RENTAL OFFICE PROPERTY

  The future minimum lease payments to be received under noncancelable operating leases as of December 31, 1996, are as follows:

     1997........................................................... $ 1,563,000
     1998...........................................................   1,563,000
     1999...........................................................   1,366,000
     2000...........................................................   1,225,000
     2001...........................................................     919,000
     Thereafter.....................................................         --

  The above future minimum lease payments do not include specified payments for tenant recoveries of operating expenses.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors Alexandria Real Estate Equities, Inc.

  We have audited the accompanying statement of revenue and certain expenses of 300 and 401 Professional Drive (the "Property") for the year ended December 31, 1995. This statement of revenue and certain expenses is the responsibility of the management of the Property. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Alexandria Real Estate Equities, Inc. Certain expenses (described in Note
1) that would not be comparable to those resulting from the proposed future operations of the Property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the Property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of the Property for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
February 20, 1997

                         300 AND 401 PROFESSIONAL DRIVE

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                   PRE ACQUISITION
                                                        PERIOD      FOR THE YEAR
                                                   JANUARY 1, 1996     ENDED
                                                   TO SEPTEMBER 10, DECEMBER 31,
                                                         1996           1995
                                                   ---------------- ------------
                                                     (UNAUDITED)
Revenue:
  Rental..........................................      $1,096         $1,582
  Tenant recoveries...............................         350            525
                                                        ------         ------
    Total revenue.................................       1,446          2,107
Certain Expenses:
  Utilities.......................................          75             76
  Repairs and maintenance.........................          85            260
  Insurance.......................................          13              8
  Taxes and license...............................         177            181
                                                        ------         ------
    Total certain expenses........................         350            525
                                                        ------         ------
    Excess of revenue over certain expenses.......      $1,096         $1,582
                                                        ======         ======

      See accompanying notes to statement of revenue and certain expenses.

                        300 AND 401 PROFESSIONAL DRIVE

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statement of revenue and certain expenses includes the operations of 300 and 401 Professional Drive located in Gaithersburg, Maryland (the "Property") which was acquired by Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company") from a nonaffiliated third party. The Property consists of two buildings that are 100% occupied and leased to three tenants under triple net leases which require the tenants to pay substantially all expenses associated with the Property including operating and maintenance, utilities, taxes and insurance.

 Basis of Presentation

  The accompanying statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of the Company.

  The accompanying statement is not representative of the actual operations for the period presented as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the Property.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The statement of revenue and certain expenses for the period January 1, 1996, to September 10, 1996 (date of acquisition) is unaudited. In the opinion of management, this financial statement reflects all adjustments necessary for a fair presentation of the results of the respective interim period. All such adjustments are of a normal, recurring nature.

2. RENTAL OFFICE PROPERTY

  The future minimum lease payments to be received under noncancelable operating leases as of December 31, 1996, are as follows:

   1997.............................................................. $1,640,000
   1998..............................................................  1,674,000
   1999..............................................................  1,030,000
   2000..............................................................  1,023,000
   2001..............................................................  1,039,000
   Thereafter........................................................  4,592,000

  The above future minimum lease payments do not include specified payments for tenant recoveries of operating expenses.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Alexandria Real Estate Equities, Inc.

  We have audited the accompanying statement of revenue and certain expenses of 25, 35 and 45 W. Watkins Mill Road (the "Property") for the year ended December 31, 1995. This statement of revenue and certain expenses is the responsibility of the management of the Property. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Alexandria Real Estate Equities, Inc. Certain expenses (described in Note
1) that would not be comparable to those resulting from the proposed future operations of the Property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the Property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of the Property for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
February 20, 1997

                       25, 35 AND 45 W. WATKINS MILL ROAD

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                    PRE ACQUISITION
                                                        PERIOD
                                                      JANUARY 1,      FOR THE
                                                        1996 TO      YEAR ENDED
                                                      OCTOBER 18,   DECEMBER 31,
                                                         1996           1995
                                                    --------------- ------------
                                                      (UNAUDITED)
Revenue:
  Rental...........................................     $1,296         $1,739
  Tenant recoveries................................        300            287
                                                        ------         ------
    Total revenue..................................      1,596          2,026
Certain Expenses:
  Utilities........................................         31             46
  Repairs and maintenance..........................         74             52
  Insurance........................................         11             12
  Taxes and license................................        216            198
                                                        ------         ------
    Total certain expenses.........................        332            308
                                                        ------         ------
    Excess of revenue over certain expenses........     $1,264         $1,718
                                                        ======         ======

      See accompanying notes to statement of revenue and certain expenses.

                      25, 35 AND 45 W. WATKINS MILL ROAD

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statement of revenue and certain expenses includes the operations of 25, 35 and 45 W. Watkins Mill Road located in Gaithersburg, Maryland (the "Property") which was acquired by Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company") from a nonaffiliated third party. The Property consists of three buildings that are 100% occupied and leased to five tenants under triple net leases which require the tenants to pay substantially all expenses associated with the property including operating and maintenance, utilities, taxes and insurance.

 Basis of Presentation

  The accompanying statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of the Company.

  The accompanying statement is not representative of the actual operations for the period presented as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the Property.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The statement of revenue and certain expenses for the period January 1, 1996, to October 18, 1996 (date of acquisition) is unaudited. In the opinion of management, this financial statement reflects all adjustments necessary for a fair presentation of the results of the respective interim period. All such adjustments are of a normal, recurring nature.

2. RENTAL OFFICE PROPERTY

  The future minimum lease payments to be received under noncancelable operating leases as of December 31, 1996 are as follows:

     1997............................................................ $1,572,000
     1998............................................................  1,591,000
     1999............................................................  1,618,000
     2000............................................................  1,667,000
     2001............................................................  1,074,000
     Thereafter......................................................  7,358,000

  The above future minimum lease payments do not include specified payments for tenant recoveries of operating expenses.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Alexandria Real Estate Equities, Inc.

  We have audited the accompanying statement of revenue and certain expenses of 1311, 1401 and 1431 Harbor Bay Parkway (the "Property") for the year ended December 31, 1995. This statement of revenue and certain expenses is the responsibility of the management of the Property. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Alexandria Real Estate Equities, Inc. Certain expenses (described in Note
1) that would not be comparable to those resulting from the proposed future operations of the Property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the Property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of the Property for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
February 20, 1997

                     1311, 1401 AND 1431 HARBOR BAY PARKWAY

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                    PRE ACQUISITION
                                                        PERIOD
                                                      JANUARY 1,      FOR THE
                                                        1996 TO      YEAR ENDED
                                                     DECEMBER 12,   DECEMBER 31,
                                                         1996           1995
                                                    --------------- ------------
                                                      (UNAUDITED)
Revenue:
  Rental...........................................     $2,144         $2,188
  Tenant recoveries................................        142            207
  Other income.....................................          4            --
                                                        ------         ------
    Total revenue..................................      2,290          2,395
Certain Expenses:
  Utilities........................................         62            126
  Repairs and maintenance..........................        271            269
  Insurance........................................         22             21
  Taxes and license................................        200            200
                                                        ------         ------
    Total certain expenses.........................        555            616
                                                        ------         ------
    Excess of revenue over certain expenses........     $1,735         $1,779
                                                        ======         ======

      See accompanying notes to statement of revenue and certain expenses.

                    1311, 1401 AND 1431 HARBOR BAY PARKWAY

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statement of revenue and certain expenses includes the operations of 1311, 1401 and 1431 Harbor Bay Parkway located in Alameda, California (the "Property") which was acquired by Alexandria Real Estate Equities, Inc., a Maryland corporation (the "Company") from a nonaffiliated third party. The Property consists of three buildings that are 86% occupied and leased to four tenants under triple net leases which require the tenants to pay substantially all expenses associated with the property including operating and maintenance, utilities, taxes and insurance.

 Basis of Presentation

  The accompanying statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of the Company.

  The accompanying statement is not representative of the actual operations for the period presented as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the Property.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the terms of the related leases.

 Risks and Uncertainties

  The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statement

  The statement of revenue and certain expenses for the period January 1, 1996, to December 12, 1996 (date of acquisition) is unaudited. In the opinion of management, this financial statement reflects all adjustments necessary for a fair presentation of the results of the respective interim period. All such adjustments are of a normal, recurring nature.

2. RENTAL OFFICE PROPERTY

  The future minimum lease payments to be received under noncancelable operating leases as of December 31, 1996, are as follows:

     1997........................................................... $ 3,555,000
     1998...........................................................   3,595,000
     1999...........................................................   2,763,000
     2000...........................................................   2,116,000
     2001...........................................................   2,116,000
     Thereafter.....................................................  11,732,000

  The above future minimum lease payments do not include specified payments for tenant recoveries of operating expenses.

  1431 Harbor Bay Parkway is 100% leased to the US Food and Drug
Administration. This lease has a monthly base rent of $246,000 with step downs in monthly base rent to $176,000 and $63,000 on January 1, 1999 and January 1, 2004, respectively.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Alexandria Real Estate Equities, Inc.

  We have audited the accompanying statement of revenue and certain expenses of 1550 East Gude Drive (the "Property") for the year ended December 31, 1996. This statement of revenue and certain expenses is the responsibility of the management of the Property. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Alexandria Real Estate Equities, Inc. Certain expenses (described in Note
1) that would not be comparable to those resulting from the proposed future operations of the Property are excluded and the statement is not intended to be a complete presentation of the revenue and expenses of the Property.

  In our opinion, the statement of revenue and certain expenses presents fairly, in all material respects, the revenue and certain expenses, as defined above, of the Property for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
February 20, 1997

                              1550 EAST GUDE DRIVE

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                                      FOR THE
                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
Revenue:
  Rental...........................................................     $539
  Tenant recoveries................................................       62
                                                                        ----
    Total revenue..................................................      601
Certain Expenses:
  Taxes and license................................................       62
                                                                        ----
    Excess of revenue over certain expenses........................     $539
                                                                        ====

      See accompanying notes to statement of revenue and certain expenses.

                             1550 EAST GUDE DRIVE

              NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The accompanying statement of revenue and certain expenses includes the operations of 1550 East Gude Drive located in Rockville, Maryland (the "Property") which was acquired by PW Acquisitions I, LLC (the "Acquisition LLC"). Concurrently with the consummation of a proposed initial public offering of the Common Stock of Alexandria Real Estate Equities, Inc., a Maryland corporation, (the "Company"), the Acquisition LLC will be acquired by the Company. The Property is 100% leased to a single tenant under a triple net lease which requires the tenant to pay for substantially all costs associated with the building including a reimbursement to the owner for real estate taxes.

 Basis of Presentation

  The accompanying statement has been prepared to comply with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of the Company.

  The accompanying statement is not representative of the actual operations for the period presented as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded. Excluded expenses consist of interest, depreciation and amortization and property general and administrative costs not directly comparable to the future operations of the Property.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the term of the related lease.

 Risks and Uncertainties

  The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. RENTAL OFFICE PROPERTY

  The future minimum lease payments to be received under the noncancelable operating lease as of December 31, 1996, are as follows:

     1997.............................................................. $527,000
     1998..............................................................  590,000
     1999..............................................................  609,000
     2000..............................................................  627,000
     2001..............................................................  646,000
     Thereafter........................................................   54,000

  The above future minimum lease payments do not include specified payments for tenant recoveries of operating expenses.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Alexandria Real Estate Equities, Inc.

  We have audited the accompanying balance sheet of PW Acquisitions I, LLC (the "Company") as of March 31, 1997, and the related statements of income and changes in member's capital, and cash flows for the period January 13, 1997 (commencement of operations) to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1997, and the results of its operations and its cash flows for the period January 13, 1997 (commencement of operations) to March 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
April 24, 1997

                             PW ACQUISITIONS I, LLC

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                 MARCH 31, 1997

                                ASSETS
Rental properties, net................................................. $51,435
Cash...................................................................     187
Tenant security deposit funds and other restricted cash................     302
Tenant receivables and deferred rent...................................     123
                                                                        -------
  Total assets......................................................... $52,047
                                                                        =======
                   LIABILITIES AND MEMBERS' CAPITAL
Accounts payable and accrued expenses.................................. $    66
Tenant security deposits...............................................     302
Prepaid rents..........................................................     151
                                                                        -------
  Total liabilities....................................................     519
Commitments and contingencies                                               --
Member's capital.......................................................  51,528
                                                                        -------
  Total liabilities and member's capital............................... $52,047
                                                                        =======




                            See accompanying notes.

                             PW ACQUISITIONS I, LLC

                INCOME STATEMENT AND CHANGES IN MEMBERS' CAPITAL
                                 (IN THOUSANDS)

 FOR THE PERIOD JANUARY 13, 1997 (COMMENCEMENT OF OPERATIONS) TO MARCH 31, 1997

   Revenue:
     Rental............................................................ $ 1,450
     Tenant recoveries.................................................      14
     Other.............................................................       3
                                                                        -------
                                                                          1,467
   Expenses:
     Rental operations.................................................      54
     General and administrative........................................      32
     Depreciation and amortization.....................................     234
                                                                        -------
                                                                            320
                                                                        -------
   Net income..........................................................   1,147
                                                                        -------
   Contributions.......................................................  51,709
   Distributions.......................................................  (1,328)
   Beginning Member's capital..........................................     --
                                                                        -------
   Ending Member's capital............................................. $51,528
                                                                        =======


                            See accompanying notes.

                             PW ACQUISITIONS I, LLC

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

 FOR THE PERIOD JANUARY 13, 1997 (COMMENCEMENT OF OPERATIONS) TO MARCH 31, 1997

OPERATING ACTIVITIES
Net income.......................................................... $  1,147
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization.....................................      234
  Changes in operating assets and liabilities:
    Tenant security deposit funds and other restricted cash.........     (302)
    Tenant receivables and deferred rent............................     (123)
    Accounts payable and accrued expenses...........................       66
    Tenant security deposits........................................      302
    Unearned rental income..........................................      151
                                                                     --------
Net cash provided by operating activities...........................    1,475
INVESTING ACTIVITIES
Purchase of rental properties.......................................  (51,669)
FINANCING ACTIVITIES
Contributions from members..........................................   51,709
Distributions to members............................................   (1,328)
                                                                     --------
Net cash provided by financing activities...........................   50,381
Net increase in cash................................................      187
Cash at beginning of period.........................................      --
                                                                     --------
Cash at end of period............................................... $    187



                            See accompanying notes.

                            PW ACQUISITIONS I, LLC

                         NOTES TO FINANCIAL STATEMENTS

                                MARCH 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PW Acquisitions I, LLC, a Delaware limited liability company (the "Company"), was formed on December 23, 1996, by PW Realty Partners LLC and PaineWebber Real Estate Holdings, Inc. (collectively the "Owner") who own 99% and 1% of the membership interests, respectively. The Company commenced operations on January 13, 1997, and shall continue until December 31, 2040 unless terminated at a earlier date pursuant to the terms of the operating agreement. The Company was formed to acquire, own and lease the following
Properties:

                                        ACQUISITION                   RENTABLE
PROPERTY NAME               LOCATION       PRICE    ACQUISITION DATE SQUARE FEET
-------------               --------    ----------- ---------------- -----------
14225 Newbrook Drive..... Chantilly, VA $32,439,000 January 13, 1997   248,186
1330 Piccard Drive....... Rockville, MD  14,333,000 January 15, 1997   131,511
1550 East Guide.......... Rockville, MD   4,897,000 January 24, 1997    44,500
                                        -----------                    -------
                                        $51,669,000                    424,197
                                        ===========                    =======

  Income of the Company is allocated in accordance with each member's respective percentage interests. To the extent any allocation of losses causes a deficit capital balance for any member, such allocation shall be reallocated among the other members in accordance with their respective percentage interest.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RENTAL PROPERTIES

  Rental properties are recorded at cost. Costs associated with acquiring and renovating properties are capitalized as incurred. At such times that events or circumstances indicate that the carrying amount of a property may be impaired, the Company makes an assessment of its recoverability by estimating the future undiscounted cash flows, excluding interest charges, of the property. If the carrying amount exceeds the aggregate future cash flows, the Company would recognize an impairment loss to the extent the carrying amount exceeds the fair value of the property. Based upon such periodic assessments, no impairment has been determined and no rental properties carrying amounts have been adjusted.

  Maintenance and repairs are expensed as incurred. Major replacements and betterments are capitalized and depreciated over their estimated useful lives.

  Depreciation is computed on the straight-line method using an estimated life of 40 years for building and improvements, and the term of the respective lease for tenant improvements.

RESTRICTED CASH

  Restricted cash consists of security deposit funds held on behalf of a tenant at one of the properties.

                            PW ACQUISITIONS I, LLC

                                MARCH 31, 1997

RENTAL INCOME

  Rental income from leases with scheduled rent increases are recognized on a straight-line basis over the lease term. Amounts currently recognized as income, and expected to be received in later years, are included in tenant receivables and deferred rent. Amounts received currently, but recognized as income in future years, are included in unearned rent.

SALE AGREEMENT

  The Company has an agreement with Alexandria Real Estate Equities, Inc. ("ARE") to sell all rights, title and interest in the Company to ARE at a sales price based on an agreed-upon calculation upon consummation of the initial public offering of ARE, but in no event later than September 30, 1998.

INCOME TAXES

  The financial statements contain no provision for federal income taxes since the taxable income from the Company is reported on the separate tax returns of the members based on their allocable membership shares. The members are responsible for including their share of taxable results of operations in their respective federal income tax returns.

2. RENTAL PROPERTIES

  Rental properties are as follows as of March 31, 1997:

                                                                  (IN THOUSANDS)
      Land.......................................................    $ 8,375
      Building and improvements..................................     43,294
                                                                     -------
                                                                      51,669
      Less accumulated depreciation..............................       (234)
                                                                     -------
                                                                     $51,435
                                                                     =======

  The Company leases space, under noncancelable leases with remaining terms ranging from 3 to 20 years. Certain tenants are also obligated to reimburse the Company for specific operating expenses. Minimum lease payments to be received under the terms of the operating lease agreements, excluding expense reimbursements, as of January 13, 1997, (commencement of operations) are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................    $  5,997
      1998.......................................................       6,264
      1999.......................................................       6,281
      2000.......................................................       6,343
      2001.......................................................       5,820
      Thereafter.................................................      77,489
                                                                     --------
                                                                     $108,194
                                                                     ========

                            PW ACQUISITIONS I, LLC

                                MARCH 31, 1997

3. COMMITMENTS AND CONTINGENCIES

CONCENTRATION OF CREDIT RISK

  The Company maintains its cash at insured and uninsured financial institutions. The combined insured account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that the risk is not significant.

  The Company is dependent on rental payments from a limited number of tenants and the inability of any single tenant to make its lease payments could adversely affect the Company and its ability to make distributions to members. The Company's three properties are all 100% leased to three unrelated tenants.

  The Company does not generally require collateral or other security from its tenants, other than security deposits.

  Pursuant to the terms of a management agreement, the Company's properties are managed by ARE. For the period ended March 31, 1997, $65,000 in management fees were paid to ARE by the Company.

                                                                    SCHEDULE III
                             PW ACQUISITIONS I, LLC

                 RENTAL PROPERTIES AND ACCUMULATED DEPRECIATION

                                 MARCH 31, 1997
                    (IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                     INITIAL COSTS             TOTAL COSTS
                                  -------------------- ----------------------------
                        SQUARE           BUILDINGS AND        BUILDINGS AND         ACCUMULATED
PROPERTY NAME           FOOTAGE    LAND  IMPROVEMENTS   LAND  IMPROVEMENTS   TOTAL  DEPRECIATION ENCUMBRANCES YEAR BUILT
-------------         ----------- ------ ------------- ------ ------------- ------- ------------ ------------ ----------
                      (UNAUDITED)
14225 Newbrook
 Drive...............   248,186   $4,800    $27,639    $4,800    $27,639    $32,439     $151          --         1992
1330 Piccard Drive...   131,511    2,800     11,533     2,800     11,533     14,333       63          --         1978
1550 East Gude
 Drive...............    44,500      775      4,122       775      4,122      4,897       20          --         1981
                        -------   ------    -------    ------    -------    -------     ----         ----
                        424,197   $8,375    $43,294    $8,375    $43,294    $51,669     $234         $--
                        =======   ======    =======    ======    =======    =======     ====         ====

    A summary of activity of rental properties and accumulated depreciation is as follows:

                                                               RENTAL PROPERTIES
                                                                MARCH 31, 1997
                                                               -----------------
     Balance at beginning of period...........................      $   --
     Acquisition of land, building and improvements...........       51,669
                                                                    -------
     Balance at end of period.................................      $51,669
                                                                    =======
                                                                  ACCUMULATED
                                                                 DEPRECIATION
                                                               -----------------
     Balance at beginning of period...........................      $   --
     Depreciation expense.....................................          234
                                                                    -------
     Balance at end of period.................................      $   234
                                                                    =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDER-WRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMA-TION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLIC-ITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  18
The Company..............................................................  32
Target Markets...........................................................  38
Distributions............................................................  41
Use of Proceeds..........................................................  45
Capitalization...........................................................  46
Dilution.................................................................  47
Selected Financial Data..................................................  48
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  51
The Properties...........................................................  58
Policies with Respect to Certain Activities..............................  73
Formation and Structure..................................................  75
Management...............................................................  80
Certain Transactions.....................................................  88
Share Ownership..........................................................  90
Description of Capital Stock.............................................  92
Certain Provisions of Maryland Law and of the Company's Charter and
 Bylaws..................................................................  95
Shares Eligible for Future Sale..........................................  98
Federal Income Tax Considerations........................................  99
Underwriting............................................................. 108
Legal Matters............................................................ 110
Experts.................................................................. 110
Additional Information................................................... 111
Glossary................................................................. 112
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURI-TIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DE-LIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD AL-LOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                6,750,000 SHARES

                [LOGO OF ALEXANDIRA REAL ESTATE EQUITIES, INC.]

                                ALEXANDRIA REAL
                             ESTATE EQUITIES, INC.

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------


                            PAINEWEBBER INCORPORATED
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.
                            EVEREN SECURITIES, INC.

                                ---------------
                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     COVER


Inside front cover:  Title Caption - ALEXANDRIA.

Map of the United States highlighting in green the states in which the Properties are located, including California, Washington, Maryland, Washington, D.C. and Virginia, with the major cities in or near which the Properties are located, including San Diego, San Francisco, Seattle and Washington, D.C., marked with a star. Enlargements of each area with a red dot depicting the location of each Property are included across the center of the map. A list of Properties by city appears under the map.


                                   GATEFOLD

Title Caption:  ALEXANDRIA REAL ESTATE EQUITIES, INC.

Photograph depicting 3565 General Atomics Court, San Diego, California; photograph depicting the Atrium at 11099 North Torrey Pines Road, San Diego, California; photograph depicting improved laboratory space at 3535 General Atomics Court, San Diego, California; photograph depicting 1401 Harbor Bay Parkway, Alameda, California; photograph depicting 14225 Newbrook Drive, Chantilly, Virginia; photograph depicting 25,35 and 45 West Watkins Mill Road, Gaithersburg, Maryland; photograph depicting 10933 North Torrey Pines Road, San Diego, California. Text at bottom of pictures reads: "The Company believes that the pictorial representation herein, which includes 12 of the Company's 15 Properties, is representative of the Company's Properties and tenants. See "The Properties" for square footage, Annualized Base Rent and Annualized Net Effective Rent with respect to the Properties and tenants pictured."

Inside Back Cover:  Title Caption:  ALEXANDRIA.

Photograph depicting 401 Professional Drive, Gaithersburg, Maryland; photograph depicting 1311 Harbor Bay Parkway, Alameda, California; photograph depicting 1330 Piccard Drive, Rockville, Maryland; photograph depicting 3535 General Atomics Court, San Diego, California; photograph depicting improved laboratory space of 1431 Harbor Bay Parkway, Alameda, California; photograph depicting 1102 and 1124 Columbia Street, Seattle, Washington.

                PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration Fee--Securities and Exchange Commission................ $   52,364
NASD Fee............................................................ $   17,985
New York Stock Exchange Listing Fee................................. $  109,100
Transfer Agent and Registrar's Fees................................. $    3,500
Printing and Engraving Expenses..................................... $  750,000
Legal Fees and Expenses............................................. $  800,000
Accounting Fees and Expenses........................................ $  700,000
Structuring and Advisory Fees....................................... $2,100,000
Miscellaneous Expenses.............................................. $  167,051
                                                                     ----------
    Total........................................................... $4,700,000
                                                                     ==========

ITEM 32. SALES TO SPECIAL PARTIES.

  See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

  On November 3, 1994, Alexandria issued 1,000 shares of Common Stock to Holdings, an accredited investor, in exchange for the contribution by Holdings of substantially all of its assets and liabilities to Alexandria. The issuance of such shares was effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

  On December 31, 1994, Alexandria issued four shares of Series T Preferred Stock to each of Messrs. Sudarsky, Marcus and Gold, accredited investors, for an aggregate purchase price of $1,200. The issuance of such shares was effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. Such shares will be redeemed in connection with the Offering.

  On January 29, 1996, Alexandria issued 220 shares of Series U Preferred Stock to 126 holders for an aggregate purchase price of $110,000, in connection with certain REIT requirements of the Code. The purchasers of the shares were accredited investors. The issuance of such shares was effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. Prior to consummation of the Offering, shares of Common Stock will be issued in exchange for the shares of Series U Preferred Stock in reliance upon an exemption from registration under Section 3(a)(9) of the Securities Act.

  On September 9, 1996, Alexandria issued 16,000 shares of Series V Preferred Stock to AEW, an accredited investor. Subsequently, on October 16, 1996, and on December 10, 1996, Alexandria issued an additional 6,000 and 5,500 shares, respectively, of Series V Preferred Stock to AEW, for a total of 27,500 shares for an aggregate purchase price of $27,500,000. The issuance of such shares was effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. In connection with the Offering, shares of Common Stock will be issued in exchange for the shares of Series V Preferred Stock in reliance upon an exemption from registration under Section 3(a)(9) of the Securities Act.

  The Board of Directors has approved the issuance of an aggregate of 152,615 shares of Common Stock in connection with the Offering to officers, directors and certain employees of the Company. The issuance of such shares upon consummation of the Offering and the Formation Transactions will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

  In connection with the Offering, officers, directors and certain employees of the Company will receive options to purchase in the aggregate approximately 57,000 shares of Common Stock under the 1996 Plan in substitution for previously granted Holdings Stock Options. The issuance of such options will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

  In connection with the Offering, an aggregate of approximately 57,000 shares of Common Stock will be issued to officers and directors of the Company upon the exercise of options held by such officers and directors at an exercise price of approximately $0.54 per share. The issuance of such shares upon consummation of the Offering and the Formation Transactions will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains a provision that eliminates such liability to the maximum extent permitted by the MGCL.

  The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee from and against any claim or liability to which such person may become subject or to which such person may incur by reason of his or her serving as a present or former director or officer of the Company.

  The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company, with the approval of the Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or
(iii) in the
case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

  Each of the employment agreements with Messrs. Sudarsky, Marcus, Gold, Nelson, Kreitzer and Stone requires that the Company indemnify such officers to the maximum extent permitted by Maryland law, and to pay such persons' expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

  Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) Financial Statements. See page F-1 of the Prospectus for a list of the financial statements included as part of the Prospectus.

  (b) Schedules Included in Part II: None

  All schedules have been omitted because they are either not applicable or the information required has been disclosed in the financial statements and related notes included in this Prospectus.

  (c) Exhibits.

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
   1.1   Form of Underwriting Agreement between the Registrant and the
          Representatives
   3.1   Articles of Amendment and Restatement of the Registrant
   3.2   Form of Articles of Amendment and Restatement of the Registrant
   3.3   Amended and Restated Bylaws of the Registrant
   3.4   Form of Amended and Restated Bylaws of the Registrant
   4.1   Specimen Certificate representing shares of Common Stock
   5.1   Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the Common Stock being registered
   8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax matters
  10.1   Amended and Restated 1996 Stock Option Plan
  10.2   Form of Non-Employee Director Substitute Stock Option Agreement for
          use in connection with options issued pursuant to the 1996 Plan
  10.3   Form of Nonqualified Substitute Stock Option Agreement for use in
          connection with options issued pursuant to the 1996 Plan
  10.4   Employment Agreement between the Registrant and Peter Nelson
  10.5   Form of Director Indemnification Agreement
  10.6   Employment Agreement between the Registrant and Jerry M. Sudarsky
  10.7   Amendment to Employment Agreement between the Registrant and Jerry M.
          Sudarsky
  10.8   Employment Agreement between the Registrant and Joel S. Marcus
  10.9   Amendment to Employment Agreement between the Registrant and Joel S.
          Marcus
  10.10  Employment Agreement between the Registrant and Alan Gold
  10.11  Amendment to Employment Agreement between the Registrant and Alan Gold
  10.12  Employment Agreement between the Registrant and Gary Kreitzer
  10.13  Amendment to Employment Agreement between the Registrant and Gary
          Kreitzer

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
  10.14  Employment Agreement between the Registrant and Steven Stone
  10.15  Amendment to Employment Agreement between the Registrant and Steven
          Stone
  10.16  Standard Lease Form to be executed by tenant and the Registrant as
          Landlord
  10.17  Second Amended and Restated Loan Agreement by and between PaineWebber
          Incorporated and HSP-QRS Corp., dated September 9, 1996
  10.18  First Amendment to Second Amended and Restated Loan Agreement by and
          among PaineWebber Incorporated, PaineWebber Real Estate Securities
          Inc. and HSP-QRS Corp., dated January 13, 1997
  10.19  Amended and Restated Promissory Note executed by Registrant in favor of PaineWebber Incorporated, dated September 9, 1996
  10.20  Unsecured Line of Credit Loan Agreement by and between Bank of America
          NT&SA and the Registrant, dated January 24, 1997
 10.21   Promissory Note executed by Registrant in favor of Bank of America
          National Trust and Savings Association, dated January 24, 1997
 10.22   Loan Agreement by and between the Registrant and Bank Audi
          (California), dated November 23, 1994
 10.23   Promissory Note executed by Registrant in favor of Bank Audi
          (California), dated November 23, 1994
 10.24   Form of Management Agreement
 10.25   Agreement for Sale and Purchase of Membership Interest by and among
          PaineWebber Real Estate Holdings, Inc., PW Realty Partners LLC,
          Registrant and HSP-QRS, dated January 13, 1997
 10.26   Stockholders Agreement by and among the Registrant, Health Science
          Properties Holding Corporation and AEW Partners II, L.P., dated
          September 9, 1996
 10.27   Series V Convertible Preferred Stock Purchase Agreement, by and among
          Health Science Properties Holding Corporation, Registrant and AEW
          Partners II, L.P., dated September 9, 1996
 10.28   Form of 1997 Stock Award and Incentive Plan of the Registrant
 10.29   Form of Non-Employee Director Stock Option Agreement for use in
          connection with options issued pursuant to the 1997 Stock Option Plan
 10.30   Form of Incentive Stock Option Agreement for use in connection with
          Options issued pursuant to the 1997 Stock Option Plan
 10.31   Form of Substitute Incentive Stock Option Agreement
 10.32   Form of Nonqualified Stock Option Agreement
 10.33   Form of First Amendment to Agreement for Sale and Purchase of
          Membership Interest by and among PaineWebber Real Estate Holdings,
          Inc., PW Realty Partners LLC, Registrant and HSP-QRS, dated January
          13, 1997
 10.34   Form of Amended and Restated Executive Employment Agreement by and
          between the Registrant and Joel S. Marcus
 10.35   Form of Amended and Restated Executive Employment Agreement by and
          between the Registrant and Alan D. Gold
 10.36   Form of Amended and Restated Executive Employment Agreement by and
          between the Registrant and Gary Kreitzer
 10.37   Form of Amended and Restated Executive Employment Agreement by and
          between the Registrant and Steven Stone
 10.38   Form of Second Amendment to the Executive Employment Agreement and
          General and Special Release by and between the Registrant and Jerry
          Sudarsky
 10.39   Form of Registration Rights Agreement to be entered into by and between the Registrant and Health Science Properties Holding
          Corporation
 10.40   Form of Letter Agreement between the Registrant and AEW Partners II,
          L.P. and AEW Health Science Properties Co-Investment, L.P.
 21.1    List of Subsidiaries of the Registrant
 23.1+   Consent of Ernst & Young LLP
 23.2    Consent of Rosen Consulting Group
 23.3    Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5.1)
 23.4    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 8.1)
 24.1    Powers of Attorney (included on signature page)
 27.1    Financial Data Schedule
 99.1    Scientific Research Facilities Market Analysis: San Diego, San
          Francisco, Seattle, and Suburban Washington, D.C., dated May 5, 1997, prepared for the Registrant by Rosen Consulting Group

--------

+ Filed herewith.

ITEM 37. UNDERTAKINGS.

  The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 34 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA ON THE 22ND DAY OF MAY, 1997.

                                         ALEXANDRIA REAL ESTATE EQUITIES, INC.

                                                   /s/ Joel S. Marcus
                                         By: __________________________________
                                                     JOEL S. MARCUS
                                                CHIEF EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed below by the following persons in the capacities on May 22, 1997.

             SIGNATURE                            TITLE
             ---------                            -----

                 *                           Chairman of the Board
____________________________________         of Directors
         JERRY M. SUDARSKY

         /s/ Joel S. Marcus                  Chief Executive Officer
____________________________________         (Principal Executive
             JOEL S. MARCUS                  Officer)

                 *                           President and Director
____________________________________
            ALAN D. GOLD

        /s/ Peter J. Nelson                  Chief Financial Officer,
____________________________________         Treasurer and Secretary
            PETER J. NELSON                  (Principal Financial
                                             Officer)

                 *                           Director
____________________________________
           JOSEPH ELMALEH

                 *                           Director
____________________________________
            VIREN MEHTA

                                             Director
____________________________________
          DAVID M. PETRONE

                 *                           Director
____________________________________
         ANTHONY M. SOLOMON

By:      /s/ Joel S. Marcus                  Attorney-in-fact for
  _________________________________          the persons marked
             JOEL S. MARCUS                  above with an *

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 -------                         -------                           ------------
   1.1   Form of Underwriting Agreement between the Registrant
          and the Representatives
   3.1   Articles of Amendment and Restatement of the Registrant
   3.2   Form of Articles of Amendment and Restatement of the
          Registrant
   3.3   Amended and Restated Bylaws of the Registrant
   3.4   Form of Amended and Restated Bylaws of the Registrant
   4.1   Specimen Certificate representing shares of Common
          Stock
   5.1   Opinion of Ballard Spahr Andrews & Ingersoll regarding
          the validity of the Common Stock being registered
   8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding certain federal income tax matters
  10.1   Amended and Restated 1996 Stock Option Plan
  10.2   Form of Non-Employee Director Substitute Stock Option
          Agreement for use in connection with options issued
          pursuant to the 1996 Plan
  10.3   Form of Nonqualified Substitute Stock Option Agreement
          for use in connection with options issued pursuant to
          the 1996 Plan
  10.4   Employment Agreement between the Registrant and Peter
          Nelson
  10.5   Form of Director Indemnification Agreement
  10.6   Employment Agreement between the Registrant and Jerry
          M. Sudarsky
  10.7   Amendment to Employment Agreement between the
          Registrant and Jerry M. Sudarsky
  10.8   Employment Agreement between the Registrant and Joel S.
          Marcus
  10.9   Amendment to Employment Agreement between the
          Registrant and Joel S. Marcus
  10.10  Employment Agreement between the Registrant and Alan
          Gold
  10.11  Amendment to Employment Agreement between the
          Registrant and Alan Gold
  10.12  Employment Agreement between the Registrant and Gary
          Kreitzer
  10.13  Amendment to Employment Agreement between the
          Registrant and Gary Kreitzer
  10.14  Employment Agreement between the Registrant and Steven
          Stone
  10.15  Amendment to Employment Agreement between the
          Registrant and Steven Stone
  10.16  Standard Lease Form to be executed by tenant and the
          Registrant as Landlord
  10.17  Second Amended and Restated Loan Agreement by and
          between PaineWebber Incorporated and HSP-QRS Corp.,
          dated September 9, 1996
  10.18  First Amendment to Second Amended and Restated Loan
          Agreement by and among PaineWebber Incorporated,
          PaineWebber Real Estate Securities Inc. and HSP-QRS
          Corp., dated January 13, 1997
  10.19  Amended and Restated Promissory Note executed by
          Registrant in favor of PaineWebber Incorporated, dated
          September 9, 1996
  10.20  Unsecured Line of Credit Loan Agreement by and between
          Bank of America NT&SA and the Registrant, dated
          January 24, 1997
 10.21   Promissory Note executed by Registrant in favor of Bank
          of America National Trust and Savings Association,
          dated January 24, 1997
 10.22   Loan Agreement by and between the Registrant and Bank
          Audi (California), dated November 23, 1994
 10.23   Promissory Note executed by Registrant in favor of Bank
          Audi (California), dated November 23, 1994
 10.24   Form of Management Agreement
 10.25   Agreement for Sale and Purchase of Membership Interest
          by and among PaineWebber Real Estate Holdings, Inc.,
          PW Realty Partners LLC, Registrant and HSP-QRS, dated
          January 13, 1997

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 -------                         -------                           ------------
 10.26   Stockholders Agreement by and among the Registrant,
          Health Science Properties Holding Corporation and AEW
          Partners II, L.P., dated September 9, 1996
 10.27   Series V Convertible Preferred Stock Purchase
          Agreement, by and among Health Science Properties
          Holding Corporation, Registrant and AEW Partners II,
          L.P., dated September 9, 1996
 10.28   Form of 1997 Stock Award and Incentive Plan of the
          Registrant
 10.29   Form of Non-Employee Director Stock Option Agreement
          for use in connection with options issued pursuant to
          the 1997 Stock Option Plan
 10.30   Form of Incentive Stock Option Agreement for use in
          connection with Options issued pursuant to the 1997
          Stock Option Plan
 10.31   Form of Substitute Incentive Stock Option Agreement
 10.32   Form of Nonqualified Stock Option Agreement
 10.33   Form of First Amendment to Agreement for Sale and
          Purchase of Membership Interest by and among
          PaineWebber Real Estate Holdings, Inc., PW Realty
          Partners LLC, Registrant and HSP-QRS, dated January
          13, 1997
 10.34   Form of Amended and Restated Executive Employment
          Agreement by and between the Registrant and Joel S.
          Marcus
 10.35   Form of Amended and Restated Executive Employment
          Agreement by and between the Registrant and Alan D.
          Gold
 10.36   Form of Amended and Restated Executive Employment
          Agreement by and between the Registrant and Gary
          Kreitzer
 10.37   Form of Amended and Restated Executive Employment
          Agreement by and between the Registrant and Steven
          Stone
 10.38   Form of Second Amendment to the Executive Employment
          Agreement and General and Special Release by and
          between the Registrant and Jerry Sudarsky
 10.39   Form of Registration Rights Agreement to be entered
          into by and between the Registrant and Health Science
          Properties Holding Corporation
 10.40   Form of Letter Agreement between the Registrant and AEW
          Partners II, L.P. and AEW Health Science Properties
          Co-Investment, L.P.
 21.1    List of Subsidiaries of the Registrant
 23.1+   Consent of Ernst & Young LLP
 23.2    Consent of Rosen Consulting Group
 23.3    Consent of Ballard Spahr Andrews & Ingersoll (included
          in Exhibit 5.1)
 23.4    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 8.1)
 24.1    Powers of Attorney (included on signature page)
 27.1    Financial Data Schedule
 99.1    Scientific Research Facilities Market Analysis: San
          Diego, San Francisco, Seattle, and Suburban
          Washington, D.C., dated May 5, 1997, prepared for the
          Registrant by Rosen Consulting Group

--------

+ Filed herewith.